UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Preliminary Proxy Statement

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Confidential, for Use of the Commission Only (as permitted by Rule 14a 6(e)(2))

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material under § 240.14a 12

PAYONEER GLOBAL INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

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Fee paid previously with preliminary materials.

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT
Dear Payoneer Global Inc. Stockholder:
On June 12, 2026, Payoneer Global Inc. (referred to as “Payoneer”), Neon Maple Parent Inc. (referred to as “Nuvei Parent”) and Panda Acquisition Sub Inc., a wholly owned indirect subsidiary of Nuvei Parent (referred to as “Merger Sub”), entered into an Agreement and Plan of Merger that provides for the acquisition of Payoneer by Nuvei Parent (such agreement, as it may be amended from time to time, referred to as the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into Payoneer (referred to as the “Merger”), with Payoneer surviving the Merger as a wholly owned subsidiary of Nuvei Parent. The board of directors of Payoneer has by unanimous vote of all directors approved the Merger Agreement and the Merger. The board of directors of Nuvei Parent has by unanimous vote of all directors present approved the Merger Agreement and the Merger.
Upon the terms and subject to the conditions of the Merger Agreement, at the effective time of the Merger, you will be entitled to receive, for each share of Common Stock of Payoneer, par value $0.01 per share, (referred to as the “Payoneer Common Stock”), that you own, $7.40 in cash without interest.
The Payoneer board of directors (referred to as the “Payoneer Board of Directors”) has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby are fair to, and in the best interests of, Payoneer and Payoneer stockholders, (ii) determined that it is in the best interests of Payoneer and Payoneer stockholders, and declared it advisable, to enter into the Merger Agreement and consummate the transactions contemplated thereby upon the terms and subject to the conditions set forth in the Merger Agreement, (iii) approved the execution and delivery by Payoneer of the Merger Agreement, the performance by Payoneer of its covenants and other obligations thereunder and the consummation of the transactions contemplated thereby upon the terms and conditions set forth therein and (iv) resolved to recommend that Payoneer stockholders adopt the Merger Agreement and approve the Merger and the other transactions contemplated thereby.
At the special meeting of Payoneer stockholders described in the accompanying proxy statement (referred to as the “Special Meeting”), you will be asked to approve a proposal to adopt the Merger Agreement and approve the transactions contemplated thereby (referred to as the “Merger Agreement Proposal”) and to vote on other Merger-related matters. The Payoneer Board of Directors unanimously recommends that Payoneer stockholders vote “FOR” the Merger Agreement Proposal and “FOR” each of the other proposals described in the accompanying proxy statement.
Your vote is very important regardless of the number of shares of Payoneer Common Stock that you own. Nuvei Parent and Payoneer cannot complete the Merger without the approval of the Merger Agreement Proposal by Payoneer stockholders holding at least a majority of the voting power of the shares of Payoneer Common Stock outstanding at the close of business on August 6, 2026, the record date for the Special Meeting. The failure of any Payoneer stockholder to vote will have the same effect as a vote against the Merger Agreement Proposal. Whether or not you plan to participate in the Special Meeting, Payoneer urges you to submit a proxy in advance of the Special Meeting to have your shares voted by using one of the methods described in the accompanying proxy statement. If your shares are held in the name of a bank, brokerage firm or other nominee, please follow the instructions on the voting instruction card furnished by such bank, brokerage firm or other nominee. Your bank, brokerage firm or other nominee cannot vote on any of the proposals, including the Merger Agreement Proposal, without your instructions. You must provide voting instructions by filling out the voting instruction card in order for your shares to be voted. More information about Nuvei Parent, Payoneer, the Special Meeting, the Merger and the other proposals for consideration at the Special Meeting is contained in the accompanying proxy statement.

The enclosed proxy statement provides detailed information about the Special Meeting, the Merger Agreement and the Merger. A copy of the Merger Agreement is attached as Annex A to the proxy statement. Please carefully read the entire proxy statement and the annexes and documents included in, or incorporated by reference into, the proxy statement.
On behalf of the Payoneer Board of Directors, thank you for your continued support.
Sincerely,
/s/ John Caplan
John Caplan
Chief Executive Officer and Director
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OF THE MERGER AGREEMENT, THE MERGER OR THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT OR DETERMINED IF THE ACCOMPANYING PROXY STATEMENT IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The accompanying proxy statement is dated August 11, 2026, and is first being mailed to Payoneer stockholders on or about August 11, 2026.

Payoneer Global Inc.
195 Broadway, 27th Floor
New York, New York 10007
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON September 14, 2026
Dear Payoneer Global Inc. Stockholder:
This is a notice that the special meeting of stockholders of Payoneer Global Inc. (referred to as “Payoneer”) will be held on September 14, 2026 beginning at 9:00 a.m., Eastern Time (such meeting is referred to as the “Special Meeting”). The Special Meeting will be a completely virtual, live audio webcast meeting of stockholders and will be held for the following purposes:
1.   to adopt the Agreement and Plan of Merger, dated as of June 12, 2026 (such agreement, as it may be amended from time to time, is referred to as the “Merger Agreement”), among Payoneer, Neon Maple Parent Inc., a corporation incorporated pursuant to the laws of Canada (referred to as “Nuvei Parent”), and Panda Acquisition Sub Inc., a Delaware corporation and wholly owned indirect subsidiary of Nuvei Parent (referred to as “Merger Sub”), and the transactions contemplated thereby, including the merger of Merger Sub with and into Payoneer (referred to as the “Merger”), with Payoneer surviving the Merger as a wholly owned subsidiary of Nuvei Parent, upon the terms and subject to the conditions of the Merger Agreement (referred to as the “Merger Agreement Proposal”);
2.   to approve on an advisory (non-binding) basis the compensation that may be paid or become payable to Payoneer’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated thereby (referred to as the “Merger-Related Compensation Proposal”); and
3.   to approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Merger Agreement Proposal at the time of the Special Meeting (referred to as the “Adjournment Proposal”).
The proxy statement of which this notice is a part (a) incorporates important business and financial information about Payoneer from other documents that Payoneer has filed with the U.S. Securities and Exchange Commission (referred to as the “SEC”) and that are contained in or incorporated by reference into this proxy statement and (b) provides a detailed description of the Merger and the Merger Agreement and the other matters to be considered at the Special Meeting, including the proposals listed above. Please refer to the accompanying proxy statement, including the Merger Agreement and the other annexes and documents included in, or incorporated by reference into, the accompanying proxy statement for further information with respect to the business to be transacted at the Special Meeting. You are encouraged to read the entire proxy statement carefully before voting. The Payoneer board of directors (referred to as the “Payoneer Board of Directors”) has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, Payoneer and Payoneer stockholders, (ii) determined that it is in the best interests of Payoneer and Payoneer stockholders, and declared it advisable, to enter into the Merger Agreement, (iii) approved the execution and delivery by Payoneer of the Merger Agreement, the performance by Payoneer of the agreements contained thereunder and the consummation of the Merger and transactions contemplated thereby upon the terms and conditions set forth in the Merger Agreement and (iv) resolved to recommend that Payoneer stockholders vote to approve the transactions contemplated by the Merger Agreement, including the Merger, and adopt the Merger Agreement.
The Payoneer Board of Directors unanimously recommends that Payoneer stockholders vote “FOR” the Merger Agreement Proposal, “FOR” the Merger-Related Compensation Proposal and “FOR” the Adjournment Proposal.

Payoneer has fixed the close of business on August 6, 2026, as the record date for the determination of Payoneer stockholders entitled to receive notice of, and to vote at, the Special Meeting or any adjournments or postponements thereof (referred to as the “Record Date”). Only holders of record of Common Stock of Payoneer, par value $0.01 per share (referred to as the “Payoneer Common Stock”), as of the close of business on the Record Date are entitled to receive notice of, and to vote at, the Special Meeting.
A holder of Payoneer Common Stock who does not vote in favor of the Merger Agreement Proposal will have the right to seek appraisal of the fair value of its shares if the Merger is completed, but only if such stockholder submits a written demand for appraisal to Payoneer prior to the time the vote is taken on the Merger Agreement Proposal and strictly complies with the procedures set forth in Section 262 of the Delaware General Corporation Law (“DGCL”). A copy of the applicable DGCL statutory provisions may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262, and a summary of these provisions can be found under the section entitled “Appraisal Rights” beginning on page 91 of this proxy statement.
YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES THAT YOU OWN.
The Merger cannot be completed unless the Merger Agreement Proposal is approved by the affirmative vote, in person (virtually) or by proxy, of holders of at least a majority of the voting power of Payoneer Common Stock outstanding and entitled to vote thereon. In accordance with Payoneer’s Amended and Restated Certificate of Incorporation, each share of Payoneer Common Stock will be entitled to one vote per share.
If you fail to (1) return your proxy card, (2) grant your proxy electronically over the internet or by telephone or (3) attend the Special Meeting in person (virtually), your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting. If a quorum is present and you fail to take one of the three foregoing steps, your shares will have the same effect as if they were voted “AGAINST” the proposal to adopt the Merger Agreement, but will have no effect on the other proposals.
Whether or not you expect to participate in the Special Meeting, Payoneer urges you to submit a proxy to have your shares voted as promptly as possible either: (1) via the internet at www.proxyvote.com (see the enclosed proxy card for instructions); (2) by telephone (see the enclosed proxy card for instructions); or (3) by completing, signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the Special Meeting. If your shares are held in “street name” by a bank, brokerage firm or other nominee, please follow the instructions on the voting instruction card furnished by such bank, brokerage firm or other nominee. Any stockholder of record participating in the Special Meeting may vote even if such stockholder has returned a proxy card. However, if your shares are held in “street name” you must obtain a “legal proxy” from the bank, brokerage firm or other nominee to vote at the Special Meeting.
Payoneer stockholders of record as of August 6, 2026 will be able to participate in the Special Meeting by visiting www.virtualshareholdermeeting.com/PAYO2026SM and entering the 16-digit control number included on your proxy card or voting instruction card that accompanied your proxy materials. If you would like to view the special meeting materials via the internet, please visit www.proxyvote.com.
If you have any questions about the Special Meeting, the Merger, the proposals or the accompanying proxy statement, would like additional copies of this proxy statement, need to obtain proxy cards or other information related to this proxy solicitation or need help submitting a proxy or voting your shares of Payoneer Common Stock, you should contact:
Payoneer Global Inc.
Attention: Investor Relations
195 Broadway, 27th Floor
New York, New York 10007

By order of the Payoneer Board of Directors,
/s/ Tsafi Goldman

Tsafi Goldman
Chief Legal & Governance Officer and Corporate Secretary
Dated: August 11, 2026
New York, New York

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ii

iii

SUMMARY
The following summary highlights selected information described in more detail elsewhere in this proxy statement and the documents incorporated by reference into this proxy statement and may not contain all the information that may be important to you. To understand the Merger and the matters being voted on by Payoneer stockholders at the Special Meeting more fully, and to obtain a more complete description of the legal terms of the Merger Agreement, you should carefully read this entire proxy statement, including the annexes, and the documents to which we refer you. Each item in this summary includes a page reference directing you to a more complete description of that topic. See the section titled “Where You Can Find More Information.”
All references to “Payoneer,” “we,” “us” or “our” in this proxy statement refer to Payoneer Global Inc., a Delaware corporation, including, in some cases, its subsidiaries; all references to “Nuvei Parent” refer to Neon Maple Parent Inc., a corporation incorporated pursuant to the laws of Canada; all references to “Merger Sub” refer to Panda Acquisition Sub Inc., a Delaware corporation and a wholly owned subsidiary of Nuvei Parent incorporated for the sole purpose of consummating the Merger; all references to “Payoneer Common Stock” refer to the Common Stock of Payoneer, par value $0.01 per share; all references to the “Payoneer Board of Directors” refer to the board of directors of Payoneer; all references to the “Special Meeting” refer to the Special Meeting of Payoneer stockholders described in this proxy statement; all references to the “Merger” refer to the Merger of Merger Sub with and into Payoneer, with Payoneer surviving as a wholly owned subsidiary of Nuvei Parent; and, unless otherwise indicated or as the context requires, all references to the “Merger Agreement” refer to the Agreement and Plan of Merger, dated as of June 12, 2026, as may be amended from time to time, among Payoneer, Nuvei Parent and Merger Sub. Payoneer, following the completion of the Merger, is sometimes referred to in this proxy statement as the “Surviving Corporation.”
The Companies (see page 26)
Payoneer Global Inc.
Payoneer Global Inc. is the financial platform for cross-border business and global payments. Payoneer empowers nearly two million businesses with the financial tools and services they need to grow and transact globally with confidence. Payoneer makes it easier for businesses, particularly in emerging markets, to connect to the global economy, pay and get paid across borders, manage their funds across multiple currencies, and grow their businesses.
We were founded in 2005. On June 25, 2021, we consummated a business transaction with FTAC Olympus Acquisition Corp., as a result of which we became a publicly traded company on June 28, 2021. Our Payoneer Common Stock is currently listed on Nasdaq under the symbol “PAYO.” Our principal executive offices are located at 195 Broadway, 27th Floor, New York, New York 10007, and our telephone number is (212) 600-9272.
Neon Maple Parent Inc.
Neon Maple Parent Inc., referred to as Nuvei Parent, is a corporation incorporated pursuant to the laws of Canada. Nuvei Parent owns Nuvei Corporation, a global payments technology company headquartered in Montréal, Québec (“Nuvei Corporation”). Nuvei Parent’s principal executive offices are located at 199 Bay Street, Toronto, Ontario M5L 1A9, Canada. Its telephone number at that address is (866) 687-3722 and its website is www.nuvei.com. The information provided on Nuvei Parent’s website is not incorporated into this proxy statement by reference by this or any other reference to its website provided in this proxy statement.
Panda Acquisition Sub Inc.
Panda Acquisition Sub Inc., referred to as Merger Sub, is a newly formed Delaware corporation and wholly owned indirect subsidiary of Nuvei Parent. Merger Sub was formed solely for the purpose of facilitating the Merger and the other transactions contemplated by the Merger Agreement, and it has not engaged in any activities, and has no assets, liabilities or obligations of any nature, other than those incidental to its formation and incurred in connection with the Merger and the transactions contemplated by the Merger Agreement. Upon the terms and subject to the conditions of the Merger Agreement, at the Effective

Time of the Merger, Merger Sub will merge with and into Payoneer, with Payoneer surviving the Merger as a wholly owned subsidiary of Nuvei Parent, and the separate corporate existence of Merger Sub will cease. Merger Sub’s principal executive offices are located at 199 Bay Street, Toronto, Ontario M5L 1A9, Canada and its telephone number at that address is (866) 687-3722.
The Merger (see page 33)
Upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the General Corporation Law of the State of Delaware (referred to as the “DGCL”), at the Effective Time (as defined below) of the Merger, Merger Sub will merge with and into Payoneer, with Payoneer surviving the Merger as a wholly owned subsidiary of Nuvei Parent.
The Merger will become effective at such time when the certificate of Merger (the “Certificate of Merger”) is duly filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (or at such later time as may be specified in the Certificate of Merger) (referred to as the “Effective Time”).
If the Merger is completed, Payoneer will cease to be a publicly traded company as of the Effective Time. As a result, you will not own any shares of capital stock of the Surviving Corporation.
Merger Consideration (see page 71)
At the Effective Time, each share of Payoneer Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Payoneer Common Stock that are (i) owned by stockholders that have properly perfected their rights of appraisal within the meaning of Section 262 of the DGCL (referred to as the “Dissenting Shares”) or (ii) held by Payoneer or Nuvei Parent or its subsidiaries (referred to as the “Excluded Shares”), which Excluded Shares held by Payoneer will be cancelled and cease to exist and Excluded Shares held by Nuvei Parent or its subsidiaries will be converted into such number and type of shares of the Surviving Corporation as is agreed by Nuvei Parent and the Surviving Corporation, and, upon such conversion, each such share will no longer be outstanding and will automatically be cancelled and cease to exist) will automatically be converted into the right to receive $7.40 in cash, without interest (referred to as the “Merger Consideration”).
For additional information on the consideration Payoneer stockholders will receive in connection with the Merger, see the section titled “The Merger Agreement — Effect of the Merger on Payoneer Common Stock.”
Treatment of Payoneer Equity Awards (see page 72)
Under the terms of the Merger Agreement, at the Effective Time of the Merger, outstanding Payoneer equity awards will generally be treated as follows:
Options.   Each vested option to purchase shares of Payoneer Common Stock (“Option”) will be cancelled in exchange for a cash payment equal to the excess of the per share Merger Consideration over the applicable exercise price, net of applicable tax withholding. Each unvested Option will be cancelled and converted into a deferred cash award equal to the excess of the Merger Consideration over the exercise price of such Option, subject to substantially the same vesting and payment terms. Options with an exercise price equal to or greater than the per share Merger Consideration will be cancelled for no consideration.
RSU Awards.   Each restricted stock unit award relating to shares of Payoneer Common Stock that is subject solely to service-based vesting requirements as of the grant date (“RSU Award”) will be cancelled in exchange for a cash payment equal to the per share Merger Consideration, net of applicable tax withholding. Each unvested RSU Award will be cancelled and converted into a deferred cash award equal to the per share Merger Consideration, subject to substantially the same vesting and payment terms.
PSU Awards.   Each restricted stock unit award relating to shares of Payoneer Common Stock that is subject to performance-based vesting requirements as of the grant date (“PSU Award”) will be converted based on the level of achievement of the applicable performance goals as set forth in the Merger Agreement for any performance year or performance period that is incomplete or for which the applicable performance measurement date has not yet occurred as of the Effective Time. Each vested PSU Award (after giving effect to such performance determination) will be cancelled in exchange for a cash payment equal to the per share Merger Consideration, net of applicable tax withholding. Each unvested PSU Award (after giving effect to such performance determination) will be cancelled and converted into a deferred cash award equal to the per share Merger Consideration, subject to substantially the same vesting and payment terms (but subject solely to time-based vesting conditions going forward).
Certain equity awards held by John Caplan, Payoneer’s Chief Executive Officer, and Bea Ordonez, Payoneer’s Chief Financial Officer, will be subject to accelerated vesting at the Closing of the Merger and at specified times thereafter (once converted into cash awards), in accordance with their respective contractual arrangements, including the Caplan Letter Agreement, as applicable.
Treatment of Payoneer’s ESPP (see page 73)
Pursuant to the Merger Agreement, prior to the Effective Time, the Payoneer Board of Directors (or applicable committee thereof) shall take such actions as are reasonably necessary so that: (i) no new Offering Period or Purchase Period (as such terms are defined in the Payoneer 2021 Employee Stock Purchase Plan (the “Payoneer ESPP”)) shall commence following the date of the Merger Agreement; (ii) no new participants shall be permitted to enroll in the Payoneer ESPP following the date of the Merger Agreement; (iii) participants in the Purchase Period in effect as of June 12, 2026 (the “Existing Purchase Period”) shall continue to participate in the Payoneer ESPP in accordance with its terms as of the date of the Merger Agreement, and payroll deductions shall continue at the rates as in effect as of the date of the Merger Agreement; (iv) if the end of the Existing Purchase Period would otherwise occur following the Effective Time, such Purchase Period shall be shortened and Payoneer will set a new purchase date thereunder to be the last payroll date that occurs no later than five (5) business days prior to the expected Effective Time, and the purchase rights outstanding with respect thereto shall be exercised on such date; and (v) effective as of, and subject to the consummation of the Merger, the Payoneer ESPP shall terminate effective immediately prior to the Effective Time.
Payoneer’s Reasons for the Merger; Recommendation of the Payoneer Board of Directors (see page 47)
At its June 12, 2026 meeting held to evaluate the Merger, the Payoneer Board of Directors unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby are fair to, and in the best interests of, Payoneer and Payoneer stockholders, (ii) determined that it is in the best interests of Payoneer and Payoneer stockholders, and declared it advisable, to enter into the Merger Agreement and consummate the transactions contemplated thereby upon the terms and subject to the conditions set forth in the Merger Agreement, (iii) approved the execution and delivery by Payoneer of the Merger Agreement, the performance by Payoneer of its covenants and other obligations thereunder and the consummation of the transactions contemplated thereby upon the terms and conditions set forth therein and (iv) resolved to recommend that Payoneer stockholders adopt the Merger Agreement and approve the Merger and the other transactions contemplated thereby.
The Payoneer Board of Directors unanimously recommends that Payoneer stockholders vote “FOR” the Merger Agreement Proposal, “FOR” the Merger-Related Compensation Proposal, and “FOR” the Adjournment Proposal.
In evaluating the Merger and the Merger Agreement and arriving at its determination, the Payoneer Board of Directors consulted with Payoneer’s senior management, Payoneer’s financial advisor, Qatalyst Partners LP (referred to as “Qatalyst Partners”), and Payoneer’s outside legal counsel, Davis Polk & Wardwell LLP (referred to as “Davis Polk”), and considered a number of substantive factors, both positive and negative, and potential benefits and detriments of the Merger to Payoneer and Payoneer stockholders, as described in more detail in the section titled “The Merger (Proposal 1) — Payoneer’s Reasons for the Merger; Recommendation of the Payoneer Board of Directors.”
Opinion of Qatalyst Partners LP (see page 51)
Payoneer retained Qatalyst Partners to act as its financial advisor in connection with a potential transaction such as the Merger and to evaluate whether the merger consideration of $7.40 per share to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of Payoneer Common Stock (other than Nuvei Parent, Merger Sub or any of their respective affiliates) was fair, from a financial point of view, to such holders. Payoneer selected Qatalyst Partners to act as Payoneer’s financial advisor based on Qatalyst Partners’ long-standing relationship with Payoneer as well as Qatalyst Partners’ qualifications, expertise, reputation and knowledge of the business and affairs of Payoneer and the industry in which it operates. Qatalyst Partners has provided its written consent to the reproduction of its opinion in this proxy statement. At the meeting of the Payoneer Board of Directors on June 12, 2026, Qatalyst Partners rendered to the Payoneer Board of Directors its oral opinion, subsequently confirmed in writing, to the effect that, as of the date thereof and based upon and subject to the various assumptions, qualifications, limitations and other matters set forth therein, the merger consideration of $7.40 per share to be received by the holders of shares of Payoneer Common Stock (other than Nuvei Parent, Merger Sub or any of their respective affiliates) pursuant to, and in accordance with, the terms of the Merger Agreement was fair, from a financial point of view, to such holders. Qatalyst Partners delivered its written opinion, dated June 12, 2026, to the Payoneer Board of Directors following this meeting of the Payoneer Board of Directors.
The full text of Qatalyst Partners’ written opinion, dated June 12, 2026, is attached as Annex C to this proxy statement and is incorporated by reference herein. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by Qatalyst Partners in rendering its opinion. Holders of shares of Payoneer Common Stock should read the opinion carefully in its entirety. Qatalyst Partners’ opinion was provided to the Payoneer Board of Directors and addresses only, as of the date of the opinion, and based upon and subject to the various assumptions, qualifications, limitations and other matters set forth therein, the fairness, from a financial point of view, of the merger consideration of $7.40 per share to be received by the holders of shares of Payoneer Common Stock (other than Nuvei Parent, Merger Sub or any of their respective affiliates) pursuant to, and in accordance with, the terms of the Merger Agreement, to such holders, and it does not address any other aspect of the Merger. Qatalyst Partners’ opinion does not constitute a recommendation as to how stockholders of Payoneer should vote with respect to the Merger or any other matter and does not in any manner address the price at which the Payoneer Common Stock will trade at any time. Qatalyst Partners’ opinion does not address the underlying business decision of Payoneer to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to Payoneer. The summary of Qatalyst Partners’ opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex C to this proxy statement and is incorporated by reference herein.
The full text of Qatalyst Partners’ written opinion should be read carefully in its entirety for a description of the various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Qatalyst Partners in preparing its opinion.
Voting and Support Agreements (see page 90)
In connection with the execution and delivery of the Merger Agreement, and as an inducement and condition for Nuvei Parent to enter into the Merger Agreement, certain of Payoneer’s directors and officers, together with certain funds affiliated with TCV and Susquehanna Growth Equity (collectively referred to as the “Support Stockholders”), have each entered into voting and support agreements with Nuvei Parent, each dated as of June 12, 2026 (referred to as the “Voting and Support Agreements”).
Based on information provided by the Support Stockholders, the Support Stockholders collectively represented, in the aggregate, as of the date of the Voting and Support Agreements, approximately 19% of the votes of all issued and outstanding shares of Payoneer Common Stock entitled to vote on the adoption of the Merger Agreement and approval of the transactions contemplated thereby. The Support Stockholders have agreed, among other things, to (a) vote their shares of Payoneer Common Stock in favor of the adoption of the Merger Agreement and approval of the transactions contemplated thereby, and against any Acquisition Proposal (as defined below) or any other proposal that would reasonably be expected to impede, delay or adversely affect the Merger, (b) not transfer their shares of Payoneer Common Stock, subject to certain limited exceptions, and (c) waive any dissenters’ or appraisal rights under Section 262 of the DGCL with respect to the Merger. The Voting and Support Agreements will terminate automatically upon (i) the valid termination of the Merger Agreement in accordance with its terms, (ii) the Effective Time or (iii) any amendment, modification, change or waiver of any provision of the Merger Agreement that reduces the amount or changes the form of the Merger Consideration (other than adjustments in accordance with the terms of the Merger Agreement) or is otherwise adverse in any material respect to any Support Stockholder.
For additional information on the Voting and Support Agreements, see the section titled “The Voting and Support Agreements.”
Material U.S. Federal Income Tax Consequences of the Merger (see page 100)
The receipt of cash in exchange for Payoneer Common Stock pursuant to the Merger generally will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder (as defined below) generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any between (a) the amount of cash received and (b) the U.S. Holder’s adjusted tax basis in the Payoneer Common Stock surrendered in exchange.
You should read the section titled “Material U.S. Federal Income Tax Consequences of the Merger” for a more complete discussion of the U.S. federal income tax consequences of the Merger. Tax matters can be complicated and the tax consequences of the Merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the applicable U.S. federal, state, local and non-U.S. tax consequences of the Merger to you.
Regulatory Clearances and Approvals Required for the Merger (see page 67)
The completion of the Merger is conditioned on, among other things, certain specified regulatory approvals having been obtained and remaining in full force and effect (or, in the case of certain specified regulatory approvals that are statutory waiting periods, having expired or been terminated), including the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (referred to as the “HSR Act”), receipt of other approvals under antitrust, foreign investment and applicable payments license (which, as used in this proxy statement, includes money transmitter, payment services, electronic money, or any similar money services licenses) laws, including from specified U.S. money transmitter regulatory authorities and specified non-U.S. payment services regulatory authorities, including waiver of an ownership stability commitment made in connection with obtaining a specified payment services license (such required waiver and approvals, the “Requisite Regulatory Approvals”).
Subject to the terms and conditions of the Merger Agreement, each of Payoneer and Nuvei Parent has agreed to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under the Merger Agreement and applicable law to consummate the transactions contemplated by the Merger Agreement, including the Merger, as promptly as practicable, including using reasonable best efforts to promptly prepare and file all necessary or advisable documentation, applications, notices, petitions and filings and seek to obtain as promptly as practicable the approvals, waivers, consents, authorizations, notifications, non-objections, expirations or terminations of waiting periods or other confirmations required to be obtained from any governmental authority which are necessary or advisable to consummate the Merger.
Each of Payoneer and Nuvei Parent has agreed to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Merger as soon as reasonably practicable, and in any event within 15 business days after the execution of the Merger Agreement (and promptly after such filing, provide a copy of such HSR Act filing to any other United States governmental authority as required by applicable law). On July 7, 2026, each of Payoneer and Nuvei Parent filed a notification of the proposed merger under the HSR Act. On July 28, 2026, early termination of the waiting period under the HSR Act applicable to the Merger was granted.
Solely with respect to obtaining the Requisite Regulatory Approvals, among other commitments made under the Merger Agreement, the reasonable best effort obligations of Nuvei Parent shall include Nuvei Parent committing to (i) sell, divest, or otherwise convey, or agree to, or permit Payoneer to, sell, divest, or otherwise convey any assets, properties, licenses, rights, operations or businesses of Nuvei Parent and its subsidiaries or Payoneer and its subsidiaries contemporaneously with or subsequent to the Closing,

(ii) license, hold separate or enter into similar arrangements with respect to Nuvei Parent’s and its subsidiaries’ respective assets, properties, licenses, rights, operations or businesses or Payoneer’s and its subsidiaries’ respective assets, properties, licenses, rights, operations or businesses; (iii) agree to limitations or commitments relating to the ownership or operation of any assets, properties, licenses, rights, operations or businesses of Nuvei Parent and its subsidiaries or Payoneer and its subsidiaries, (iv) enter into, conduct business arrangements with respect to, or terminate any and all existing relationships or contractual rights and obligations of, Nuvei Parent, Payoneer or their respective subsidiaries, and (v) take all other actions as may be necessary to obtain all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals (each action listed in clauses (i) through (v), a “Remedial Action”); provided, however, that, without limiting certain of Nuvei Parent’s other commitments made under the Merger Agreement, Nuvei Parent and Payoneer are not required to (and Payoneer shall not, without the prior written consent of Nuvei Parent) propose, negotiate, commit to, or effect any Remedial Action (i)(A) with respect to obtaining such antitrust and foreign investment approvals if such Remedial Action would reasonably be expected to have, either individually or in the aggregate, a material adverse effect on Nuvei Parent and its subsidiaries (including Payoneer and its subsidiaries), taken as a whole, after giving effect to the Merger (but, for this purpose, determined as if Nuvei Parent and its subsidiaries were the size of Payoneer and its subsidiaries) and (B) with respect to obtaining such payments license law approvals, if such Remedial Action would reasonably be expected to be, either individually or in the aggregate, material to Nuvei Parent and its subsidiaries (including Payoneer and its subsidiaries), taken as a whole, after giving effect to the Merger (but, for this purpose, determined as if Nuvei Parent and its subsidiaries were the size of Payoneer and its subsidiaries) and (ii) unless such Remedial Action is conditioned upon the Closing. Notwithstanding the foregoing, Nuvei Parent is not required to take or agree to take any action with respect to any affiliates of Nuvei Parent (excluding subsidiaries of Nuvei Parent but including (x) certain sponsors of Nuvei Parent and any investment funds or investment vehicles affiliated with, or managed or advised by, such sponsors, and (y) any portfolio company (as such term is customarily understood in the private equity industry) or investment of any such sponsor or of any such investment fund or investment vehicle, or any interest therein, in each case, other than as may be set forth in a separate undertaking delivered by the applicable sponsor).
In connection with entry into the Merger, Payoneer entered into an investor support agreement (the “Investor Support Agreement”) with Nuvei Parent, Merger Sub and Advent International, L.P. (“Advent”), pursuant to which Advent (which took Nuvei Corporation private (with the support of certain Nuvei Corporation shareholders Philip Fayer, certain funds managed by Novacap Management Inc. (collectively, “Novacap”) and Caisse de dépôt et placement du Québec (“CDPQ”)) in November 2024), agreed to provide certain information and make certain commitments in connection with seeking and obtaining certain regulatory approvals and any other permits which are necessary or advisable to consummate the Merger.
For more information about regulatory clearance relating to the Merger, see the sections titled “The Merger (Proposal 1) — Regulatory Clearances and Approvals Required for the Merger” and “The Merger Agreement — Conditions to the Merger.”
Although the parties expect that the required regulatory clearance will be obtained, the parties cannot assure you that regulatory clearance will be timely obtained or obtained at all or that the granting of regulatory clearance will not involve the imposition of additional conditions on the completion of the Merger, including the requirement to divest assets, create or modify contractual rights or obligations or enter into supply or services agreements. Any such additional conditions could result in the conditions to the Merger not being satisfied.
Expected Timing of the Merger (see page 68)
Payoneer and Nuvei Parent are working to complete the Merger as soon as practicable and currently expect the Merger to be completed in mid-2027, subject to the satisfaction or waiver of customary closing conditions, including the adoption of the Merger Agreement and approval of the transactions contemplated thereby, by the affirmative vote of holders of a majority of the voting power of the outstanding Payoneer Common Stock and certain specified regulatory approvals having been obtained and remaining in effect. On July 28, 2026, early termination of the waiting period under the HSR Act applicable to the Merger was granted. Neither Payoneer nor Nuvei Parent can predict the actual date on which the Merger will be completed because completion is subject to certain closing conditions beyond each party’s control, and it is possible that such conditions could result in the Merger being completed earlier or later or not being completed at all. See the sections titled “The Merger Agreement — Efforts to Obtain Regulatory Clearances” and “The Merger Agreement — Conditions to the Merger.” Also, see the section titled “The Merger (Proposal 1) — Regulatory Clearances and Approvals Required for the Merger.”
Conditions to the Merger (see page 85)
The respective obligations of Payoneer, Nuvei Parent and Merger Sub to effect the Merger are subject to the satisfaction (or, to the extent permitted by applicable law, written waiver) at or prior to the Effective Time of each of the following conditions:
•
the adoption of the Merger Agreement and approval of the transactions contemplated thereby by Requisite Company Vote;

•
the Requisite Regulatory Approvals having been obtained and remaining in full force and effect, and all statutory waiting periods in respect thereof having expired or been terminated; and

•
the absence of a Legal Prohibition (as defined below).

The obligations of Nuvei Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver of the following additional conditions:
•
the accuracy of Payoneer’s representations and warranties as of the Closing Date (generally subject to the materiality and Company Material Adverse Effect (as defined below) qualifications and standards set forth in the Merger Agreement);

•
Payoneer’s performance in all material respects of the obligations, covenants and agreements required to be performed by it under the Merger Agreement at or prior to the Closing;

•
the absence of any Company Material Adverse Effect since the date of the Merger Agreement that is continuing; and

•
Nuvei Parent’s receipt of a certificate, signed by Payoneer’s Chief Executive Officer or Chief Financial Officer, certifying as to the satisfaction of the foregoing conditions.

The obligation of Payoneer to effect the Merger is also subject to the satisfaction or waiver of the following additional conditions:
•
the accuracy of the representations and warranties of Nuvei Parent and Merger Sub as of the Closing Date (generally subject to a material adverse effect standard);

•
the performance by Nuvei Parent and Merger Sub in all material respects of the obligations, covenants and agreements required to be performed by them under the Merger Agreement at or prior to the Closing; and

•
Payoneer’s receipt of a certificate, signed by an authorized officer of Nuvei Parent, certifying as to the satisfaction of the foregoing conditions.

The obligations of Nuvei Parent and Merger Sub to consummate the Merger are not subject to any financing condition.
See “The Merger Agreement — Conditions to the Merger.”
No Shop; Restrictions on Solicitation of Acquisition Proposals (see page 79)
From the execution of the Merger Agreement until the Effective Time, Payoneer has agreed to, and to cause its subsidiaries and its and their respective employees, officers and directors to (and to use its reasonable best efforts to cause its and their other representatives to), immediately cease any activities, discussions or negotiations conducted before the date of the Merger Agreement with any person with respect to any Acquisition Proposal and to promptly request the return or destruction of all confidential information previously furnished in connection therewith.

During the period from the execution of the Merger Agreement until the earlier of the Effective Time and the valid termination of the Merger Agreement, and except as permitted by the Merger Agreement, Payoneer has agreed not to, and to cause its subsidiaries and their respective representatives not to, directly or indirectly: (i) initiate, solicit, propose or knowingly encourage or facilitate any inquiries or proposals that constitute or could reasonably be expected to lead to an Acquisition Proposal; (ii) engage or participate in any discussions or negotiations with any person regarding any Acquisition Proposal; (iii) provide any confidential or nonpublic information or data in connection with any Acquisition Proposal; or (iv) approve or enter into any letter of intent, acquisition agreement, merger agreement or similar agreement relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement (as defined below)).
Notwithstanding these restrictions, prior to obtaining the Requisite Company Vote, if Payoneer receives a written, bona fide Acquisition Proposal that did not result from a material breach of the no-solicitation provisions, Payoneer may furnish confidential or nonpublic information to, and engage or participate in discussions or negotiations with, the person making the proposal if the Payoneer Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable law and that the Acquisition Proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal (as defined below). Before furnishing any such information, Payoneer must enter into an Acceptable Confidentiality Agreement with the person and substantially concurrently provide Nuvei Parent with any such information that was not previously provided to Nuvei Parent.
Payoneer is required to advise Nuvei Parent promptly (and in any event within 48 hours) following receipt of any Acquisition Proposal or any inquiry that would reasonably be expected to lead to an Acquisition Proposal, including the material terms and conditions thereof and the identity of the person making the proposal, to provide Nuvei Parent with unredacted copies of written proposals, offers and draft agreements, and to keep Nuvei Parent reasonably informed on a current basis of any material developments, discussions or negotiations.
See “The Merger Agreement — No Shop; Restrictions on Solicitation of Acquisition Proposals.”
Change of Recommendation; Match Rights (see page 80)
Except as described below, the Payoneer Board of Directors has agreed not to effect a “Recommendation Change”. Notwithstanding the foregoing, prior to obtaining the Requisite Company Vote, in response to a written, bona fide Acquisition Proposal that did not result from a material breach of the no-solicitation provisions and that the Payoneer Board of Directors determines in good faith constitutes a Superior Proposal, the Payoneer Board of Directors may effect a Recommendation Change and/or Payoneer may terminate the Merger Agreement in order to enter into a definitive agreement with respect to such Superior Proposal, in each case subject to compliance with the procedures described below and, in the case of a termination, payment of the Company Termination Fee.
Before effecting a Recommendation Change in connection with a Superior Proposal or terminating the Merger Agreement to enter into a definitive agreement with respect to a Superior Proposal, the Payoneer Board of Directors must, among other conditions, (i) provide Nuvei Parent with at least three business days’ prior written notice of its determination that the Acquisition Proposal is a Superior Proposal and of its intention to take such action; (ii) if requested by Nuvei Parent, negotiate in good faith with Nuvei Parent during that three-business-day period regarding any proposed modifications to the terms and conditions of the Merger Agreement; and (iii) after the end of that period, determine in good faith, after considering any modifications proposed by Nuvei Parent, that the Acquisition Proposal continues to constitute a Superior Proposal and that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties. Any material change to the financial or other material terms of the Superior Proposal requires a new notice to Nuvei Parent and a new negotiation period of two business days.
In addition, prior to obtaining the Requisite Company Vote, the Payoneer Board of Directors may effect a Recommendation Change in response to an “Intervening Event” if it determines in good faith that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties, subject to providing Nuvei Parent with prior written notice and, if requested by Nuvei Parent, negotiating in good faith with Nuvei Parent for a period of three business days.

See the section titled “Change of Recommendation; Match Rights.”
Termination of the Merger Agreement (see page 86)
The Merger Agreement may be terminated at any time prior to the Effective Time in the following circumstances:
•
by the mutual written consent of Nuvei Parent and Payoneer;

•
by either Nuvei Parent or Payoneer if any governmental entity that must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable, or if any governmental entity of competent jurisdiction has issued a final and nonappealable Legal Prohibition;

•
by either Nuvei Parent or Payoneer if the Merger has not been consummated on or before the Outside Date, provided that the Outside Date will be automatically extended for one additional three-month period to September 12, 2027, if any Requisite Regulatory Approvals have not then been obtained; or

•
by either Nuvei Parent or Payoneer if the Requisite Company Vote has not been obtained upon a vote taken at the Special Meeting (or any adjournment or postponement thereof).

The right to terminate described in the second and third bullets above is not available to a party whose breach of the Merger Agreement was the principal cause of the applicable event.
In addition, Payoneer may terminate the Merger Agreement:
•
if Nuvei Parent or Merger Sub has breached any of its representations, warranties, covenants or agreements such that the related closing conditions would not be satisfied, and the breach is not capable of being cured or is not cured within 30 days after written notice (provided that Payoneer is not then in material breach of the Merger Agreement);

•
prior to obtaining the Requisite Company Vote, in order to enter into a definitive agreement with respect to a Superior Proposal, subject to compliance with the procedures set forth in the Merger Agreement; or

•
if all of the relevant closing conditions have been satisfied, Payoneer has irrevocably confirmed that it is ready, willing and able to consummate the Closing, and Nuvei Parent and Merger Sub fail to consummate the Closing within three business days after they are required to do so.

Nuvei Parent may also terminate the Merger Agreement:
•
if Payoneer has breached any of its representations, warranties, covenants or agreements such that the related closing conditions would not be satisfied, and the breach is not capable of being cured or is not cured within 30 days after written notice (provided that Nuvei Parent and Merger Sub are not then in material breach of the Merger Agreement); or

•
prior to obtaining the Requisite Company Vote, if Payoneer has committed a willful and material breach of the no-solicitation provisions or the Payoneer Board of Directors has effected a Recommendation Change.

See the section titled “Termination of the Merger Agreement.”
Termination Fee (see page 87)
Payoneer has agreed to pay Nuvei Parent a termination fee of $89,000,000 (the “Company Termination Fee”) if the Merger Agreement is terminated in specified circumstances, including:
•
if Payoneer terminates the Merger Agreement to enter into a definitive agreement with respect to a Superior Proposal;

•
if Nuvei Parent terminates the Merger Agreement because Payoneer has committed a willful and material breach of the no-solicitation provisions or the Payoneer Board of Directors has effected a Recommendation Change; or

•
if the Merger Agreement is terminated because the Merger was not consummated by the Outside Date or because the Requisite Company Vote was not obtained, an Acquisition Proposal had been publicly disclosed or made and not withdrawn, and within 12 months after such termination Payoneer enters into a definitive agreement for, or consummates, an Acquisition Proposal (with the references to “25%” in the definition of Acquisition Proposal increased to “50%” for this purpose).

If Payoneer terminates the Merger Agreement because Nuvei Parent fails to complete the transactions when required to do so under the terms of the Merger Agreement and Payoneer does not have the right to specifically enforce Nuvei Parent’s obligations to consummate the Closing, Nuvei Parent would be required to pay Payoneer a termination fee of $165,000,000 in cash (the “Parent Termination Fee”).
In the event that Payoneer terminates the Merger Agreement (i) because Nuvei Parent materially breaches any of its representations, warranties or covenants (subject to certain cure rights) or because Nuvei Parent fails to complete the transactions when required to do so under the terms of the Merger Agreement and Payoneer has the right to specifically enforce Nuvei Parent’s obligations to consummate the Closing or (ii) under other circumstances and, at the time of termination, there has been fraud in the making of the representations or warranties set forth in the Merger Agreement or willful and material breach of the Merger Agreement by Nuvei Parent, Payoneer may elect to either receive such termination fee or pursue damages subject to the Parent Damages Cap.
The Company Termination Fee and the Parent Termination Fee each constitute liquidated damages, and in no event will Payoneer be required to pay the Company Termination Fee, or Nuvei Parent be required to pay the Parent Termination Fee, on more than one occasion. In addition, in no event will Payoneer be entitled to both specific performance to cause the Closing to occur and payment of the Parent Termination Fee or damages, and in no event will Nuvei Parent be entitled to both specific performance to cause the Closing to occur and payment of the Company Termination Fee or damages. Except for the recovery of certain specified enforcement and financing-related costs, payment in full of the applicable termination fee (or, where Payoneer so elects, damages subject to the Parent Damages Cap) generally constitutes the sole and exclusive remedy of the parties and their related parties in the circumstances in which such amounts are payable.
See the section titled “Termination Fee.”
Enforcements and Remedies (see page 88)
The parties are entitled to seek an injunction or injunctions to prevent breaches or threatened breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement, including the obligation to consummate the Merger, in addition to any other remedy to which they are entitled at law or in equity. However, Payoneer’s right to specifically enforce the obligation of Nuvei Parent and Merger Sub to consummate the Closing is subject to specified conditions, including that all of the relevant conditions to the Closing have been satisfied, the debt financing has been or will be funded at the Closing, Nuvei Parent and Merger Sub have failed to complete the Closing when required, and Payoneer has irrevocably confirmed that it is prepared to consummate the Closing if specific performance is granted and the debt financing is funded.
See the section titled “The Merger Agreement — Enforcements and Remedies.”
Appraisal Rights of Payoneer Stockholders (see page 68)
Payoneer stockholders who do not vote in favor of approval of the Merger Agreement Proposal, who continuously hold their shares of Payoneer Common Stock and who otherwise comply precisely with the applicable provisions of Section 262 of the DGCL will be entitled to seek appraisal of the fair value of their shares of Payoneer Common Stock, as determined by the Delaware Court of Chancery, if the Merger is completed, in lieu of receiving the Merger Consideration in respect of such shares. The “fair value” of your shares of Payoneer Common Stock as determined by the Delaware Court of Chancery could be greater than, the same as, or less than the value of the Merger Consideration that you would otherwise be entitled to receive under the terms of the Merger Agreement. Payoneer stockholders who wish to exercise the right to seek an appraisal of their shares must so advise Payoneer by submitting a written demand for appraisal in the form described in this proxy statement prior to the vote to approve the Merger Agreement Proposal, and must otherwise follow the procedures prescribed by Section 262 of the DGCL. A person having a beneficial interest in shares of Payoneer Common Stock held of record in the name of another person, such as a nominee or intermediary, must act promptly to cause the record holder to follow the steps summarized in this proxy statement and in a timely manner to perfect appraisal rights.
The requirements of the DGCL for exercising appraisal rights are summarized in this proxy statement, including Section 262, the text of which can be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. You are encouraged to read these provisions carefully and in their entirety. Due to the complexity of the procedures for exercising appraisal rights, Payoneer stockholders who are considering exercising such rights are encouraged to seek the advice of their legal counsel and financial advisors. Failure to strictly comply with these provisions may result in the loss of appraisal rights.
See the section titled “The Merger Agreement — Effect of the Merger on Payoneer Common Stock — Shares of Dissenting Stockholders” and “Appraisal Rights of Payoneer Stockholders.”
Payoneer Special Meeting (see page 27)
Purposes of the Special Meeting
At the Special Meeting, Payoneer stockholders will be asked to vote upon the following proposals:
•
the Merger Agreement Proposal;

•
the Merger-Related Compensation Proposal; and

•
the Adjournment Proposal.

Record Date
The record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting is August 6, 2026. Only Payoneer stockholders who held shares of record as of the close of business on the Record Date are entitled to receive notice of and vote at the Special Meeting and any adjournment or postponement of the Special Meeting. Payoneer’s official stock ownership records will conclusively determine whether a stockholder is a “holder of record” as of the Record Date.
Required Vote
•
Proposal 1 — The Merger Agreement Proposal:   The affirmative vote (in person (virtually) or by proxy) of the holders of a majority of the voting power of the outstanding shares of Payoneer Common Stock entitled to vote thereon is required to approve the Merger Agreement Proposal.

•
Proposal 2 — The Merger-Related Compensation Proposal:   The affirmative vote of a majority of the votes cast (in person (virtually) or by proxy) at the Special Meeting is required to approve, on an advisory (non-binding) basis, the Merger-Related Compensation Proposal.

•
Proposal 3 — The Adjournment Proposal:   The affirmative vote of a majority of the votes cast (in person (virtually) or by proxy) at the Special Meeting, if there is a quorum present, or the affirmative vote (in person (virtually) or by proxy) of the holders of a majority of the voting power of Payoneer Common Stock present (in person (virtually) or by proxy) at the Special Meeting and entitled to vote thereon, if a quorum is not present, is required to approve the Adjournment Proposal.

See the section titled “The Special Meeting — Required Vote; Treatment of Abstentions and Failure to Vote.”
Interests of Payoneer’s Directors and Executive Officers in the Merger (see page 59)
Payoneer’s directors and executive officers have interests in the Merger that may be different from, or in addition to, those of Payoneer stockholders generally. These interests include, among others, vesting of equity awards, potential severance payments and benefits under applicable employment agreements, and rights to ongoing indemnification and insurance coverage. The Payoneer Board of Directors was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, in approving the Merger Agreement and the Merger, and in recommending the approval of the Merger Agreement, the Merger, and the other transactions contemplated under the Merger Agreement by the Payoneer stockholders. See the section titled “The Merger (Proposal 1) — Interests of Payoneer’s Directors and Executive Officers in the Merger” for a more detailed description of these interests.
Financing of the Merger (see page 83)
The Merger is not subject to a financing condition. Concurrently with the execution of the Merger Agreement, Nuvei Corporation delivered to Payoneer a debt commitment letter (together with all annexes, exhibits, schedules and other attachments thereto and as amended or modified from time to time in accordance with its terms and to the extent permitted by the Merger Agreement, the “Debt Commitment Letter”), pursuant to which a syndicate of lenders (collectively, the “Debt Financing Sources”) have committed to provide to Nuvei Parent or one of its affiliates (the “Borrower”), subject to the terms and conditions therein, senior secured credit facilities in an aggregate principal amount of $2,700 million (the “Debt Financing”), consisting of (i) a senior secured incremental term loan facility in an aggregate principal amount of $1,500 million (the “Incremental Term Facility”), (ii) a $250.0 million incremental revolving facility (the “Incremental Revolving Facility”), (iii) a senior secured 364-day bridge facility in an aggregate principal amount of $200.0 million (the “Cash Flow Bridge Facility”) and (iv) to the extent $750.0 million in gross proceeds from the issuance of senior secured notes in a Rule 144A or other private placement (the “Senior Notes”) are not, or cannot be issued on or prior to the Closing Date (or Senior Notes generating less than $750.0 million in gross proceeds are issued on or prior to the Closing Date), a $750.0 million senior secured bridge term loan facility (the “Senior Bridge Facility” and, together with the Incremental Term Facility, the Incremental Revolving Facility, the Cash Flow Bridge Facility and the Senior Notes, the “Credit Facilities”), which may, under its terms, be converted to term loans or exchanged for debt securities. The Incremental Term Facility is expected to mature on the seven-year anniversary of the Closing Date. The Incremental Revolving Facility is expected to mature on November 17, 2031. The Cash Flow Bridge Facility is expected to mature on the 364-day anniversary of the Closing Date. The Senior Bridge Facility is expected to mature on the one-year anniversary of the Closing Date; provided, that unless a bankruptcy event of default with respect to the Borrower is continuing on such date, the maturity date is expected to be automatically extended to the seven-year anniversary of the Closing Date. The Incremental Term Facility is expected to amortize quarterly, starting with the second full fiscal quarter ending after the Closing Date, in installments equal to 0.25% of the original principal amount of the Incremental Term Facility, with the balance of the Incremental Term Facility being due and payable at maturity. None of the Incremental Revolving Facility, Cash Flow Bridge Facility or Senior Bridge Facility are expected to amortize. The proceeds of the Incremental Term Facility, the Cash Flow Bridge Facility and the Senior Bridge Facility and/or Senior Notes (as applicable), shall be used to finance the Merger, including any related fees, expenses and other transaction costs incurred in connection with the Merger and the transactions relating thereto and, to the extent the Cash Flow Bridge Facility is not funded on the Closing Date, proceeds of the Incremental Term Facility may be used for working capital and general corporate purposes. The proceeds of the Incremental Revolving Facility shall be used to finance working capital needs and other general corporate purposes.
The obligation of the Debt Financing Sources to provide the Credit Facilities is subject to customary limited conditions, which are set forth in the Debt Commitment Letter, including the following: the consummation of the Merger substantially concurrently with the Debt Financing, the accuracy of certain representations and warranties under the Credit Facilities and certain of Payoneer’s representations and warranties in the Merger Agreement in all material respects, and the absence of a material adverse effect (with respect to Payoneer) that is continuing.
The commitments and obligation of the Debt Financing Sources to provide the Debt Financing will terminate on the earlier of (i) the date that is five (5) Business Days after the Outside Date (after giving effect to any extension thereof in accordance with the terms of the Merger Agreement), (ii) the valid and legally binding termination of the Merger Agreement in accordance with the terms thereof, (iii) the Closing Date, with respect to any Credit Facility, in the event of the consummation of the Merger without the funding of or effectiveness of such Credit Facility, and (iv) notice of termination of the commitments under any Credit Facility by the Borrower. The obligations under the Credit Facilities will be secured, subject to permitted liens and other agreed-upon exceptions. The agreements governing the Credit Facilities are expected to contain customary representations and warranties and customary affirmative and negative covenants, as well as customary events of default.
Directors’ and Officers’ Indemnification and Insurance (see page 84)
For a period of six years after the Effective Time, Nuvei Parent has agreed to cause the Surviving Corporation to indemnify and hold harmless, and to advance expenses as incurred to, in each case to the fullest extent permitted by applicable law and the organizational documents of Payoneer and its subsidiaries as in effect on the date of the Merger Agreement, the Indemnified Parties (as defined below) against any costs, expenses, judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation arising out of the fact that such person was a director, officer or employee of Payoneer or its subsidiaries and pertaining to matters, acts or omissions existing or occurring at or prior to the Effective Time, including in connection with the approval of the Merger Agreement and the transactions contemplated thereby.
For a period of six years after the Effective Time, Nuvei Parent or the Surviving Corporation has also agreed to maintain in effect the current directors’ and officers’ liability insurance policies maintained by Payoneer (or to replace with coverage no less advantageous to the Indemnified Parties) with respect to claims arising from facts or events that occurred at or before the Effective Time. However, neither Nuvei Parent nor the Surviving Corporation is obligated to expend, on an annual basis, an amount in excess of the Premium Cap (as defined below), and if the premiums would exceed the Premium Cap, Nuvei Parent or the Surviving Corporation will instead maintain the maximum coverage available for an annual premium equal to the Premium Cap. In lieu of the foregoing, Nuvei Parent (or Payoneer, with Nuvei Parent’s consent) may obtain a six-year “tail” policy providing equivalent coverage, so long as the aggregate cost does not exceed the Premium Cap.
See the section titled “The Merger (Proposal 1) — Interests of Payoneer’s Directors and Executive Officers in the Merger — Indemnification and Insurance” and “The Merger Agreement — Directors’ and Officers’ Indemnification and Insurance.”
Litigation Related to the Merger (see page 85)
Since the filing of the preliminary proxy statement (the “Preliminary Proxy”) by Payoneer on July 31, 2026, a purported Payoneer stockholder sent a letter to Payoneer alleging that the Preliminary Proxy omits and/or misleadingly describes certain supposedly material information about the Merger (the “Letter”). The Letter demands that Payoneer make corrective disclosures to address the Letter’s allegations. Payoneer believes that the claims asserted in the Letter are without merit, but Payoneer cannot predict the outcome of any such claims or whether similar letters or claims will be received or made in the future.

QUESTIONS AND ANSWERS
The following are some questions that you, as a Payoneer stockholder, may have regarding the Merger and the Special Meeting and the answers to those questions. Payoneer urges you to carefully read the remainder of this proxy statement because the information in this section does not provide all the information that might be important to you with respect to the Merger and the Special Meeting. Additional important information is also contained in the annexes to, and the documents incorporated by reference into, this proxy statement.
Q:
What is the purpose of the Special Meeting?

A:
At the Special Meeting, Payoneer stockholders will consider and act upon the matters outlined in the notice of meeting on the cover page of this proxy statement, namely:

•
a proposal to adopt the Merger Agreement, which is further described in the sections titled “The Merger (Proposal 1)” and “The Merger Agreement,” beginning on pages 33 and 70, respectively, of this proxy statement;

•
a proposal to approve, on an advisory (non-binding) basis, certain compensation that will or may be paid by Payoneer to its named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated thereby, discussed under the sections titled “Advisory Vote on Named Executive Officer Merger-Related Compensation Arrangements (Proposal 2)” and “The Merger (Proposal 1) — Interests of Payoneer’s Directors and Executive Officers in the Merger” beginning on pages 96 and 59 respectively, of this proxy statement; and

•
a proposal to approve an adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Merger Agreement Proposal at the time of the Special Meeting, which is further described in the section titled “Vote on Adjournment (Proposal 3)” beginning on page 97.

Q:
Where and when is the Special Meeting?

A:
The Special Meeting will be held on September 14, 2026, beginning at 9:00 a.m., Eastern Time (with log-in beginning at 8:45 a.m., Eastern Time), unless postponed to a later date. The Special Meeting will be a virtual only meeting conducted via live audio webcast at www.virtualshareholdermeeting.com/PAYO2026SM. You will need the 16-digit control number provided on your proxy card or voting instruction card in order to participate in the Special Meeting. Because the Special Meeting is completed virtually and being conducted via live webcast, stockholders will not be able to attend the meeting in person. If you would like to view the Special Meeting materials via the internet, please visit https://materials.proxyvote.com/70451X.

Q:
How does the Payoneer Board of Directors recommend that I vote on the proposals?

A:
The Payoneer Board of Directors unanimously recommends that Payoneer stockholders vote “FOR” the Merger Agreement Proposal, “FOR” the Merger-Related Compensation Proposal and “FOR” the Adjournment Proposal.

Q:
How does the Merger Consideration compare to the market price of Payoneer Common Stock prior to announcement of the Merger?

A:
The Merger Consideration of $7.40 per share represents a premium of 44% to the closing price of the Payoneer Common Stock on June 8, 2026, the last full trading day prior to media sources reporting that Nuvei Parent was engaged in advanced discussions regarding a potential acquisition of Payoneer. The closing price of Payoneer Common Stock on Nasdaq on August 10, 2026, the most recent practicable date prior to the date of this proxy statement, was $7.09 per share. You are encouraged to obtain current market prices of Payoneer Common Stock in connection with voting your shares of Payoneer Common Stock.

Q:
What will happen in the Merger?

A:
Pursuant to the Merger Agreement, Merger Sub will merge with and into Payoneer, with Payoneer surviving the Merger as a wholly owned subsidiary of Nuvei Parent. After the Merger, Payoneer’s securities will be delisted from Nasdaq and deregistered under the Securities Exchange Act of 1934, as amended (referred to as the “Exchange Act”), and, as a result, Payoneer will no longer be a publicly held company.

Q:
Who will own Payoneer after the Merger?

A:
Immediately following the Merger, Payoneer will be a wholly owned subsidiary of Nuvei Parent.

Q:
What will I receive in the Merger?

A:
At the Effective Time, you will be entitled to receive, for each share of Payoneer Common Stock that you hold (other than the Excluded Shares and Dissenting Shares, in each case, as defined below), $7.40 in cash, without interest. Certain shares of Payoneer Common Stock subject to stock-based awards will be treated in the manner described under the heading “The Merger (Proposal 1) — Interests of Payoneer’s Directors and Executive Officers in the Merger.”

Q:
What will happen in the Merger to Payoneer equity awards?

A:
Outstanding Payoneer equity awards will generally be treated as follows:

Each vested Option will be cancelled and cashed out for a payment equal to the excess of the Merger Consideration over the exercise price of such Option in respect of each underlying share, net of applicable tax withholding. Each unvested Option will be cancelled and converted into a deferred cash award equal to the excess of the Merger Consideration over the exercise price of such Option in respect of each underlying share, subject to substantially the same vesting and payment terms (with accelerated vesting at the Closing of the Merger of 75% of such deferred cash awards held by Mr. Caplan in accordance with contractual arrangements (and vesting of the remaining 25% on the nine-month anniversary of the Closing of the Merger, subject to the terms of the letter agreement entered into between Mr. Caplan and Nuvei Parent dated as of June 12, 2026 (the “Caplan Letter Agreement”))). Options with an exercise price equal to or greater than the Merger Consideration will be cancelled for no consideration.
Each vested RSU Award will be cancelled and cashed out for a payment equal to the Merger Consideration in respect of each underlying share, net of applicable tax withholding. Each unvested RSU Award will be cancelled and converted into a deferred cash award representing equivalent value and subject to substantially the same vesting and payment terms (with accelerated vesting at the Closing of the Merger of 75% of such deferred cash awards held by Mr. Caplan (and vesting of the remaining 25% on the nine-month anniversary of the Closing of the Merger, subject to the terms of the Caplan Letter Agreement) and 50% of such deferred cash awards held by Ms. Ordonez in accordance with contractual arrangements).
The treatment of outstanding PSU Awards will be based on the applicable performance goals with respect to the underlying shares. For any PSU Award where the applicable performance goals are the achievement of certain Adjusted EBITDA and Core Revenue goals (as applicable) (each as defined in the applicable award agreement), (i) for any performance year or performance period that is incomplete or for which the applicable performance measurement date has not yet occurred as of the Effective Time, the number of shares to be converted into deferred cash awards as described in the last sentence of this paragraph will be based on the greater of the target and actual level of achievement, and (ii) for any completed performance year or performance period, the number of shares to be cancelled and converted into deferred cash awards as described in the last sentence of this paragraph will be based on the determination and certification of the goals by the Payoneer Board of Directors prior to the Effective Time. For any PSU Award for which the applicable performance goal is the achievement of specified share price performance targets, (i) for PSU Awards held by Mr. Caplan and Ms. Ordonez, the share price performance goals will be deemed achieved and the underlying shares will be cancelled and converted into deferred cash awards as set forth in the last sentence of this paragraph in respect of the number of shares deemed achieved, and (ii) for any other holder, the performance goal will be determined based on stock price achievement measured using the Merger Consideration and the underlying shares will be cancelled and converted into deferred cash awards as set forth in the last sentence of this paragraph. Each PSU Award (after taking into account the performance described above) will be cancelled and converted into a deferred cash award where the number of shares underlying the PSU Award will be determined as described in the previous sentences and the deferred cash award will be subject solely to time-based vesting condition (with accelerated vesting at the Closing of the Merger of 75% of such deferred cash awards held by Mr. Caplan (and vesting of the remaining 25% on the nine-month anniversary of the Closing of the Merger, subject to the terms of the Caplan Letter Agreement) and 50% of such deferred cash awards held by Ms. Ordonez in accordance with contractual arrangements).
For additional information on the treatment of Payoneer equity awards in connection with the Merger, see the section titled “The Merger Agreement — Treatment of Payoneer Equity Awards.”
Q:
Am I entitled to exercise appraisal rights instead of receiving the Merger Consideration for my shares of Payoneer Common Stock?

A:
Yes. Payoneer stockholders are entitled to appraisal rights under Section 262 of the DGCL in connection with the Merger, provided they follow the procedures and satisfy the conditions set forth in Section 262 of the DGCL. For more information regarding appraisal rights, see the sections titled “The Merger (Proposal 1) — Appraisal Rights of Payoneer Stockholders” and “Appraisal Rights of Payoneer Stockholders.” In addition, a copy of Section 262 of the DGCL can be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. Failure to strictly comply with Section 262 of the DGCL may result in your waiver of, or inability to, exercise appraisal rights.

Q:
How many votes do I have?

A:
In connection with each matter to be voted upon at the Special Meeting, each share of Payoneer Common Stock owned as of the Record Date is entitled to one vote.

Q:
What vote is required to adopt the Merger Agreement?

A:
The votes required for each proposal are as follows:

•
Proposal 1 — The Merger Agreement Proposal:   The affirmative vote (in person (virtually) or by proxy) of the holders of a majority of the voting power of the outstanding shares of Payoneer Common Stock entitled to vote thereon is required to approve the Merger Agreement Proposal.

•
Proposal 2 — The Merger-Related Compensation Proposal:   The affirmative vote of a majority of the votes cast (in person (virtually) or by proxy) at the Special Meeting is required to approve, on an advisory (non-binding) basis, the Merger-Related Compensation Proposal.

•
Proposal 3 — The Adjournment Proposal:   The affirmative vote of a majority of the votes cast (in person (virtually) or by proxy) at the Special Meeting, if there is a quorum present, or the affirmative vote (in person (virtually) or by proxy) of the holders of a majority of the voting power of Payoneer Common Stock present (in person (virtually) or by proxy) at the Special Meeting and entitled to vote thereon, if a quorum is not present, is required to approve the Adjournment Proposal.

As of August 6, 2026, the Record Date, Payoneer directors and executive officers, as a group, owned and were entitled to vote 5,617,899 shares of Payoneer Common Stock of approximately 1.7% of the voting power of all outstanding Payoneer Common Stock. Payoneer currently expects that these directors and executive officers will vote their shares in favor of the Merger Agreement Proposal and each of the other proposals described in this proxy statement, and certain directors and officers are obligated to vote in favor of the Merger Agreement Proposal pursuant to the terms of their Voting and Support Agreements. See the section titled “The Voting and Support Agreements.”

Q:
Do any of Payoneer’s directors or officers have interests in the Merger that may differ from or be in addition to my interests as a stockholder?

A:
Yes. In considering the recommendation of the Payoneer Board of Directors with respect to the Merger Agreement Proposal, you should be aware that Payoneer’s directors and executive officers have certain interests in the Merger that may be different from, or in addition to, the interests of Payoneer stockholders generally. The Payoneer Board of Directors was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending that the Merger Agreement be approved by Payoneer’s stockholders. See the section titled “The Merger (Proposal 1) — Interests of Payoneer’s Directors and Executive Officers in the Merger” and “Advisory Vote on Named Executive Officer Merger-Related Compensation Arrangements (Proposal 2).”

Q:
When do you expect the Merger to be completed?

A:
The parties to the Merger Agreement currently expect to complete the Merger in mid-2027, subject to the satisfaction or waiver of closing conditions. However, the exact timing of completion of the Merger cannot be predicted because the Merger is subject to a number of conditions specified in the Merger Agreement and summarized in this proxy statement, many of which are outside our control.

Q:
What conditions must be satisfied to complete the Merger?

A:
Each party’s obligation to complete the Merger is subject to the satisfaction or waiver (to the extent permitted under applicable law) of certain customary conditions, including the following: (i) the adoption of the Merger Agreement and approval of the transactions contemplated thereby, by the affirmative vote of the holders of a majority of all issued and outstanding shares of Payoneer Common Stock entitled to vote thereon (the “Requisite Company Vote”); (ii) the Requisite Regulatory Approvals having been obtained and remaining in full force and effect, and all statutory waiting periods in respect thereof having expired or been terminated; and (iii) the absence of any provision of applicable law or any order that prohibits or restricts the consummation of the Merger (a “Legal Prohibition”).

The obligations of Nuvei Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver of the following additional conditions: (i) the accuracy of Payoneer’s representations and warranties as of the Closing Date (generally subject to the materiality and Company Material Adverse Effect qualifications and standards set forth in the Merger Agreement); (ii) Payoneer’s performance in all material respects of the obligations, covenants and agreements required to be performed by it under the Merger Agreement at or prior to the Closing; (iii) the absence of any Company Material Adverse Effect since the date of the Merger Agreement that is continuing; and (iv) Nuvei Parent’s receipt of a certificate, signed by Payoneer’s Chief Executive Officer or Chief Financial Officer, certifying as to the satisfaction of the foregoing conditions. The obligations of Nuvei Parent and Merger Sub to consummate the Merger are not subject to any financing condition.
The obligation of Payoneer to effect the Merger is also subject to the satisfaction or waiver of the following additional conditions: (i) the accuracy of the representations and warranties of Nuvei Parent and Merger Sub as of the Closing Date (generally subject to a material adverse effect standard that looks to whether the applicable effect, change, event, circumstance, condition, occurrence or development would, or would reasonably be expected to, prevent, materially delay or materially impair the ability of Nuvei Parent or any of its subsidiaries to consummate the transactions contemplated by the Merger Agreement); (ii) the performance by Nuvei Parent and Merger Sub in all material respects of the obligations, covenants and agreements required to be performed by them under the Merger Agreement at or prior to the Closing; and (iii) Payoneer’s receipt of a certificate, signed by an authorized officer of Nuvei Parent, certifying as to the satisfaction of the foregoing conditions.
See the section titled “The Merger Agreement — Conditions to the Merger.”

Q:
Why am I being asked to consider and act upon a proposal to approve, on a non-binding, advisory basis, certain compensation that will or may be paid by Payoneer to its named executive officers that is based on or otherwise relates to the Merger?

A:
Section 14A of the Exchange Act and the applicable SEC rules thereunder require Payoneer to seek a non-binding, advisory vote to approve any agreements or understandings and compensation that may be paid or become payable by Payoneer to its named executive officers that is based on or otherwise relates to the Merger. Approval of this proposal by Payoneer stockholders is not required to complete the Merger.

Q:
Do you expect the Merger to be taxable to Payoneer stockholders?

A:
The receipt of cash in exchange for Payoneer Common Stock pursuant to the Merger generally will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (a) the amount of cash received and (b) the U.S. Holder’s adjusted tax basis in the Payoneer Common Stock surrendered in exchange.

You should read the section titled “Material U.S. Federal Income Tax Consequences of the Merger” for a more complete discussion of the U.S. federal income tax consequences of the Merger. Tax matters can be complicated and the tax consequences of the Merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the applicable U.S. federal, state, local and non-U.S. tax consequences of the Merger to you.
Q:
Who is entitled to vote at the Special Meeting?

A:
Only Payoneer stockholders who held shares as of the Record Date are entitled to receive notice of and to vote at the Special Meeting. Participating stockholders who log on to the Special Meeting using their unique 16-digit control number will also be able to examine the complete list of stockholders entitled to vote at the Special Meeting during the Special Meeting by following the instructions provided on the meeting website at www.virtualshareholdermeeting.com/PAYO2026SM.

Each share of Payoneer Common Stock is entitled to one vote on each proposal. As of the Record Date, there were 338,850,836 shares of Payoneer Common Stock outstanding.
Q:
Who may attend the Special Meeting?

A:
Only Payoneer stockholders as of the Record Date, or their duly appointed proxies, and invited guests of Payoneer may attend the meeting. “Street name” holders (those whose shares are held through a broker, bank or other nominee) who wish to vote at the Special Meeting must obtain a proxy, executed in their favor, from their broker, bank or other nominee giving them the right to vote their shares at the Special Meeting. Payoneer has retained Broadridge Financial Solutions, Inc. to host our virtual Special Meeting and to distribute, receive, count and tabulate proxies.

Q:
Who is soliciting my vote?

A:
The Payoneer Board of Directors is soliciting your proxy and has engaged Sodali & Co. to assist in the proxy solicitation for an estimated fee of up to $65,000, plus expenses, paid for by Payoneer. Solicitation initially will be made by mail. Some of our officers and other employees also may, but without compensation other than their regular compensation, solicit proxies by mail or personal conversations, or by telephone, facsimile or other electronic means. Payoneer will also, upon request, reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their reasonable and documented out-of-pocket expenses for forwarding proxy materials to the beneficial owners of the capital stock and to obtain proxies.

Q:
What do I need to do now?

A:
After carefully reading and considering the information contained in this proxy statement, please submit your proxy as soon as possible so that your shares of Payoneer Common Stock will be represented and voted at the Special Meeting. Please follow the instructions set forth on the proxy card or on the voting instruction card provided by the record holder if your shares are held in “street name” by your bank, brokerage firm or other nominee.

Q:
How do I vote if my shares are registered directly in my name?

A:
If you are a stockholder of record, you may vote virtually at the Special Meeting or vote by proxy using one of the methods described below. Whether or not you plan to participate in the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still participate in the Special Meeting and vote virtually even if you have already voted by proxy.

•
To vote via the internet, submit your proxy at www.proxyvote.com. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m., Eastern Time, on September 13, 2026, the day before the Special Meeting.

•
To vote by telephone, submit your proxy by telephone by following the instructions on the enclosed proxy card. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m., Eastern Time, on September 13, 2026, the day before the Special Meeting.

•
To vote using the proxy card, simply complete, sign and return the enclosed proxy card in the postage-paid envelope (if mailed in the United States) included with this proxy statement. Payoneer stockholders who vote this way should mail the proxy card early enough so that it is received before the date of the Special Meeting. If you return your signed proxy card to us before the Special Meeting, we will vote your shares as you direct.

•
To vote virtually at the Special Meeting, visit www.virtualshareholdermeeting.com/PAYO2026SM and enter the 16-digit control number included on your proxy card or voting instruction card that accompanied your proxy materials.

Whether or not you plan to attend the meeting, we urge you to vote by proxy, whether by internet, by telephone or by mail, to ensure your vote is counted. You may still attend the meeting virtually and vote your shares, even if you have already voted by proxy. If you later decide to vote at the Special Meeting, your proxy prior to the Special Meeting will be revoked; however, attending the Special Meeting will not revoke your written, internet or telephone proxy, as the case may be, unless you specifically request revocation or cast a ballot at the Special Meeting. Please choose only one method to cast your vote by proxy. We encourage you to vote over the internet, which is a convenient, cost-effective and reliable alternative compared to returning a proxy card by mail.
Q:
How do I vote if my shares are held in the name of my broker (“street name”)?

A:
If your shares are held in “street name” by your bank, brokerage firm or other nominee, you must direct your bank, brokerage firm or other nominee on how to vote and you will receive instructions from your bank, brokerage firm or other nominee describing how to vote your shares of Payoneer Common Stock. The availability of internet or telephonic voting will depend on the nominee’s voting process. Please check with your bank, brokerage firm or other nominee and follow the voting procedures your bank, brokerage firm or other nominee provides.

In accordance with the rules of the New York Stock Exchange, as followed by Nasdaq, your bank, brokerage firm or other nominee can vote your shares of Payoneer Common Stock on “routine” matters when they have not received voting instructions from you. However, such banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to “non-routine” matters. If you are a beneficial owner and you do not provide these instructions, a “broker non-vote” occurs with respect to those matters. All proposals described in this proxy to be voted on at the Special Meeting are considered “non-routine” matters. Accordingly, if you are a beneficial holder and you do not provide your bank, brokerage firm or other nominee instructions on how to vote your shares of Payoneer Common Stock at the Special Meeting, your bank, brokerage firm or other nominee will not be permitted to vote your shares on any of the proposals at the Special Meeting. If you are a beneficial holder, Payoneer strongly encourages you to provide voting instructions to your bank, brokerage firm or other nominee so that your vote will be counted on all matters.
Q:
Can I change my vote after I submit my proxy?

A:
Yes. You can change or revoke your proxy at any time before the final vote at the Special Meeting or any adjournment or postponement thereof. If you are the record holder of your shares, you may change or revoke your proxy in any one of three ways:

•
You may submit another properly completed proxy bearing a later date, whether over the internet, by telephone or by mail until 11:59 p.m. ET on September 13, 2026, the day before the Special Meeting;

•
You may deliver a written notice prior to the Special Meeting (or any adjournment or postponement thereof) that you are revoking your proxy to Broadridge Financial Solutions, Inc. Householding Department, 51 Mercedes Way, Edgewood, New York, New York 11717; or

•
You may attend and vote at the virtual Special Meeting (or any adjournment or postponement thereof). If you previously voted via the internet (or by telephone or mail), you are not precluded from voting online at the Special Meeting.

If your shares are held by your bank, brokerage firm or other nominee, you will have to follow the instructions provided by your broker, bank or other nominee to change or revoke your proxy.
Q:
What happens if I sell or transfer my shares of Payoneer Common Stock before the Special Meeting?

A:
If you sell or otherwise transfer your shares after the Record Date but before the Special Meeting, you will retain the right to vote such shares at the Special Meeting, but you will have transferred the right to receive the Merger Consideration to the person to whom you sell or otherwise transfer your shares. In order to receive the Merger Consideration, you must hold your shares of Payoneer Common Stock through completion of the Merger.

Q:
What happens if I sell or transfer my shares of Payoneer Common Stock after the Special Meeting but before the Effective Time?

A:
If you sell or otherwise transfer your shares after the Special Meeting but before the Effective Time, you will have transferred the right to receive the Merger Consideration to the person to whom you sell or otherwise transfer your shares. In order to receive the Merger Consideration, you must hold your shares of Payoneer Common Stock through completion of the Merger.

Q:
How many shares must be present to constitute a quorum for the meeting?

A:
Holders of a majority of the voting power of all issued and outstanding shares of Payoneer Common Stock as of the Record Date and entitled to vote at the Special Meeting must be present or represented by proxy at the Special Meeting to constitute a quorum for the transaction of business at the Special Meeting. If you fail to submit a proxy or to vote at the Special Meeting, or fail to instruct your bank, brokerage firm or other nominee how to vote, your shares of Payoneer Common Stock will not be counted towards a quorum. Abstentions will be counted as shares present and entitled to vote for the purposes of determining a quorum. Broker non-votes will not be counted as shares present for purposes of determining the presence of a quorum unless your bank, brokerage firm or other nominee has been instructed to vote on at least one of the proposals presented in this proxy statement.

Q:
What if I abstain from voting or fail to vote or submit a proxy?

A:
If you attend the Special Meeting or send in your signed proxy card, but abstain from voting on any proposal, your shares will still be counted for purposes of determining whether a quorum exists, but it will have the same effect as a vote “AGAINST” the Merger Agreement Proposal, no effect on the Adjournment Proposal and no effect on the Merger-Related Compensation Proposal (assuming, in the case of the Merger-Related Compensation Proposal, a quorum is present).

Q:
Will my shares be voted if I do not sign and return my proxy card or vote over the internet, by mail, by telephone or by attendance in person (virtually) at the Special Meeting?

A:
If you are a stockholder of record and you do not sign and return your proxy card by mail or vote over the internet, by telephone or by attendance in person (virtually) at the Special Meeting, your shares will not be voted at the Special Meeting and will not be counted for purposes of determining whether a quorum exists. If you are a beneficial owner of shares held in “street name” by your bank, brokerage firm or other nominee, you should have received a voting instruction card with these proxy materials from that organization rather than from Payoneer. Follow the instructions from your bank, brokerage firm or other nominee to see which of the above choices are available to you to ensure that your vote is counted. To vote virtually at the Special Meeting, you must obtain a “legal proxy” from your bank, brokerage firm or other nominee.

If you fail to submit a proxy or to vote at the Special Meeting or fail to instruct your bank, brokerage firm or other nominee how to vote with respect to the Merger Agreement Proposal, it will have the same effect as a vote “AGAINST” such proposal. If you fail to submit a proxy or to vote at the Special Meeting or fail to instruct your bank, brokerage firm or other nominee how to vote with respect to the Merger-Related Compensation Proposal or the Adjournment Proposal, it will have no effect on the outcome of such proposal (assuming, in the case of the Merger-Related Compensation Proposal, a quorum is present).
Q:
What is a broker non-vote?

A:
A so-called “broker non-vote” results when banks, brokerage firms and other nominees return a valid proxy but do not vote on a particular proposal because they do not have discretionary authority to vote on the matter and have not received specific voting instructions from the beneficial owner of those shares. Broker non-votes count toward a quorum only if at least one proposal is presented with respect to “routine” matters to which the bank, brokerage firm or other nominee has discretionary authority. All proposals described in this proxy statement to be voted on at the Special Meeting are considered “non-routine” matters, and, therefore, broker non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the Special Meeting. The effect of not instructing your broker how you wish your shares to be voted will be the same as a vote “AGAINST” the Merger Agreement Proposal, but will not have an effect on the Adjournment Proposal or the Merger-Related Compensation Proposal (assuming, in the case of the Merger-Related Compensation Proposal, a quorum is present).

Q:
Will my shares held in “street name” or another form of record ownership be combined for voting purposes with shares I hold of record?

A:
No. Because any shares you may hold in “street name” will be deemed to be held by a different stockholder than any shares you hold of record, any shares so held will not be combined for voting purposes with shares you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity. Shares held in an individual retirement account must be voted under the rules governing the account.

Q:
What does it mean if I receive more than one set of proxy materials?

A:
You may receive more than one set of voting materials for the Special Meeting, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your Payoneer Common Stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please submit each separate proxy card or voting instruction card that you receive by following the instructions set forth in each separate proxy card or voting instruction card.

Q:
Who will count the votes?

A:
A representative from Broadridge Financial Solutions, Inc. will serve as the inspector of election.

Q:
Can I participate if I am unable to attend the Special Meeting?

A:
If you are unable to attend the virtual Special Meeting, you may vote your shares of Payoneer Common Stock by completing, signing, dating and returning your proxy card or by voting over the internet, by telephone or by mail.

Q:
Where can I find the voting results of the Special Meeting?

A:
Payoneer intends to announce preliminary voting results at the Special Meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC following the Special Meeting. All reports that Payoneer files with the SEC are publicly available when filed.

Q:
What happens if the Merger is not completed?

A:
If the Merger Agreement Proposal is not approved by Payoneer stockholders or if the Merger is not completed for any other reason, Payoneer stockholders will not receive any consideration for their shares of Payoneer Common Stock in connection with the Merger. Instead, Payoneer will remain an independent public company, the Payoneer Common Stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act and Payoneer will continue to file periodic reports with the SEC. Under certain specific circumstances, Payoneer is required to pay Nuvei Parent a termination fee of $89,000,000. See the section titled “The Merger Agreement — Termination Fee.”

Q:
How can I obtain additional information about Payoneer?

A:
Payoneer will provide copies of this proxy statement and its most recent Annual Report to Stockholders, including its Annual Report on Form 10-K, without charge, to any stockholder who makes a written request to Investor Relations at Payoneer Global Inc., 195 Broadway, 27th Floor, New York, New York 10007. Payoneer’s Annual Report on Form 10-K and other SEC filings may also be accessed at www.sec.gov or on the Investor Relations section of Payoneer’s website at www.payoneer.com. Payoneer’s website address is provided as an inactive textual reference only. If you would like us to send you a copy of the exhibits listed on the exhibit index of our 2025 Annual Report, we will do so upon your payment of our reasonable expenses in furnishing a requested exhibit. The information provided on or accessible through our website is not part of this proxy statement and is not incorporated by reference in this proxy statement by this or any other reference to our website provided in this proxy statement.

Q:
How many copies of this proxy statement and related voting materials should I receive if I share an address with another stockholder?

A:
The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single annual report or proxy statement, as applicable, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies.

Payoneer and some brokers may be householding our proxy materials by delivering proxy materials to multiple stockholders who request a copy and share an address, unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker if your shares are held in a brokerage account or Payoneer if you are a stockholder of record. You can notify us by sending a written request to Payoneer Global Inc., 195 Broadway, 27th Floor, New York, New York 10007, Attention: Investor Relations, or emailing

investor@payoneer.com. Stockholders who share a single address, but receive multiple copies of this proxy statement, may request that in the future they receive a single copy by notifying Payoneer at the email address or mailing address set forth in the prior sentence or your broker, as applicable. In addition, Payoneer will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of this proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered pursuant to a prior request.
Q:
Whom should I contact if I have any questions?

A:
If you have any questions about the Special Meeting, the Merger, the proposals or this proxy statement, would like additional copies of this proxy statement, need to obtain proxy cards or other information related to this proxy solicitation or need help submitting a proxy or voting your shares of Payoneer Common Stock, you should contact:

Payoneer Global Inc.
Attention: Investor Relations
195 Broadway, 27th Floor
New York, New York 10007
investor@payoneer.com

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement and the documents incorporated by reference into this proxy statement contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this proxy statement that are not statements of historical fact, including statements regarding the proposed transaction, including the expected timing and closing of the proposed transaction; Payoneer’s ability to consummate the proposed transaction; the expected benefits of the proposed transaction and other considerations taken into account by the board of directors of Payoneer in approving the proposed transaction; the amounts to be received by stockholders and expectations for Payoneer prior to and following the Closing of the proposed transaction, may be deemed to be forward-looking statements. All such forward-looking statements are intended to provide management’s current expectations for the future of Payoneer based on current expectations and assumptions relating to Payoneer’s business, the economy and other future conditions. Forward-looking statements generally can be identified through the use of words such as “believes,” “anticipates,” “may,” “should,” “shall,” “will,” “plans,” “projects,” “expects,” “expectations,” “estimates,” “forecasts,” “predicts,” “targets,” “prospects,” “strategy,” “signs,” “positioning,” “could,” “intends,” “contemplates,” “potential,” “continue,” the negative of these words and other words of similar meaning in connection with the discussion of future performance, plans, actions, events, expectations, strategy or intentions.
Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and changes in circumstances that are difficult to predict. Such risks and uncertainties include, among others:
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the timing to consummate the Merger;

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the risk that a condition of closing of the Merger may not be timely satisfied or that the Closing of the Merger may not otherwise occur;

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the risk that a regulatory approval or clearance under applicable payments or money transmitter license laws (which, as used herein, includes payment services, payment service providers, and electronic money licenses outside of the United States that may be required for the Merger), including from specified U.S. money transmitter regulatory authorities and specified non-U.S. payment services regulatory authorities, including waiver of an ownership stability commitment made in connection with obtaining a specified payment services license, is not obtained or is obtained subject to conditions that are not anticipated;

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the risk that Payoneer stockholders do not vote in favor of the approval of the Merger;

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risks related to diversion of management and employee time from ongoing business operations due to the proposed transaction;

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the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of Payoneer Common Stock;

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the risk that the proposed transaction and its announcement could have an adverse effect on Payoneer’s business relationships and business generally, including the ability of Payoneer to retain customers, retain and hire key personnel, and maintain relationships with its suppliers, partners and customers, and on Payoneer’s operating results and businesses generally;

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the risk that customers, stockholders, partners, and regulators and other stakeholders will withhold their approvals or support;

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the risk associated with third party contracts containing material consent, anti-assignment, transfer or other provisions that may be related to the Merger which are not waived or otherwise satisfactorily resolved;

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the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the Merger Agreement, including in circumstances requiring Payoneer pay a termination fee;

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the risk that competing offers will be made;

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the risk of unexpected costs, charges or expenses resulting from the Merger;

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the risk of unexpected future capital expenditures;

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the risk of unforeseen or unknown liabilities;

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potential litigation relating to the Merger that could be instituted against the parties to the Merger Agreement or their respective directors, managers or officers, including the effects of any outcomes related thereto;

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worldwide economic or political changes that affect the markets that Payoneer’s businesses serve which could have an effect on demand for Payoneer’s products and services and impact Payoneer’s operations and profitability;

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disruptions in the global credit and financial markets, including diminished liquidity and credit availability, changes in international trade agreements, including tariffs and trade restrictions, cyber-security vulnerabilities, foreign currency volatility, swings in consumer confidence and spending, raw material pricing and supply issues, retention of key employees, increases in fuel prices, and outcomes of legal proceedings, claims and investigations;

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the risk of various events that could disrupt operations, including severe weather, such as droughts, floods, avalanches and earthquakes, cybersecurity attacks, wars, security threats and governmental response to them, and technological changes;

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the risks of labor disputes, changes in labor costs and labor difficulties; and

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the risks resulting from other effects of industry, market, legal, legislative or regulatory conditions outside of Payoneer’s control.

Payoneer cautions that the foregoing list of factors is not exhaustive. Additional information concerning these and other risk factors is contained in Payoneer’s most recently filed Annual Report on Form 10-K for the year ended December 31, 2025 and subsequently filed Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other SEC filings, as such filings may be amended from time to time. All of the forward-looking statements made by Payoneer contained or incorporated by reference in this proxy statement and all subsequent written and oral forward-looking statements concerning Payoneer, the Merger or other matters attributable to Payoneer or any person acting on its behalf are expressly qualified in their entirety by the cautionary statement above.
If any of these risks materialize or any of Payoneer’s assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that Payoneer presently does not know of or that Payoneer currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect Payoneer’s expectations, plans or forecasts of future events and views as of the date of this proxy statement. Payoneer anticipates that subsequent events and developments will cause Payoneer’s assessments to change. However, while Payoneer may elect to update these forward-looking statements at some point in the future, Payoneer specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Payoneer’s assessments as of any date subsequent to the date of this proxy statement. Accordingly, undue reliance should not be placed upon the forward-looking statements.

THE COMPANIES
Payoneer Global Inc.
Payoneer Global Inc. is the financial platform for cross-border business and global payments. Payoneer empowers nearly two million businesses with the financial tools and services they need to grow and transact globally with confidence. Payoneer makes it easier for businesses, particularly in emerging markets, to connect to the global economy, pay and get paid across borders, manage their funds across multiple currencies, and grow their businesses.
We were founded in 2005. On June 25, 2021, we consummated a business transaction with FTAC Olympus Acquisition Corp., as a result of which we became a publicly traded company on June 28, 2021. Our Payoneer Common Stock is currently listed on Nasdaq under the symbol “PAYO.” Our principal executive offices are located at 195 Broadway, 27th Floor, New York, New York 10007, and our telephone number is (212) 600-9272.
Neon Maple Parent Inc.
Neon Maple Parent Inc., referred to as Nuvei Parent, is a corporation incorporated pursuant to the laws of Canada. Nuvei Parent owns Nuvei Corporation. Nuvei Parent’s principal executive offices are located at 199 Bay Street, Toronto, Ontario M5L 1A9, Canada. Its telephone number at that address is (866) 687-3722 and its website is www.nuvei.com. The information provided on Nuvei Parent’s website is not incorporated into this proxy statement by reference by this or any other reference to its website provided in this proxy statement.
Panda Acquisition Sub Inc.
Panda Acquisition Sub Inc., referred to as Merger Sub, is a newly formed Delaware corporation and wholly owned indirect subsidiary of Nuvei Parent. Merger Sub was formed solely for the purpose of facilitating the Merger and the other transactions contemplated by the Merger Agreement, and it has not engaged in any activities, and has no assets, liabilities or obligations of any nature, other than those incident to its formation and incurred in connection with the Merger and the transactions contemplated by the Merger Agreement. Upon the terms and subject to the conditions of the Merger Agreement, at the Effective Time of the Merger, Merger Sub will merge with and into Payoneer, with Payoneer surviving the Merger as a wholly owned subsidiary of Nuvei Parent, and the separate corporate existence of Merger Sub will cease. Merger Sub’s principal executive offices are located at 199 Bay Street, Toronto, Ontario M5L 1A9, Canada and its telephone number at that address is (866) 687-3722.

THE SPECIAL MEETING
General
This proxy statement is first being mailed on or about August 11, 2026, and constitutes notice of the Special Meeting in conformity with the requirements of the DGCL and Payoneer’s bylaws.
This proxy statement is being provided to Payoneer stockholders as part of a solicitation of proxies by the Payoneer Board of Directors for use at the Special Meeting of Payoneer stockholders and at any adjournments or postponements of such Special Meeting. This proxy statement provides Payoneer stockholders with information about the Special Meeting and should be read carefully in its entirety.
Date, Time and Place of the Special Meeting
The Special Meeting will be held on September 14, 2026, beginning at 9:00 a.m., Eastern Time, unless postponed to a later date, via live audio webcast at www.virtualshareholdermeeting.com/PAYO2026SM. To virtually participate in the Special Meeting, visit such website and enter the 16-digit control number provided on your proxy card or voting instruction card in order to participate in the Special Meeting.
Purposes of the Special Meeting
At the Special Meeting, Payoneer stockholders will be asked to vote upon the following proposals:
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Proposal 1 — The Merger Agreement Proposal:   the proposal to adopt the Merger Agreement, which is further described in the sections titled “The Merger (Proposal 1)” and “The Merger Agreement” of this proxy statement and a copy of which is attached to this proxy statement as Annex A;

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Proposal 2 — The Merger-Related Compensation Proposal:   the proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable by Payoneer to its named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated thereby, which is further described in the sections titled “Advisory Vote on Named Executive Officer Merger-Related Compensation Arrangements (Proposal 2)” and “The Merger (Proposal 1)-Interests of Payoneer’s Directors and Executive Officers in the Merger”; and

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Proposal 3 — The Adjournment Proposal:   the proposal to approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Merger Agreement Proposal at the time of the Special Meeting which is further described in the section titled “Vote on Adjournment (Proposal 3).”

Only the approval of the Merger Agreement Proposal is required for completion of the Merger. Payoneer will transact no other business at the Special Meeting, except such business as may properly be brought before the Special Meeting or any adjournment or postponement thereof.
Recommendation of the Payoneer Board of Directors
At a meeting held on June 12, 2026, the Payoneer Board of Directors unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby are fair to, and in the best interests of, Payoneer and Payoneer stockholders, (ii) determined that it is in the best interests of Payoneer and Payoneer stockholders, and declared it advisable, to enter into the Merger Agreement and consummate the transactions contemplated thereby upon the terms and subject to the conditions set forth in the Merger Agreement, (iii) approved the execution and delivery by Payoneer of the Merger Agreement, the performance by Payoneer of its covenants and other obligations thereunder and the consummation of the transactions contemplated thereby upon the terms and conditions set forth therein and (iv) resolved to recommend that Payoneer stockholders adopt the Merger Agreement and approve the Merger and the other transactions contemplated thereby.
Accordingly, the Payoneer Board of Directors unanimously recommends that Payoneer stockholders vote “FOR” the Merger Agreement Proposal, “FOR” the Merger-Related Compensation Proposal and “FOR” the Adjournment Proposal.

Payoneer stockholders should carefully read this proxy statement, including any documents incorporated by reference, and the annexes in their entirety for more detailed information concerning the Merger and the transactions contemplated by the Merger Agreement.
Virtual Participation at the Special Meeting
The Special Meeting will be a completely virtual meeting of stockholders conducted via live audio webcast through the website described above under the heading “— Date, Time and Place of the Special Meeting.”
Payoneer will have technicians ready to assist Payoneer stockholders with any technical difficulties they may have accessing the virtual meeting. If Payoneer stockholders encounter any difficulties accessing the virtual meeting or during the meeting time, Payoneer stockholders should navigate to www.virtualshareholdermeeting.com/PAYO2026SM, where a phone number for IT support will be posted.
Outstanding Shares as of the Record Date
As of the Record Date, there were 338,850,836 shares of Payoneer Common Stock outstanding owned by Payoneer stockholders. Each share of Payoneer Common Stock is entitled to one vote on each matter considered at the Special Meeting.
Stockholders may request an appointment to inspect a complete list of stockholders entitled to vote at the Special Meeting for any purpose germane to the Special Meeting at Payoneer’s principal executive offices located at 195 Broadway, 27th Floor, New York, New York 10007, Attention: Investor Relations, during ordinary business hours within ten days prior to the Special Meeting. This list will also be made available at the Special Meeting for examination by any stockholder virtually present at the Special Meeting.
Record Date; Stockholders Entitled to Vote
Only holders of record of Payoneer Common Stock at the close of business on August 6, 2026, the Record Date, are entitled to receive notice of the Special Meeting and to vote Payoneer Common Stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. Each share of Payoneer Common Stock is entitled to one vote on each proposal. Payoneer’s official stock ownership records will conclusively determine whether a stockholder is a “holder of record” as of the Record Date.
Quorum; Abstentions; Broker Non-Votes
Holders of a majority of the voting power of all issued and outstanding shares of Payoneer Common Stock as of the Record Date and entitled to vote at the Special Meeting must be present or represented by proxy at the Special Meeting to constitute a quorum for the transaction of business at the Special Meeting. Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against or abstained, if you (1) participate in the Special Meeting or (2) have voted via the internet, by telephone or by properly submitting a proxy card or voting instruction card by mail. If you fail to submit a proxy or to vote at the Special Meeting, or fail to instruct your bank, brokerage firm or other nominee how to vote, your shares of Payoneer Common Stock will not be counted towards a quorum. An abstention occurs when a stockholder attends a meeting, either by attendance in person (virtually) or by proxy, but abstains from voting. At the Special Meeting, abstentions will be counted in determining whether a quorum is present.
Banks, brokerage firms and other nominees who hold shares in “street name” for the accounts of their clients may vote such shares either as directed by their clients or in their own discretion on “routine” matters. When a broker does not receive instructions from a beneficial owner on how to vote shares with respect to a “non-routine” matter, a “broker non-vote” occurs. “Broker non-votes” will not be treated as present for purposes of determining whether a quorum is present. All proposals described in this proxy statement to be voted on at the Special Meeting are considered “non-routine” matters.
In the event that a quorum is not present at the Special Meeting, it is expected that the Special Meeting will be adjourned or postponed. If the Special Meeting is postponed or adjourned, it will not affect the ability of holders of record of Payoneer Common Stock as of the Record Date to exercise their voting rights or to revoke any previously granted proxy using the methods described below; however, if a new record date is set for an adjourned meeting, a new quorum will be required to be established.
Required Vote; Treatment of Abstentions and Failure to Vote
The votes required for each proposal are as follows:
Proposal 1 — The Merger Agreement Proposal:   The affirmative vote (in person (virtually) or by proxy) of the holders of a majority of the voting power of the outstanding shares of Payoneer Common Stock entitled to vote thereon is required to approve the Merger Agreement Proposal. Abstentions, failures to vote (including a failure to authorize a proxy to vote on your behalf) and broker non-votes will have the same effect as a vote “AGAINST” the Merger Agreement Proposal.
Proposal 2 — The Merger-Related Compensation Proposal:   The affirmative vote of a majority of the votes cast (in person (virtually) or by proxy) at the Special Meeting is required to approve, on an advisory (non-binding) basis the Merger-Related Compensation Proposal. Assuming a quorum is present, failures to vote (including a failure to authorize a proxy to vote on your behalf) and broker non-votes will have no effect on the Merger-Related Compensation Proposal; abstentions will have no effect on the Merger-Related Compensation Proposal.
Proposal 3 — The Adjournment Proposal:   The affirmative vote of a majority of the votes cast (in person (virtually) or by proxy) at the Special Meeting, if there is a quorum present, or the affirmative vote (in person (virtually) or by proxy) of the holders of a majority of the voting power of Payoneer Common Stock present (in person (virtually) or by proxy) at the Special Meeting and entitled to vote thereon, if a quorum is not present, is required to approve the Adjournment Proposal. Failures to vote (including a failure to authorize a proxy to vote on your behalf) and broker non-votes will have no effect on the Adjournment Proposal; abstentions will have no effect on the Adjournment Proposal if there is a quorum present, and will have the same effect as a vote “AGAINST” the Adjournment Proposal if there is no quorum present.
Shares and Voting of Payoneer Directors and Executive Officers
As of the Record Date, Payoneer directors and executive officers, as a group, owned and were entitled to vote 5,617,899 shares of Payoneer Common Stock or approximately 1.7% of the voting power of all outstanding Payoneer Common Stock. Payoneer currently expects that these directors and executive officers will vote their shares in favor of the Merger Agreement Proposal and each of the other proposals described in this proxy statement, and certain directors and officers are obligated to vote in favor of the Merger Agreement Proposal pursuant to the terms of their Voting and Support Agreements. See the section titled “The Voting and Support Agreements.”
How to Vote or Have Your Shares Voted
Payoneer stockholders of record may vote their shares of Payoneer Common Stock or submit a proxy to have their shares of Payoneer Common Stock voted at the Special Meeting in one of the following ways:
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Internet: Payoneer stockholders may submit their proxy by using the internet at www.proxyvote.com. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m., Eastern Time, on September 13, 2026, the day before the Special Meeting.

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Telephone: Payoneer stockholders may submit their proxy by telephone by following the instructions on the enclosed proxy card. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m., Eastern Time, on September 13, 2026, the day before the Special Meeting.

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Mail: Payoneer stockholders may submit their proxy by properly completing, signing, dating and mailing their proxy card in the postage-paid envelope (if mailed in the United States) included with this proxy statement. Payoneer stockholders who vote this way should mail the proxy card early enough so that it is received before the date of the Special Meeting.

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To Vote Virtually at the Special Meeting: To vote virtually at the Special Meeting, visit www.virtualshareholdermeeting.com/PAYO2026SM and enter the 16-digit control number included on your proxy card or voting instruction card that accompanied your proxy materials.

Whether or not you plan to participate in the Special Meeting, Payoneer urges you to submit your proxy by completing and returning the proxy card as promptly as possible, or by submitting your proxy by telephone or via the internet, prior to the Special Meeting to ensure that your shares of Payoneer Common Stock will be represented and voted at the Special Meeting if you are unable to participate.
The Payoneer Board of Directors has appointed certain persons as proxy holders to vote proxies in accordance with the instructions of Payoneer stockholders. If you are a stockholder of record and you authorize these proxy holders to vote your shares of Payoneer Common Stock with respect to any matter to be acted upon, your shares will be voted in accordance with your instructions in your proxy. If you are a stockholder of record and you authorize these proxy holders to vote your shares but do not specify how your shares should be voted on a proposal, these proxy holders will vote your shares on such proposals as the Payoneer Board of Directors recommends. If any other matter properly comes before the Special Meeting, these proxy holders will vote on that matter in their discretion.
If, as of the Record Date, your shares of Payoneer Common Stock are registered directly in your name with the transfer agent of Payoneer, Continental Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to vote or to grant a proxy for your vote directly to Payoneer or to a third party to vote at the Special Meeting.
If, as of the Record Date, your shares were held in an account at a bank, brokerage firm or other nominee, you are the beneficial owner of shares held in “street name,” and, for the purposes of this proxy statement, a beneficial owner, and your bank, brokerage firm or other nominee is considered the stockholder of record with respect to those shares. If you are a beneficial owner, you have a right to direct your bank, brokerage firm or other nominee on how to vote the shares held in your account. The availability of internet or telephonic voting will depend on the nominee’s voting process. Please check with your bank, brokerage firm or other nominee and follow the voting procedures your bank, brokerage firm or other nominee provides.
In accordance with the rules of the New York Stock Exchange, as followed by Nasdaq, your bank, brokerage firm or other nominee may generally vote on “routine” matters when they have not received voting instructions from you. However, such banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to “non-routine” matters. If you are a beneficial owner and do not provide these instructions, a “broker non-vote” occurs with respect to those matters. All proposals described in this proxy statement to be voted on at the Special Meeting are considered “non-routine” matters. Accordingly, if you are a beneficial owner and do not provide your bank, brokerage firm or other nominee instructions on how to vote your shares of Payoneer Common Stock, your bank, brokerage firm or other nominee will not be permitted to vote your shares on any of the proposals. The effect of not instructing your broker how you wish your shares to be voted will be the same as a vote “AGAINST” the Merger Agreement Proposal but will not have an effect on the Adjournment Proposal or the Merger-Related Compensation Proposal (assuming, in the case of the Merger-Related Compensation Proposal, that a quorum is present). If you are a beneficial holder, Payoneer strongly encourages you to provide voting instructions to your bank, brokerage firm or other nominee so that your vote will be counted on all matters.
If you are a beneficial owner, you are invited to participate in the Special Meeting; however, you may not vote your shares at the Special Meeting unless you obtain a “legal proxy” from your bank, brokerage firm or other nominee that holds your shares, giving you the right to vote the shares at the Special Meeting.
Revocation of Proxies
Payoneer stockholders of record may revoke their proxies at any time prior to the voting at the Special Meeting in any of the following ways:
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submitting another properly completed proxy bearing a later date, whether over the internet, by telephone or by mail, in accordance with the instructions detailed in the section of this proxy statement entitled “— How to Vote or Have Your Shares Voted”;

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notifying our inspector of election, in writing, at Broadridge Financial Solutions, Inc. Householding Department, 51 Mercedes Way, Edgewood, New York, New York 11717 before the vote is counted; or

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attending the meeting online and voting virtually during the meeting. Attendance at the Special Meeting will not, in itself, constitute revocation of a previously granted proxy. If you previously voted via the Internet (or by telephone or mail), you are not precluded from voting online at the Special Meeting.

If you are a street name stockholder, please contact the broker, bank, or other nominee that holds your shares for information on how to change your vote.
Delivery of Proxy Materials
As permitted by applicable law, only one copy of this proxy statement is being delivered to holders of Payoneer Common Stock residing at the same address, unless such holders of Payoneer Common Stock have notified Payoneer of their desire to receive multiple copies of this proxy statement.
Payoneer will promptly deliver, upon oral or written request, a separate copy of this proxy statement to any holder of Payoneer Common Stock residing at an address to which only one copy of this proxy statement was mailed. Requests for additional copies should be directed to Payoneer by mail at Payoneer Global Inc., Attention: Investor Relations, 195 Broadway, 27th Floor, New York, New York 10007 or by emailing investor@payoneer.com.
Shares Held in Name of Broker
If your shares are held by your broker, bank or other nominee, often referred to as held in “street name,” you will receive a form from your broker, bank or other nominee seeking instruction as to how your shares should be voted. You should contact your broker, bank or other nominee with questions about how to provide or revoke your instructions.
Tabulation of Votes
A representative from Broadridge Financial Solutions, Inc., will serve as the inspector of election.
Solicitation of Proxies
The Payoneer Board of Directors is soliciting your proxy and has engaged Sodali & Co. to assist in the proxy solicitation for an estimated fee of up to $65,000, plus expenses, paid for by Payoneer. Solicitation initially will be made by mail. Some of our officers and other employees also may, but without compensation other than their regular compensation, solicit proxies by mail or personal conversations, or by telephone, facsimile or other electronic means. Payoneer will also, upon request, reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their reasonable and documented out-of-pocket expenses for forwarding proxy materials to the beneficial owners of the capital stock and to obtain proxies.
Adjournments
The Special Meeting may be adjourned by the affirmative vote of the holders of a majority of the votes cast (in person (virtually) or by proxy) at the Special Meeting, if there is a quorum present, or by the affirmative vote (in person (virtually) or by proxy) of the holders of a majority of the voting power of Payoneer Common Stock present (in person (virtually) or by proxy) at the Special Meeting and entitled to vote thereon, if a quorum is not present.
Notice need not be given of any adjourned meeting if the time and place, if any, thereof and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken unless the adjournment is for more than 30 days, in which case a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the meeting. If, after any adjournment, a new record date for the stockholders entitled to vote is fixed for any adjourned meeting, notice of the place, if any, date, and time of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present and vote at such adjourned meeting must be given to each stockholder of record entitled to vote at the meeting.

Under the Merger Agreement, unless otherwise agreed to with Nuvei Parent, any adjournment will be for a period of no more than ten business days in the case of any individual adjournment or more than twenty business days in the aggregate.

THE MERGER (PROPOSAL 1)
This section of this proxy statement describes the material aspects of the Merger. This section may not contain all of the information that is important to you. You should carefully read this entire proxy statement and the documents incorporated by reference into this proxy statement, including the full text of the Merger Agreement, a copy of which is attached to this proxy statement as Annex A, for a more complete understanding of the Merger. In addition, important information about Payoneer is included in or incorporated by reference into this proxy statement. See the section titled “Where You Can Find More Information.”
Effects of the Merger
Upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub will merge with and into Payoneer, whereupon the separate existence of Merger Sub will cease, and Payoneer will survive the Merger as a wholly owned subsidiary of Nuvei Parent. The Merger will become effective at such time when the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (or at such later time as may be specified in the Certificate of Merger).
At the Effective Time, each share of Payoneer Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Payoneer Common Stock that are (i) owned by stockholders that have properly perfected their rights of appraisal within the meaning of Section 262 of the DGCL (referred to as the “Dissenting Shares”) or (ii) held by Payoneer or Nuvei Parent or its subsidiaries (referred to as the “Excluded Shares”), which Excluded Shares held by Payoneer will be cancelled and cease to exist and Excluded Shares held by Nuvei Parent or its subsidiaries will be converted into such number and type of shares of the Surviving Corporation as is agreed by Nuvei Parent and the Surviving Corporation, and, upon such conversion, each such share will no longer be outstanding and will automatically be cancelled and cease to exist) will automatically be converted into the right to receive $7.40 in cash, without interest.
Pursuant to the Merger Agreement, at the Effective Time:
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Options.   Each vested Option will be cancelled in exchange for a cash payment equal to the excess of the Merger Consideration over the exercise price of such Option, net of applicable tax withholding. Each unvested Option will be cancelled and converted into a deferred cash award equal to the excess of the Merger Consideration over the exercise price of such Option, subject to substantially the same vesting and payment terms (with accelerated vesting at the Closing of the Merger of 75% of such deferred cash awards held by Mr. Caplan, in accordance with contractual arrangements (and vesting of the remaining 25% on the nine-month anniversary of the Closing of the Merger, subject to the terms of the Caplan Letter Agreement)). Options with an exercise price equal to or greater than the Merger Consideration will be cancelled for no consideration.

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RSU Awards.   Each vested RSU Award will be cancelled in exchange for a cash payment equal to the Merger Consideration, net of applicable tax withholding. Each unvested RSU Award will be cancelled and converted into a deferred cash award equal to the Merger Consideration, subject to substantially the same vesting and payment terms (with accelerated vesting at the Closing of the Merger of 75% of such deferred cash awards held by Mr. Caplan (and vesting of the remaining 25% on the nine-month anniversary of the Closing of the Merger, subject to the terms of the Caplan Letter Agreement) and 50% of such deferred cash awards held by Ms. Ordonez in accordance with contractual arrangements).

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PSU Awards.   With respect to any PSU Award for which the applicable performance goals are the achievement of certain Adjusted EBITDA and Core Revenue goals (each as defined in the applicable award agreement), (i) for any performance year or performance period that is incomplete or for which the applicable performance measurement date has not yet occurred as of the Effective Time, the number of shares will be based on the greater of the target and actual level of achievement, and (ii) for any completed performance year or performance period, the number of shares will be based on the determination and certification of the goals by the Payoneer Board of Directors prior to the Effective Time. For any PSU Award for which the applicable performance goal is the achievement of specified share price performance targets, (i) for PSU Awards held by Mr. Caplan and Ms. Ordonez, the share price performance goals will be deemed achieved and the underlying shares will be cancelled and converted into deferred cash awards as set forth in the last sentence of this paragraph in respect of the number of shares deemed achieved, and (ii) for any other holder, the performance goal will be determined based on share price achievement measured using the Merger Consideration and the underlying shares will be cancelled and converted into deferred cash awards as set forth in the last sentence of this paragraph. Each PSU Award (after taking into account the performance described above) will be cancelled and converted into a deferred cash award where the number of shares underlying the PSU Award will be determined as described in the previous sentences and will be subject solely to time-based vesting condition (with accelerated vesting at the Closing of the Merger of 75% of such deferred cash awards held by Mr. Caplan (and vesting of the remaining 25% on the nine-month anniversary of the Closing of the Merger, subject to the terms of the Caplan Letter Agreement) and 50% of such deferred cash awards held by Ms. Ordonez in accordance with contractual arrangements).
If the Merger is completed, Payoneer’s securities will be delisted from Nasdaq and deregistered under the Exchange Act, as promptly as practicable after the Effective Time, and Payoneer will cease to be a publicly traded company as of the Effective Time. As a result, you will not own any shares of the Surviving Corporation.
Effect on Payoneer if the Merger Is Not Completed
If the Merger Agreement is not adopted by Payoneer stockholders or if the Merger is not completed for any other reason, Payoneer stockholders will not receive any payment for their shares (or interests in shares) of Payoneer Common Stock in connection with the Merger. Instead, Payoneer will remain an independent public company, the Payoneer Common Stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act and we will continue to file periodic reports with the SEC. In addition, if the Merger is not completed, Payoneer stockholders will continue to be subject to the same risks and opportunities to which they are currently subject, including risks related to the highly competitive industry in which Payoneer operates and risks related to adverse economic conditions.
Furthermore, if the Merger is not completed, and depending on the circumstances that would have caused the Merger not to be completed, it is likely that the price of the Payoneer Common Stock will decline significantly, as the current market price of the Payoneer Common Stock reflects a market assumption that the Merger will be consummated. If that were to occur, it is uncertain when, if ever, the price of Payoneer Common Stock would return to the price at which it trades as of the date of this proxy statement.
Accordingly, if the Merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of Payoneer Common Stock. If the Merger Agreement is not approved by Payoneer stockholders or if the Merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to Payoneer will be offered or that Payoneer’s business, prospects or results of operation will not be adversely impacted.
In addition, the Merger Agreement provides that, upon termination of the Merger Agreement under certain circumstances, Payoneer will be required to pay Nuvei Parent a termination fee of $89,000,000 or Nuvei Parent will be required to pay Payoneer a termination fee of $165,000,000. See the section titled “The Merger Agreement — Termination Fee” for a discussion of the circumstances under which such termination fee would be required to be paid.
Background of the Merger
The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement. This chronology does not purport to catalogue every conversation of or among the Payoneer Board of Directors, Nuvei Parent, Payoneer’s representatives, Nuvei Parent’s representatives, and other parties.
The Payoneer Board of Directors and senior management regularly review and assess Payoneer’s operations, performance, opportunities, prospects and strategic direction. In connection with this review and assessment, and with the assistance of legal and financial advisors, the Payoneer Board of Directors and senior management have, from time to time, considered potential strategic alternatives for Payoneer, including potential acquisitions, business combinations or other transactions, to strengthen Payoneer’s business and maximize stockholder value. In addition, Payoneer has, from time to time, received inquiries from third parties seeking to determine Payoneer’s interest in potential M&A transactions.
In December 2023, as part of a strategic review by the Payoneer Board of Directors, representatives of Payoneer began discussions with Qatalyst Partners as a potential financial advisor for exploring a range of potential strategic transactions involving Payoneer or one or more of Payoneer’s business lines, including potential acquisitions, business combinations or other transactions.
Subsequently, Payoneer and Qatalyst Partners entered into an engagement letter dated January 17, 2024 pursuant to which Payoneer engaged Qatalyst Partners as its financial advisor in connection with a range of potential strategic transactions, based on, among other things, Payoneer’s familiarity with Qatalyst Partners as well as Qatalyst Partners’ qualifications, expertise, reputation and knowledge of the business and affairs of Payoneer and the industry in which it operates.
Between January 2024 and October 2024, representatives of Payoneer and Qatalyst Partners held periodic discussions regarding Payoneer’s business, financial performance, strategic priorities and potential strategic alternatives. During this period, representatives of Payoneer and Qatalyst Partners discussed the potential framework for a strategic review process, including identifying potential strategic and financial counterparties, evaluating potential transaction structures, considering market conditions and timing, and preparing for the possibility of future outreach to selected parties. The Payoneer Board of Directors was updated periodically on these conversations.
In late October, 2024, as part of normal course relationship building activities, representatives of Qatalyst Partners made introductions for Mr. Caplan to representatives of Advent.
On October 31, 2024, a representative of Qatalyst Partners connected a representative of a financial sponsor (referred to as “Party A”), with Mr. Caplan to facilitate introductory meetings, as Party A had expressed interest in Payoneer and indicated it had been monitoring Payoneer’s development.
On November 2, 2024, as part of normal course relationship building activities, representatives of Qatalyst Partners made introductions for Mr. Caplan to representatives of a financial sponsor (referred to as “Party B”).
On November 5, 2024, a representative of Qatalyst Partners connected a representative of a financial sponsor (referred to as “Party C”) with Mr. Caplan.
On November 5, 2024, a Managing Director of Advent contacted Mr. Caplan following an introduction from a representative of Qatalyst Partners. On the call, Advent expressed an interest in learning about Payoneer’s business. On the same day, a representative of Qatalyst Partners made introductions for Mr. Caplan to representatives of a strategic counterparty (referred to as “Party D”).
On November 14, 2024, a representative of Party A contacted Mr. Caplan following the introduction from a representative of Qatalyst Partners and expressed an interest in exploring a potential strategic transaction involving Payoneer. Mr. Caplan indicated that Payoneer would consider any proposal that the Payoneer Board of Directors determined to be in the best interests of Payoneer and its stockholders.
On December 2, 2024, a representative of Party C, contacted Mr. Caplan following the introduction from a representative of Qatalyst Partners and expressed an interest in learning about Payoneer’s business.
On December 26, 2024, as part of normal course relationship building activities, representatives of Qatalyst Partners made introductions for Mr. Caplan to representatives of a financial sponsor, who was not part of the subsequent outreach in 2025.
Between November 2024 and February 2025, representatives of Payoneer met periodically with representatives of Qatalyst Partners to discuss, among other things, Payoneer’s business and the inbound expressions of interest received from Party A. During this period, representatives of Payoneer also discussed with representatives of Qatalyst Partners a preliminary list of potential financial and strategic counterparties that could potentially be contacted should the Payoneer Board of Directors determine to commence a broader market outreach process.

On February 13, 2025, representatives of Party A met with representatives of Payoneer to further discuss a potential strategic transaction.
In early March 2025, a representative of Party A verbally communicated to a representative of Payoneer that Party A remained interested in exploring a potential strategic transaction involving Payoneer and could be in a position to submit an indication of interest in the coming few weeks.
On March 12, 2025, the Payoneer Board of Directors held a meeting, at which representatives of Qatalyst Partners and Davis Polk were present, to discuss Party A’s interest and Payoneer’s strategic alternatives. Representatives of Payoneer management updated the Payoneer Board of Directors on discussions with Party A, including that Party A remained interested in exploring a potential strategic transaction with Payoneer. Representatives of Qatalyst Partners provided an update on Party A’s expression of interest, provided a preliminary financial overview of Payoneer and discussed potential transaction process considerations. Representatives of Davis Polk reviewed with the Payoneer Board of Directors its fiduciary duties in connection with evaluating strategic alternatives. The Payoneer Board of Directors then discussed how best to respond to Party A. Following discussion, the Payoneer Board of Directors authorized management to engage with Party A to determine whether Party A was prepared to pursue a transaction, and the Payoneer Board of Directors was supportive of Qatalyst Partners conducting a market check involving a select group of financial sponsors and strategic counterparties that the Payoneer Board of Directors believed were most likely to have interest in, and the ability to consummate, an acquisition of Payoneer. The Payoneer Board of Directors also determined to establish an advisory committee (the “Prior Advisory Committee”) to review with management and Payoneer’s advisors exploratory strategic opportunities and make recommendations to the Payoneer Board of Directors regarding such opportunities. The Payoneer Board of Directors appointed Pamela H. Patsley and Rich Williams to serve as members of the Prior Advisory Committee.
Beginning in mid-March 2025, at the direction of the Payoneer Board of Directors, representatives of Qatalyst Partners contacted eleven financial sponsors, including Advent, Party A, Party C, and four strategic counterparties to determine their interest in participating in a potential acquisition process involving Payoneer.
Between March 13 and March 19, 2025, representatives of Qatalyst Partners conducted follow-up discussions with the counterparties contacted as part of the market check, and those counterparties that expressed preliminary interest, including Advent, were invited to enter into non-disclosure agreements in order to receive access to non-public information regarding Payoneer. One such counterparty, a financial sponsor (referred to as “Party E”), was contacted on March 13, 2025, and, after a preliminary discussion with respect to a potential strategic transaction involving the acquisition of Payoneer, declined to participate further on the same day. In addition to Party E, during this same time period, Party C, three other financial sponsors and one strategic counterparty each separately informed representatives of Qatalyst Partners that they had decided not to continue evaluating a potential acquisition of Payoneer, and discussions with such parties were subsequently terminated.
On March 19, 2025, Party A and Payoneer entered into a customary non-disclosure agreement to facilitate the exchange of confidential information in connection with their discussions regarding a potential transaction. The non-disclosure agreement contained a standstill provision for the benefit of Payoneer for a period of one year, subject to customary exceptions, including a “fallaway” provision providing that the standstill obligations would terminate in certain circumstances, including upon Payoneer entering into a binding agreement related to the sale or change of control of Payoneer.
On March 20, 2025, a financial sponsor informed representatives of Qatalyst Partners that it had decided not to continue evaluating a potential acquisition of Payoneer, and discussions with the financial sponsor were subsequently terminated.
On March 25, 2025, Advent and Payoneer entered into a customary non-disclosure agreement to facilitate the exchange of confidential information in connection with their discussions regarding a potential transaction. The non-disclosure agreement contained a substantially similar standstill provision for the benefit of Payoneer for a period of one year as the non-disclosure agreement with Party A.

Also on March 25, 2025, Payoneer entered into a customary non-disclosure agreement with Party B. The non-disclosure agreement contained a substantially similar standstill provision for the benefit of Payoneer for a period of one year as the non-disclosure agreements with Party A and Advent.
On March 26, 2025, a financial sponsor informed representatives of Qatalyst Partners that it had decided not to continue evaluating a potential acquisition of Payoneer, and discussions with a financial sponsor were subsequently terminated.
On March 27, 2025, a financial sponsor informed representatives of Qatalyst Partners that it had decided not to continue evaluating a potential acquisition of Payoneer, and discussions with the financial sponsor were subsequently terminated.
Between March 25 and March 30, 2025, Payoneer established an electronic data room and made available to Party A and Advent selected non-public information regarding Payoneer’s business, operations and financial performance. During this period, representatives of Payoneer also responded to preliminary diligence requests from those parties.
On March 31, 2025, Party A informed representatives of Qatalyst Partners that it was pausing its work to consider a potential acquisition of Payoneer at this time, citing uncertainty relating to recently announced and anticipated tariff policies and resulting volatility in the broader market environment and unclear impact to Payoneer’s business.
On April 1, 2025, Payoneer entered into a customary non-disclosure agreement with a strategic counterparty that had been contacted by Qatalyst Partners as part of the market check (referred to as “Party F”). The non-disclosure agreement contained a substantially similar standstill provision for the benefit of Payoneer for a period of one year as the non-disclosure agreements with Party A, Advent and Party B. On the same day, the Prior Advisory Committee held a meeting, at which representatives of Qatalyst Partners and Davis Polk were present, during which the Prior Advisory Committee discussed the status of the market check.
On April 2, 2025, the United States government announced a series of tariff measures that contributed to significant volatility in the equity and financing markets, including declines in the trading prices of payment technology and financial technology companies. Representatives of Payoneer and Qatalyst Partners subsequently discussed the potential impact of these developments on the ongoing strategic process. On that same day, a strategic counterparty informed representatives of Qatalyst Partners that it had decided not to continue evaluating a potential acquisition of Payoneer, and discussions with the strategic counterparty were subsequently terminated.
On April 4, 2025, members of Payoneer management conducted a meeting with representatives of Advent to provide an overview of Payoneer’s business, strategic initiatives, financial performance and growth opportunities and to respond to Advent’s preliminary diligence questions. Following the meeting, Advent suggested introducing Payoneer’s management to certain members of the management team of Advent’s recent acquisition, Nuvei Parent. Payoneer’s management declined the invitation at the time due to the uncertainty relating to recently announced and anticipated tariff policies and resulting volatility in the broader market environment and unclear impact to Payoneer’s business. Payoneer did not have any contact with Nuvei Parent as part of its discussions with Advent in early 2025 and did not have any discussions with Nuvei Parent regarding a potential strategic transaction until December 2025.
Between April 4 and April 14, 2025, representatives of Payoneer and Qatalyst Partners continued discussions with the remaining interested counterparties, including Advent, Party B, Party D and Party F, regarding diligence matters and the potential timing of any indications of interest.
On April 10, 2025, the Payoneer Board of Directors held a meeting, at which representatives of Qatalyst Partners were present, during which representatives of Qatalyst Partners relayed that Party A was pausing its work relating to a potential acquisition of Payoneer at this time due to the tariff measures, and the Payoneer Board of Directors determined that in light of market conditions and the continuing volatility in the equity and financing markets as a result of tariff policies it was not in the interests of Payoneer to take further steps to explore a strategic transaction at that time, and the Payoneer Board of Directors instructed Payoneer management and Qatalyst Partners to pause discussions with the remaining interested counterparties at this time but to continue monitoring market developments and remain prepared to reengage with interested counterparties if conditions changed. On the same day, Party F informed representatives of Qatalyst Partners that it had decided not to continue evaluating a potential acquisition of Payoneer, and discussions with Party F were terminated.
On April 14, 2025, Advent informed representatives of Qatalyst Partners that it had determined not to pursue a potential acquisition of Payoneer. By this time, each of the other fourteen counterparties contacted by Qatalyst Partners as part of the market check had either declined to enter into a non-disclosure agreement or had informed Payoneer or Qatalyst Partners that such counterparty did not intend to continue evaluating a potential transaction.
On May 9, 2025, certain media sources reported that Payoneer had retained a financial advisor and was conducting a market check. Representatives of Payoneer discussed the reports and determined that Payoneer would not comment publicly on market rumors, consistent with its customary practice.
Over the next several months, the Payoneer Board of Directors and senior management continued to consider potential strategic alternatives for Payoneer while focusing on executing Payoneer’s business plan.
On November 3, 2025, a representative of Party E informed Mr. Caplan that, notwithstanding its earlier determination to decline to participate in discussions, it was now interested in engaging in discussions with respect to a strategic transaction involving the potential acquisition of Payoneer. On the same day, Party E and Payoneer entered into a customary non-disclosure agreement to facilitate the exchange of confidential information in connection with their discussions regarding a potential transaction. The non-disclosure agreement contained a standstill provision for the benefit of Payoneer for a period of one year, subject to customary exceptions, including a “fallaway” provision pursuant to which the standstill obligations would terminate under specified circumstances, including upon the approval by the Payoneer Board of Directors of a sale or change of control transaction. Following execution of the non-disclosure agreement, representatives of Party E and Payoneer held preliminary discussions regarding potential strategic alternatives and opportunities for consolidation in the payments sector.
During November 2025, representatives of Payoneer provided Party E with selected non-public information regarding Payoneer’s business and responded to Party E’s preliminary diligence requests.
On December 3, 2025, following a series of introductory emails and calls between representatives of Payoneer and Nuvei Parent that had been facilitated through a mutual industry contact to discuss matters impacting the payment industry, representatives of Payoneer, Nuvei Parent and Advent held preliminary discussions regarding trends and potential strategic opportunities in the payment industry. During the course of these discussions, the parties observed the potential strategic rationale for a business combination between the parties.
On December 11, 2025, the Payoneer Board of Directors held a regularly scheduled meeting during which, among other things, management provided an update regarding recent discussions with Party E and Nuvei Parent. Subsequently, on December 14, 2025, the Payoneer Board of Directors reinstated the advisory committee (the “Advisory Committee”), consisting of Ms. Patsley, Christopher (Woody) Marshall and Mr. Williams via action by written consent to advise on and review with management and Payoneer’s advisors, as the case may be, exploratory strategic opportunities.
On December 16, 2025, representatives of Qatalyst Partners met with representatives of Payoneer, who updated Qatalyst Partners on the status of the discussions with Party E, Nuvei Parent and Advent.
On December 18, 2025, Nuvei Parent and Payoneer entered into a customary non-disclosure agreement (the “Nuvei Non-Disclosure Agreement”) to facilitate the exchange of confidential information in connection with their discussions regarding strategic opportunities. The Nuvei Non-Disclosure Agreement contained a standstill provision for the benefit of Payoneer for a period of one year, subject to customary exceptions, including a “fallaway” provision pursuant to which the standstill obligations would terminate under specified circumstances, including if Payoneer entered into a definitive agreement providing for a sale or change of control transaction.
Later on December 18, 2025, the Advisory Committee held its initial meeting. Representatives of Payoneer management reviewed the status of discussions with Nuvei Parent and Advent, on the one hand,

and Party E, on the other hand, summarized the interest expressed by each party to date and discussed potential process considerations, including the potential benefits of maintaining competitive interest among multiple parties while continuing to evaluate Payoneer’s standalone business plan and Party E’s interest in Payoneer’s business as part of a combination with a third party acquisition. Following such discussion, the Advisory Committee expressed support for Payoneer management to inform representatives of Advent and Nuvei Parent that Payoneer was continuing to evaluate strategic alternatives and to invite Advent and Nuvei Parent to further engage if they remained interested in pursuing a potential strategic transaction involving Payoneer.
On December 19, 2025, representatives of Payoneer management communicated the message from the Advisory Committee to representatives of Advent and Nuvei Parent and, in response, Advent and Nuvei Parent indicated that they would continue their evaluation of a potential transaction involving Payoneer.
Between December 19 and December 29, 2025, representatives of Payoneer continued to facilitate due diligence discussions with Nuvei Parent and Advent, including providing access to selected non-public information and responding to diligence requests.
On December 30, 2025, representatives of Nuvei Parent submitted a nonbinding written indication of interest to Mr. Caplan to acquire all of the outstanding fully diluted equity of Payoneer for cash at a price of $7.20 – $7.50 per share of Payoneer Common Stock, subject to completion of due diligence and Nuvei Parent’s internal review and approval (the “December 30 Proposal”). The December 30 Proposal represented a premium of 27% to 32% to the closing price of Payoneer Common Stock of $5.69 on December 29, 2025.
Later on December 30, 2025, the Advisory Committee held a meeting, at which representatives of Qatalyst Partners and Davis Polk were present, to review the December 30 Proposal. Representatives of Qatalyst Partners summarized the principal terms of the proposal and reviewed Nuvei Parent’s diligence process to date. Representatives of Qatalyst Partners also updated the Advisory Committee regarding discussions with Party E. Following discussion, the Advisory Committee expressed the view that the December 30 Proposal did not meet Payoneer’s expectations and supported representatives of Payoneer management and Qatalyst Partners (i) informing Nuvei Parent that its proposal did not meet expectations, (ii) continuing to provide Nuvei Parent with access to Payoneer management and additional non-public information of Payoneer to facilitate the submission of an improved proposal and (iii) initiating outreach to certain financial sponsors and strategic counterparties that the Advisory Committee believed were the most likely to have an interest in acquiring Payoneer.
On January 1, 2026, representatives of Qatalyst Partners informed representatives of Nuvei Parent that, following review by the Advisory Committee, the proposed price range in the December 30 Proposal did not meet Payoneer’s expectations but that Payoneer remained willing to continue discussions and provide additional diligence materials to facilitate Nuvei Parent’s evaluation and the potential submission of a revised proposal.
Also on January 1, 2026, representatives of Qatalyst Partners informed Party E that Payoneer had received an unsolicited proposal regarding a potential acquisition. Party E stated that it was not interested in acquiring Payoneer on a standalone basis but remained interested if Party E could find a strategic partner to participate in an acquisition of Payoneer.
Beginning on January 1, 2026, with the support of the Advisory Committee, representatives of Qatalyst Partners contacted one financial sponsor (which was one of the financial sponsors that was previously contacted in early 2025) and six strategic counterparties, which included one strategic counterparty that was previously contacted in early 2025, to determine their interest in participating in a potential acquisition process involving Payoneer.
Also on January 1, 2026, with the support of the Advisory Committee, representatives of Qatalyst Partners informed Party A that Payoneer had received an unsolicited proposal and invited Party A to reengage if it remained interested in pursuing a transaction. Party A declined to engage in discussions.
On January 2, 2026, the Advisory Committee held a meeting, at which representatives of Qatalyst Partners and Davis Polk were present. Representatives of Qatalyst Partners reviewed the status of discussions with

Nuvei Parent, Advent and Party A, summarized the initial responses received from the additional counterparties contacted as part of the renewed market outreach and discussed anticipated timing for management presentations and additional diligence sessions. Representatives of Davis Polk also discussed customary process considerations relating to the continued evaluation of strategic alternatives.
Also on January 2, 2026, Payoneer and Qatalyst Partners entered into an agreement to reinstate the engagement letter between Payoneer and Qatalyst Partners, which engagement letter had previously been terminated in April 2025.
On January 3, 2026, a strategic counterparty and Party D each separately informed representatives of Qatalyst Partners that they would not participate in the process.
On January 7, 2026, Party B and Payoneer entered into an amendment to their existing non-disclosure agreement to extend the term of the agreement in connection with Party B’s continuing evaluation of a potential transaction involving Payoneer.
On January 8, 2026, the Advisory Committee held a meeting, at which representatives of Qatalyst Partners and Davis Polk were present. Representatives of Qatalyst Partners provided an update regarding the status of discussions with Nuvei Parent and Advent, the progress of the renewed market outreach and the overall competitive process. Following discussion, the Advisory Committee was supportive of management and its advisors continuing to facilitate diligence and encouraging interested parties to submit revised or initial indications of interest.
On January 12 and January 13, 2026, members of Payoneer management met with representatives of Nuvei Parent and Advent to provide an overview of Payoneer’s business, operations, strategic initiatives, financial performance and long-term growth opportunities and to respond to preliminary due diligence questions.
Also on January 12, 2026, a strategic counterparty informed representatives of Qatalyst Partners that it decided not to participate in the process given fit, complexity, and cost associated with a transaction.
On January 14, 2026, members of Payoneer management met with representatives of Party B to provide an overview of Payoneer’s business, operations, financial performance and long-term growth opportunities and to respond to Party B’s preliminary diligence questions.
On January 15, 2026, Payoneer entered into a customary non-disclosure agreement with a potential strategic buyer contacted during the renewed market outreach process (referred to as “Party G”). The non-disclosure agreement contained a standstill provision for the benefit of Payoneer for a period of eighteen months, subject to customary exceptions, including a “fallaway” provision pursuant to which the standstill obligations would terminate if another person or group acquired all or substantially all of Payoneer’s assets or if Payoneer otherwise announced a sale or change of control transaction.
Later on January 15, 2026, the Advisory Committee held a meeting, at which representatives of Qatalyst Partners were present. Representatives of Qatalyst Partners reviewed the status of ongoing discussions with Nuvei Parent, Advent and the other interested counterparties, summarized the diligence process to date and discussed the anticipated timing for receipt of potential indications of interest. The Advisory Committee expressed support for Payoneer management and its advisors to continue facilitating diligence while maintaining a competitive process among interested parties.
On January 16, 2026, members of Payoneer management met with representatives of Party G to provide an overview of Payoneer’s business, financial performance, strategic priorities and long-term growth opportunities and to respond to Party G’s preliminary diligence questions.
On January 18, 2026, Payoneer entered into a customary non-disclosure agreement with another potential strategic buyer contacted during the renewed market outreach process (referred to as “Party H”). The confidentiality agreement contained a standstill provision for the benefit of Payoneer for a period of two years, subject to customary exceptions, including a “fallaway” provision providing that the standstill obligations would terminate in certain circumstances, including upon Payoneer entering into a binding agreement related to the sale or change of control of Payoneer. Also on January 18, 2026, Payoneer consented to Party H serving as a representative of Party E under Party E’s existing confidentiality agreement to facilitate a potential joint evaluation of a strategic transaction involving Payoneer.
On January 20, 2026, Payoneer entered into a customary non-disclosure agreement with an additional strategic buyer contacted during the renewed market outreach process (referred to as “Party I”). The confidentiality agreement contained a standstill provision for the benefit of Payoneer for a period of eighteen months, subject to customary exceptions, including a “fallaway” provision pursuant to which the standstill obligations would terminate upon the public announcement by Payoneer of certain change-of-control transactions. Later that day, members of Payoneer management met with representatives of Party I to provide an overview of Payoneer’s business and respond to preliminary diligence questions.
On January 21, 2026, representatives of Qatalyst Partners delivered to Payoneer Qatalyst Partners’ relationship disclosure letter, and the Payoneer Board of Directors was subsequently updated on its contents.
Later on January 21, 2026, members of Payoneer management met with representatives of Parties E and H to provide an overview of Payoneer’s business, strategic priorities and financial outlook and to respond to diligence questions regarding potential strategic alternatives.
On January 22, 2026, Party G informed representatives of Qatalyst Partners that it did not intend to continue evaluating a potential acquisition of Payoneer, and discussions with Party G were terminated.
On January 23, 2026, the Advisory Committee held a meeting, at which representatives of Qatalyst Partners and Davis Polk were present. Representatives of Qatalyst Partners reviewed the status of discussions with Nuvei Parent, Advent and the remaining interested counterparties, summarized the responses received from the renewed market outreach and provided a financial overview of Payoneer in light of recent market developments.
Later on January 23, 2026, Party B informed representatives of Qatalyst Partners that it had decided not to continue evaluating a potential acquisition of Payoneer, and discussions with Party B were terminated.
On January 29, 2026, members of Payoneer management met with representatives of Nuvei Parent to address Nuvei Parent’s due diligence questions, including questions relating to Payoneer’s financial performance.
On January 31, 2026, representatives of Nuvei Parent submitted a revised nonbinding written indication of interest, dated January 30, 2026, proposing to acquire all of the outstanding fully diluted equity of Payoneer for cash at a price of $7.55 – $7.85 per share of Payoneer Common Stock in cash, subject to completion of due diligence and Nuvei Parent’s internal review and approval (the “January 31 Proposal”). The January 31 Proposal represented a premium of 18% to 23% over the closing price of Payoneer Common Stock of $6.39 on January 30, 2026.
On February 2, 2026, the Payoneer Board of Directors held a meeting, at which representatives of Qatalyst Partners and Davis Polk were present, to review the January 31 Proposal. Representatives of Qatalyst Partners summarized the proposal and reviewed the status of discussions with Nuvei Parent. Representatives of Davis Polk reviewed with the Payoneer Board of Directors its fiduciary duties in evaluating the January 31 Proposal and the continued strategic process. The Payoneer Board of Directors also discussed the risks of continuing to operate as a standalone company, as described below under “— Payoneer’s Reasons for the Merger; Recommendation of the Payoneer Board of Directors.” Following discussion, the Payoneer Board of Directors determined that the price range reflected in the January 31 Proposal did not meet Payoneer’s expectations and authorized Qatalyst Partners to communicate a nonbinding counterproposal of $9.25 per share in cash to Nuvei Parent.
Later on February 2, 2026, Party I informed representatives of Qatalyst Partners that it had decided not to continue evaluating a potential acquisition of Payoneer, and discussions with Party I were terminated.
On February 3, 2026, representatives of Qatalyst Partners informed representatives of Nuvei Parent that, after consideration by the Payoneer Board of Directors, the January 31 Proposal was inadequate and conveyed a nonbinding counterproposal indicating that the Payoneer Board of Directors would be prepared to continue discussions at a price of $9.25 per share in cash (the “February 3 Counteroffer”).

On February 8, 2026, representatives of Nuvei Parent informed representatives of Qatalyst Partners that Nuvei Parent required additional due diligence before it could evaluate the February 3 Counteroffer. During the following two weeks, members of Payoneer management participated in a series of meetings with representatives of Nuvei Parent to respond to Nuvei Parent’s supplemental diligence requests regarding Payoneer’s business and financial performance.
On February 9, 2026, as part of normal course business development discussions with representatives of a strategic counterparty (referred to as “Party J”), Party J discussed conceptual business combination structures with Payoneer.
On February 11, 2026, representatives of Party G reached out to representatives of Qatalyst Partners to check on the status of the process and restated that it did not intend to continue evaluating a potential acquisition of Payoneer at this time.
On February 12, 2026, representatives of Party J met with representatives of Payoneer where the parties discussed the challenges and complexities of a business combination of Payoneer and Party J.
On February 24, 2026, the Payoneer Board of Directors held its regularly scheduled meeting. During executive session, Mr. Caplan updated the Payoneer Board of Directors regarding the ongoing discussions with Nuvei Parent, including the status of diligence, the competitive process and recent developments since the February 2, 2026 Payoneer Board of Directors meeting.
On February 25, 2026, the Advisory Committee held a meeting, at which representatives of Qatalyst Partners and Davis Polk were present. Representatives of Qatalyst Partners reviewed the status of discussions with Nuvei Parent and the remaining interested counterparties, including Parties E and H, summarized the supplemental diligence process and discussed the likelihood that Nuvei Parent would submit a revised proposal. Following discussion, the Advisory Committee expressed its support for continuing negotiations with Nuvei Parent toward a potential definitive agreement while preserving flexibility to engage with any other interested party.
On February 26, 2026, Payoneer announced its financial results for the fourth quarter of 2025 and held its quarterly earnings conference call. Payoneer Common Stock declined 19% and closed at $4.27 on that day.
On March 3, 2026, Nuvei Parent submitted a revised nonbinding written indication of interest to Mr. Caplan proposing to acquire all of the outstanding fully diluted equity of Payoneer for cash at a price of $7.75 per share of Payoneer Common Stock, subject to completion of due diligence and Nuvei Parent’s internal review and approval (the “March 3 Proposal”). The March 3 Proposal represented a premium of approximately 69% over the closing price of Payoneer Common Stock of $4.58 on March 2, 2026.
Later on March 3, 2026, Mr. Caplan spoke with Philip Fayer (“Mr. Fayer”), Chief Executive Officer of Nuvei Parent, regarding the March 3 Proposal and Nuvei Parent’s rationale for the revised price. Following that discussion, the Advisory Committee held a meeting, at which representatives of Qatalyst Partners and Davis Polk were present. Mr. Caplan summarized his discussion with Mr. Fayer, and representatives of Qatalyst Partners reviewed the March 3 Proposal, the status of discussions with the remaining counterparties, including that no other counterparty that Payoneer had reached out to was actively engaged in discussions with Payoneer or seemed likely to make an offer to complete a strategic transaction, and current market conditions, including recent market trends that included a decrease in the trading prices and trading multiples of companies in the payment services industry, including Payoneer. Following discussion, the Advisory Committee was supportive of Mr. Caplan proposing to Nuvei Parent a price of $8.00 per share given the recent drop in the trading price of Payoneer Common Stock and the limited number of remaining interested counterparties and to seek confirmation that Nuvei Parent could proceed expeditiously toward signing a definitive agreement. Later that day, Mr. Caplan informed Mr. Fayer that the Payoneer Board of Directors may support a proposal of $8.00 per share, and Mr. Fayer informed Mr. Caplan that Nuvei Parent believed, subject to obtaining financing and the necessary internal approvals, that its shareholders might be willing to support a transaction at $8.00 per share.
On March 4, 2026, the Payoneer Board of Directors held a meeting, at which representatives of Qatalyst Partners and Davis Polk were present. Mr. Caplan updated the Payoneer Board of Directors regarding his discussions with Mr. Fayer, and representatives of Qatalyst Partners reviewed the status of negotiations with Nuvei Parent and the status of conversations with Parties E and H. Following discussion, the Payoneer Board of Directors was supportive of Mr. Caplan and Payoneer’s advisors to continue negotiating toward a transaction at $8.00 per share while continuing to work toward mutually acceptable definitive documentation.
On March 11, 2026, representatives of Nuvei Parent informed Mr. Caplan that Nuvei Parent was unable to pay $8.00 per share. Later that date, Nuvei Parent submitted a further revised nonbinding written indication of interest proposing to acquire all of the outstanding fully diluted equity of Payoneer for cash at a price of $7.85 per share of Payoneer Common Stock, subject to completion of due diligence and internal review and approval (the “March 11 Proposal”). The March 11 Proposal represented a premium of 70% to the closing price of Payoneer Common Stock of $4.63 as of March 11, 2026.
On March 12, 2026, the Payoneer Board of Directors held a meeting, at which representatives of Qatalyst Partners and Davis Polk were present, to review the March 11 Proposal and the status of negotiations with Nuvei Parent. Representatives of Qatalyst Partners summarized the discussions with Nuvei Parent that had occurred since the March 4, 2026 Payoneer Board of Directors meeting, including the discussions between Mr. Caplan and Mr. Fayer, and reviewed the principal economic terms reflected in the March 11 Proposal. The Payoneer Board of Directors also discussed the risks of continuing to operate as a standalone company, as described below under “— Payoneer’s Reasons for the Merger; Recommendation of the Payoneer Board of Directors.” Following discussion, the Payoneer Board of Directors determined that management and Payoneer’s advisors should inform Nuvei Parent that Payoneer was prepared to continue negotiating a transaction on the basis of the March 11 Proposal, subject to negotiation of mutually acceptable definitive transaction documents and final approval by the Payoneer Board of Directors. On March 12, 2026, Mr. Caplan conveyed that position to Mr. Fayer, following which Nuvei Parent commenced confirmatory due diligence and the parties instructed their respective legal advisors to begin preparing definitive transaction documentation.
On March 26, 2026, representatives of Simpson Thacher & Bartlett LLP (“Simpson Thacher”), counsel to Nuvei Parent, delivered an initial draft of the Merger Agreement to representatives of Davis Polk. Among other things, the initial draft contemplated (i) a termination fee payable by Payoneer equal to 3.5% of Payoneer’s equity value implied by the transaction, (ii) a reverse termination fee payable by Nuvei Parent equal to 5.0% of such implied equity value and (iii) a covenant requiring Nuvei Parent to use reasonable best efforts to obtain the required regulatory approvals.
On March 27, 2026, the Payoneer Board of Directors held a meeting, at which representatives of Qatalyst Partners and Davis Polk were present. Representatives of Qatalyst Partners updated the Payoneer Board of Directors regarding the status of the transaction discussions and Nuvei Parent’s confirmatory diligence process, and representatives of Davis Polk reviewed with the Payoneer Board of Directors its fiduciary duties with regards to the March 11 Proposal and summarized the principal terms reflected in the initial draft of the Merger Agreement and the principal issues expected to be negotiated.
On April 2, 2026, representatives of Davis Polk delivered a revised draft of the Merger Agreement to representatives of Simpson Thacher. Among other changes, the revised draft proposed (i) reducing the termination fee payable by Payoneer to 3.0% of Payoneer’s implied equity value, (ii) eliminating, as a condition to Payoneer’s right to specific performance to cause Nuvei Parent to close the transaction, the requirement that Nuvei Parent’s debt financing be available and (iii) eliminating the reverse termination fee payable by Nuvei Parent equal to 5.0% of such implied equity value and instead proposing specific performance or uncapped damages if the Merger Agreement is terminated as a result of a financing failure.
On April 7, 2026, the Advisory Committee held a meeting, at which representatives of Davis Polk were present. Management updated the Advisory Committee regarding the progress of negotiations with Nuvei Parent, including the treatment of outstanding Payoneer equity awards and the impact on the implied deal valuation and transaction costs and the status of the parties’ negotiations regarding the definitive transaction documentation. Representatives of Davis Polk also summarized the principal legal issues that remained under negotiation.
On April 14, 2026, representatives of Simpson Thacher delivered a revised draft of the Merger Agreement to representatives of Davis Polk. Among other changes, the revised draft proposed (i) increasing the Payoneer termination fee to 3.25% of Payoneer’s implied equity value, (ii) reinstating the condition that Nuvei Parent’s debt financing be available before Payoneer may seek specific performance to cause Nuvei Parent to close the transaction and (iii) adding a reverse termination fee equal to 5.0% of such implied equity value if the Merger Agreement is terminated as a result of a financing failure instead of uncapped damages. Simpson Thacher also delivered an initial draft of the proposed Voting and Support Agreement.
On April 15, 2026, the Payoneer Board of Directors held a meeting, at which representatives of Qatalyst Partners and Davis Polk were present. Management presented Payoneer’s long-range financial plan, which the Payoneer Board of Directors reviewed and approved for use in connection with the Payoneer Board of Directors’ evaluation of the proposed transaction and directed that Qatalyst Partners use the long-range financial plan in connection with its financial analyses of the proposed transaction. The long-range financial plan is further described under the section entitled “Certain Unaudited Prospective Financial Information.” Representatives of Qatalyst Partners updated the Payoneer Board of Directors on the status of transaction discussions with Nuvei Parent, and representatives of Davis Polk summarized the progress of negotiations regarding the definitive transaction documentation and the principal legal issues remaining under discussion.
On April 17, 2026, representatives of Simpson Thacher shared the initial draft of the proposed Investor Support Agreement with representatives of Davis Polk.
On April 19, 2026, representatives of Davis Polk shared a revised draft of the Investor Support Agreement with representatives of Simpson Thacher.
On April 20, 2026, representatives of Davis Polk delivered a revised draft of the Merger Agreement to representatives of Simpson Thacher. Among other revisions, the draft proposed increasing the reverse termination fee to 7.5% of Payoneer’s implied equity value.
On April 21, 2026, representatives of Davis Polk delivered an initial draft of Payoneer’s disclosure letter to the Merger Agreement (the “Payoneer Disclosure Letter”) and a revised draft of the form of Voting and Support Agreement to representatives of Simpson Thacher.
On April 24, 2026, representatives of Simpson Thacher delivered a revised draft of the Payoneer Disclosure Letter to representatives of Davis Polk.
On April 26, 2026, the Payoneer Board of Directors held a meeting, at which representatives of Qatalyst Partners and Davis Polk were present. Representatives of Qatalyst Partners updated the Payoneer Board of Directors regarding the status of transaction discussions with Nuvei Parent, including financing developments, while representatives of Davis Polk summarized the principal legal issues that remained under negotiation, including regulatory matters, termination provisions and interim operating covenant matters. The Payoneer Board of Directors discussed those matters and provided guidance to management and its advisors regarding the remaining negotiations.
Later on April 26, 2026, representatives of Davis Polk delivered a revised draft of the Payoneer Disclosure Letter to representatives of Simpson Thacher, and representatives of Simpson Thacher shared a revised draft of the Voting and Support Agreement to representatives of Davis Polk.
On April 27, 2026, representatives of Payoneer, Nuvei Parent and their respective advisors participated in a videoconference meeting to discuss the principal remaining open issues in the Merger Agreement.
Later on April 27, 2026, representatives of Nuvei Parent informed representatives of Payoneer that, in light of developments, including rising financing costs and greater clarity on go forward costs inherent in prior stock based awards, Nuvei Parent was revising its proposal to acquire Payoneer to $7.25 per share in cash (the “April 27 Proposal”). The April 27 Proposal represented a premium of 42% over the closing price of Payoneer Common Stock of $5.10 on April 27, 2026. Following that meeting, representatives of Simpson Thacher delivered a further revised draft of the Merger Agreement to representatives of Davis Polk, that, among other things, reduced the proposed reverse termination fee to 5.75% of Payoneer’s implied equity value.
Later that day, the Payoneer Board of Directors held a meeting, at which representatives of Qatalyst Partners and Davis Polk were present. Representatives of Qatalyst Partners reviewed the April 27 Proposal and discussed the reasons cited by Nuvei Parent for reducing its proposed price. Following discussion, the Payoneer Board of Directors determined that the revised proposal undervalued Payoneer and instructed management and Payoneer’s advisors to inform Nuvei Parent that Payoneer was not prepared to proceed with the negotiation of the proposed transaction on the basis of the reduced price. Representatives from Qatalyst Partners informed Nuvei Parent of the Payoneer Board of Directors’ decision that day. Additionally, a Managing Director of Advent reached out to each of Mr. Marshall and Mr. Williams, Payoneer directors, to gauge if there was still a deal to be made, however both reiterated the Payoneer Board of Directors’ position.
On April 29, 2026, Parties E and H expressed that they were no longer pursuing a potential transaction involving Payoneer, and subsequently, discussions with those parties were terminated. By that time, each of the other counterparties contacted during the strategic process had either declined to execute a non-disclosure agreement or had notified Payoneer that it had discontinued its evaluation of a potential transaction. In the weeks that followed, further conversations took place between Mr. Williams, a Managing Director of Advent, Qatalyst Partners, and Goldman Sachs & Co. LLC, financial advisor to Nuvei Parent, where Mr. Williams and Qatalyst Partners indicated that the Payoneer Board of Directors may be willing to re-engage if Nuvei Parent materially improved its proposal.
On May 7, 2026, before the opening of trading, Payoneer announced its financial results for the first quarter of 2026 and held its quarterly earnings conference call. Payoneer Common Stock closed at $5.06 per share on that day.
On May 22, 2026, Mr. Fayer informed Mr. Caplan that Nuvei Parent was ready to submit a “best and final offer”. Subsequently, on May 25, 2026, Nuvei Parent submitted a revised nonbinding written indication of interest, titled “Final Non-Binding Letter of Interest for the Acquisition of Payoneer Global Inc.”, proposing to acquire all of the outstanding fully diluted equity of Payoneer for cash at a price of $7.40 per share of Payoneer Common Stock, subject to completion of due diligence and Nuvei Parent’s internal review and approval (the “May 25 Proposal”). The May 25 Proposal characterized the offer from Nuvei Parent as its best and final offer and represented a premium of 50% over the closing price of Payoneer Common Stock of $4.94 on May 22, 2026.
On May 27, 2026, the Advisory Committee held a meeting, at which representatives of Qatalyst Partners and Davis Polk were present. Representatives of Qatalyst Partners reviewed the May 25 Proposal, summarized discussions with Nuvei Parent following the April 27 Proposal, and representatives of Davis Polk reviewed the status of the negotiations and remaining transaction issues.
On May 29, 2026, the Payoneer Board of Directors held a meeting, at which representatives of Qatalyst Partners and Davis Polk were present. Representatives of Qatalyst Partners reviewed with the Payoneer Board of Directors Qatalyst Partners’ preliminary valuation analyses of the May 25 Proposal. The Payoneer Board of Directors discussed whether additional negotiations regarding price were likely to result in a higher proposal and considered the risk that seeking a higher price could cause Nuvei Parent to discontinue negotiations and, the Payoneer Board of Directors determined that Nuvei Parent was unlikely to increase its offer price above $7.40 per share and that, in light of the course of negotiations to date and Nuvei Parent’s indication that $7.40 represented the highest amount that it was willing to pay, asking Nuvei Parent to increase its price presented a material risk that Nuvei Parent would withdraw its offer and discontinue negotiations. Following discussion, the Payoneer Board of Directors directed management and Payoneer’s advisors to inform Nuvei Parent that Payoneer was prepared to continue negotiating on the basis of the May 25 Proposal, subject to satisfactory resolution of the remaining issues.
On May 31, 2026, representatives of Davis Polk delivered a revised draft of the Merger Agreement to representatives of Simpson Thacher, which proposed a reverse termination fee equal to 6.0% of Payoneer’s implied equity value. On the same day, representatives of Davis Polk delivered a revised draft of the Voting and Support Agreement, while representatives of Simpson Thacher delivered revised drafts of the Payoneer Disclosure Letter and the Investor Support Agreement.
On June 1, 2026, representatives of Simpson Thacher first communicated proposals relating to Mr. Caplan’s existing employment arrangements, including a proposal that he waive certain “good reason”

rights under his employment agreement and that he agree to provide services for a specified retention period following the closing of the transaction in connection with the accelerated vesting of certain outstanding equity awards.
Later on June 1, 2026, representatives of Simpson Thacher delivered a further revised draft of the Merger Agreement, together with the initial draft of Nuvei Parent’s disclosure letter.
On June 2, 2026, the Advisory Committee held a meeting, at which representatives of Qatalyst Partners and Davis Polk were present. Representatives of Qatalyst Partners summarized the remaining open business issues and the status of transaction discussions with Nuvei Parent, and representatives of Davis Polk reviewed the remaining legal issues requiring resolution before execution of definitive agreements.
Between June 3 and June 9, 2026, representatives of Payoneer, Nuvei Parent and their respective advisors continued negotiating the remaining provisions of the Merger Agreement and the ancillary agreements, with particular focus on regulatory covenants, employee matters, and other remaining open issues.
On June 9, 2026, media sources reported that Nuvei Parent was engaged in advanced discussions regarding a potential acquisition of Payoneer. Later that day, the Payoneer Board of Directors held a meeting, at which representatives of Qatalyst Partners and Davis Polk were present. Representatives of Qatalyst Partners and Davis Polk updated the Payoneer Board of Directors regarding the status of negotiations and the impact, if any, of the market speculation, and the Payoneer Board of Directors directed management and its advisors to continue negotiations toward execution of definitive agreements.
On June 10, 2026, representatives of Simpson Thacher delivered a draft side letter that memorialized Mr. Caplan’s agreement to waive certain “good reason” triggers and continue to provide services following the closing of the transaction in connection with the accelerated vesting of certain outstanding equity awards. Mr. Caplan independently negotiated the final terms of the side letter with his own counsel.
Later on June 10, 2026, representatives of Qatalyst Partners delivered an updated relationship disclosure letter to Payoneer, and the Payoneer Board of Directors was subsequently updated on its contents. On the same day, Payoneer and Nuvei Parent amended and restated the Nuvei Non-Disclosure Agreement to facilitate Nuvei Parent’s financing process.
Between June 10 and June 12, 2026, representatives of Davis Polk and Simpson Thacher exchanged revised drafts of the Merger Agreement, the Voting and Support Agreement, the disclosure letters and the ancillary transaction documents and resolved the remaining open issues, including those relating to regulatory undertakings, employee equity awards and employee compensation matters.
On June 12, 2026, the Payoneer Board of Directors held a meeting, at which representatives of Qatalyst Partners and Davis Polk were present, to consider the proposed transaction. Representatives of Davis Polk reviewed the final terms of the proposed Merger Agreement and the related transaction documents, summarized the principal issues negotiated during the transaction process and reviewed the fiduciary duties of the Payoneer Board of Directors in connection with its consideration of the proposed transaction. Representatives of Qatalyst Partners reviewed with the Payoneer Board of Directors its financial analyses of the merger consideration payable to the holders of shares of Payoneer Common Stock in the Merger and, at the request of the Payoneer Board of Directors, rendered to the Payoneer Board of Directors its oral opinion, which was subsequently confirmed by delivery of its written opinion, dated June 12, 2026, which is attached to this proxy statement as Annex C, that, as of that date and based upon and subject to the various assumptions, qualifications, limitations and other matters set forth therein, the merger consideration of $7.40 per share to be received by the holders of shares of Payoneer Common Stock (other than shares held by Nuvei Parent, Merger Sub or any of their respective affiliates) pursuant to, and in accordance with, the terms of the Merger Agreement was fair, from a financial point of view, to such holders, as more fully described in the section of this proxy statement captioned “— Opinion of Qatalyst Partners LP.” Following discussion, the Payoneer Board of Directors unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby are fair to, and in the best interests of, Payoneer and Payoneer stockholders, (ii) determined that it is in the best interests of Payoneer and Payoneer stockholders, and declared it advisable, to enter into the Merger Agreement and consummate the transactions contemplated thereby upon the terms and subject to the conditions set forth in the Merger Agreement, (iii) approved the execution and delivery by Payoneer of the Merger Agreement, the performance by Payoneer of its covenants and other obligations thereunder and the consummation of the transactions contemplated thereby upon the terms and conditions set forth therein and (iv) resolved to recommend that Payoneer stockholders adopt the Merger Agreement and approve the Merger and the other transactions contemplated thereby.
Later on June 12, 2026, representatives of Davis Polk and Simpson Thacher finalized the Merger Agreement, the disclosure letters and the remaining ancillary agreements. Thereafter, Payoneer and Nuvei Parent executed the Merger Agreement, Payoneer, Nuvei Parent and Advent executed the Investor Support Agreement, and the Support Stockholders and Nuvei Parent executed the Voting and Support Agreements.
On June 15, 2026, before the opening of trading, Payoneer and Nuvei Parent jointly announced the execution of the Merger Agreement and the related transaction documents by issuing a joint press release.
Payoneer’s Reasons for the Merger; Recommendation of the Payoneer Board of Directors
At its June 12, 2026 meeting held to evaluate the Merger, the Payoneer Board of Directors, after careful consideration, unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby are fair to, and in the best interests of, Payoneer and Payoneer stockholders, (ii) determined that it is in the best interests of Payoneer and Payoneer stockholders, and declared it advisable, to enter into the Merger Agreement and consummate the transactions contemplated thereby upon the terms and subject to the conditions set forth in the Merger Agreement, (iii) approved the execution and delivery by Payoneer of the Merger Agreement, the performance by Payoneer of its covenants and other obligations thereunder and the consummation of the transactions contemplated thereby upon the terms and conditions set forth therein and (iv) resolved to recommend that Payoneer stockholders adopt the Merger Agreement and approve the Merger and the other transactions contemplated thereby. The Payoneer Board of Directors recommends that Payoneer stockholders vote:
1. “FOR” the Merger Agreement Proposal;
2. “FOR” the Merger-Related Compensation Proposal; and
3. “FOR” the Adjournment Proposal.
In evaluating the Merger Agreement and Merger and arriving at its determination, the Payoneer Board of Directors consulted with Payoneer’s senior management, representatives of Payoneer’s financial advisor, Qatalyst Partners, and Payoneer’s outside legal counsel, Davis Polk, and considered a number of substantive factors, both positive and negative, and potential benefits and detriments of the Merger to Payoneer and Payoneer stockholders. The Payoneer Board of Directors believed that, taken as a whole, the following factors (which are not presented in any relative order of importance) supported its decision to approve the Merger:
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Merger Consideration.   The Payoneer Board of Directors’ belief that the Merger Consideration provides Payoneer stockholders with attractive and compelling value for their shares of Payoneer Common Stock. The Payoneer Board of Directors considered the current and historical market prices, volatility, and trading information of Payoneer Common Stock, in light of current industry conditions, the competitive landscape, publicly available analyst expectations, and other factors.

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Business, Financial Condition, Prospects, and Execution Risks.   The Payoneer Board of Directors’ belief that the benefits entailed by the Merger were more favorable to Payoneer stockholders than the alternative of remaining a standalone, independent company, which belief was based on and informed by consideration of a number of factors, risks, and uncertainties, including:

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general industry, economic and market conditions, both on a historical and on a prospective basis;

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current information regarding (i) Payoneer’s business, prospects, financial condition, operations, technology, products, services, competitive position, and strategic business goals and objectives, (ii) geopolitical conditions and a changing regulatory environment that could affect Payoneer’s business, and (iii) opportunities and competitive factors within Payoneer’s industry;

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the perspective that Payoneer’s stock price was not likely to trade at or above the Merger Consideration for any extended period in the near future based on a consideration of all of the factors enumerated above; and

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the uncertain returns to Payoneer stockholders if Payoneer were to remain independent, taking into account, in particular, the financial projections of the future financial performance and earnings of Payoneer, including those set forth below under the section titled “The Merger (Proposal 1) — Certain Unaudited Projected Financial Information” and the risks involved in achieving those returns.

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Premium to Trading Price of Payoneer Common Stock.   The fact that the Merger Consideration of $7.40 per share represented a significant premium of 44% to the closing price of the Payoneer Common Stock on June 8, 2026, the last full trading day prior to media sources reporting that Nuvei Parent was engaged in advanced discussions regarding a potential acquisition of Payoneer.

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Negotiations with Nuvei Parent.   The benefits that Payoneer and its advisors were able to obtain during its negotiations with Nuvei Parent, including contractual protections to increase closing certainty. The Payoneer Board of Directors believed that the consideration reflected in the Merger Agreement was the best proposal and economic value available to Payoneer stockholders and the best transaction that could be obtained by Payoneer stockholders at the time, and that there was no assurance that a more favorable opportunity to sell Payoneer would arise later or through any alternative transaction.

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Merger Consideration in Cash.   The fact that the Merger Consideration is all cash, giving Payoneer stockholders the opportunity to realize near-term value certainty and liquidity at the consummation of the Merger.

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Opinion of Qatalyst Partners.   The oral opinion of Qatalyst Partners, subsequently confirmed in writing, which written opinion is attached to this proxy statement as Annex C, rendered to the Payoneer Board of Directors, that as of June 12, 2026, and based upon and subject to the various assumptions, qualifications, limitations and other matters set forth therein, the merger consideration of $7.40 per share to be received by the holders of shares of Payoneer Common Stock (other than Nuvei Parent, Merger Sub or any of their respective affiliates) pursuant to, and in accordance with, the terms of the Merger Agreement was fair, from a financial point of view, to such holders, as more fully described in the section of this proxy statement captioned “— Opinion of Qatalyst Partners LP.”

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Market Check.   The fact that Payoneer had preliminary discussions with respect to a potential transaction involving Payoneer with 11 financial sponsors, including Advent, and nine strategic counterparties to determine their interest in participating in a potential acquisition process involving Payoneer (as described in more detail under the section titled “Background of the Merger”).

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Likelihood of Consummation.   The likelihood that the Merger with Nuvei Parent would be completed, in light of, among other things, the conditions to the Merger (including the likelihood that regulatory approvals and clearances necessary to the Merger would be obtained), the absence of a financing condition and the efforts required to obtain regulatory approvals.

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Business Reputation of Nuvei Parent.   The business reputation and financial resources of Nuvei Parent, and the representations by Nuvei Parent in the Merger Agreement that it will have adequate resources to pay the Merger Consideration and to consummate the Merger.

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Terms of the Merger Agreement.   The terms and conditions of the Merger Agreement, including:

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the representations, warranties and covenants of the parties, the conditions to the parties’ obligations to complete the Merger and their ability to terminate the Merger Agreement in certain circumstances;

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the provisions of the Merger Agreement that allow Payoneer to engage in negotiations or discussions with, and furnish confidential or non-public information with respect to Payoneer to, a third party that makes an Acquisition Proposal that did not result from a material breach of Payoneer’s non-solicitation obligations, if the Payoneer Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisors, that such proposal is or could reasonably be expected to lead to a Superior Proposal and failure to take such actions would be reasonably expected to be inconsistent with its fiduciary duties under applicable law;

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the conditions that the Payoneer Board of Directors must abide by before effecting a Recommendation Change in connection with a Superior Proposal, notably that it must (i) provide

Nuvei Parent with at least three business days’ prior written notice of its determination that the Acquisition Proposal is a Superior Proposal and of its intention to take such action, together with a reasonable description of the events giving rise to the determination, a summary of the material terms and conditions of the Superior Proposal and an unredacted copy of the proposed definitive agreement; (ii) if requested by Nuvei Parent, negotiate in good faith with Nuvei Parent during that three-business-day period regarding any proposed modifications to the terms and conditions of the Merger Agreement; and (iii) after the end of that period, determine in good faith, after considering any modifications proposed by Nuvei Parent, that the Acquisition Proposal continues to constitute a Superior Proposal and that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties;
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the fact that the Payoneer Board of Directors may effect a Recommendation Change in response to an “Intervening Event” if it determines in good faith (after consultation with its outside legal counsel and financial advisors) that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties, subject to providing Nuvei Parent with prior written notice and, if requested by Nuvei Parent, negotiating in good faith with Nuvei Parent for a period of three business days;

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the limited number of closing conditions included in the Merger Agreement, including the absence of a financing condition or similar contingency that is based on Nuvei Parent’s ability to obtain financing, the exceptions to the events that would constitute a material adverse effect on Payoneer for purposes of the Merger Agreement, as well as the likelihood of satisfaction of all conditions to completion of the transactions;

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the belief of the Payoneer Board of Directors that Payoneer’s obligation to pay a $89,000,000 termination fee in certain circumstances was not likely to unduly discourage additional competing third party proposals or reduce the price of such proposals, as such termination fee is customary for transactions of this size and type and the size of the termination fee was reasonable in the context of comparable transactions;

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the requirement that Nuvei Parent pays Payoneer a termination fee of $165,000,000 if the Merger Agreement is terminated under certain circumstances required by the Merger Agreement, including if Payoneer terminates the Merger Agreement because Nuvei Parent fails to complete the transactions when required to do so under the terms of the Merger Agreement;

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the fact that Nuvei Parent is subject to various remedies available to Payoneer under the Merger Agreement in certain circumstances; and

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the ability of Payoneer to specifically enforce the terms of the Merger Agreement under certain circumstances.

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Voting and Support Agreements.   The automatic termination of the Voting and Support Agreements upon (i) the valid termination of the Merger Agreement, (ii) the Effective Time or (iii) any amendment, modification, change or waiver of any provision of the Merger Agreement that reduces the amount or changes the form of the Merger Consideration (other than adjustments in accordance with the terms therein) or is otherwise adverse in any material respect to any Support Stockholder.

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Investor Support Agreement.   The fact that Advent, the lead sponsor in Nuvei Parent’s take-private transaction in 2024, agreed to provide certain information and make certain commitments in connection with seeking and obtaining certain regulatory approvals which are necessary or advisable to consummate the Merger.

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Timing Considerations.   The timing of the Merger and the risk that if Payoneer did not accept the offer by Nuvei Parent (as provided for in the Merger Agreement), it may not have another opportunity to do so or to accept a comparable opportunity. The Payoneer Board of Directors also observed that Payoneer retained the ability to consider unsolicited proposals until the Special Meeting and to enter into an agreement with respect to an Acquisition Proposal under certain circumstances (concurrently with terminating the Merger Agreement and paying a $89,000,000 termination fee to Nuvei Parent).

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Availability of Appraisal Rights.   The fact that appraisal rights would be available to holders of Payoneer Common Stock under the DGCL and that there was no condition in the Merger Agreement relating to the maximum number of shares of Payoneer Common Stock that could exercise appraisal rights.

The Payoneer Board of Directors also considered certain potentially negative factors in its deliberations concerning the Merger, including the following (which are not presented in any relative order of importance):
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No Stockholder Participation in Future Growth or Earnings.   The nature of the Merger as a cash transaction, meaning Payoneer stockholders will not have an opportunity to participate in the Surviving Corporation’s future earnings or growth and will not benefit from any appreciation in the value of the Surviving Corporation.

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Risk of Non-Completion.   The possibility that the Merger might not be completed, including as a result of the failure to obtain regulatory approvals, and the effect the resulting public announcement of the termination of the Merger Agreement may have on:

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the trading price of the Payoneer Common Stock; and

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Payoneer’s business and operating results, particularly in light of the costs incurred in connection with the Merger.

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Possible Deterrence of Competing Offers.   The risk that various provisions of the Merger Agreement, including the restrictions on Payoneer’s ability to solicit other Acquisition Proposals and obligation to pay to Nuvei Parent a termination fee of $89,000,000 if the Merger Agreement is terminated under certain circumstances (including if the Payoneer Board of Directors makes a Change of Recommendation or exercises its right to terminate the Merger Agreement to enter into a transaction that constitutes a Superior Proposal), which termination fee, although the Payoneer Board of Directors believed is reasonable and consistent with fees payable in comparable transactions, may discourage other parties potentially interested in an acquisition of, or combination with, Payoneer from pursuing that opportunity.

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Possible Disruption of the Business and Costs and Expenses.   The possible disruption to Payoneer’s business that may result from the Merger, the resulting distraction of Payoneer’s management from day-to-day operations and potential attrition of Payoneer’s employees, as well as the costs and expenses associated with completing the Merger.

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Restrictions on Operation of Payoneer’s Business.   The requirement that Payoneer use reasonable best efforts to conduct its business in the ordinary course of business in all material respects and the other restrictions on Payoneer’s activities and operations prior to completion of the Merger. The Payoneer Board of Directors considered that such restrictions may delay or prevent Payoneer from pursuing business strategies or opportunities that may arise pending completion of the Merger.

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Impact of Announcement.   The uncertainty about the effect of the Merger, regardless of whether the Merger is completed, on Payoneer’s employees, customers and other parties, which may impair Payoneer’s ability to attract, retain and motivate key personnel, could cause customers, vendors and others to seek to change existing business relationships with Payoneer and could lead to litigation in connection with the Merger.

•
Need to Obtain Required Regulatory Clearances.   The fact that completion of the Merger would require, among other things, (i) the expiration or termination of all waiting periods (and any extensions thereof) applicable to the consummation of the Merger under the HSR Act and (ii) the receipt of the other required regulatory approvals.

•
Remedies Available to Nuvei Parent.   The fact that Payoneer is subject to various remedies available to Nuvei Parent under the Merger Agreement in certain circumstances.

•
Enforcement of Remedies.   The fact that Payoneer’s rights and remedies under the Merger Agreement may be expensive and difficult to enforce through litigation, and the uncertain outcome of any such action.

The Payoneer Board of Directors concluded that the potential benefits that it expected Payoneer stockholders would achieve as a result of the Merger significantly outweighed the potentially negative factors associated with the Merger. The Payoneer Board of Directors believed that the Merger would provide shareholders with more certain and immediate value and liquidity, when weighed against the long-term value potentially attainable under Payoneer’s standalone plan, which is inherently uncertain, and subject to the risks and uncertainties associated with executing Payoneer’s Long-Range Plan (as defined below), including numerous factors, many of which are outside of Payoneer’s control. The Payoneer Board of Directors believed that the relative certainty of the cash consideration was more favorable to stockholders than the uncertain, and potentially more volatile, value associated with remaining an independent public company. Accordingly, the Payoneer Board of Directors unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby are fair to, and in the best interests of, Payoneer and Payoneer stockholders, (ii) determined that it is in the best interests of Payoneer and Payoneer stockholders, and declared it advisable, to enter into the Merger Agreement and consummate the transactions contemplated thereby upon the terms and subject to the conditions set forth in the Merger Agreement, (iii) approved the execution and delivery by Payoneer of the Merger Agreement, the performance by Payoneer of its covenants and other obligations thereunder and the consummation of the transactions contemplated thereby upon the terms and conditions set forth therein and (iv) resolved to recommend that Payoneer stockholders adopt the Merger Agreement and approve the Merger and the other transactions contemplated thereby.
In addition, the Payoneer Board of Directors was aware of and considered the interests that Payoneer’s directors and executive officers may have with respect to the Merger that differ from, or are in addition to, the interests of Payoneer stockholders generally, as described below under “— Interests of Payoneer’s Directors and Executive Officers in the Merger.”
The foregoing discussion of the information and factors considered by the Payoneer Board of Directors is not exhaustive, but Payoneer believes it includes all the material factors considered by the Payoneer Board of Directors. In view of the wide variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, the Payoneer Board of Directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative or specific weight or values to any of these factors. Rather, the Payoneer Board of Directors viewed its position and recommendation as being based on an overall analysis and on the totality of the information presented to and factors considered by it. In addition, in considering the factors described above, individual directors may have given different weights to different factors. The Payoneer Board of Directors based its unanimous recommendation on the totality of the information presented.
This explanation of Payoneer’s reasons for the Merger and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors described under “Cautionary Statement Regarding Forward-Looking Statements.”
Opinion of Qatalyst Partners LP
Payoneer retained Qatalyst Partners to act as its financial advisor in connection with a potential transaction such as the Merger and to evaluate whether the merger consideration of $7.40 per share to be received by the holders of shares of Payoneer Common Stock (other than Nuvei Parent, Merger Sub or their respective affiliates) pursuant to, and in accordance with, the terms of the Merger Agreement was fair, from a financial point of view, to such holders. Payoneer selected Qatalyst Partners to act as financial advisor to Payoneer based on Qatalyst Partners’ long-standing relationship with Payoneer as well as Qatalyst Partners’ qualifications, expertise, reputation and knowledge of the business and affairs of Payoneer and the industry in which it operates. Qatalyst Partners has provided its written consent to the reproduction of its opinion in this proxy statement. At the meeting of the Payoneer Board of Directors on June 12, 2026, Qatalyst Partners rendered to the Payoneer Board of Directors its oral opinion, subsequently confirmed in writing, to the effect that, as of the date thereof and based upon and subject to the various assumptions, qualifications, limitations and other matters set forth therein, the merger consideration of $7.40 per share to be received by the holders of shares of Payoneer Common Stock (other than Nuvei Parent, Merger Sub or any of their respective affiliates) pursuant to, and in accordance with, the terms of the Merger Agreement was fair, from a financial point of view, to such holders. Qatalyst Partners delivered its written opinion, dated June 12, 2026, to the Payoneer Board of Directors following the meeting of the Payoneer Board of Directors.

The full text of Qatalyst Partners’ written opinion, dated June 12, 2026, is attached as Annex C to this proxy statement and is incorporated by reference herein. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by Qatalyst Partners in rendering its opinion. Holders of shares of Payoneer Common Stock should read the opinion carefully in its entirety. Qatalyst Partners’ opinion was provided to the Payoneer Board of Directors and addresses only, as of the date of the opinion, and based upon and subject to the various assumptions, qualifications, limitations and other matters set forth therein, the fairness, from a financial point of view, of the merger consideration of $7.40 per share to be received by the holders of shares of Payoneer Common Stock (other than Nuvei Parent, Merger Sub or any of their respective affiliates) pursuant to, and in accordance with, the terms of the Merger Agreement, to such holders, and it does not address any other aspect of the Merger. Qatalyst Partners’ opinion does not constitute a recommendation as to how any holder of Payoneer Common Stock should vote with respect to the Merger or any other matter and does not in any manner address the price at which Payoneer Common Stock will trade at any time. Qatalyst Partners’ opinion does not address the underlying business decision of Payoneer to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to Payoneer. The summary of Qatalyst Partners’ opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex C to this proxy statement.
In arriving at its opinion, Qatalyst Partners reviewed a draft of the Merger Agreement dated June 12, 2026, certain related documents and certain publicly available financial statements and other business and financial information of Payoneer. Qatalyst Partners also reviewed certain forward-looking information relating to Payoneer prepared by the management of Payoneer, including the Long-Range Plan. Additionally, Qatalyst Partners discussed the past and current operations and financial condition and the prospects of Payoneer with senior management of Payoneer, and participated in and advised Payoneer on, certain of the negotiations relating to the Merger. Qatalyst Partners also reviewed the historical market prices and trading activity for Payoneer Common Stock and compared the financial performance of Payoneer and the prices and trading activity of Payoneer Common Stock with that of certain other selected publicly-traded companies and their securities. In addition, Qatalyst Partners reviewed the financial terms, to the extent publicly available, of selected acquisition transactions, participated in certain discussions and negotiations among representatives of Payoneer, Nuvei Parent and their respective financial and legal advisors and performed such other analyses, reviewed such other information and considered such other factors as Qatalyst Partners deemed appropriate.
In arriving at its opinion, Qatalyst Partners assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to, or discussed with, Qatalyst Partners by Payoneer. With respect to the Long-Range Plan, Qatalyst Partners was advised by the management of Payoneer, and Qatalyst Partners assumed based on discussions with the management of Payoneer and the Payoneer Board of Directors, that the Long-Range Plan had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Payoneer of the future financial performance of Payoneer and other matters covered thereby. Qatalyst Partners expressed no view as to the Long-Range Plan or the assumptions on which they were based. Qatalyst Partners assumed that the terms of the draft Merger Agreement reviewed by Qatalyst Partners would not differ materially from the final executed Merger Agreement, and that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, without any modification, waiver or delay of any terms or conditions. In addition, Qatalyst Partners assumed that in connection with the receipt of all the necessary approvals of the Merger, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on Payoneer or the contemplated benefits expected to be derived in the proposed Merger. Qatalyst Partners relied upon, without independent verification, the assessment of Payoneer and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Qatalyst Partners did not make any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Payoneer or its affiliates nor was Qatalyst Partners furnished with any such evaluation or appraisal. In addition, Qatalyst Partners relied, without independent verification, upon the assessment of the management of Payoneer as to the existing and future technology and products of Payoneer and the risks associated with such technology and products. Qatalyst Partners’ opinion has been approved by its opinion committee in accordance with its customary practice.

Qatalyst Partners’ opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. Events occurring after the date of the opinion may affect Qatalyst Partners’ opinion and the assumptions used in preparing it, and Qatalyst Partners has not assumed any obligation to update, revise or reaffirm its opinion. Qatalyst Partners’ opinion does not address the underlying business decision of Payoneer to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to Payoneer. Qatalyst Partners has not been asked to, nor does Qatalyst Partners express any view on, and Qatalyst Partners’ opinion does not address, any other term or aspect of the Merger Agreement, the Merger or any of the other transactions contemplated by the Merger Agreement, including, without limitation, the structure or form of the Merger, or any other agreements or arrangements contemplated by the Merger Agreement or entered into in connection with or otherwise contemplated by the Merger or any of the other transactions contemplated by the Merger Agreement, including, without limitation, the fairness of the Merger or any other term or aspect of the Merger or any of the other transactions contemplated by the Merger Agreement to, or any consideration to be received in connection therewith by, or the impact of the Merger or any of the other transactions contemplated by the Merger Agreement on, the holders (other than the holders of shares of Payoneer Common Stock (other than Nuvei Parent, Merger Sub or any of their respective affiliates)) of any class of securities, creditors or other constituencies of Payoneer or any other party. Qatalyst Partners’ opinion is limited to the fairness, from a financial point of view, of the merger consideration of $7.40 per share to be received by the holders of shares of Payoneer Common Stock (other than Nuvei Parent, Merger Sub or any of their respective affiliates) pursuant to, and in accordance with, the terms of the Merger Agreement, and Qatalyst Partners expresses no opinion with respect to the fairness of the amount or nature of the compensation to any of the officers, directors or employees of Payoneer or any of its affiliates, or any class of such persons, relative to such consideration.
Summary of Qatalyst Partners’ Financial Analyses
The following is a brief summary of the material analyses performed by Qatalyst Partners in connection with its opinion dated June 12, 2026. The analyses and factors described below must be considered as a whole; considering any portion of such analyses or factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Qatalyst Partners’ opinion. For purposes of its analyses, Qatalyst Partners utilized, among other things, the Long-Range Plan, described in the section entitled “The Merger (Proposal 1) — Certain Unaudited Projected Financial Information”, and third party research analyst consensus estimates of the future financial performance of Payoneer as of June 11, 2026 (which are referred to as the “Analyst Estimates”). Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by Qatalyst Partners, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Qatalyst Partners’ financial analyses.
Discounted Cash Flow Analysis
Qatalyst Partners performed an illustrative discounted cash flow analysis, which is designed to imply a range of potential per-share present values for Payoneer Common Stock as of March 31, 2026 (which was the end of Payoneer’s most recently completed fiscal quarter and the most recent publicly available balance sheet date), using mid-period convention, by:
•
adding:

(a)
the implied net present value of the estimated future unlevered free cash flows (which are referred to as the “UFCF”) of Payoneer based on the Long-Range Plan for the second quarter of fiscal year 2026 through fiscal year 2029 (which implied present value was calculated using a range of discount rates of 11.0% to 15.0%, based on an estimated weighted average cost of capital for Payoneer);

(b)
the implied net present value of a corresponding terminal value of Payoneer, calculated multiplying Payoneer’s estimated Adjusted EBITDA in fiscal year 2030 based on the Long-Range Plan by a range of fully diluted enterprise value to next-twelve-months’ estimated

EBITDA multiples of 4.5x to 7.5x (which were chosen based on Qatalyst Partners’ professional judgment and experience), and discounted to present value using the same range of discount rates used in item (a) above;
(c)
the cash and cash equivalents of Payoneer as of March 31, 2026, as disclosed in Payoneer’s Quarterly Report on Form 10-Q for the period ended March 31, 2026; and

•
dividing the resulting amount by the number of fully diluted shares of Payoneer Common Stock outstanding (calculated using the treasury stock method), taking into account the restricted stock units, performance-based restricted stock units (excluding those expected to be forfeited) and in-the-money stock options, as of June 11, 2026, all as provided by management of Payoneer, with each of the above-referenced estimated future UFCFs and terminal value having also been adjusted for the degree of estimated dilution to current stockholders through each respective applicable period (approximately 3.0% to 3.5% annually throughout the projection period) due to the estimated net effects of equity issuances and cancellations related to future equity compensation, in each case, based on estimates of future dilution provided by management of Payoneer.

Based on the calculations set forth above, this analysis implied a range of values for shares of Payoneer Common Stock of approximately $6.32 to $9.84 per share.
Selected Publicly Traded Companies Analysis
Qatalyst Partners reviewed and compared selected financial information and public market multiples for Payoneer with publicly available financial information and public market multiples for selected companies. The companies used in this comparison were those companies listed below, which were selected by Qatalyst Partners in its professional judgment, based on factors including that they are publicly traded companies in similar lines of business to Payoneer, have a similar business model, have similar financial performance or have other relevant or similar characteristics.
Based upon third party research analyst consensus estimates as of June 11, 2026 and using the closing prices as of June 11, 2026 for shares of the selected companies, Qatalyst Partners calculated, among other things, the fully diluted enterprise value divided by the estimated consensus EBITDA for calendar year 2026 (which are referred to as the “CY26E EBITDA Multiples”) for each of the selected companies, as shown below:
Selected Moderate-Growth Payments Companies	CY26E EBITDA Multiple
Corpay, Inc.	10.7x
BILL Holdings, Inc.	8.4x
Shift4 Payments, Inc.	7.5x
Fiserv, Inc.	6.2x
Global Payments Inc.	6.2x
Paysafe Ltd	5.9x
PayPal Holdings, Inc.	5.5x
WEX Inc.	3.8x
Selected High-Growth Payments Companies	CY26E EBITDA Multiple
Navan, Inc.	—
Paymentus Holdings, Inc.	14.0x
Adyen N.V.	12.9x
Wise Group plc	12.6x
Flywire Corporation	10.3x
Remitly Global, Inc.	9.8x

Selected High-Growth Payments Companies	CY26E EBITDA Multiple
Block, Inc.	9.2x
DLocal Limited	8.7x

Note: Multiple greater than 50.0x is noted with a dash.
Based on an analysis of the CY26E EBITDA Multiples for the selected companies and the application of its professional judgment, Qatalyst Partners selected a representative multiple range of 5.0x to 8.0x. Qatalyst Partners then applied this range to Payoneer’s estimated Adjusted EBITDA for fiscal year 2026, based on the Long-Range Plan and the Analyst Estimates. Based on the fully diluted shares of Payoneer Common Stock outstanding as of June 11, 2026 (calculated utilizing the same methodology as used in the above discounted cash flow analysis), as provided by management of Payoneer, this analysis implied (a) a range of values for Payoneer Common Stock of approximately $5.10 to $7.59 per share based on the Long-Range Plan and (b) a range of values for Payoneer Common Stock of approximately $4.83 to $7.17 per share based on the Analyst Estimates.
No company included in the selected companies analysis is identical to Payoneer. In evaluating the selected companies, Qatalyst Partners made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. Many of these matters are beyond the control of Payoneer, such as the impact of competition on Payoneer’s business or the industry in general, industry growth and the absence of any material adverse change in Payoneer’s financial condition and prospects or the industry or in the financial markets in general. Individual multiples or mathematical analysis, such as determining the arithmetic mean, median, or the high or low, is not in itself a meaningful method of using selected company data.
Selected Transactions Analysis
Qatalyst Partners compared nine selected public company transactions, including transactions involving companies participating in similar lines of business to Payoneer or with similar business models, similar financial performance or other relevant or similar characteristics.
For each of the selected transactions listed below, Qatalyst Partners reviewed, among other things, the implied fully diluted enterprise value of the target company as a multiple of third party research analyst consensus estimates of the next-twelve-months’ EBITDA of the target company (which are referred to as the “NTM EBITDA Multiples”).
Announcement Date	Target	Acquiror	NTM EBITDA Multiple
08/10/25	International Money Express, Inc.	The Western Union Company	4.4x
07/23/25	Alpha Group International plc	Corpay, Inc.	10.8x
04/17/25	Worldpay Holdco, LLC	Global Payments Inc.	10.5x
02/18/25	Global Blue Group Holding AG	Shift4 Payments, Inc.	10.4x
04/01/24	Nuvei Corporation	Advent International Corporation	12.6x
07/06/23	Worldpay Merchant Solutions	GTCR, LLC	10.4x
08/01/22	EVO Payments, Inc.	Global Payments Inc.	17.1x
02/15/22	MoneyGram International, Inc.	Madison Dearborn Partners, LLC	8.0x
02/03/20	Ingenico Group	Worldline SA	12.9x
Based on an analysis of the NTM EBITDA Multiples for the selected transactions and the application of its professional judgment, Qatalyst Partners selected a representative multiple range of 8.0x to 12.0x, then applied this range to Payoneer’s estimated next-twelve-months’ EBITDA (calculated as the 12-month period ending March 31, 2027) based on the Analyst Estimates. Based on the fully diluted shares of Payoneer Common Stock outstanding as of June 11, 2026 (calculated utilizing the same methodology as used in the above discounted cash flow analysis), as provided by management of Payoneer, this analysis implied a range of values for Payoneer Common Stock of approximately $7.30 to $10.47 per share.
No company or transaction utilized in the selected transactions analysis is identical to Payoneer or the Merger. In evaluating the selected transactions, Qatalyst Partners made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond Payoneer’s control, such as the impact of competition on Payoneer’s business or the industry generally, industry growth and the absence of any material adverse change in Payoneer’s financial condition and prospects or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared. Individual multiples or mathematical analysis, such as determining the arithmetic mean, median, or the high or low, is not in itself a meaningful method of using selected transactional data. Because of the unique circumstances of each of these transactions and the Merger, Qatalyst Partners cautioned against placing undue reliance on this information.
Miscellaneous
In connection with the review of the Merger by the Payoneer Board of Directors, Qatalyst Partners performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily amenable to a partial analysis or summary description. In arriving at its opinion, Qatalyst Partners considered the results of all its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Qatalyst Partners believes that selecting any portion of its analyses, without considering all analyses as a whole, could create a misleading or incomplete view of the process underlying its analyses and opinion. In addition, Qatalyst Partners may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Qatalyst Partners’ view of the actual value of Payoneer. In performing its analyses, Qatalyst Partners made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Payoneer. Any estimates contained in Qatalyst Partners’ analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.
Qatalyst Partners conducted the analyses described above solely as part of its analysis of the fairness, from a financial point of view, of the merger consideration of $7.40 per share to be received by the holders of shares of Payoneer Common Stock (other than Nuvei Parent, Merger Sub or any of their respective affiliates) pursuant to, and in accordance with, the terms of the Merger Agreement. These analyses do not purport to be appraisals or to reflect the price at which Payoneer Common Stock might actually trade or otherwise be transferable at any time.
Qatalyst Partners’ opinion and its presentation to the Payoneer Board of Directors were one of many factors considered by the Payoneer Board of Directors in deciding to approve the Merger Agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Payoneer Board of Directors with respect to the merger consideration of $7.40 per share to be received by the holders of shares of Payoneer Common Stock (other than Nuvei Parent, Merger Sub or any of their respective affiliates) pursuant to, and in accordance with, the terms of the Merger Agreement or of whether the Payoneer Board of Directors would have been willing to agree to different consideration. The merger consideration of $7.40 per share payable in the Merger was determined through arm’s-length negotiations between Payoneer and Nuvei Parent, and was approved by the Payoneer Board of Directors. Qatalyst Partners provided advice to Payoneer during these negotiations. Qatalyst Partners did not, however, recommend any specific consideration to Payoneer or that any specific consideration constituted the only appropriate consideration for the Merger.
Qatalyst Partners provides investment banking and other services to a wide range of entities and individuals, domestically and offshore, from which conflicting interests or duties may arise. In the ordinary course of these activities, affiliates of Qatalyst Partners may at any time hold long or short positions and may trade or otherwise effect transactions in debt or equity securities or loans of Payoneer, Nuvei Parent or certain of their respective affiliates. During the two-year period prior to the date of Qatalyst Partners’

opinion, no material relationship existed between Qatalyst Partners or any of its affiliates, on the one hand, and Payoneer, Nuvei Parent, Advent, Novacap or CDPQ, on the other hand, pursuant to which compensation was received by Qatalyst Partners or its affiliates. Qatalyst Partners and/or its affiliates may in the future provide investment banking and other financial services to Payoneer, Nuvei Parent, Advent, Novacap, CDPQ and/or their respective affiliates for which it would expect to receive compensation.
Under the terms of its engagement letter, Qatalyst Partners provided Payoneer with financial advisory services in connection with the Merger for which it will be paid an aggregate amount currently estimated at approximately $43 million, $150,000 of which was payable upon the execution of the engagement letter and $4 million of which was payable upon delivery of its opinion (regardless of the conclusion reached in the opinion), and the remaining portion of which will be paid upon, and subject to, the Closing. Payoneer has also agreed to reimburse Qatalyst Partners for certain expenses incurred in performing its services. Payoneer has also agreed to indemnify Qatalyst Partners and its affiliates, their respective members, directors, officers, partners, agents and employees and any person controlling Qatalyst Partners or any of its affiliates against certain liabilities, including liabilities under the federal securities laws, and certain expenses related to or arising out of Qatalyst Partners’ engagement.
Certain Unaudited Projected Financial Information
As part of its strategic and financial planning, Payoneer maintains a long-range plan that Payoneer senior management updates periodically. In connection with a potential sale transaction and other strategic alternatives being considered by the Payoneer Board of Directors, Payoneer senior management updated non-public financial forecasts as to the potential future performance of Payoneer for the second half of calendar year 2026 through calendar year 2030 (referred to as the “Long-Range Plan”). Payoneer senior management provided the Long-Range Plan to the Payoneer Board of Directors in connection with its evaluation of a potential sale transaction, and to Payoneer’s advisors, including Payoneer’s financial advisor, Qatalyst Partners, for its use and reliance in connection with its financial analyses and opinion as more fully described in the section titled “— Opinion of Qatalyst Partners LP.” Certain portions of the Long-Range Plan for 2026E – 2028E relating to revenue and adjusted EBITDA were also provided to Nuvei Parent and certain other parties in connection with discussions regarding a potential transaction with Payoneer.
The Long-Range Plan was not prepared with a view to public disclosure and is included in this proxy statement only because such information was made available as described above. The Long-Range Plan was not prepared with a view to compliance with generally accepted accounting principles as applied in the United States (referred to as “GAAP”), the published guidelines of the SEC regarding projections and forward-looking statements or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information.
Although a summary of the Long-Range Plan is presented with numerical specificity, the Long-Range Plan reflects numerous variables, assumptions and estimates as to future events made by Payoneer senior management, including with respect to demand for Payoneer’s products and services, working capital assumptions, capital expenditure levels for the applicable periods and other matters, many of which are uncertain, difficult to predict and subject to significant economic and competitive uncertainties beyond Payoneer’s control, that Payoneer senior management believed in good faith were reasonable when the Long-Range Plan was prepared, taking into account relevant information available to senior management at the time. However, the Long-Range Plan is not fact and should not be relied upon as necessarily indicative of actual future results, and readers of this proxy statement are cautioned not to place undue reliance on this information. Because the Long-Range Plan covers multiple years, by its nature, it becomes subject to greater uncertainty with each successive year. Important factors that may affect actual results and cause them to be different than as anticipated in the Long-Range Plan include general economic, geopolitical, regulatory and financial conditions, industry performance, accuracy of certain accounting assumptions, changes in actual or projected cash flows, competitive pressures, and other factors described or referenced under the section titled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 24, as well as the various risks set forth in Payoneer’s Annual Report on Form 10-K for the year ended December 31, 2025, and the other reports filed by Payoneer with the SEC. In addition, the Long-Range Plan was prepared on a standalone basis and does not take into account any circumstances or events occurring after the date that it was prepared and does not give effect to the Merger. As a result, there can be no assurance that the Long-Range Plan will be or would have been realized, and actual results may be materially better or worse than those contained in the Long-Range Plan.
The Long-Range Plan included in this document has been prepared by Payoneer management. Kesselman & Kesselman, a member firm of PricewaterhouseCoopers International Limited and Payoneer’s independent registered public accounting firm, has not audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the accompanying Long-Range Plan and, accordingly, Kesselman & Kesselman, a member firm of PricewaterhouseCoopers International Limited, does not express an opinion or any other form of assurance with respect thereto. The report of Kesselman & Kesselman, a member firm of PricewaterhouseCoopers International Limited, incorporated by reference in this document relates to Payoneer’s previously issued financial statements. It does not extend to the Long-Range Plan and should not be read to do so.
None of Payoneer or Qatalyst Partners, or any of their respective affiliates, officers, directors, advisors and other representatives make any representation to readers of this document concerning the ultimate performance of Payoneer or the combined company compared to the Long-Range Plan. Payoneer is including this Long-Range Plan in this document solely because it was made available to the Payoneer Board of Directors and Payoneer’s financial advisor and certain portions of the Long-Range Plan were also provided to Nuvei Parent and certain other parties in connection with discussions regarding a potential transaction involving Payoneer, and not to influence your decision on how to vote on any proposal.
The Long-Range Plan should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding Payoneer contained in our public filings with the SEC. The Long-Range Plan constitutes forward-looking statements. For information on factors that may cause Payoneer’s future results to materially vary, see the section titled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 24, as well as the various risks set forth in Payoneer’s Annual Report on Form 10-K for the year ended December 31, 2025, and the other reports filed by Payoneer with the SEC.
Except to the extent required by applicable federal securities laws, Payoneer does not intend, and expressly disclaims any responsibility, to update or otherwise revise the Long-Range Plan to reflect circumstances existing after the date when Payoneer prepared the Long-Range Plan or to reflect the occurrence of future events or changes in general economic or industry conditions, even in the event that any of the assumptions underlying the Long-Range Plan are shown to no longer be appropriate. The Long-Range Plan does not include any Merger-related expenses.
Certain of the measures included in the Long-Range Plan may be considered non-GAAP financial measures, including adjusted EBITDA and unlevered free cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Payoneer may not be comparable to similarly titled amounts used by other companies.
Financial measures provided to a financial advisor are excluded from the SEC’s definition of non-GAAP financial measures and therefore are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which may otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure to be presented. Reconciliations of these financial measures were not relied upon by Qatalyst Partners for purposes of performing its financial analyses in connection with rendering its opinion to the Payoneer Board of Directors (as described in the section titled “— Opinion of Qatalyst Partners LP”) or by the Payoneer Board of Directors. Accordingly, a reconciliation of the financial measures included in the Long-Range Plan is not provided. The following is a summary of the Long-Range Plan.
(dollars in millions)	2026E	2027E	2028E	2029E	2030E
Revenue(1)	$1,135	$1,254	$1,390	$1,549	$1,723
Adjusted EBITDA(2)	$311	$360	$420	$498	$586
Unlevered Free Cash Flow(3)	$164	$183	$231	$289	$355

(1)
“Revenue” is defined as revenue recognized from contracts with customers as well as revenue from other sources as of a given date that Payoneer expects to receive over the subsequent 9 or 12 months, as applicable.

(2)
“Adjusted EBITDA” is a non-GAAP measure that represents Payoneer’s net income (loss) adjusted to exclude, as applicable, mergers and acquisitions related expense (income), stock-based compensation expenses, restructuring charges, share in losses (gain) of associated company, loss (gain) from change in fair value of warrants and warrant repurchase/redemption, other financial expense (income), net, income taxes, and depreciation and amortization.

(3)
“Unlevered Free Cash Flow” is a non-GAAP measure that represents Payoneer’s Adjusted EBITDA less cash taxes, capital expenditures and capitalized software, investment in net working capital and other cash flow items relating to deferred cash payments for previously signed acquisitions.

Interests of Payoneer’s Directors and Executive Officers in the Merger
In considering the recommendation of the Payoneer Board of Directors to approve the Merger Agreement Proposal, Payoneer stockholders should be aware that Payoneer’s directors and executive officers have interests in the Merger that may be different from, or in addition to, those of Payoneer stockholders generally. These interests include, among others, vesting of equity awards, potential severance payments and benefits under applicable employment agreements and rights to ongoing indemnification and insurance coverage. The Payoneer Board of Directors was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, in approving the Merger Agreement, and in recommending the approval of the Merger Agreement by the Payoneer stockholders. Payoneer stockholders should take these interests into account in deciding whether to vote “FOR” the Merger Agreement Proposal. These interests are described below, and certain of them are quantified within the narrative disclosure. The Merger will constitute a “change in control” for purposes of the compensation arrangements described below. The amounts presented in the following discussion do not reflect the impact of applicable withholding or other taxes. For purposes of this disclosure, Payoneer’s named executive officers as of fiscal year ended December 31, 2025 are as follows:
Name	Position
John Caplan	Chief Executive Officer
Bea (Beatrice) Ordonez	Chief Financial Officer
Tsafi Goldman	Chief Legal & Governance Officer
Payoneer does not have any executive officers (as defined by Rule 3b-7 under the Exchange Act) who are not named executive officers.
For purposes of this disclosure, Payoneer’s non-employee directors are: Rich Williams (Chair of the Payoneer Board of Directors), Sharda Caro del Castillo, Barak Eilam, Amir Goldman, Christopher (Woody) Marshall, Susanna Morgan and Pamela H. Patsley.
Payoneer’s non-employee directors in 2025 also included Avi Zeevi and Scott Galit, who each ceased to be members of the Payoneer Board of Directors on June 10, 2025. Neither of Messrs. Zeevi and Galit will receive any compensation or benefits in connection with the Merger and therefore are not discussed herein.
Indemnification and Insurance
Pursuant to the terms of the Merger Agreement, the directors and executive officers will be entitled to certain ongoing indemnification and insurance coverage for a period of six years following the consummation of the Merger under the directors’ and officers’ liability insurance policies of Payoneer. For additional information with respect to the indemnification and insurance coverage, see the section titled “The Merger Agreement — Directors’ and Officers’ Indemnification and Insurance.”

Certain Assumptions
Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:
•
The Closing of the Merger is assumed to occur on July 24, 2026 at 10:00 a.m., New York City time, which is a hypothetical closing date used solely for purposes of the disclosure in this section;

•
each non-employee director ceases serving as a director of Payoneer upon the consummation of the Merger;

•
each executive officer experiences a termination of employment by Payoneer without “cause” or by the executive officer for “good reason” (each, as defined in the applicable employment agreement or severance plan), in each case, immediately following the Closing (such termination, a “qualifying termination”);

•
the total equity value for each non-employee director and executive officer is based on the individual’s unvested Payoneer equity awards as of the date of this filing, which are deemed to be the equity awards outstanding as of July 24, 2026 and a price per share of Payoneer Common Stock of $7.40, which represents a per share merger consideration amount of each share of Payoneer Common Stock;

•
the consummation of the Merger will constitute a “change in control” under the terms of the applicable plan or agreement;

•
the base salary and annual target incentive award of each executive officer remains unchanged from the compensation in place as of the date of this filing;

•
the calculations in this section and the section entitled “— Golden Parachute Compensation” below do not include amounts as to which executive officers were already vested in as of July 24, 2026; and

•
these amounts do not attempt to forecast any additional equity award or compensation grants, issuances or forfeitures that may occur after the date of this filing and prior to the consummation of the Merger.

As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in this section and the section of this proxy statement entitled “— Golden Parachute Compensation,” the actual amounts, if any, to be received by the non-employee directors and executive officers may materially differ from the amounts set forth below.
Treatment of Payoneer Equity Awards Held by Payoneer’s Directors and Executive Officers
The treatment of outstanding Payoneer equity awards held by Payoneer’s non-employee directors and executive officers in connection with the Merger is described below.
Treatment of Payoneer Equity Awards Held by Payoneer’s Directors
Each RSU Award held by a non-employee director that is outstanding immediately prior to Closing will immediately vest and be cancelled and cashed out for a payment equal to the Merger Consideration in respect of each underlying share.
Based on the price per share of $7.40 and the RSU Awards outstanding as of July 24, 2026, the value of the RSU Awards held by non-employee directors for which vesting will accelerate is as follows: Rich Williams, $292,759; Sharda Caro del Castillo, $292,759; Barak Eilam, $231,605; Amir Goldman, $292,759; Christopher (Woody) Marshall, $231,605; Susanna Morgan, $292,759, and Pamela H. Patsley, $292,759.
Treatment of Payoneer Equity Awards Held by Payoneer’s Executive Officers
The summary below sets forth the treatment of Payoneer equity awards held by its executive officers.
•
Options.   Each vested Option will be cancelled in exchange for a cash payment equal to the excess of the Merger Consideration over the exercise price of such Option, net of applicable tax withholding.

Mr. Caplan is the only executive officer who holds unvested Options. Each unvested Option will be cancelled and converted into a deferred cash award equal to the excess of the Merger Consideration over the exercise price of such Option (the “Deferred Option Amount”); however, pursuant to the Caplan Letter Agreement, which is summarized in greater detail below, 75% of such Deferred Option Amount will be payable in connection with the Closing and the remaining 25% of the Deferred Option Amount will be payable on the nine-month anniversary of the Closing. Options with an exercise price equal to or greater than the Merger Consideration will be cancelled for no consideration.
•
RSU Awards.   The Merger Agreement provides that each unvested RSU Award will be cancelled and converted into a deferred cash award equal to the Merger Consideration, subject to substantially the same vesting and payment terms. Pursuant to Ms. Ordonez’s employment agreement with Payoneer (which is described in more detail below), Ms. Ordonez is entitled to accelerated vesting at the Closing of 50% of her RSU Awards; if Ms. Ordonez experiences a qualifying termination, then she is entitled under her employment agreement to accelerated vesting of the remaining 50% of her RSU Awards (which were converted into deferred cash awards). Ms. Goldman participates in the Payoneer Change in Control Severance Plan (the “CiC Severance Plan”), pursuant to which, if Ms. Goldman experiences a qualifying termination, she is entitled to 100% vesting of any outstanding RSU Awards; if Ms. Goldman does not experience a qualifying termination, then her RSU Awards will be treated as set forth in the first sentence of this bullet. Pursuant to the Caplan Letter Agreement, Mr. Caplan is entitled to accelerated vesting of all outstanding RSU Awards, with 75% of his RSU Awards to be accelerated and exchanged for a cash payment in connection with the Closing and the remaining 25% of his RSU Awards to take the form of deferred cash awards and to be payable on the nine-month anniversary of the Closing, subject to his compliance with the Caplan Letter Agreement.

•
PSU Awards.   With respect to any PSU Award for which the applicable performance goals are the achievement of certain Adjusted EBITDA and Core Revenue goals (each as defined in the PSU award agreements), (i) for any performance year or performance period that is incomplete or for which the applicable performance measurement date has not yet occurred as of the Effective Time, the number of shares will be based on the greater of the target and actual level of achievement and (ii) for any completed performance year or performance period, the number of shares will be based on the determination and certification of the goals by the Payoneer Board of Directors prior to the Effective Time. For any PSU Award for which the applicable performance goal is the achievement of specified share price performance targets, (i) for PSU Awards held by Mr. Caplan and Ms. Ordonez, the share price performance goals will be deemed achieved and the underlying shares will be cancelled and converted into deferred cash awards as set forth in the last sentence of this bullet in respect of the number of shares deemed achieved, and (ii) for any other holder, the performance goal will be determined based on share price achievement measured using the Merger Consideration and the underlying shares will be cancelled and converted, if applicable, into deferred cash awards as set forth in the following sentence. Each PSU Award (after taking into account the performance described above) will be cancelled and converted into a deferred cash award where the number of shares underlying the PSU Award will be determined as described in the previous sentences and will be subject solely to time-based vesting condition. Pursuant to Ms. Ordonez’s employment agreement with Payoneer (which is described in more detail below), Ms. Ordonez is entitled to accelerated vesting at the Closing of the Merger of 50% of her PSU Awards; if Ms. Ordonez experiences a qualifying termination, then she is entitled under her employment agreement to accelerated vesting of the remaining 50% of her deferred cash awards. Pursuant to the CiC Severance Plan, if Ms. Goldman experiences a qualifying termination, she is entitled to full vesting of any outstanding PSU Awards. Pursuant to the Caplan Letter Agreement, Mr. Caplan is entitled to accelerated vesting of all outstanding PSU Awards, with 75% of his PSU Awards to be accelerated and exchanged for a cash payment in connection with the Closing and the remaining 25% of his PSU Awards to take the form of deferred cash awards to be payable on the nine-month anniversary of the Closing, subject to his compliance with the Caplan Letter Agreement.

See the section titled “— Quantification of Potential Payments and Benefits to Payoneer’s Named Executive Officers in Connection with the Merger” for the estimated amounts that each of the named executive officers would receive with respect to unvested Options, RSU Awards and PSU Awards upon a qualifying termination.

Executive Severance
Under Mr. Caplan’s employment agreement with Payoneer, as well as under Ms. Ordonez’s employment agreement with Payoneer, if Mr. Caplan or Ms. Ordonez incurs a qualifying termination on or within the three months prior to, or 12 months following, the Closing, and the Closing occurs (i.e., a “double-trigger” severance), they will be eligible for the following payments and benefits, subject to the terms and conditions set forth in each executive officer’s respective employment agreement (including execution and non-revocation of a release of claims and compliance with any applicable restrictive covenants):
•
Continuation of the executive officer’s then-base salary for a period of 12 months;

•
A prorated bonus for the year in which the termination occurs based on actual performance;

•
Continuation of health care coverage for the executive officer and his or her eligible dependents for a period of 12 months; and

•
Full vesting of any long-term incentive award that is outstanding to the extent not vested as a result of the change in control. As noted below, however, Mr. Caplan’s Payoneer equity awards will be treated in accordance with the terms of the Caplan Letter Agreement.

Mr. Caplan is also subject to certain restrictive covenants as set forth in his employment agreement, including a confidentiality provision, non-disparagement restrictions and 12-month post-employment non-competition and non-solicitation covenants. Ms. Ordonez is also subject to certain restrictive covenants in a confidentiality and non-disclosure agreement, including a confidentiality provision, and post-employment non-competition and non-solicitation covenants that generally run for 12 months following termination of employment.
Ms. Goldman participates in the CiC Severance Plan. Under the CiC Severance Plan, if Ms. Goldman incurs a qualifying termination within the three months prior to, or 12 months following, the Closing, she will be eligible for the following payments and benefits, subject to the terms and conditions set forth in the CiC Severance Plan (including execution and non-revocation of a release of claims and compliance with any applicable restrictive covenants):
•
A lump sum cash payment in an amount equal to the sum of her annual base salary and annual target bonus;

•
Continuation of health care coverage for a period of up to 12 months; and

•
Full vesting of any long-term incentive award that is outstanding to the extent not vested as a result of the change in control, with any performance conditions treated in accordance with the applicable award agreement.

Payoneer’s CiC Severance Plan contains a “best after tax cutback” provision. In the event it is determined that any payment or distribution by Payoneer to or for the benefit of a participant in the CiC Severance Plan would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or any interest or penalties are incurred by the participant with respect to such excise tax, and if it is determined that (a) the amount remaining, after the total payments are reduced by an amount equal to all applicable federal and state taxes (computed at the highest applicable marginal rate), including the excise tax amount, is less than (b) the amount remaining, after taking into account all applicable federal and state taxes (computed at the highest applicable marginal rate), after payment or distribution to or for the benefit of the participant of the maximum amount that may be paid or distributed to or for the benefit of the participant without resulting in the imposition of the excise tax, then the payments made under the CiC Severance Plan will be reduced so that the total payments are one dollar ($1) less than such maximum amount. See the section titled “— Quantification of Potential Payments and Benefits to Payoneer’s Named Executive Officers in Connection with the Merger” for the estimated amounts that each of the named executive officers would receive under the severance arrangements upon a qualifying termination following the Merger.
Caplan Letter Agreement
Concurrently with entering into the Merger Agreement, Mr. Caplan entered into the Caplan Letter Agreement, pursuant to which Mr. Caplan and Nuvei Parent agreed that Mr. Caplan will cease to serve as an employee of Payoneer as of the Closing but will continue to make himself reasonably available to Nuvei Parent as a consultant on an as-needed basis for the nine-month period immediately after the Closing for transition and integration matters. Mr. Caplan acknowledged and agreed that any changes to his position, title, authority, duties or responsibilities as a result of the Closing would not constitute “good reason” under any of his agreements or arrangements with Payoneer. Further, and as consideration for his entry into the Caplan Letter Agreement, in connection with the Merger and effective as of the Closing, (i) 75% of the RSU Awards and PSU Awards held by Mr. Caplan immediately prior to Closing will fully vest in connection with the Closing and (ii) the remaining 25% of the RSU Awards and PSU Awards held by Mr. Caplan immediately prior to the Closing will be converted into deferred cash awards payable on the nine-month anniversary of the Closing. The Caplan Letter Agreement further provides that Mr. Caplan’s PSU Awards that are subject to vesting based upon achievement of stock price targets will be treated as fully achieved with respect to all such stock price-based targets as of the Closing and any other applicable performance-based vesting conditions will be treated as achieved at the greater of target and actual performance. With respect to Mr. Caplan’s Options, the Caplan Letter Agreement provides that, for any Options that were cancelled and converted into deferred cash awards pursuant to the Merger Agreement, 75% of such deferred cash amount will be payable as of the Closing and 25% of such deferred cash amount will be payable on the nine-month anniversary of the Closing subject to Mr. Caplan’s compliance with the terms of the Caplan Letter Agreement. Except as expressly provided in the Caplan Letter Agreement, the remaining terms of Mr. Caplan’s employment agreement with Payoneer remain in full force and effect.
280G Mitigation Actions
Prior to the Closing, Payoneer, in consultation with Nuvei Parent, may implement the following strategies to mitigate any issues resulting from the application of Sections 280G and 4999 of the Code and to maximize the net after-tax proceeds received by any individual subject to Section 4999 of the Code: (i) continue to engage expert(s) selected by Payoneer prior to the Effective Time to perform calculations and assist Payoneer in implementing mitigation strategies; (ii) the acceleration into 2026, to the extent permissible under Section 409A of the Code, of compensation that otherwise would vest or become payable at or prior to the Effective Time (in each case, subject to clawback in the event that the applicable individual voluntarily resigns without good reason or is terminated for cause prior to the Effective Time, pursuant to his or her respective employment terms); (iii) the payout of accrued vacation in 2026; (iv) the entry into and/or valuation of any restrictive covenants applicable to any individual; and (v) amending or entering into agreements to incorporate “best after tax cutback” provisions.
Long-Term Incentive Awards
Under the Merger Agreement, Payoneer may grant certain initial cash-based long-term incentive awards to any employee (excluding Mr. Caplan and Ms. Ordonez) up to an amount agreed by Payoneer and Nuvei Parent, subject to certain vesting and payment terms, that may be granted prior to the date that RSU Awards would have been customarily granted by Payoneer in 2027 and with the first vesting date occurring on the earlier of the Closing and February 15, 2028. Any such cash-based long-term incentive award granted to a senior officer, including an executive officer (excluding Mr. Caplan and Ms. Ordonez) will vest as to 50% of such grant at the Closing and the remaining 50% of such grant on the first anniversary of the Closing, subject to continued employment through the applicable vesting date (and subject to accelerated vesting upon a termination of employment without “cause” or resignation for “good reason” pursuant to the CiC Severance Plan). As of the date of this proxy statement, Payoneer has not approved the grant of any initial cash-based long-term incentive awards to any executive officer.
In addition, under the Merger Agreement, Payoneer may grant certain additional cash-based long-term incentive awards to any employee (excluding Mr. Caplan and Ms. Ordonez) up to an amount agreed by Payoneer and Nuvei Parent (and any amounts not used in the initial cash-based long-term incentive award pool described in the prior paragraph), subject to certain vesting and payment terms, that may be granted at the same time as RSU Awards would have been customarily granted by Payoneer in 2027. Any such cash-based long-term incentive award granted to a senior officer, including an executive officer (excluding Mr. Caplan and Ms. Ordonez) will vest as to 50% of such grant at the Closing and the remaining 50% of such grant on the first anniversary of the Closing, subject to continued employment through the applicable vesting date (and subject to accelerated vesting upon a termination of employment without “cause” or resignation for “good reason” pursuant to the CiC Severance Plan). As of the date of this proxy statement, Payoneer has not approved any additional cash-based long-term incentive awards to any executive officer.
Under either of the foregoing grants of cash-based long-term incentive awards, no individual recipient shall be eligible to receive an aggregate amount that exceeds 125% of such recipient’s annual long-term incentive grant for 2026 (and if no such grant was received, 125% of the annual long-term incentive grant for a similarly-situated employee).
Indemnification and Insurance
For a period of six years after the Effective Time, Nuvei Parent has agreed to cause the Surviving Corporation to indemnify and hold harmless, and to advance expenses as incurred to, in each case to the fullest extent permitted by applicable law and the organizational documents of Payoneer and its subsidiaries as in effect on the date of the Merger Agreement, the Indemnified Parties against any costs, expenses, judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation arising out of the fact that such person was a director, officer or employee of Payoneer or its subsidiaries and pertaining to matters, acts or omissions existing or occurring at or prior to the Effective Time, including in connection with the approval of the Merger Agreement and the transactions contemplated thereby.
For a period of six years after the Effective Time, Nuvei Parent or the Surviving Corporation has also agreed to maintain in effect the current directors’ and officers’ liability insurance policies maintained by Payoneer (or to replace with coverage no less advantageous to the Indemnified Parties) with respect to claims arising from facts or events that occurred at or before the Effective Time. However, neither Nuvei Parent nor the Surviving Corporation is obligated to expend, on an annual basis, an amount in excess of the Premium Cap, and if the premiums would exceed the Premium Cap, Nuvei Parent or the Surviving Corporation will instead maintain the maximum coverage available for an annual premium equal to the Premium Cap. In lieu of the foregoing, Nuvei Parent (or Payoneer, with Nuvei Parent’s consent) may obtain a six-year “tail” policy providing equivalent coverage, so long as the aggregate cost does not exceed the Premium Cap.
Quantification of Potential Payments and Benefits to Payoneer’s Named Executive Officers in Connection with the Merger
The information set forth below is required by Item 402(t) of Regulation S-K regarding compensation that is based on or otherwise relates to the Merger that Payoneer’s named executive officers could receive in connection with the Merger. For additional details regarding the terms of the payments and benefits described below, see the section titled “— Interests of Payoneer’s Directors and Executive Officers in the Merger” above. Such amounts have been calculated based on the assumptions described above under “Interests of Payoneer’s Directors and Executive Officers in the Merger — Certain Assumptions” and assuming (i) the golden parachute rules under Section 280G of the Code do not limit the payments to the named executive officers pursuant to the “best net” provision described above in the section entitled “— Interests of Payoneer’s Directors and Executive Officers in the Merger-280G Mitigation Actions” and (ii) each of the named executive officers has properly executed any required releases and complied with all requirements (including any applicable restrictive covenants) necessary in order to receive all payments and benefits.
The amounts shown in the table below are estimates of the payments and benefits (on a pre-tax basis) that each of Payoneer’s named executive officers would receive based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described above under “— Interests of Payoneer’s Directors and Executive Officers in the Merger — Certain Assumptions” and in the footnotes to the following table, and do not reflect certain compensation actions that may occur before the Closing. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table below, the actual amounts, if any, to be received by Payoneer’s named executive officers may differ materially from the amounts set forth below.

Golden Parachute Compensation
Name	Cash(1)	Equity(2)	Perquisites/ Benefits(3)	Total
John Caplan	$835,479	$34,351,908	$27,594	$35,214,981
Bea Ordonez	$773,014	$16,594,242	$33,726	$17,400,982
Tsafi Goldman	$817,700	$6,539,617	$27,594	$7,384,911

(1)
Cash Severance:   As described above in the section titled “— Interests of Payoneer’s Directors and Executive Officers in the Merger — Executive Severance,” the named executive officers are each eligible for cash severance upon a qualifying termination, in the case of Mr. Caplan and Ms. Ordonez, pursuant to their employment agreements, and in the case of Ms. Goldman, pursuant to the CiC Severance Plan, in each case subject to their execution and non-revocation of a release of claims and compliance with applicable restrictive covenants. Such cash severance amounts are considered “double-trigger” payments, which means that the amounts will become payable only upon a qualifying termination of employment within the three (3) months prior to or the twelve (12) months following the Closing. Amounts in this column assume that each named executive officer experiences a qualifying termination immediately following the consummation of the Merger and assumes that Closing occurs on July 24, 2026. The following provides a summary of the cash amounts to be paid:

Name	Base Salary Severance(a)	Annual Target Bonus Severance(b)	Total
John Caplan	$535,000	$300,479	$835,479
Bea Ordonez	$495,000	$278,014	$773,014
Tsafi Goldman	$442,000	$375,700	$817,700

(a)
The amounts in this column for Mr. Caplan and Ms. Ordonez consist of an amount equal to the continuation of their respective base salaries as of the date of the qualifying termination for twelve (12) months. The amount in this column for Ms. Goldman consists of a lump sum cash amount equal to her annual base salary as of the date of qualifying termination.

(b)
The amount in this column for Mr. Caplan and Ms. Ordonez consists of an amount equal to their respective prorated annual bonus for fiscal year 2026 based on actual performance (which for the purposes of this table is assumed to be target bonus). The amount in this column for Ms. Goldman consists of an amount equal to her target annual bonus for the year in which qualifying termination occurs.

(2)
Equity Awards:   The amounts in this column represent the estimated value that may be realized by the named executive officers in respect of the unvested Options, RSU Awards and PSU Awards they held as of July 24, 2026. The values in the tables below and in the equity column of the table above reflect the accelerated vesting terms and the following assumptions:

•
the named executive officer’s employment is terminated by Payoneer or Nuvei Parent without cause or by the named executive officer for good reason, as applicable, immediately following the Closing, such that the named executive officer’s outstanding and unvested assumed Payoneer equity awards will vest in full, which is a “double-trigger” benefit, meaning that these awards will vest and become payable only upon a qualifying termination of employment following the Closing; however, 75% of Mr. Caplan’s Payoneer equity awards and 50% of Ms. Ordonez’s Payoneer equity awards are single-trigger awards that are cancelled and settled at the Closing regardless of whether a qualifying termination occurs;

•
25% of Mr. Caplan’s Payoneer equity awards are payable on the nine-month anniversary of the Closing, subject to the terms of the Caplan Letter Agreement, which is neither a “single-trigger” nor “double-trigger” benefit but included for completeness; and

•
the values are based on a per share Merger Consideration of Payoneer Common Stock of $7.40.

	Options		RSU Awards		PSU Awards
Name	Number of Shares (#)	Value (single-trigger)	Number of Shares (#)	Value (single-trigger)	Number of Shares (#)	Value (single-trigger)	Total Value
John Caplan	351,094	$698,677	1,619,789	$11,986,440	1,767,407	$13,078,814	$25,763,931
Bea Ordonez	—	$—	795,394	$5,885,916	325,839	$2,411,205	$8,297,121
Tsafi Goldman	—	$—	—	$—	—	$—	$—
	Options		RSU Awards		PSU Awards
Name	Number of Shares (#)	Value (double-trigger)	Number of Shares (#)	Value (double-trigger)	Number of Shares (#)	Value (double-trigger)	Total Value
John Caplan	117,031	$232,892	539,930	$3,995,480	589,136	$4,359,605	$8,587,977
Bea Ordonez	—	$—	795,394	$5,885,916	325,839	$2,411,205	$8,297,121
Tsafi Goldman	—	$—	757,894	$5,608,416	125,838	$931,201	$6,539,617

(3)
Perquisite / Benefits:   The amounts shown for each named executive officer in this column are “double-trigger” payments. The amount in this column represents a lump sum cash payment in an amount equal to the COBRA costs of providing benefits under the group health plans in which the named executive officer was participating at the time of termination of employment for twelve (12) months.

Financing of the Merger
The Merger is not subject to a financing condition. Concurrently with the execution of the Merger Agreement, Nuvei Corporation delivered to Payoneer the Debt Commitment Letter, pursuant to which the Debt Financing Sources have committed to provide to the Borrower, subject to the terms and conditions therein, senior secured credit facilities in an aggregate principal amount of $2,700 million, consisting of (i) an Incremental Term Facility in an aggregate principal amount of $1,500 million, (ii) an Incremental Revolving Facility in an aggregate principal amount of $250.0 million, (iii) a Cash Flow Bridge Facility in an aggregate principal amount of $200.0 million and (iv) to the extent $750.0 million in gross proceeds from the issuance of Senior Notes are not, or cannot be issued on or prior to the Closing Date (or Senior Notes generating less than $750.0 million in gross proceeds are issued on or prior to the Closing Date), a $750.0 million Senior Bridge Facility, which may, under its terms, be converted to term loans or exchanged for debt securities to the extent funded. The Incremental Term Facility is expected to mature on the seven-year anniversary of the Closing Date. The Incremental Revolving Facility is expected to mature on November 17, 2031, subject to a customary maturity “springer.” The Cash Flow Bridge Facility is expected to mature on the 364-day anniversary of the Closing Date. The Senior Bridge Facility is expected to mature on the one-year anniversary of the Closing Date; provided, that unless a payment or bankruptcy event of default with respect to the Borrower is continuing on such date, the maturity date of such Senior Bridge Facility is expected to be automatically extended to the seven-year anniversary of the Closing Date. The Incremental Term Facility is expected to amortize quarterly, starting with the second full fiscal quarter ending after the Closing Date, in installments equal to 0.25% of the original principal amount of the Incremental Term Facility, with the balance of the Incremental Term Facility being due and payable at maturity. None of the Incremental Revolving Facility, Cash Flow Bridge Facility or Senior Bridge Facility are expected to amortize. The proceeds of the Incremental Term Facility, the Cash Flow Bridge Facility and the Senior Bridge Facility and/or Senior Notes (as applicable), shall be used, together with a portion of cash on hand at Payoneer, to finance the Merger, including any related fees, expenses and other transaction costs incurred in connection with the Merger and the transactions relating thereto and, to the extent the Cash Flow Bridge Facility is not funded on the Closing Date, proceeds of the Incremental Term Facility may be used for working capital and general corporate purposes. The proceeds of the Incremental Revolving Facility shall be used to finance working capital needs and other general corporate purposes.
The obligation of the Debt Financing Sources to provide the Credit Facilities is subject to customary limited conditions, which are set forth in the Debt Commitment Letter, including the following: the consummation of the Merger substantially concurrently with the Debt Financing, the accuracy of certain representations and warranties under the Credit Facilities and certain of Payoneer’s representations and warranties in the Merger Agreement in all material respects, and the absence of a material adverse effect (with respect to Payoneer) that is continuing.

The commitments and obligation of the Debt Financing Sources to provide the Debt Financing will terminate on the earlier of (i) the date that is five (5) Business Days after the Outside Date (after giving effect to any extension thereof in accordance with the terms of the Merger Agreement), (ii) the valid and legally binding termination of the Merger Agreement by Nuvei Parent in accordance with the terms thereof, (iii) the Closing Date, with respect to any Credit Facility, in the event of the consummation of the Merger without the funding of or effectiveness of such Credit Facility, and (iv) notice of termination of the commitments under any Credit Facility by the Borrower. The obligations under the Credit Facilities will be secured, subject to permitted liens and other agreed-upon exceptions. The agreements governing the Credit Facilities are expected to contain customary representations and warranties and customary affirmative and negative covenants, as well as customary events of default.
Regulatory Clearances and Approvals Required for the Merger
The completion of the Merger is conditioned on, among other things, obtaining the Requisite Regulatory Approvals.
Subject to the terms and conditions of the Merger Agreement, each of Payoneer and Nuvei Parent have agreed to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under the Merger Agreement and applicable law to consummate the transactions contemplated by the Merger Agreement, including the Merger, as promptly as practicable, including using reasonable best efforts to promptly prepare and file all necessary or advisable documentation, applications, notices, petitions and filings and seek to obtain as promptly as practicable the approvals, waivers, consents, authorizations, notifications, non-objections, expirations or terminations of waiting periods or other confirmations required to be obtained from any governmental authority which are necessary or advisable to consummate the Merger.
Each of Payoneer and Nuvei Parent has agreed to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Merger as soon as reasonably practicable, and in any event within 15 business days after the execution of the Merger Agreement (and promptly after such filing, provide a copy of such HSR Act filing to any other United States governmental authority as required by applicable law). On July 7, 2026, each of Payoneer and Nuvei Parent filed a notification of the proposed merger under the HSR Act. On July 28, 2026, early termination of the waiting period under the HSR Act applicable to the Merger was granted.
Solely with respect to obtaining the Requisite Regulatory Approvals, the reasonable best effort obligations of Nuvei Parent shall include Nuvei Parent committing to (i) sell, divest, or otherwise convey, or agree to, or permit Payoneer to, sell, divest, or otherwise convey any assets, properties, licenses, rights, operations or businesses of Nuvei Parent and its subsidiaries or Payoneer and its subsidiaries contemporaneously with or subsequent to the Closing, (ii) license, hold separate or enter into similar arrangements with respect to Nuvei Parent’s and its subsidiaries’ respective assets, properties, licenses, rights, operations or businesses or Payoneer’s and its subsidiaries’ respective assets, properties, licenses, rights, operations or businesses; (iii) agree to limitations or commitments relating to the ownership or operation of any assets, properties, licenses, rights, operations or businesses of Nuvei Parent and its subsidiaries or Payoneer and its subsidiaries, (iv) enter into, conduct business arrangements with respect to, or terminate any and all existing relationships or contractual rights and obligations of, Nuvei Parent, Payoneer or their respective subsidiaries, and (v) take all other actions as may be necessary to obtain all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals; provided, however, that, without limiting certain of Nuvei Parent’s other commitments made under the Merger Agreement, Nuvei Parent and Payoneer are not required to (and Payoneer shall not, without the prior written consent of Nuvei Parent) propose, negotiate, commit to, or effect any Remedial Action (i)(A) with respect to obtaining such antitrust and foreign investment approvals if such Remedial Action would reasonably be expected to have, either individually or in the aggregate, a material adverse effect on Nuvei Parent and its subsidiaries (including Payoneer and its subsidiaries), taken as a whole, after giving effect to the Merger (but, for this purpose, determined as if Nuvei Parent and its subsidiaries were the size of Payoneer and its subsidiaries) and (B) with respect to obtaining such money transmitter license law approvals, if such Remedial Action would reasonably be expected to be, either individually or in the aggregate, material to Nuvei Parent and its subsidiaries (including Payoneer and its subsidiaries), taken as a whole, after giving effect to the Merger (but, for this purpose, determined as if Nuvei Parent and its subsidiaries were the size of Payoneer and its subsidiaries) and (ii) unless such Remedial Action is conditioned upon the Closing. Notwithstanding the foregoing, Nuvei Parent is not required to take or agree to take any action with respect to any affiliates of Nuvei Parent (excluding subsidiaries of Nuvei Parent but including (x) certain sponsors of Nuvei Parent and any investment funds or investment vehicles affiliated with, or managed or advised by, such sponsors, and (y) any portfolio company (as such term is customarily understood in the private equity industry) or investment of any such sponsor or of any such investment fund or investment vehicle, or any interest therein, in each case, other than as may be set forth in a separate undertaking delivered by the applicable sponsor).
In connection with entry into the Merger, Payoneer entered into the Investor Support Agreement with Nuvei Parent, Merger Sub and Advent, pursuant to which Advent (which took Nuvei Corporation private (with the support of certain Nuvei Corporation shareholders Philip Fayer, Novacap and CDPQ) in November 2024), agreed to provide certain information and make certain commitments in connection with seeking and obtaining certain regulatory approvals and any other permits which are necessary or advisable to consummate the Merger.
For more information about regulatory clearance relating to the Merger, see the section titled “The Merger Agreement — Conditions to the Merger.”
Although the parties expect that the required regulatory clearance will be obtained, the parties cannot assure you that regulatory clearance will be timely obtained or obtained at all or that the granting of regulatory clearance will not involve the imposition of additional conditions on the completion of the Merger, including the requirement to divest assets, create or modify contractual rights or obligations or enter into supply or services agreements. Any such additional conditions could result in the conditions to the Merger not being satisfied.
Expected Timing of the Merger
Payoneer and Nuvei Parent are working to complete the Merger as soon as practicable and currently expect the Merger to be completed in mid-2027, subject to the satisfaction or waiver of closing conditions. However, the exact timing of completion of the Merger cannot be predicted because the Merger is subject to a number of conditions specified in the Merger Agreement and summarized in this proxy statement, many of which are outside our control.
Delisting and Deregistration of Payoneer Common Stock
Upon completion of the Merger, the Payoneer Common Stock currently listed on Nasdaq will cease to be listed and will subsequently be deregistered under the Exchange Act.
Appraisal Rights of Payoneer Stockholders
Payoneer stockholders who do not vote in favor of approval of the Merger Agreement Proposal, who continuously hold their shares of Payoneer Common Stock and who otherwise comply precisely with the applicable provisions of Section 262 of the DGCL will be entitled to seek appraisal of the fair value of their shares of Payoneer Common Stock, as determined by the Delaware Court of Chancery, if the Merger is completed, in lieu of receiving the Merger Consideration in respect of such shares. The “fair value” of your shares of Payoneer Common Stock as determined by the Delaware Court of Chancery could be greater than, the same as, or less than the value of the Merger Consideration that you would otherwise be entitled to receive under the terms of the Merger Agreement. Payoneer stockholders who wish to exercise the right to seek an appraisal of their shares must so advise Payoneer by submitting a written demand for appraisal in the form described in this proxy statement prior to the vote to approve the Merger Agreement Proposal, and must otherwise follow the procedures prescribed by Section 262 of the DGCL. A person having a beneficial interest in shares of Payoneer Common Stock held of record in the name of another person, such as a nominee or intermediary, must act promptly to cause the record holder to follow the steps summarized in this proxy statement and in a timely manner to perfect appraisal rights. For more information, see the section titled “Appraisal Rights of Payoneer Stockholders”.

A copy of Section 262 of the DGCL may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. You are encouraged to read these provisions carefully and in their entirety. Due to the complexity of the procedures for exercising appraisal rights, Payoneer stockholders who are considering exercising such rights are encouraged to seek the advice of their legal counsel and financial advisors. Failure to strictly comply with these provisions may result in the loss of appraisal rights.

THE MERGER AGREEMENT
The following describes the material provisions of the Agreement and Plan of Merger, dated as of June 12, 2026, among Payoneer, Nuvei Parent and Merger Sub, which is attached as Annex A to this proxy statement and is incorporated by reference herein. This description does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We urge you to read carefully the full text of the Merger Agreement because it, and not this summary or any other information included in this proxy statement, is the legal document that governs the Merger. This description has been included to provide you with information regarding the terms of the Merger Agreement and is qualified in its entirety by reference to the full text of the Merger Agreement.
Explanatory Note Regarding the Merger Agreement
The Merger Agreement and this summary of its terms have been included to provide you with information regarding the terms of the Merger Agreement. The Merger Agreement contains representations and warranties made by Payoneer, on the one hand, and by Nuvei Parent and Merger Sub, on the other hand, solely for the benefit of the parties to the Merger Agreement. The representations and warranties contained in the Merger Agreement were made only for purposes of the Merger Agreement and as of specific dates, and may be subject to important qualifications, limitations and exceptions agreed to by the parties in connection with negotiating the terms of the Merger Agreement, including information contained in confidential disclosure letters delivered in connection with the Merger Agreement that modify, qualify and create exceptions to the representations and warranties.
Moreover, certain representations and warranties may be subject to a contractual standard of materiality different from that generally applicable to stockholders or to reports and documents filed with the SEC, and in some cases may have been used to allocate risk among the parties rather than to establish matters as facts. The representations and warranties in the Merger Agreement will not survive the completion of the Merger. Payoneer stockholders should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Payoneer, Nuvei Parent, Merger Sub or any of their respective subsidiaries or affiliates.
Accordingly, the representations, warranties and covenants, and any descriptions of those provisions, should not be read alone, but instead should be read together with the other information contained in this proxy statement and in the reports, statements and filings that Payoneer publicly files with the SEC. See the section titled “Where You Can Find More Information.”
Structure of the Merger
The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein and in accordance with the DGCL, at the Effective Time, Merger Sub will merge with and into Payoneer, with Payoneer continuing as the surviving corporation in the Merger and as a wholly owned subsidiary of Nuvei Parent. As a result of the Merger, Payoneer will cease to be a publicly traded company.
At the Effective Time, by virtue of the Merger, the certificate of incorporation of Payoneer will be amended and restated in its entirety to read as set forth in an exhibit to the Merger Agreement, and the bylaws of Payoneer will be amended and restated to read as the bylaws of Merger Sub in effect immediately prior to the Effective Time (except that references to Merger Sub’s name will be replaced with references to the Surviving Corporation’s name), in each case until thereafter changed or amended as provided therein or by applicable law. The directors of Merger Sub immediately prior to the Effective Time will be the directors of the Surviving Corporation, and the officers of Payoneer immediately prior to the Effective Time will be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed or until their earlier death, resignation or removal.
Closing and Effective Time of the Merger
Unless another time, date or place is agreed to in writing by Payoneer and Nuvei Parent, the closing of the Merger (the “Closing”) will take place by electronic exchange of documents at 10:00 a.m., New York City time, on the third business day following the satisfaction or, to the extent permitted by applicable law, waiver of the last of the closing conditions set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), subject to the completion of a marketing period of 15 consecutive business days during which Nuvei Parent may market its debt financing (the “Marketing Period”). The Marketing Period will commence, following Nuvei Parent’s receipt of specified required financial information regarding Payoneer, upon the earlier of (i) October 31, 2026 and (ii) the date on which Nuvei Parent’s conditions to closing have been satisfied. Notwithstanding the satisfaction or waiver of the closing conditions, if the Marketing Period has not ended at the time of such satisfaction or waiver, the Closing will instead occur on the earlier of (i) a date during the Marketing Period specified by Nuvei Parent on at least three business days’ prior written notice to Payoneer and (ii) the third business day following the last day of the Marketing Period (in each case subject to the satisfaction or waiver of the closing conditions). The date on which the Closing occurs is referred to as the “Closing Date.”
On the Closing Date, Payoneer will cause the Certificate of Merger with respect to the Merger to be executed and filed with the Secretary of State of the State of Delaware (the “Delaware Secretary”) and will make all other filings or recordings required under the DGCL to consummate the Merger. The Merger will become effective at the time the Certificate of Merger has been filed with the Delaware Secretary, or at such later time as is agreed to by Payoneer and Nuvei Parent and stated in the Certificate of Merger (the “Effective Time”).
Effect of the Merger on Payoneer Common Stock
Conversion of Payoneer Common Stock.   At the Effective Time, by virtue of the Merger and without any action on the part of any holder, each share of Payoneer Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares, each as described below) will be cancelled, will cease to exist and will automatically be converted into the right to receive $7.40 in cash, without interest (the “Merger Consideration”), payable in accordance with the Merger Agreement.
From and after the Effective Time, all shares of Payoneer Common Stock converted into the right to receive the Merger Consideration will cease to be outstanding, will be cancelled and will cease to exist, and each holder of such shares will cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such shares as described below under “Exchange of Payoneer Common Stock for the Merger Consideration.”
Excluded Shares.   Each share of Payoneer Common Stock held by Payoneer or by Nuvei Parent or its subsidiaries (if any) (collectively, the “Excluded Shares”) will not be converted into the right to receive the Merger Consideration. Instead, the Excluded Shares held by Payoneer will be cancelled without payment of any consideration therefor and will cease to exist, and the Excluded Shares held by Nuvei Parent or its subsidiaries will be converted into such number and type of shares of the Surviving Corporation as is agreed by Nuvei Parent and the Surviving Corporation.
Shares of Merger Sub.   At the Effective Time, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and become one issued and outstanding share of common stock of the Surviving Corporation.
Dissenting Shares.   Shares of Payoneer Common Stock issued and outstanding immediately prior to the Effective Time and held by stockholders or beneficial owners who are entitled to demand, and who have properly demanded, appraisal for such shares pursuant to, and who continue to comply in all respects with, Section 262 of the DGCL (the “Dissenting Shares”) will not be converted into the right to receive the Merger Consideration and instead will be cancelled, will cease to exist and will represent only the right to receive those rights provided under Section 262 of the DGCL. If any such holder fails to perfect, waives, effectively withdraws or otherwise loses its rights to appraisal under Section 262 of the DGCL, each such Dissenting Share will be deemed to have been converted into, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender of such share. For more information, see the section titled “Appraisal Rights of Payoneer Stockholders.”

Treatment of Payoneer’s Equity Awards
Pursuant to the Merger Agreement, effective as of the Effective Time, outstanding Payoneer equity awards of Payoneer will generally be treated as follows:
Options.   Each vested option to purchase shares of Payoneer Common Stock will be cancelled in exchange for a cash payment equal to the excess of the Merger Consideration over the exercise price of such Option, net of applicable tax withholding. Each unvested Option will be cancelled and converted into a deferred cash award equal to the excess of the Merger Consideration over the exercise price of such Option, subject to substantially the same vesting and payment terms (with accelerated vesting at the Closing of the Merger of 75% of such deferred cash awards held by John Caplan, Payoneer’s Chief Executive Officer, in accordance with contractual arrangements (and vesting of the remaining 25% on the nine-month anniversary of the Closing of the Merger, subject to the terms of the Caplan Letter Agreement)). Options with an exercise price equal to or greater than the Merger Consideration will be cancelled for no consideration.
RSU Awards.   Each vested restricted stock unit award relating to shares of Payoneer Common Stock that is subject solely to service-based vesting requirements as of the grant date (including those that vest as a result as of the Closing) will be cancelled in exchange for a cash payment equal to the Merger Consideration, net of applicable tax withholding. Each unvested RSU Award will be cancelled and converted into a deferred cash award equal to the Merger Consideration, subject to substantially the same vesting and payment terms (with accelerated vesting at the Closing of the Merger of 75% of such deferred cash awards held by Mr. Caplan (and vesting of the remaining 25% on the nine-month anniversary of the Closing of the Merger, subject to the terms of the Caplan Letter Agreement) and 50% of such deferred cash awards held by Ms. Ordonez in accordance with contractual arrangements).
PSU Awards.   Each restricted stock unit award relating to shares of Payoneer Common Stock that is subject to performance-based vesting requirements as of the grant date will be treated as follows. With respect to any PSU Award for which the applicable performance goals are the achievement of certain Adjusted EBITDA and Core Revenue goals (each as defined in the PSU award agreement), (x) for any performance year or performance period that is incomplete or for which the applicable performance measurement date has not yet occurred as of the Effective Time, the number of shares will be based on the greater of the target and actual level of achievement and (y) for any completed performance year or performance period, the number of shares will be based on the determination and certification of the goals by the Payoneer Board of Directors prior to the Effective Time. For any PSU Award for which the applicable performance goal is the achievement of specified share price performance targets, (x) for PSU Awards held by Mr. Caplan and Ms. Ordonez, the share price performance goals will be deemed achieved in full and (y) for any other holder, the performance goals will be determined based on stock price achievement when measured against the Merger Consideration. Each vested PSU Award (after taking into account the performance described above) will be cancelled in exchange for a cash payment equal to the Merger Consideration, subject to applicable tax withholding. Each unvested PSU Award (after taking into account the performance described above) will be cancelled and converted into a deferred cash award equal to the Merger Consideration, subject to substantially the same vesting and payment terms (but subject solely to time-based vesting conditions) (with accelerated vesting at the Closing of the Merger of 75% of such deferred cash awards held by Mr. Caplan (and vesting of the remaining 25% on the nine-month anniversary of the Closing of the Merger, subject to the terms of the Caplan Letter Agreement) and 50% of such deferred cash awards held by Ms. Ordonez in accordance with contractual arrangements).
Exchange of Payoneer Common Stock for the Merger Consideration
Paying Agent; Payment Fund.   Prior to the Closing Date, Nuvei Parent will appoint a bank or trust company reasonably acceptable to Payoneer to act as paying agent (the “Paying Agent”) for the purpose of effecting payments of the Merger Consideration to the holders of shares of Payoneer Common Stock. At or prior to the Closing, Nuvei Parent will deposit (or cause to be deposited) with the Paying Agent cash sufficient to pay the aggregate Merger Consideration payable at the Closing, other than with respect to Dissenting Shares (the “Payment Fund”).
Certificated Shares.   Promptly after the Effective Time, but in no event later than five business days thereafter, Nuvei Parent will cause the Paying Agent to mail to each holder of record of a certificate that, immediately prior to the Effective Time, represented shares of Payoneer Common Stock (other than Excluded Shares and Dissenting Shares) a letter of transmittal and instructions for effecting the surrender of such certificates in exchange for the Merger Consideration. Upon surrender of a certificate to the Paying Agent, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be required, the holder will be entitled to receive the Merger Consideration for each share formerly represented by such certificate, and the certificate so surrendered will be cancelled.
Book-Entry Shares.   Holders of shares of Payoneer Common Stock held in book-entry form will not be required to take any action with respect to the exchange of their shares, and the Paying Agent will, promptly after the Effective Time and in no event later than one business day thereafter, pay the Merger Consideration with respect to such book-entry shares.
Lost, Stolen or Destroyed Certificates.   If any certificate has been lost, stolen or destroyed, the Paying Agent will pay the Merger Consideration in respect of such certificate upon the making of an affidavit of that fact by the person claiming the certificate to be lost, stolen or destroyed and, if reasonably required by Nuvei Parent, the posting of a bond as indemnity against any claim that may be made with respect to such certificate. No interest will be paid or will accrue on any cash payable upon surrender of any certificate or in respect of any book-entry share.
Termination of Payment Fund; No Liability.   Any portion of the Payment Fund that remains undistributed to holders for one year after the Effective Time will be delivered to the Surviving Corporation or as otherwise directed by Nuvei Parent, and any former holders who have not theretofore surrendered their certificates will thereafter look only to the Surviving Corporation for payment of the Merger Consideration, without any interest thereon. None of Nuvei Parent, Payoneer, the Surviving Corporation, the Paying Agent or any other person will be liable to any former holder of shares for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.
Withholding.   Each of Nuvei Parent, Merger Sub, the Paying Agent, Payoneer, the Surviving Corporation and any other applicable withholding agent is entitled to deduct and withhold from any amounts otherwise payable under the Merger Agreement such amounts as it is required to deduct and withhold under applicable tax law. To the extent that amounts are so deducted and withheld and remitted to the applicable governmental entity, such amounts will be treated for all purposes of the Merger Agreement as having been paid to the person in respect of which such deduction and withholding was made.
Treatment of Payoneer’s ESPP
Pursuant to the Merger Agreement, prior to the Effective Time, the Payoneer Board of Directors (or applicable committee thereof) shall take such actions as are reasonably necessary so that: (i) no new Offering Period or Purchase Period (as such terms are defined in the Payoneer ESPP) shall commence following the date of the Merger Agreement; (ii) no new participants shall be permitted to enroll in the Payoneer ESPP following the date of the Merger Agreement; (iii) participants in the Purchase Period in effect as of June 12, 2026 shall continue to participate in the Payoneer ESPP in accordance with its terms as of the date of the Merger Agreement, and payroll deductions shall continue at the rates as in effect as of the date of the Merger Agreement; (iv) if the end of the Existing Purchase Period would otherwise occur following the Effective Time, such Purchase Period shall be shortened and Payoneer will set a new purchase date thereunder to be the last payroll date that occurs no later than five (5) business days prior to the expected Effective Time, and the purchase rights outstanding with respect thereto shall be exercised on such date; and (v) effective as of, and subject to the consummation of the Merger, the Payoneer ESPP shall terminate effective immediately prior to the Effective Time.
Representations and Warranties
The Merger Agreement contains customary representations and warranties made by Payoneer to Nuvei Parent and Merger Sub, and by Nuvei Parent and Merger Sub to Payoneer. The representations and warranties of Payoneer are subject to qualifications and limitations set forth in the disclosure letter that Payoneer delivered to Nuvei Parent in connection with the Merger Agreement and in certain of Payoneer’s SEC filings, and in many cases are qualified by materiality or by a “Company Material Adverse Effect” standard (as described below under “Material Adverse Effect”).

The representations and warranties of Payoneer relate to, among other things:
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corporate organization, standing and power;

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capitalization;

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corporate power and authority to enter into the Merger Agreement and the absence of conflicts and violations;

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required consents and approvals;

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legal proceedings;

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compliance with applicable law, including anti-corruption, sanctions and export control laws;

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regulatory matters;

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payment networks and accounts;

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financial statements, SEC reports and disclosure controls and procedures;

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the absence of undisclosed liabilities;

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the absence of certain changes or events, including the absence of a Company Material Adverse Effect since December 31, 2025;

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material contracts;

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taxes and tax returns;

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employee benefits;

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labor matters;

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environmental matters;

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real property;

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intellectual property;

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information technology and data security;

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insurance;

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related party transactions;

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state takeover laws;

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broker’s fees;

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the receipt of a fairness opinion from Payoneer’s financial advisor; and

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the information supplied by Payoneer for inclusion in this proxy statement.

The representations and warranties of Nuvei Parent and Merger Sub relate to, among other things:
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corporate organization and standing;

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corporate power and authority to enter into the Merger Agreement and the absence of conflicts and violations;

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required consents and approvals;

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the operations of Merger Sub;

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broker’s fees;

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legal and regulatory proceedings;

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the information supplied by Nuvei Parent and Merger Sub for inclusion in this proxy statement;

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the financing necessary to consummate the Merger and the commitments therefor;

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solvency; and

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the absence of any ownership of Payoneer Common Stock.

None of the representations, warranties, covenants or agreements in the Merger Agreement (or in any certificate delivered pursuant thereto) will survive the Effective Time, except that any covenant or agreement that by its terms contemplates performance after the Effective Time will survive in accordance with its terms. The representations and warranties in the Merger Agreement were made only for purposes of the Merger Agreement and as of specified dates, were solely for the benefit of the parties, and may be subject to standards of materiality that differ from those generally applicable to stockholders.
Material Adverse Effect
Many of Payoneer’s representations and warranties, and certain of the closing conditions and covenants in the Merger Agreement, are qualified by the concept of a “Company Material Adverse Effect.” Under the Merger Agreement, a “Company Material Adverse Effect” means any effect, change, event, circumstance, condition, occurrence or development that has a material adverse effect on (i) the business, results of operations or financial condition of Payoneer and its subsidiaries, taken as a whole, or (ii) the ability of Payoneer and its subsidiaries to promptly consummate the transactions contemplated by the Merger Agreement and in any event by the Outside Date (as defined below).
In determining whether a Company Material Adverse Effect described in clause (i) above has occurred, the impact of the following is generally excluded:
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changes or prospective changes in GAAP or applicable regulatory accounting requirements or interpretations thereof;

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any adoption, proposal or change in laws or governmental policy or the interpretation or enforcement thereof;

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changes in global, national or regional political, legal, regulatory or market conditions affecting the industries in which Payoneer and its subsidiaries operate generally;

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acts of war, military activity, armed hostility, civil disobedience, sabotage, terrorism, cyber-terrorism or other national or international calamity, including the current military conflict in the Middle East and any escalation thereof; weather-related or other force majeure events, including epidemics, pandemics or other public health conditions;

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the negotiation, execution or announcement of the Merger Agreement, including the impact thereof on relationships with customers, suppliers, vendors and employees; the identity of Nuvei Parent or any of its affiliates as the acquiror;

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compliance with the terms of the Merger Agreement or the taking or omission of any action required by the Merger Agreement or at Nuvei Parent’s written request or with its written consent; and

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in and of itself, any decline in the trading price of Payoneer Common Stock, any failure to meet revenue or earnings projections or internal financial projections, or any change in Payoneer’s credit rating (but the underlying causes of any decline in trading price, any failure to meet projections or any change in credit rating may be considered in determining whether a Company Material Adverse Effect has occurred, except to the extent otherwise excluded).

Notwithstanding the foregoing, changes resulting from the matters described in the first three bullets above may be taken into account to the extent they have a materially disproportionate and adverse impact on Payoneer and its subsidiaries, taken as a whole, relative to other similarly situated companies in the industries and geographies in which Payoneer and its subsidiaries operate (in which case only the incremental disproportionate impact may be taken into account).
Conduct of Business of Payoneer Prior to Completion of the Merger
From the date of the Merger Agreement until the earlier of the Effective Time and the valid termination of the Merger Agreement, except as expressly required or contemplated by the Merger Agreement, as required by law or by existing contracts previously disclosed to Nuvei Parent, as consented to in writing by Nuvei Parent (such consent not to be unreasonably withheld, conditioned or delayed), or as set forth in the Payoneer Disclosure Letter, Payoneer has agreed to, and to cause each of its subsidiaries to, use reasonable best efforts to (i) conduct its business in the ordinary course in all material respects and (ii) preserve substantially intact its and their current business organization, goodwill and ongoing businesses and relationships with governmental entities, employees, vendors and others with material business relationships.
In addition, during the same period and subject to similar exceptions, Payoneer has agreed that it will not, and will cause its subsidiaries not to, take certain specified actions without Nuvei Parent’s prior written consent (which may not be unreasonably withheld, conditioned or delayed), including, among other things:
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(i) incurring or guaranteeing any indebtedness for borrowed money, other than indebtedness not in excess of $15,000,000 (so long as such indebtedness can be repaid in full with no material penalties upon the Closing and with all liens securing such indebtedness released), or (ii) entering into, terminating or modifying any hedging or swap transactions or other similar derivative transactions or risk management arrangements, except in the ordinary course of business;

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making, declaring, paying or setting a record date for any dividend, or any other distribution on, or directly or indirectly redeeming, purchasing or otherwise acquiring, any shares of capital or voting stock or other equity of Payoneer or its subsidiaries, except (i) dividends paid by any of Payoneer’s subsidiaries to Payoneer or any of its wholly owned subsidiaries and (ii) the acceptance of shares of Payoneer Common Stock as payment for withholding taxes or the exercise price incurred in connection with the vesting or settlement of Payoneer equity awards, in accordance with past practice and the terms of the applicable Payoneer stock plans and award agreements;

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issuing, selling, transferring, encumbering or otherwise permitting to become outstanding any additional shares of capital or voting stock or other equity of Payoneer or its subsidiaries (including securities convertible into or exchangeable for the foregoing), or granting or entering into any options, warrants or other rights of any kind to acquire any of the foregoing, except pursuant to the settlement or exercise of Payoneer equity awards or purchase rights under the Payoneer ESPP that are outstanding as of the date of the Merger Agreement (or issued after that date in accordance with the terms of the Merger Agreement), in accordance with their terms as in effect as of that date;

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selling, assigning, transferring, mortgaging, encumbering, abandoning, subjecting to liens (other than permitted liens), allowing to lapse, failing to renew, licensing, leasing or otherwise disposing of any of its material properties, rights or assets, or any material business (including any Payoneer intellectual property), to a third party that is not an affiliate of Payoneer, other than (i) in the ordinary course of business or pursuant to contracts in force as of the date of the Merger Agreement, (ii) non-exclusive licenses granted with respect to intellectual property in the ordinary course of business and (iii) expirations of registered Payoneer intellectual property at the end of the applicable statutory terms after all permitted renewals and extensions;

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(i) acquiring (whether by stock or asset acquisition, merger or otherwise) any other person or business, or (ii) forming or entering into any joint venture, partnership or other similar agreement or arrangement, in each case involving an equity investment or asset contribution by Payoneer or any of its wholly owned subsidiaries (other than commercial, strategic partnership or other similar agreements or arrangements);

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except in the ordinary course of business, (i) terminating, materially amending or waiving any material provision (but excluding in connection with any renewals in the ordinary course of business) of any material contract or any Payoneer lease with annual rent in excess of $800,000, or (ii) entering into (or thereafter terminating, materially amending or waiving any material provision of) any contract that would constitute a material contract or Payoneer lease if it were in effect on the date of the Merger Agreement;

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except as required by applicable law, (i) entering into any material new line of business or any new jurisdiction in which Payoneer or its subsidiaries does not already conduct business, or (ii) applying for or otherwise seeking to obtain any new permit for which an application is not already pending as of the date of the Merger Agreement, including in any jurisdiction in which Payoneer or its subsidiaries does not already hold a permit;
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except as required under the terms of any Payoneer benefit plan as in effect as of June 12, 2026, (i) enter into, establish, adopt, materially amend or terminate any Payoneer compensation or benefit plan, or any arrangement that would be a compensation or benefit plan if in effect on the above date (other than (A) routine administrative amendments in connection with annual contract renewals in the ordinary course of business consistent with past practice with the same vendor and that would not increase the benefits provided thereunder or the cost thereof to Payoneer and its subsidiaries by more than 10% over the cost of such benefits for 2026 or (B) the entry into employment contracts in the ordinary course of business consistent with past practice with individuals based outside of the United States permitted to be hired or promoted not in violation of this exception containing standard terms and providing for severance benefits no more favorable than those required by applicable law and that do not provide any retention, change of control, sale or transaction bonuses or any equity or equity-based award); (ii) increase the compensation or benefits payable to any current or former employee, officer, director, independent contractor or other service provider of Payoneer or any of its subsidiaries; (iii) pay, award or grant, or commit to pay, award or grant, any retention, change of control, sale or transaction bonuses, any new or increased severance eligibilities or entitlements, or any equity or equity-based award, or other incentive compensation, in each case, to any current or former employee, officer, director, independent contractor or other service provider of Payoneer or any of its subsidiaries; (iv) accelerate the payment, vesting or funding under any compensation or benefit plan of any compensation or benefit; (v) grant to any current or former employee, officer, director, independent contractor or other service provider of Payoneer or any of its subsidiaries any right to reimbursement, indemnification or payment for any taxes, including any taxes incurred under Section 409A or 4999 of the Code (vi) with respect to any compensation or benefit plan, (A) fund any rabbi trust or similar arrangement or in any other way secure the payment of compensation or benefits under any compensation or benefit plan or (B) except as may be required by GAAP, change any actuarial or other assumption used to calculate the funding obligations with respect to such compensation or benefit plan or change the manner in which contributions are made or the basis on which contributions are calculated with respect to such compensation or benefit plan, except in the ordinary course of business consistent with past practice; (vii) terminate the employment or services of any service provider of Payoneer or any of its subsidiaries with an annualized base salary or wage rate and target cash bonus opportunity of $300,000 or above, other than for cause (as determined by Payoneer or its applicable subsidiary in the ordinary course of business consistent with past practice); or (viii) hire any service provider with an annualized base salary or wage rate and target cash bonus opportunity of $300,000 or above (or promote or materially change the responsibilities of any service provider of Payoneer or any of its subsidiaries with an annualized base salary or wage rate and target cash bonus opportunity of $300,000 or above (or employee who would have an annualized base salary or wage rate and target cash bonus opportunity of $300,000 or above after such change));

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entering into, establishing or adopting any collective bargaining or similar agreement with any union, works council or other labor organization, or recognizing any union, works council or other labor organization as the representative of any of the employees of Payoneer or any of its subsidiaries;

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engaging in or announcing any mass layoff, plant closing or other action that triggers the notice requirements of the Worker Adjustment and Retraining Notification Act;

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settling any claim, suit, action or proceeding, except for settlements with third parties that are not governmental entities where (i) the amount paid in settlement does not exceed $1,000,000 individually or $5,000,000 in the aggregate (in each case excluding the payment of any net insurance proceeds) and (ii) there are no adverse restrictions (or non-monetary obligations) binding on Payoneer or its subsidiaries that are material to Payoneer or its subsidiaries (or the Surviving Corporation after consummation of the Merger);

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(i) amending the Payoneer governing documents or, except in the ordinary course of business, materially amending the comparable governing documents of Payoneer’s subsidiaries, (ii) adjusting, splitting, combining or reclassifying the Payoneer Common Stock or any other capital stock, or

(iii) merging or consolidating with any other person, or liquidating or dissolving, in each case other than any such mergers, consolidations, liquidations or dissolutions of, between or among Payoneer’s subsidiaries;
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implementing or adopting any material change in its accounting principles, practices or methods, other than as may be required by GAAP, applicable law or other applicable accounting standards or practices in any jurisdiction in which Payoneer or any of its subsidiaries operates;

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(i) making, changing or revoking any material tax election, (ii) changing any tax accounting period, (iii) adopting or changing any material tax accounting method, (iv) filing any material amended tax return, (v) entering into any closing agreement with respect to a material amount of taxes, (vi) settling or compromising any material tax claim, audit, assessment or dispute or surrendering any right to claim a refund of a material amount of taxes, (vii) initiating or entering into any voluntary disclosure or similar agreement with, or requesting any ruling from, any governmental entity with respect to any material taxes, or (viii) consenting to any extension or waiver of the limitation period applicable to any material taxes (other than extensions to file tax returns automatically obtained in the ordinary course of business);

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except for Payoneer’s working capital solutions business as of the date of the Merger Agreement and any ordinary course expansion of that business, making any loans, extensions of credit or capital contributions to, or investments in, any person, except (i) in the ordinary course of business, (ii) intercompany loans or capital contributions to a Payoneer subsidiary or (iii) loans or extensions of credit to employees in the ordinary course of business;

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making (or committing to make) any capital expenditures, except (i) as may be required pursuant to any material contract or (ii) for amounts not in excess of 110% of the capital expenditure budget set forth in the Payoneer Disclosure Letter;

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materially amending or modifying the written know-your-customer, anti-money laundering, Bank Secrecy Act and other compliance policies and procedures of Payoneer, except as required by applicable law, as required by policies announced or imposed by any governmental entity or otherwise in the ordinary course of business; and

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agreeing or committing to take any of the foregoing actions.

The Merger Agreement also provides that nothing contained therein gives Nuvei Parent, directly or indirectly, the right to control or direct the operations of Payoneer or its subsidiaries prior to the Effective Time, and that, prior to the Effective Time, Payoneer will exercise, consistent with the terms and conditions of the Merger Agreement, complete control and supervision over its and its subsidiaries’ respective operations
Payoneer Stockholders Meeting and Board Recommendation
Under the Merger Agreement, Payoneer has agreed, as promptly as reasonably practicable after the date of the Merger Agreement, to prepare and file with the SEC a preliminary proxy statement, and to use its reasonable best efforts to cause such filing to be made no later than 30 days after the date of the Merger Agreement. Payoneer has also agreed to duly call, give notice of, convene and hold the Special Meeting for the purpose of obtaining the Requisite Company Vote (as defined below) as soon as reasonably practicable after the date of the Merger Agreement, but in no event later than 45 days following the mailing of this proxy statement to Payoneer stockholders.
Except as permitted by the no-solicitation provisions of the Merger Agreement (as described in the section entitled “The Merger Agreement — Change of Recommendation; Match Rights”), the Payoneer Board of Directors has agreed to recommend (the “Company Board Recommendation”) that Payoneer stockholders vote in favor of the approval of the Merger and the other transactions contemplated by the Merger Agreement and to include such recommendation in this proxy statement. Notwithstanding any change in that recommendation, unless the Merger Agreement has been terminated in accordance with its terms, Payoneer is required to convene the Special Meeting and submit the Merger Agreement to its stockholders for the purpose of obtaining the Requisite Company Vote.

Payoneer is required to adjourn or postpone the Special Meeting in certain circumstances, including if a quorum is not present, if Payoneer has not received proxies representing a sufficient number of shares to obtain the Requisite Company Vote, or if required by applicable law to provide any supplement or amendment to this proxy statement to stockholders. Without Nuvei Parent’s prior written consent, and other than any adjournment or postponement required by applicable law, Payoneer generally may not adjourn or postpone the Special Meeting for more than ten business days for any individual adjournment or postponement or more than 20 business days in the aggregate.
No Shop; Restrictions on Solicitation of Acquisition Proposals
From the execution of the Merger Agreement until the Effective Time, Payoneer has agreed to, and to cause its subsidiaries and its and their respective employees, officers and directors to (and to use its reasonable best efforts to cause its and their other representatives to), immediately cease any activities, discussions or negotiations conducted before the date of the Merger Agreement with any person with respect to any Acquisition Proposal and to promptly request the return or destruction of all confidential information previously furnished in connection therewith.
During the period from the execution of the Merger Agreement until the earlier of the Effective Time and the valid termination of the Merger Agreement, and except as permitted by the Merger Agreement, Payoneer has agreed not to, and to cause its subsidiaries and their respective representatives not to, directly or indirectly: (i) initiate, solicit, propose or knowingly encourage or facilitate any inquiries or proposals that constitute or could reasonably be expected to lead to an Acquisition Proposal; (ii) engage or participate in any discussions or negotiations with any person regarding any Acquisition Proposal; (iii) provide any confidential or nonpublic information or data in connection with any Acquisition Proposal; or (iv) approve or enter into any letter of intent, acquisition agreement, merger agreement or similar agreement relating to any Acquisition Proposal (other than a confidentiality agreement with terms no less favorable, in the aggregate, to Payoneer than its confidentiality agreement with Nuvei Corporation and that does not prohibit Payoneer from complying with its obligations under the Merger Agreement (an “Acceptable Confidentiality Agreement”)).
For purposes of the Merger Agreement, an “Acquisition Proposal” generally means, other than the Merger, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of Payoneer and its subsidiaries or 25% or more of the Payoneer Common Stock, (ii) any tender offer or exchange offer that, if consummated, would result in a third party beneficially owning 25% or more of the Payoneer Common Stock, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Payoneer or its subsidiaries whose assets constitute 25% or more of the consolidated assets of Payoneer and its subsidiaries.
Notwithstanding these restrictions, prior to obtaining the Requisite Company Vote, if Payoneer receives a written, bona fide Acquisition Proposal that did not result from a material breach of the no-solicitation provisions, Payoneer may furnish confidential or nonpublic information to, and engage or participate in discussions or negotiations with, the person making the proposal if the Payoneer Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable law and that the Acquisition Proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal. Before furnishing any such information, Payoneer must enter into an Acceptable Confidentiality Agreement with the person and substantially concurrently provide Nuvei Parent with any such information that was not previously provided to Nuvei Parent.
Payoneer is required to advise Nuvei Parent promptly (and in any event within 48 hours) following receipt of any Acquisition Proposal or any inquiry that would reasonably be expected to lead to an Acquisition Proposal, including the material terms and conditions thereof and the identity of the person making the proposal, to provide Nuvei Parent with unredacted copies of written proposals, offers and draft agreements, and to keep Nuvei Parent reasonably informed on a current basis of any material developments, discussions or negotiations.

A “Superior Proposal” generally means a bona fide written Acquisition Proposal that the Payoneer Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisors and after taking into account all legal, financial, regulatory and other aspects of the proposal (including the amount, form and timing of the consideration, the financing, any break-up or termination fees, expense reimbursement provisions and conditions to consummation) and the person making the proposal, is (i) more favorable from a financial point of view to Payoneer stockholders than the Merger (taking into account any proposal by Nuvei Parent to amend the terms of the Merger Agreement) and (ii) reasonably likely to be consummated on the terms proposed; provided that, for purposes of this definition, the references to “25%” in the definition of Acquisition Proposal are increased to “50%.”
Change of Recommendation; Match Rights
Except as described below, the Payoneer Board of Directors has agreed not to effect a “Recommendation Change,” which generally includes withdrawing, changing, modifying or qualifying the Company Board Recommendation in a manner adverse to Nuvei Parent or Merger Sub, failing to include the Company Board Recommendation in this proxy statement, approving, adopting or publicly recommending any Acquisition Proposal, failing to publicly reaffirm such recommendation upon Nuvei Parent’s request in specified circumstances, or resolving or agreeing to take any of those actions.
Notwithstanding the foregoing, prior to obtaining the Requisite Company Vote, in response to a written, bona fide Acquisition Proposal that did not result from a material breach of the no-solicitation provisions and that the Payoneer Board of Directors determines in good faith (after consultation with its outside legal counsel and financial advisors) constitutes a Superior Proposal, the Payoneer Board of Directors may effect a Recommendation Change and/or Payoneer may terminate the Merger Agreement in order to enter into a definitive agreement with respect to such Superior Proposal, in each case subject to compliance with the procedures described below and, in the case of a termination, payment of the Company Termination Fee.
Before effecting a Recommendation Change in connection with a Superior Proposal or terminating the Merger Agreement to enter into a definitive agreement with respect to a Superior Proposal, the Payoneer Board of Directors must (i) provide Nuvei Parent with at least three business days’ prior written notice of its determination that the Acquisition Proposal is a Superior Proposal and of its intention to take such action, together with a reasonable description of the events giving rise to the determination, a summary of the material terms and conditions of the Superior Proposal and an unredacted copy of the proposed definitive agreement; (ii) if requested by Nuvei Parent, negotiate in good faith with Nuvei Parent during that three-business-day period regarding any proposed modifications to the terms and conditions of the Merger Agreement; and (iii) after the end of that period, determine in good faith, after considering any modifications proposed by Nuvei Parent, that the Acquisition Proposal continues to constitute a Superior Proposal and that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties. Any material change to the financial or other material terms of the Superior Proposal requires a new notice to Nuvei Parent and a new negotiation period of two business days.
In addition, prior to obtaining the Requisite Company Vote, the Payoneer Board of Directors may effect a Recommendation Change in response to an “Intervening Event” if it determines in good faith (after consultation with its outside legal counsel and financial advisors) that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties, subject to providing Nuvei Parent with prior written notice and, if requested by Nuvei Parent, negotiating in good faith with Nuvei Parent for a period of three business days. An “Intervening Event” generally means a material effect, change, event, circumstance, condition, occurrence or development that does not relate to an Acquisition Proposal, that was neither known nor reasonably foreseeable to the Payoneer Board of Directors as of the date of the Merger Agreement, and that first occurs, arises or becomes known after the date of the Merger Agreement and prior to obtaining the Requisite Company Vote.
Efforts to Obtain Regulatory Clearances
Subject to the terms and conditions of the Merger Agreement, Payoneer and Nuvei Parent have agreed to cooperate with each other and to use their respective reasonable best efforts (and the respective reasonable best efforts of their subsidiaries) to (i) take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable under the Merger Agreement and applicable law to consummate the transactions contemplated by the Merger Agreement (including the Merger) as promptly as practicable and in any event prior to the Outside Date and (ii) promptly prepare and file all necessary or advisable documentation, applications, notices, petitions and filings and seek to obtain as promptly as practicable the approvals, waivers, consents, authorizations, notifications, non-objections, expirations or terminations of waiting periods or other confirmations required to be obtained from any governmental entity which are necessary or advisable to consummate the Merger, including the regulatory approvals set forth on an annex to the Merger Agreement.
The Requisite Regulatory Approvals include:
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the expiration or termination of the applicable waiting period under the HSR Act;

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receipt of other approvals, or the expiration or termination of applicable waiting periods, under specified antitrust laws in various non-U.S. jurisdictions;

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receipt of specified foreign investment approvals in various non-U.S. jurisdictions; and

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receipt of approvals or clearances under applicable payments or money transmitter license laws, including from specified U.S. money transmitter regulatory authorities and specified non-U.S. payment services regulatory authorities, including the UK Financial Conduct Authority, the Central Bank of Ireland, the Reserve Bank of India, the People’s Bank of China, the Monetary Authority of Singapore, the Hong Kong Customs & Excise Department (if required), the Israeli Securities Authority (if required) and the Bank of Canada and FINTRAC (each, if required), including waiver of an ownership stability commitment made in connection with obtaining a specified payment services license.

In addition, any approvals required with respect to new permits obtained by Payoneer following the date of the Merger Agreement are also included as Requisite Regulatory Approvals.
Payoneer and Nuvei Parent have agreed to each submit (or cause their ultimate parent entity to submit) their respective Notification and Report Forms relating to the Merger required under the HSR Act, as soon as reasonably practicable and in no event later than 15 business days after the date of the Merger Agreement.
Nuvei Parent, in consultation with Payoneer, has the right to devise and implement the strategy for all filings, notifications, submissions and communications in connection with the Requisite Regulatory Approvals, after considering in good faith all comments of Payoneer (and its counsel); provided that Nuvei Parent may not take any action that would reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger and the other transactions contemplated by the Merger Agreement.
To the extent the submission of information regarding Nuvei Parent or its affiliates is reasonably necessary or advisable (or requested by a governmental entity) in order to obtain any Requisite Regulatory Approval or other permits necessary or advisable to consummate the Merger, Nuvei Parent has agreed to use its reasonable best efforts to promptly obtain and provide any such information to the relevant governmental entity; provided that Nuvei Parent has sole discretion with respect to the means by which any non-public, financial or sensitive personal information of Nuvei Parent or its affiliates (or their respective directors, officers, employees, managers, partners, control persons or direct or indirect equity holders) is provided, including by providing such information directly to the applicable governmental entity without providing or disclosing such information to Payoneer or its legal advisors.
With respect to certain specified Requisite Regulatory Approvals, Nuvei Parent’s reasonable best efforts obligations include committing to take certain remedial actions (each, a “Remedial Action”), including: (i) selling, divesting, or otherwise conveying, or agreeing to, or permitting Payoneer to, sell, divest, or otherwise convey any assets, properties, licenses, rights, operations or businesses of Nuvei Parent and its subsidiaries or Payoneer and its subsidiaries contemporaneously with or subsequent to the Closing; (ii) licensing, holding separate or entering into similar arrangements with respect to Nuvei Parent’s or Payoneer’s respective assets, properties, licenses, rights, operations or businesses; (iii) agreeing to limitations or commitments relating to the ownership or operation of any assets, properties, licenses, rights, operations or businesses of Nuvei Parent and its subsidiaries or Payoneer and its subsidiaries; (iv) entering into, conducting business arrangements with respect to, or terminating any and all existing relationships or contractual rights and obligations of Nuvei Parent, Payoneer or their respective subsidiaries; and (v) taking all other actions as may be necessary to obtain all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals.
However, neither Nuvei Parent nor Payoneer is required to take (and Payoneer may not, without Nuvei Parent’s prior written consent, propose, negotiate, commit to or effect) any Remedial Action (i)(A) with respect to certain specified Requisite Regulatory Approvals, if such Remedial Action would reasonably be expected to have, either individually or in the aggregate, a material adverse effect on Nuvei Parent and its subsidiaries (including Payoneer and its subsidiaries), taken as a whole, after giving effect to the Merger (but, for this purpose, determined as if Nuvei Parent and its subsidiaries were the size of Payoneer and its subsidiaries) and (B) with respect to certain other specified Requisite Regulatory Approvals, if such Remedial Action would reasonably be expected to be, either individually or in the aggregate, material to Nuvei Parent and its subsidiaries (including Payoneer and its subsidiaries), taken as a whole, after giving effect to the Merger (but, for this purpose, determined as if Nuvei Parent and its subsidiaries were the size of Payoneer and its subsidiaries) and (ii) unless such Remedial Action is conditioned upon the Closing. In addition, nothing in the Merger Agreement requires Nuvei Parent to take or agree to take any action with respect to any affiliates of Nuvei Parent (excluding subsidiaries of Nuvei Parent but including the sponsors and any investment funds or investment vehicles affiliated with, or managed or advised by, any sponsor, and any portfolio company or investment of any sponsor or such fund or vehicle, or any interest therein), other than as may be set forth in a separate undertaking delivered by the applicable sponsor. In connection with the transactions contemplated by the Merger Agreement, Payoneer entered into the Investor Support Agreement with Nuvei Parent, Merger Sub and Advent, pursuant to which Advent agreed to provide certain information and make certain commitments in connection with seeking and obtaining certain regulatory approvals and any other permits which are necessary or advisable to consummate the Merger.
With respect to any pending permit applications for which Payoneer or a subsidiary has an application or registration pending or submitted but not yet approved, Payoneer and Nuvei Parent have agreed to reasonably cooperate in connection with any filings, amendments or other actions that may be required, including to update the applicable governmental entity regarding the Merger and to submit information regarding Nuvei Parent or its affiliates as is reasonably necessary or advisable. If Payoneer obtains a new permit following the approval by a governmental entity of a pending permit application and, as a result, any approval, authorization, confirmation, non-objection or other consent in respect of such new permit becomes necessary to consummate the Merger, such approval will constitute a Requisite Regulatory Approval. In addition, Nuvei Parent may seek to implement alternative arrangements in connection with the regulatory approvals (which may include surrendering a Payoneer permit effective only upon the Closing, implementing agency arrangements or other business arrangements effective only upon the Closing, or implementing changes to funds flow effective only upon the Closing so that Payoneer can use a permit held by Nuvei Parent or a subsidiary for its operations and activities), and Payoneer has agreed to reasonably cooperate in connection therewith, subject to such arrangements being conditioned upon the Closing and not reasonably expected to prevent, materially impede or materially delay the consummation of the Merger.
Payoneer has also agreed to cooperate with such reasonable requests as may be made by Nuvei Parent with respect to any post-Closing reorganization of Nuvei Parent’s and Payoneer’s subsidiaries (so long as such cooperation or reorganization would not reasonably be expected to prevent, impede or delay the consummation of the Merger), including submitting prior to the Closing such applications, notices, petitions or filings with governmental entities as may be necessary or desirable in connection with any such reorganization; provided that Payoneer is not required to actually implement any such post-Closing reorganization prior to the Closing.
During the period from the date of the Merger Agreement until the earlier of the Effective Time or the termination of the Merger Agreement, Nuvei Parent has agreed not to, and to cause its subsidiaries not to, acquire or agree to acquire all or substantially all of the assets of, or equity in, any person, if the entering into of a definitive agreement providing for, or the consummation of, such an acquisition would, or would reasonably be expected to, prevent Nuvei Parent from obtaining any Requisite Regulatory Approval prior to the Outside Date. Nuvei Parent is responsible for paying all filing fees required by applicable law to be paid to any governmental entity in connection with obtaining the Requisite Regulatory Approvals.

Financing of the Merger
Nuvei Parent intends to fund the payment of the aggregate Merger Consideration and the other amounts payable in connection with the Merger with a combination of debt financing and other sources of funds available to Nuvei Parent or its affiliates. Concurrently with the execution of the Merger Agreement, Nuvei Corporation delivered to Payoneer a fully executed Debt Commitment Letter from the Debt Financing Sources party thereto, pursuant to which such Debt Financing Sources have committed, on the terms and subject to the conditions set forth therein, to provide the Debt Financing in the amounts specified therein for the purpose of funding the transactions contemplated by the Merger Agreement.
Nuvei Parent and Merger Sub have agreed to use their reasonable best efforts to obtain the proceeds of the Debt Financing on the terms and subject only to the conditions described in the Debt Commitment Letter, including by maintaining the Debt Commitment Letter in effect, negotiating and entering into definitive financing agreements, satisfying the conditions within their control and, assuming the conditions are satisfied, consummating the Debt Financing at or prior to the Closing. If any portion of the Debt Financing becomes unavailable, Nuvei Parent has agreed to use reasonable best efforts to obtain alternative debt financing on terms not materially less favorable, in the aggregate, to Nuvei Parent. Notwithstanding the foregoing, the obligations of Nuvei Parent and Merger Sub to consummate the Merger are not conditioned in any manner on the receipt of the Debt Financing or any other financing.
Payoneer has agreed to use its reasonable best efforts to provide, and to cause its subsidiaries and representatives to provide, customary cooperation reasonably requested by Nuvei Parent in connection with the arrangement of the Debt Financing, at Nuvei Parent’s sole expense (other than certain excluded costs) and subject to specified limitations. The availability of the financing, and the timing of the Closing, are also affected by the Marketing Period.
Employee Matters
For a period of 12 months following the Effective Time, Nuvei Parent will, or cause its subsidiaries to, provide to each Payoneer employee whose employment continues as of such time (each referred to as a “continuing employee”) (i) a base salary or regular hourly wage, as applicable, and target annual cash incentive opportunity, in each case that is no less favorable than base salary or regular hourly wage, as applicable, and target annual cash incentive opportunity, each as provided to such continuing employee immediately prior to the Effective Time, (ii) health, welfare, retirement, and other benefits (excluding change-in-control, retention or transaction-related benefits and other non-recurring compensation and benefits, severance, equity or equity-based or long-term compensation and defined benefit pension and post-retirement welfare benefits) that are substantially comparable, in the aggregate, to those provided to such continuing employee immediately prior to the Effective Time and (iii) severance protections and benefits that are no less favorable than the severance protections and benefits provided to such continuing employee immediately prior to the Effective Time.
Effective from and after the Effective Time, Nuvei Parent shall or shall cause the Surviving Corporation, to recognize, for all purposes (other than, unless required by applicable law, benefit accrual under a defined benefit pension plan or for purposes of any Payoneer compensation or benefit plan or Nuvei Parent compensation or benefit plan that is a frozen plan or that provides grandfathered benefits, or any equity incentive awards granted by Nuvei Parent) under all plans, programs and arrangements established or maintained by Nuvei Parent or any of its affiliates for the benefit of the continuing employees (the “Parent Plans”), service with Payoneer or any of its subsidiaries prior to the Effective Time to the extent such service was recognized under the corresponding Payoneer compensation or benefit plan covering such continuing employees, including for purposes of eligibility, vesting and benefit levels and accruals, in each case, except where it would result in a duplication of benefits. In addition, Nuvei Parent shall, or shall cause the Surviving Corporation to, use commercially reasonable efforts to (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any Parent Plans to be waived with respect to the continuing employees and their eligible dependents, except to the extent such pre-existing condition, exclusion, requirement or waiting period would have applied to such individual under the corresponding Payoneer compensation or benefit plan, and (ii) provide full credit for any co-payments, deductibles or similar payments made or incurred prior to the Effective Time for the plan year in which the Closing occurs.

Nuvei Parent shall, or shall cause the Surviving Corporation to, pay each continuing employee who participates in an annual cash incentive plan and remains actively employed through the required date set forth in the applicable plan, an annual cash bonus based on actual performance, determined in accordance with the terms and performance criteria set forth in the applicable annual cash incentive plan for such fiscal year with such reasonable adjustments as determined by Payoneer in good faith, after consultation with Nuvei Parent, to reflect the transactions covered by the Merger Agreement. To the extent that the Effective Time occurs after the end of a fiscal year, but prior to the payment of any earned annual cash incentive awards pursuant to the applicable annual cash incentive plan with respect to such prior fiscal year, Nuvei Parent shall, or shall cause the Surviving Corporation to, pay each continuing employee who participates in such annual cash incentive plan with such individual’s earned amount for such fiscal year no later than the time that annual cash incentive plan payments are made in the ordinary course of business consistent with past practice in accordance with the terms of the applicable cash incentive plan; provided, that if a continuing employee’s employment is terminated by Payoneer without cause (as determined by Payoneer or its applicable subsidiary in the ordinary course of business consistent with past practice) after the Closing but prior to the payment of annual cash incentive plan awards for the prior fiscal year, Nuvei Parent shall, or shall cause the Surviving Corporation to, pay such continuing employee earned amount for such fiscal year.
In addition, if requested by Nuvei Parent in writing at least 20 business days prior to the Closing Date, Payoneer shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective as of no later than the date immediately preceding the Closing Date and contingent on the Closing any Payoneer compensation or benefit plan that contains a cash or deferred arrangement intended to qualify under Section 401(a) of the Code (the “Company 401(k) Plans”). Nuvei Parent shall use commercially reasonable efforts to ensure that the affected continuing employees shall, as soon as reasonably practicable following the Closing Date, be eligible to participate in a Tax-qualified defined contribution plan of Nuvei Parent or its subsidiaries (each such plan, a “Parent 401(k) Plan”). Upon the distribution of the assets in the accounts under the Company 401(k) Plans to the participants, Nuvei Parent shall permit the continuing employees to make rollover contributions of “eligible rollover distributions” from the applicable Company 401(k) Plan to the applicable Parent 401(k) Plan (including the in-kind rollover of promissory notes evidencing all outstanding loans that are not in default) of each continuing employee who participated in a Company 401(k) Plan as of the date such plan is terminated and who elects such direct rollover in accordance with the terms of the Company 401(k) Plan and the Code.
Directors’ and Officers’ Indemnification and Insurance
For a period of six years after the Effective Time, Nuvei Parent has agreed to cause the Surviving Corporation to indemnify and hold harmless, and to advance expenses as incurred to, in each case to the fullest extent permitted by applicable law and the organizational documents of Payoneer and its subsidiaries as in effect on the date of the Merger Agreement, each present and former director, officer or employee of Payoneer or any of its subsidiaries (collectively, the “Indemnified Parties”) against any costs, expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation arising out of the fact that such person was a director, officer or employee of Payoneer or its subsidiaries and pertaining to matters, acts or omissions existing or occurring at or prior to the Effective Time, including in connection with the approval of the Merger Agreement and the transactions contemplated thereby.
For a period of six years after the Effective Time, Nuvei Parent or the Surviving Corporation has also agreed to maintain in effect the current directors’ and officers’ liability insurance policies maintained by Payoneer (or to substitute policies of at least the same coverage and amounts with terms no less advantageous to the Indemnified Parties) with respect to claims arising from facts or events that occurred at or before the Effective Time. However, neither Nuvei Parent nor the Surviving Corporation is obligated to expend, on an annual basis, an amount in excess of 300% of the current annual premium paid by Payoneer for such insurance (the “Premium Cap”), and if the premiums would exceed the Premium Cap, Nuvei Parent or the Surviving Corporation will instead maintain the maximum coverage available for an annual premium equal to the Premium Cap. In lieu of the foregoing, Nuvei Parent (or Payoneer, with Nuvei Parent’s consent) may obtain a six-year “tail” policy providing equivalent coverage, so long as the aggregate cost does not exceed the Premium Cap.

Litigation Related to the Merger
Payoneer has agreed to give Nuvei Parent prompt written notice of any stockholder demands, litigation, arbitrations or other similar actions (including derivative claims) commenced against Payoneer, any of its subsidiaries or their respective directors or officers relating to the Merger Agreement or the transactions contemplated thereby (collectively, the “Stockholder Litigation”), and to keep Nuvei Parent reasonably informed of material developments. Payoneer has also agreed to give Nuvei Parent the opportunity to participate, at Nuvei Parent’s expense, in the defense or settlement of any such Stockholder Litigation, to give Nuvei Parent a reasonable opportunity to review and comment on filings and responses and to consider Nuvei Parent’s comments in good faith, and not to settle any such Stockholder Litigation without Nuvei Parent’s prior written consent (which may not be unreasonably withheld, conditioned or delayed).
As of the date of this proxy statement, we are not aware of any pending lawsuits challenging the Merger. However, potential plaintiffs may file lawsuits challenging the Merger. The outcome of any future litigation is uncertain.
Since the filing of the Preliminary Proxy, a purported Payoneer stockholder sent a letter to Payoneer alleging that the Preliminary Proxy omits and/or misleadingly describes certain supposedly material information about the Merger. The Letter demands that Payoneer make corrective disclosures to address the Letter’s allegations. Payoneer believes that the claims asserted in the Letter are without merit, but cannot predict the outcome of any such claims or whether similar letters or claims will be received or made in the future.
Other Covenants
The Merger Agreement contains additional covenants and agreements relating to, among other things: access to information and confidentiality; consultation and consent rights regarding press releases and other public announcements concerning the Merger Agreement, the Merger and the other transactions; eliminating the applicability of any takeover statutes to the Merger Agreement and the transactions; causing dispositions of Payoneer equity securities in connection with the Merger to be exempt under Rule 16b-3 of the Exchange Act; Nuvei Parent’s obligation to cause Merger Sub to perform its obligations under the Merger Agreement and to cause the sole stockholder of Merger Sub to adopt the Merger Agreement; cooperation regarding transfer taxes and third party notices and consents; the ability of the parties, upon mutual agreement, to change the method or structure of effecting the Closing (subject to specified limitations); the delisting of the Payoneer Common Stock from NASDAQ and its deregistration under the Exchange Act; Nuvei Parent’s obligations with respect to its debt financing and Payoneer’s cooperation in connection therewith (it being understood that obtaining the debt financing is not a condition to the Closing); and the establishment of a transition committee to develop and implement an integration plan.
Conditions to the Merger
The respective obligations of Payoneer, Nuvei Parent and Merger Sub to effect the Merger are subject to the satisfaction (or, to the extent permitted by applicable law, written waiver) at or prior to the Effective Time of each of the following conditions:
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the adoption of the Merger Agreement and approval of the transactions contemplated thereby, by the affirmative vote of the holders of a majority of all issued and outstanding shares of Payoneer Common Stock entitled to vote thereon;

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the Requisite Regulatory Approvals having been obtained and remaining in full force and effect, and all statutory waiting periods in respect thereof having expired or been terminated; and

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the absence of any provision of applicable law or any order that prohibits or restricts the consummation of the Merger.

The obligations of Nuvei Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver of the following additional conditions:
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the accuracy of Payoneer’s representations and warranties as of the Closing Date (generally subject to the materiality and Company Material Adverse Effect qualifications and standards set forth in the Merger Agreement);

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Payoneer’s performance in all material respects of the obligations, covenants and agreements required to be performed by it under the Merger Agreement at or prior to the Closing;

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the absence of any Company Material Adverse Effect since the date of the Merger Agreement that is continuing; and

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Nuvei Parent’s receipt of a certificate, signed by Payoneer’s Chief Executive Officer or Chief Financial Officer, certifying as to the satisfaction of the foregoing conditions.

The obligation of Payoneer to effect the Merger is also subject to the satisfaction or waiver of the following additional conditions:
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the accuracy of the representations and warranties of Nuvei Parent and Merger Sub as of the Closing Date (generally subject to a material adverse effect standard that looks to whether the applicable effect, change, event, circumstance, condition, occurrence or development would, or would reasonably be expected to, prevent, materially delay or materially impair the ability of Nuvei Parent or any of its subsidiaries to consummate the transactions contemplated by the Merger Agreement);

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the performance by Nuvei Parent and Merger Sub in all material respects of the obligations, covenants and agreements required to be performed by them under the Merger Agreement at or prior to the Closing; and

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Payoneer’s receipt of a certificate, signed by an authorized officer of Nuvei Parent, certifying as to the satisfaction of the foregoing conditions.

The obligations of Nuvei Parent and Merger Sub to consummate the Merger are not subject to any financing condition.
Financing Cooperation
Under the Merger Agreement, Payoneer will use its reasonable best efforts to, and shall cause its subsidiaries and its and their respective representatives to use their reasonable best efforts to, provide cooperation in connection with the arrangement of the Debt Financing as may be reasonably requested by Nuvei Parent in writing that is customary for financings of the type so contemplated, including (and subject to certain limitations set forth in the Merger Agreement), (i) participating in a reasonable number of meetings, presentations, drafting sessions, due diligence sessions and meetings with prospective lenders, accountants and ratings agencies, (ii) to the extent required by the Debt Financing, facilitating the pledging and granting and perfection of security interests in collateral of Payoneer (effective no earlier than the Closing), (iii) providing customary assistance to Nuvei Parent in obtaining public corporate and facilities credit ratings with respect to the Debt Financing, (iv) assisting in the preparation and execution of the definitive documentation relating to the Debt Financing, (v) causing Payoneer’s accountants to furnish to Nuvei Parent customary comfort letters and consents, (vi) assisting in the preparation by Nuvei Parent of customary offering documents, lender presentations, private placement memoranda, bank information memoranda, syndication memoranda, confidential information memoranda, and rating agency presentations, (vii) facilitating in the taking of all corporate and other similar actions, subject to and contingent upon the occurrence of the Closing, reasonably necessary to permit the consummation of the Debt Financing on the Closing Date, (viii) subject to certain restrictions contained in the Merger Agreement, furnishing Nuvei Parent, as soon as reasonably practicable, with all Required Information (as defined in the Merger Agreement), and (ix) subject to certain restrictions contained in the Merger Agreement, providing reasonable and customary assistance to Nuvei Parent in connection with Nuvei Parent’s preparation of pro forma financial statements of the type necessary or reasonably requested by the Debt Financing Sources to be included in any marketing materials in respect of (and customary for debt financings similar to) the Debt Financing.
Termination of the Merger Agreement
The Merger Agreement may be terminated at any time prior to the Effective Time in the following circumstances:
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by the mutual written consent of Nuvei Parent and Payoneer;

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by either Nuvei Parent or Payoneer if any governmental entity that must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable, or if any governmental entity of competent jurisdiction has issued a final and nonappealable Legal Prohibition;

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by either Nuvei Parent or Payoneer if the Merger has not been consummated on or before 11:59 p.m., New York City time, on June 12, 2027 (the “Outside Date”), provided that the Outside Date will be automatically extended for one additional three-month period to September 12, 2027, if any Requisite Regulatory Approvals have not then been obtained; or

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by either Nuvei Parent or Payoneer if the Requisite Company Vote has not been obtained upon a vote taken at the Special Meeting (or any adjournment or postponement thereof).

The right to terminate described in the second and third bullets above is not available to a party whose breach of the Merger Agreement was the principal cause of the applicable event.
In addition, Payoneer may terminate the Merger Agreement:
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if Nuvei Parent or Merger Sub has breached any of its representations, warranties, covenants or agreements such that the related closing conditions would not be satisfied, and the breach is not capable of being cured or is not cured within 30 days after written notice (provided that Payoneer is not then in material breach of the Merger Agreement);

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prior to obtaining the Requisite Company Vote, in order to enter into a definitive agreement with respect to a Superior Proposal, subject to compliance with the no-solicitation provisions and payment of the Company Termination Fee prior to or concurrently with the termination; or

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if all of the closing conditions have been satisfied (other than those to be satisfied at the Closing), Payoneer has irrevocably confirmed that it is ready, willing and able to consummate the Closing, and Nuvei Parent and Merger Sub fail to consummate the Closing within three business days after they are required to do so.

Nuvei Parent may also terminate the Merger Agreement:
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if Payoneer has breached any of its representations, warranties, covenants or agreements such that the related closing conditions would not be satisfied, and the breach is not capable of being cured or is not cured within 30 days after written notice (provided that Nuvei Parent and Merger Sub are not then in material breach of the Merger Agreement); or

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prior to obtaining the Requisite Company Vote, if Payoneer has committed a willful and material breach of the no-solicitation provisions or the Payoneer Board of Directors has effected a Recommendation Change.

Effect of Termination
If the Merger Agreement is validly terminated in accordance with its terms, it will become void and have no effect, and none of Payoneer, Nuvei Parent, Merger Sub or any of their respective subsidiaries, officers or directors will have any liability of any nature under the Merger Agreement, except that (i) specified provisions (including those relating to confidentiality, public announcements, the termination fees and the general provisions) will survive termination in accordance with their terms, and (ii) no party will be relieved or released from any liability or damages arising out of its fraud or its willful and material breach of the Merger Agreement, subject to certain limitations. Subject to the limitations described above, such liabilities or damages are expressly acknowledged not to be limited to reimbursement of expenses or out-of-pocket costs and may include damages based on the loss of the economic benefits of the transactions, including the loss of the premium to which holders of Payoneer Common Stock and holders of Payoneer equity awards would have been entitled.
Termination Fee
Payoneer has agreed to pay Nuvei Parent a termination fee of $89,000,000 if the Merger Agreement is terminated in specified circumstances, including:

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if Payoneer terminates the Merger Agreement to enter into a definitive agreement with respect to a Superior Proposal;

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if Nuvei Parent terminates the Merger Agreement because Payoneer has committed a willful and material breach of the no-solicitation provisions or the Payoneer Board of Directors has effected a Recommendation Change; or

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if the Merger Agreement is terminated because the Merger was not consummated by the Outside Date or because the Requisite Company Vote was not obtained, an Acquisition Proposal had been publicly disclosed or made and not withdrawn, and within 12 months after such termination Payoneer enters into a definitive agreement for, or consummates, an Acquisition Proposal (with the references to “25%” in the definition of Acquisition Proposal increased to “50%” for this purpose).

In certain circumstances in connection with the termination of the Merger Agreement, including if Payoneer terminates the Merger Agreement because Nuvei Parent fails to complete the transactions when required to do so under the terms of the Merger Agreement, Nuvei Parent would be required to pay Payoneer a termination fee of $165,000,000 in cash.
In the event that Payoneer terminates the Merger Agreement (i) because Nuvei Parent materially breaches any of its representations, warranties or covenants (subject to certain cure rights) or (ii) under other circumstances and, at the time of termination, there has been fraud or willful and material breach of the Merger Agreement by Nuvei Parent, Payoneer may elect to either receive such termination fee or pursue damages to be capped at $275,000,000 (the “Parent Damages Cap”).
The Company Termination Fee and the Parent Termination Fee each constitute liquidated damages, and in no event will Payoneer be required to pay the Company Termination Fee, or Nuvei Parent be required to pay the Parent Termination Fee, on more than one occasion. In addition, in no event will Payoneer be entitled to both specific performance to cause the Closing to occur and payment of the Parent Termination Fee or damages, and in no event will Nuvei Parent be entitled to both specific performance to cause the Closing to occur and payment of the Company Termination Fee or damages. Except for the recovery of certain specified enforcement and financing-related costs, payment in full of the applicable termination fee (or, where Payoneer so elects, damages subject to the Parent Damages Cap) generally constitutes the sole and exclusive remedy of the parties and their related parties in the circumstances in which such amounts are payable.
Enforcements and Remedies
The parties are entitled to seek an injunction or injunctions to prevent breaches or threatened breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement, including the obligation to consummate the Merger, in addition to any other remedy to which they are entitled at law or in equity. However, Payoneer’s right to specifically enforce the obligation of Nuvei Parent and Merger Sub to consummate the Closing is subject to specified conditions, including that all of the conditions to the Closing have been satisfied (other than those that by their nature are to be satisfied at the Closing), the debt financing has been or will be funded at the Closing, Nuvei Parent and Merger Sub have failed to complete the Closing when required, and Payoneer has irrevocably confirmed that it is prepared to consummate the Closing if specific performance is granted and the debt financing is funded.
Expenses
Except as otherwise expressly provided in the Merger Agreement (including with respect to the termination fees and certain financing-related and enforcement costs), all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such costs and expenses, whether or not the Merger is consummated.
No Third Party Beneficiaries
The Merger Agreement is not intended to and does not confer upon any person other than the parties to the Merger Agreement, any rights or remedies under or by reason of the Merger Agreement except as otherwise provided.

Governing Law
The Merger Agreement is governed by, and will be interpreted and construed in accordance with, the laws of the State of Delaware applicable to agreements made and to be performed entirely within the State of Delaware, without regard to any applicable conflicts of law principles. Subject to limited exceptions relating to the financing sources, each party has agreed that it will bring any action or proceeding arising out of or relating to the Merger Agreement or the transactions contemplated thereby exclusively in the Court of Chancery of the State of Delaware (or, if that court declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware), has irrevocably submitted to the exclusive jurisdiction of those courts, and has irrevocably waived any right to a trial by jury in any such proceeding.
Amendments, Extensions and Waivers
Subject to compliance with applicable law, the Merger Agreement may be amended by the parties in writing at any time before the Effective Time; provided that, after the Requisite Company Vote has been obtained, no amendment that by applicable law requires further approval of Payoneer stockholders may be made without obtaining that approval. At any time prior to the Effective Time, each party may, to the extent legally permitted and only by an instrument in writing signed on its behalf, (i) extend the time for the performance of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties of the other parties, and (iii) waive compliance with any of the agreements or satisfaction of any of the conditions for its benefit. Any such extension or waiver, or any failure to insist on strict compliance with an obligation, covenant, agreement or condition, will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

THE VOTING AND SUPPORT AGREEMENTS
The following describes the material provisions of the Voting and Support Agreements, the form of which is attached as Annex B to this proxy statement and is incorporated by reference herein. The summary of the material provisions of the Voting and Support Agreements below and elsewhere in this proxy statement is qualified in its entirety by reference to the text of the form of Voting and Support Agreement. This summary does not purport to be complete and may not contain all of the information about the Voting and Support Agreements that is important to you. Payoneer encourages you to read carefully the form of Voting and Support Agreement in its entirety before making any decisions regarding the Merger. In connection with the execution and delivery of the Merger Agreement, and as an inducement and condition for Nuvei Parent to enter into the Merger Agreement, certain of Payoneer’s directors and officers, together with certain funds affiliated with TCV and Susquehanna Growth Equity, have each entered into voting and support agreements with Nuvei Parent, each dated as of June 12, 2026 (referred to as the “Voting and Support Agreements”).
Based on information provided by the Support Stockholders, the Support Stockholders collectively represented, in the aggregate, as of the date of the Voting and Support Agreements, approximately 19% of the votes of all issued and outstanding shares of Payoneer Common Stock entitled to vote on the adoption of the Merger Agreement and approval of the transactions contemplated thereby. The Support Stockholders have agreed, among other things, on the terms and subject to the conditions set forth in the Voting and Support Agreements, to (a) vote their shares of Payoneer Common Stock in favor of the adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the Merger, and against any Acquisition Proposal or any other proposal that would reasonably be expected to impede, delay or adversely affect the Merger, (b) not transfer their shares of Payoneer Common Stock, subject to certain limited exceptions, and (c) waive any dissenters’ or appraisal rights under Section 262 of the DGCL with respect to the Merger. The Voting and Support Agreements will terminate automatically upon (i) the valid termination of the Merger Agreement in accordance with its terms, (ii) the Effective Time or (iii) any amendment, modification, change or waiver of any provision of the Merger Agreement that reduces the amount or changes the form of the Merger Consideration (other than adjustments in accordance with the terms of the Merger Agreement) or is otherwise adverse in any material respect to any Support Stockholder.

APPRAISAL RIGHTS OF PAYONEER STOCKHOLDERS
If the Merger is completed, stockholders who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares of Payoneer Common Stock will be entitled to appraisal rights in connection with the Merger under Section 262 of the DGCL (“Section 262”). Failure to strictly comply with the procedures specified in Section 262 in a timely and proper manner will result in the loss of your appraisal rights under the DGCL.
The following discussion is not intended to be a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. Throughout this summary of appraisal rights, we refer to both record holders of Payoneer Common Stock and beneficial owners of Payoneer Common Stock collectively as “stockholders.” The following summary does not constitute any legal or other advice and does not constitute a recommendation that stockholders exercise their appraisal rights under Section 262. If you hold your shares of Payoneer Common Stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or such other nominee.
Under Section 262, stockholders who (1) do not vote in favor of the adoption of the Merger Agreement; (2) continuously hold such shares of Payoneer Common Stock through the Effective Time; and (3) otherwise follow the procedures set forth in Section 262 will be entitled to have their shares of Payoneer Common Stock appraised by the Delaware Court of Chancery and to receive in lieu of the Merger Consideration payment in cash of the “fair value” of the shares of Payoneer Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid on the amount determined to be fair value as determined by the Delaware Court of Chancery. Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the Effective Time through the date the judgment is paid at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period.
Stockholders considering seeking appraisal should be aware that the fair value of their shares of Payoneer Common Stock as determined pursuant to Section 262 could be more than, the same as or less than the Merger Consideration.
Under Section 262, when a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement constitutes Payoneer’s notice to stockholders that appraisal rights are available in connection with the Merger, and the full text of Section 262 may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. In connection with the Merger, any stockholder who wishes to exercise appraisal rights or who wishes to preserve such stockholder’s right to do so should review the text of Section 262 carefully and in its entirety. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner will result in the loss of appraisal rights under the DGCL. A stockholder who loses his, her or its appraisal rights will be entitled to receive the Merger Consideration (subject to applicable tax withholding) if our stockholders approve the Merger Agreement Proposal and the Merger is subsequently consummated. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of Payoneer Common Stock in connection with the Merger, Payoneer believes that if a stockholder considers exercising such rights, that stockholder should seek the advice of legal counsel.
Stockholders wishing to exercise the right to seek an appraisal of their shares of Payoneer Common Stock must do ALL of the following:
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the stockholder must not vote in favor of the Merger Agreement Proposal;

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the stockholder must deliver to Payoneer a written demand for appraisal before the vote on the Merger Agreement Proposal at the Special Meeting;

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the stockholder must continuously hold the shares of Payoneer Common Stock from the date of making the demand through the Effective Time (a stockholder will lose appraisal rights if the stockholder transfers the shares of Payoneer Common Stock before the Effective Time); and

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the stockholder or the Surviving Corporation must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares of Payoneer Common Stock within 120 days after the Effective Time. The Surviving Corporation is under no obligation to file such a petition and neither Payoneer, as the predecessor of the Surviving Corporation, nor Nuvei Parent has any intention of doing so.

Filing Written Demand
Any stockholder wishing to exercise appraisal rights must deliver to Payoneer, before the vote on the adoption of the Merger Agreement at the Special Meeting at which the Merger Agreement Proposal will be submitted to the stockholders, a written demand for the appraisal of the stockholder’s shares of Payoneer Common Stock, and that stockholder must not vote or submit a proxy in favor of the Merger Agreement Proposal. A holder of shares of Payoneer Common Stock exercising appraisal rights must hold the shares on the date the written demand for appraisal is made and must continue to hold the shares of record, or beneficially own the shares, of Payoneer Common Stock through the Effective Time. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the Merger Agreement Proposal, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the Merger Agreement Proposal or abstain from voting on the Merger Agreement Proposal. Neither voting against the Merger Agreement Proposal nor abstaining from voting or failing to vote on the Merger Agreement Proposal will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the approval of the Merger Agreement. A proxy or vote against the Merger Agreement Proposal will not constitute a demand. A stockholder’s failure to make the written demand prior to the taking of the vote on the Merger Agreement Proposal at the Special Meeting will constitute a waiver of appraisal rights.
Demand for Appraisal by a Holder of Record
A demand for appraisal by a holder of record must be executed by or on behalf of the holder of record and must reasonably inform us of the identity of the stockholder and state that the person intends thereby to demand appraisal of the stockholder’s shares of Payoneer Common Stock in connection with the Merger. If a holder of record is submitting a demand with respect to shares of Payoneer Common Stock owned of record in a fiduciary or representative capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner in such capacity, and if the shares of Payoneer Common Stock are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. A holder of record, such as a brokerage firm, bank, trust or other nominee, who holds shares of Payoneer Common Stock as nominee or intermediary for one or more beneficial owners may exercise appraisal rights with respect to shares of Payoneer Common Stock held for one or more beneficial owners while not exercising appraisal rights for other beneficial owners. In that case, the written demand should state the number of shares of Payoneer Common Stock as to which appraisal is sought. Where no number of shares of Payoneer Common Stock is expressly mentioned, the demand will be presumed to cover all shares of Payoneer Common Stock held in the name of the holder of record.
Demand for Appraisal by a Beneficial Owner
A beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares of Payoneer Common Stock in accordance with the procedures of subsection (d)(1) of Section 262 summarized above, provided that (1) such beneficial owner continuously owns such shares of Payoneer Common Stock through the Effective Time and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of Section 262 and (2) the demand made by such beneficial owner reasonably identifies the holder of record of the shares of Payoneer Common Stock for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by Payoneer under Section 262.
BENEFICIAL OWNERS WHO HOLD THEIR SHARES OF PAYONEER COMMON STOCK IN BROKERAGE OR BANK ACCOUNTS OR OTHER NOMINEE FORMS AND WHO WISH TO EXERCISE APPRAISAL RIGHTS SHOULD CONSULT WITH THEIR BANK, BROKER OR OTHER NOMINEES, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES OF PAYONEER COMMON STOCK.
Additional Instructions; Conditions
All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:
Payoneer Global Inc.
Attention: Investor Relations
195 Broadway, 27th Floor
New York, New York 10007
Any stockholder may withdraw his, her or its demand for appraisal and accept the Merger Consideration by delivering to Payoneer a written withdrawal of the demand for appraisal within 60 days after the Effective Time. However, any such attempt to withdraw the demand made more than 60 days after the Effective Time will require written approval of the Surviving Corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.
Payoneer Common Stock is currently listed on a national securities exchange, and, assuming such shares of Payoneer Common Stock remain listed on a national securities exchange immediately prior to the Merger (which we expect to be the case), after an appraisal petition has been filed, the Delaware Court of Chancery will dismiss appraisal proceedings as to all stockholders who are otherwise entitled to appraisal rights unless (1) the total number of shares of Payoneer Common Stock entitled to appraisal exceeds 1% of the outstanding shares of Payoneer Common Stock eligible for appraisal or (2) the value of the aggregate Merger Consideration in respect of such total number of shares of Payoneer Common Stock exceeds $1,000,000.
Notice by the Surviving Corporation
If the Merger is completed, within ten days after the Effective Time, the Surviving Corporation will notify each stockholder who has made a written demand for appraisal pursuant to Section 262 and who has not voted in favor of the adoption of the Merger Agreement that the Merger has become effective and the effective date thereof.
Filing a Petition for Appraisal
Within 120 days after the Effective Time, but not thereafter, the Surviving Corporation or any stockholder who has complied with Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of Payoneer Common Stock held by all stockholders entitled to appraisal. The Surviving Corporation is under no obligation, and has no present intention, to file a petition, and stockholders should not assume that the Surviving Corporation will file a petition or initiate any negotiations with respect to the fair value of the shares of Payoneer Common Stock. Accordingly, any stockholders who desire to have their shares of Payoneer Common Stock appraised should initiate all necessary action to perfect their appraisal rights in respect of their shares of Payoneer Common Stock within the time and in the manner prescribed in Section 262. The failure of a stockholder to file such a petition within the period specified in Section 262 could nullify the stockholder’s previous written demand for appraisal.
Within 120 days after the Effective Time, any stockholder who has complied with the requirements for exercise of appraisal rights, or a beneficial owner of shares of Payoneer Common Stock held in either a voting trust or by a nominee on behalf of such person, will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares of Payoneer Common Stock not voted in favor of the adoption of the Merger Agreement and with respect to which Payoneer has received demands for appraisal, and the aggregate number of stockholders of such shares of Payoneer Common Stock. The Surviving Corporation must provide this statement to the requesting stockholder within ten days after receipt of the written request for such a statement or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. A beneficial owner of shares of Payoneer Common Stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition seeking appraisal or request from the Surviving Corporation the foregoing statements.
If a petition for an appraisal is duly filed by a stockholder and a copy thereof is served upon the Surviving Corporation, the Surviving Corporation will then be obligated within 20 days after such service to file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares of Payoneer Common Stock and with whom agreements as to the value of their shares of Payoneer Common Stock have not been reached (which we refer to as the “Chancery List”). After notice to the stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded appraisal of their shares of Payoneer Common Stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss that stockholder from the proceedings. Any person whose name appears on the Chancery List may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under Section 262. Upon application by the Surviving Corporation or by any person entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal.
Determination of Fair Value
After determining the stockholders entitled to appraisal, the Delaware Court of Chancery will appraise the “fair value” of the shares of Payoneer Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. Unless the court in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. At any time before the entry of judgment in the appraisal proceedings, the Surviving Corporation may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue after such payment only on the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares of Payoneer Common Stock as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid by the Surviving Corporation as part of the pre-judgment payment to the person.
In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider “market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation.” Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Supreme Court of Delaware stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.
Stockholders considering seeking appraisal should be aware that the fair value of their shares of Payoneer Common Stock as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares of Payoneer Common Stock and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a Merger is not an opinion as to, and does not in any manner address, fair value under Section 262. Although Payoneer believes that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. Neither Payoneer nor Nuvei Parent anticipates offering more than the Merger Consideration to any stockholder exercising appraisal rights, and each of Payoneer and Nuvei Parent reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of Payoneer Common Stock is less than the Merger Consideration. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all the shares of Payoneer Common Stock entitled to be appraised.
If any stockholder who demands appraisal of his, her or its shares of Payoneer Common Stock under Section 262 fails to perfect, or loses or successfully withdraws, such stockholder’s right to appraisal, the stockholder’s shares of Payoneer Common Stock will be deemed to have been converted at the Effective Time into the right to receive the Merger Consideration. A stockholder will fail to perfect, or effectively lose or withdraw, the stockholder’s right to appraisal if no petition for appraisal is filed within 120 days after the Effective Time or if the stockholder delivers to the Surviving Corporation a written withdrawal of the stockholder’s demand for appraisal and an acceptance of the Merger Consideration in accordance with Section 262.
From and after the Effective Time, no stockholder who has demanded appraisal rights will be entitled to vote such shares of Payoneer Common Stock for any purpose or to receive payment of dividends or other distributions on the stock, except dividends or other distributions on the stockholder’s shares of Payoneer Common Stock, if any, payable to stockholders as of a time prior to the Effective Time. If no petition for an appraisal is filed, or if the stockholder delivers to the Surviving Corporation a written withdrawal of the demand for an appraisal and an acceptance of the Merger, either within 60 days after the Effective Time or thereafter with the written approval of the Surviving Corporation, then the right of such stockholder to an appraisal will cease. Once a petition for appraisal is filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any stockholder who commenced the proceeding or joined that proceeding as a named party without the approval of the court.
Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.
To the extent there are any inconsistencies between the foregoing summary, on the one hand, and Section 262, on the other hand, Section 262 will govern.

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER MERGER-RELATED COMPENSATION ARRANGEMENTS (PROPOSAL 2)
Overview
Payoneer is providing its stockholders with the opportunity to cast a vote, on an advisory (non-binding) basis, to approve the compensation payments that may be paid or become payable by Payoneer to its named executive officers, as determined in accordance with Item 402(t) of Regulation S-K, that is based on or otherwise relates to the Merger Agreement and the transactions contemplated thereby, as disclosed in the section titled “The Merger (Proposal 1) — Interests of Payoneer’s Directors and Executive Officers in the Merger — Quantification of Potential Payments and Benefits to Payoneer’s Named Executive Officers in Connection with the Merger,” including the table titled “Golden Parachute Compensation” and the accompanying footnotes, and the related narrative disclosure (referred to as the “golden parachute” compensation), as required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder.
Through this proposal, Payoneer is asking its stockholders to indicate their approval, on an advisory (non-binding) basis, of the compensation that Payoneer named executive officers will or may be eligible to receive in connection with the Merger as described in the sections of this proxy statement referred to above.
You should carefully review the golden parachute compensation information disclosed in the sections of this proxy statement referred to above. The Payoneer Board of Directors unanimously recommends that Payoneer stockholders approve the following resolution:
“RESOLVED, that the stockholders of Payoneer approve, solely on an advisory, non-binding basis, the compensation that may be paid or become payable to Payoneer named executive officers in connection with the pending Merger transaction, as disclosed pursuant to Item 402(t) of Regulation S-K in the section of the proxy statement mailed to stockholders in connection with such Merger titled “The Merger (Proposal 1) — Interests of Payoneer’s Directors and Executive Officers in the Merger — Quantification of Potential Payments and Benefits to Payoneer’s Named Executive Officers in Connection with the Merger,” including the table titled “Golden Parachute Compensation” and the accompanying footnotes, and the related narrative disclosure.”
Vote Required for Approval
The vote on the Merger-Related Compensation Proposal is a vote separate and apart from the vote on the Merger Agreement Proposal and the Adjournment Proposal. Accordingly, you may vote to approve the Merger Agreement Proposal and/or the Adjournment Proposal and vote not to approve the Merger-Related Compensation Proposal and vice versa. The approval of the Merger-Related Compensation Proposal by holders of Payoneer Common Stock is not a condition to the completion of the Merger. Because the vote on the Merger-Related Compensation Proposal is advisory only, it will not be binding on either Payoneer or Nuvei Parent. Accordingly, if the Merger Agreement Proposal is approved and the Merger is completed, the Merger-Related Compensation will be paid to Payoneer named executive officers to the extent payable in accordance with the terms of the compensation agreements and arrangements even if holders of Payoneer Common Stock fail to approve the advisory vote regarding the Merger-Related Compensation Proposal.
The Merger-Related Compensation Proposal requires the affirmative vote of holders of at least a majority of the votes cast (in person (virtually) or by proxy) at the Special Meeting. Abstentions, failures to vote and broker non-votes will have no effect on the vote for the Merger-Related Compensation Proposal.
Recommendation of the Payoneer Board of Directors
THE PAYONEER BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT PAYONEER STOCKHOLDERS VOTE “FOR” THE MERGER-RELATED COMPENSATION PROPOSAL.

VOTE ON ADJOURNMENT (PROPOSAL 3)
Overview
Payoneer stockholders are being asked to approve the adjournment or postponement of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the Merger Agreement Proposal at the time of the Special Meeting.
If, at the Special Meeting, the number of shares of Payoneer Common Stock present or represented and voting in favor of the Merger Agreement Proposal is insufficient to approve the Merger Agreement Proposal, Payoneer intends to move to adjourn or postpone the Special Meeting in order to enable the Payoneer Board of Directors to solicit additional proxies for approval of the Merger Agreement Proposal. In that event, Payoneer will ask holders of Payoneer Common Stock to vote on the Adjournment Proposal, but not the Merger Agreement Proposal or the Merger-Related Compensation Proposal.
In this proposal, Payoneer is asking holders of Payoneer Common Stock to authorize the holder of any proxy solicited by the Payoneer Board of Directors on a discretionary basis to vote in favor of adjourning the Special Meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from holders of Payoneer Common Stock who have previously voted. Pursuant to the DGCL, the Special Meeting may be adjourned without new notice being given, so long as the new date, time and place of the reconvened Special Meeting are announced at the Special Meeting at which the adjournment is taken, and any business may be transacted at the reconvened Special Meeting that might have been transacted at the original Special Meeting. Pursuant to the DGCL, if, however, the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting must be given to each stockholder of record entitled to vote at the meeting. The approval of the Adjournment Proposal by holders of Payoneer Common Stock is not a condition to the completion of the Merger.
Vote Required for Approval
The Adjournment Proposal requires the affirmative vote of holders of at least a majority of the votes cast (in person (virtually) or by proxy) at the Special Meeting, if there is a quorum present, or the affirmative vote (in person (virtually) or by proxy) of the holders of a majority of the voting power of Payoneer Common Stock present (in person (virtually) or by proxy) at the Special Meeting and entitled to vote thereon, if a quorum is not present. Each share of Payoneer Common Stock outstanding on the Record Date of the Special Meeting is entitled to vote on this proposal. Failures to vote and broker non-votes will have no effect on the vote for this proposal; abstentions will have no effect on the vote for this proposal if there is a quorum present, and will have the same effect as a vote cast “AGAINST” the approval of this proposal if there is no quorum present.
Recommendation of the Payoneer Board of Directors
THE PAYONEER BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT PAYONEER STOCKHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
To Payoneer’s knowledge, the following table sets forth certain information regarding the beneficial ownership of Payoneer Common Stock as of the close of business on July 24, 2026 (known as the “beneficial ownership date”), unless otherwise noted, for (a) each person who is known by Payoneer to own beneficially more than 5% of the shares of Payoneer Common Stock, (b) each of Payoneer’s current and incumbent directors, (c) each of Payoneer’s executive officers identified as “Named Executive Officers” in the table below, and (d) all of Payoneer’s directors and executive officers as a group.
The percentages of voting shares provided in the table are based on 338,780,031 shares of Payoneer Common Stock issued and outstanding as of the beneficial ownership date. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Payoneer Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of the beneficial ownership date, if any, are deemed outstanding, as are shares of Payoneer Common Stock subject to unvested restricted stock scheduled to vest within 60 days of the beneficial ownership date, but are not deemed outstanding for computing the percentage ownership of any other person. Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all shares of Payoneer Common Stock shown as beneficially owned by them, subject to community property laws where applicable.
Except as otherwise noted below, the address for persons listed in the table is c/o Payoneer Global Inc. at 195 Broadway, 27th Floor, New York, New York 10007.
	Shares Beneficially Owned
Name	Shares (#)	(%)
5% Stockholders:
Certain funds and accounts of BlackRock(1)	39,970,450	11.80%
Certain funds and accounts of TCV(2)	34,202,250	10.10%
Certain funds and accounts of Susquehanna Growth Equity(3)	20,546,965	6.06%
Named Executive Officers and Directors:
John Caplan	2,853,136	*
Bea Ordonez	907,994	*
Tsafi Goldman	746,627	*
Sharda Caro del Castillo	102,777	*
Amir Goldman(4)	2,305,523	*
Christopher (Woody) Marshall(2)	29,154	*
Susanna Morgan	101,792	*
Pamela H. Patsley	201,256	*
Rich Williams	196,229	*
Barak Eilam	34,864	*
All executive officers and directors as a group (10 persons)	7,479,352	2.20%

*
Represents less than one percent (1%).

(1)
Consists of 39,970,450 shares of Payoneer Common Stock held by BlackRock, Inc., a parent holding company or control person for the following entities: BlackRock Advisors, LLC, Aperio Group, LLC, BlackRock (Netherlands) B.V., BlackRock Fund Advisors (over 5%), BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Asset Management Schweiz AG, BlackRock Investment Management,

LLC, BlackRock Investment Management (UK) Limited, SpiderRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock (Luxembourg) S.A., and BlackRock Fund Managers Ltd. The address for Blackrock, Inc. is 50 Hudson Yards, New York, NY 10001.
(2)
Consists of 24,327,775 shares of Payoneer Common Stock held by TCV VIII, L.P., 6,560,434 shares of Payoneer Common Stock held by TCV VIII (A), L.P., 1,510,960 shares of Payoneer Common Stock held by TCV VIII (B), L.P. (TCV VIII, L.P., TCV VIII (A), L.P., and TCV VIII (B), L.P., the “TCV VIII Funds”), 1,797,947 shares of Payoneer Common Stock held by TCV Member Fund, L.P. (the “Member Fund”) and 5,134 shares of Payoneer Common Stock held by TCV VIII Management, L.L.C. Technology Crossover Management VIII, Ltd. (“Management VIII”) is the sole general partner of Technology Crossover Management VIII, L.P. (“TCM VIII”), which in turn is the sole general partner of the TCV VIII Funds. Management VIII is a general partner of Member Fund. Each of the entities holding shares has the sole power to dispose or direct the disposition of the shares of Payoneer Common Stock that it holds directly and has the sole power to vote or direct the vote of such shares. Management VIII, as the ultimate general partner of the TCV VIII Funds and Member Fund, may be deemed to have the sole power to dispose or direct the disposition of the shares held by the TCV VIII Funds and Member Fund and have the sole power to direct the vote of such shares of Payoneer Common Stock. TCM VIII, as the direct general partner of the TCV VIII Funds, may also be deemed to have sole power to dispose or direct the disposition of the shares of Payoneer Common Stock held by the TCV VIII Funds and have the sole power to direct the vote of such shares of Payoneer Common Stock. Christopher (Woody) Marshall, a Class A Director of Management VIII, a Member of TCV VIII Management and a limited partner of both TCM VIII and Member Fund, serves as a director of Payoneer. The address for each of these entities and Mr. Marshall is c/o TCV, 250 Middlefield Road, Menlo Park, California 94025.

(3)
Consists of 15,285,037 shares of Payoneer Common Stock held by SIG Growth Equity Funds Limited Partnership, LLLP and 5,261,928 shares of Payoneer Common Stock held by Susquehanna Growth Equity Fund V, LLLP. The address for each of these entities is 401 City Avenue, suite 220, Bala Cynwyd, PA 19004. Amir Goldman, a director of Payoneer, is affiliated with Susquehanna Capital Management, LLC (“SGE Management”), which provides investment advisory services to the SGE Funds. In such capacity, SGE Management has voting and dispositive power over such shares.

(4)
Consists of 2,257,860 shares of Payoneer Common Stock held by a family limited partnership of which Mr. Goldman is a general partner.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
The following discussion sets forth the material U.S. federal income tax consequences of the Merger to U.S. Holders and Non-U.S. Holders (each as defined below) of Payoneer Common Stock whose shares of Payoneer Common Stock are converted into the right to receive cash pursuant to the Merger. This discussion does not address any tax consequences arising under the laws of any U.S. state or local or non-U.S. jurisdiction, or under any U.S. federal laws other than those pertaining to income tax. In addition, it does not address any alternative minimum tax consequences of the Merger, the potential application of the Medicare contribution tax on net investment income or any considerations under the Foreign Account Tax Compliance Act of 2010 (including the Treasury Regulations issued thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith). This discussion is based upon the Code, the regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this proxy statement. These laws may change, possibly retroactively, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion.
This discussion addresses only consequences to those holders that hold their shares of Payoneer Common Stock as a “capital asset” within the meaning of Section 1221 of the Code. Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances or that may be applicable to holders that are subject to special treatment under the U.S. federal income tax laws, such as:
•
financial institutions;

•
tax-exempt organizations or accounts;

•
S corporations or other pass-through entities (or investors in an S corporation or other pass-through entity);

•
insurance companies;

•
mutual funds;

•
dealers or brokers in stocks and securities, or currencies;

•
traders in securities that elect mark-to-market method of tax accounting with respect to their Payoneer Common Stock;

•
holders of Payoneer Common Stock or Payoneer equity awards that received Payoneer Common Stock or Payoneer equity awards through a tax-qualified retirement plan or otherwise as compensation or in connection with their employment;

•
U.S. Holders that have a functional currency other than the U.S. dollar;

•
holders of Payoneer Common Stock that hold Payoneer Common Stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction;

•
holders who actually or constructively own (or during the 5-year period ending on the date of the Merger own) more than 5% of the Payoneer Common Stock;

•
persons subject to special tax accounting rules (including rules requiring recognition of gross income based on a taxpayer’s applicable financial statement); or

•
United States expatriates.

The U.S. federal income tax consequences to a partner in an entity or arrangement treated as a partnership for U.S. federal income tax purposes and that holds Payoneer Common Stock generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding Payoneer Common Stock should consult their own tax advisors.
We have not sought, and do not expect to seek, a ruling from the Internal Revenue Service (referred to as the “IRS”) as to any U.S. federal income tax consequence described herein, and no assurance can be given that the IRS will not take a position contrary to the discussion below, or that a court will not sustain any challenge by the IRS in the event of litigation. Furthermore, no opinion of counsel has been or will be rendered with respect to any tax considerations applicable to the Merger, or any related transactions. If the tax consequences described below are successfully challenged, the tax consequences applicable to the Merger may differ from the tax consequences described below.
Holders should consult with their own tax advisors as to the tax consequences of the Merger in light of their particular circumstances, including the applicability and effect of any alternative minimum tax and any U.S. state or local, non-U.S. or other tax laws and of changes in those laws.
U.S. Holders
For purposes of this proxy statement, the term “U.S. Holder” means a beneficial owner of Payoneer Common Stock that is (or is treated as), for U.S. federal income tax purposes:
•
a citizen or individual resident of the United States;

•
a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•
an estate or trust, the income of which is subject to U.S. federal income taxation regardless of its source.

For purposes of this proxy statement, the term “Non-U.S. Holder” means a beneficial owner of Payoneer Common Stock that is neither a U.S. Holder nor a partnership.
In general, a U.S. Holder receiving cash in exchange for Payoneer Common Stock pursuant to the Merger will recognize capital gain or loss for U.S. federal income tax purposes on the exchange in an amount equal to the difference, if any, between (a) the amount of cash received and (b) the U.S. Holder’s adjusted tax basis in the Payoneer Common Stock surrendered in the exchange. A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares of Payoneer Common Stock.
Gain or loss generally will be treated as long-term capital gain or loss if the U.S. Holder’s holding period in the Payoneer Common Stock is more than one year at the time of the completion of the Merger. Long-term capital gains of certain non-corporate U.S. Holders, including individuals, are currently subject to U.S. federal income tax at preferential rates of taxation. The deductibility of capital losses is subject to certain limitations.
If a U.S. Holder acquired different blocks of Payoneer Common Stock at different times or at different prices, any gain or loss and the holding period with respect to the Payoneer Common Stock exchanged must be determined separately with respect to each block of Payoneer Common Stock that is exchanged.
Non-U.S. Holders
The receipt of cash by a Non-U.S. Holder in exchange for shares of Payoneer Common Stock pursuant to the Merger generally will not be subject to U.S. federal income tax unless:
•
the gain, if any, on such shares is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to the Non-U.S. Holder’s permanent establishment or fixed base in the United States); or

•
the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the exchange of shares of Payoneer Common Stock pursuant to the Merger and certain other conditions are met.

Gain described in the first bullet point immediately above will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if the Non-U.S. Holder were a U.S. Holder, subject to an applicable income tax treaty providing otherwise. If such Non-U.S. Holder is a foreign corporation, it may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on its “effectively connected earnings and profits” for the taxable year, subject to certain adjustments. Non-U.S. Holders described in the second bullet point immediately above will be subject to tax on any gain realized on the exchange at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty), which may be offset by certain U.S.-source capital losses, if any, of the Non-U.S. Holder.
Information Reporting and Backup Withholding
Payments of cash to a holder in the Merger may, under certain circumstances, be subject to information reporting and backup withholding (currently at a rate of 24%), unless the holder provides proof of an applicable exemption or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules (generally, by furnishing a properly completed and executed IRS Form W-9 or applicable IRS Form W-8 to the applicable withholding agent). Certain holders (such as corporations) are exempt from information reporting and backup withholding.
Non-U.S. Holders may be required to comply with certification requirements and identification procedures in order to establish an exemption from information reporting and backup withholding. Non-U.S. Holders should consult their own tax advisors regarding compliance with such requirements and procedures.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against a holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.
This discussion of material U.S. federal income tax consequences is not tax advice. Holders of Payoneer Common Stock should consult their tax advisors with respect to the particular tax consequences to them of the Merger, including the applicability and effect of any federal estate or gift tax rules, alternative minimum tax and any U.S. state or local, non-U.S. or other tax laws and of changes in those laws.

FUTURE PAYONEER STOCKHOLDER PROPOSALS
If the Merger is completed prior to Payoneer’s 2027 annual meeting of stockholders, Payoneer will not hold such meeting. If the Merger is not completed by such time, you will continue to be entitled to attend and participate in Payoneer annual meetings of stockholders, and Payoneer will hold a 2027 annual meeting of stockholders, in which case Payoneer will provide notice of or otherwise publicly disclose the date on which such 2027 annual meeting will be held. Payoneer will hold an annual meeting in 2027 only if the Merger has not already been completed. If the 2027 annual meeting is held, stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for the 2027 annual meeting of Payoneer stockholders in accordance with Rule 14a-8 under the Exchange Act and Payoneer’s bylaws, as described below.
Under Rule 14a-8, a stockholder who intends to present a proposal at our annual meeting in 2027, if held, and who wishes the proposal to be included in our proxy statement for that meeting must have submitted the proposal in writing to the Corporate Secretary, c/o Payoneer Global Inc., 195 Broadway, 27th Floor, New York, NY 10007, prior to December 28, 2026. However, if the date of the 2027 annual meeting is changed by more than 30 days from the anniversary of the 2026 annual meeting (which occurred on June 9, 2026), notice must be so delivered a reasonable time before we begin to mail the proxy statement for such meeting. The proposal and its proponent must satisfy all applicable requirements of Rule 14a-8.
Any stockholder who wishes to bring a proposal or nominate a person for election to the Payoneer Board of Directors at the 2027 annual meeting without inclusion of the proposal in our proxy statement for that meeting must provide written notice of the proposal or nomination to the attention of Payoneer’s Corporate Secretary, on or after January 10, 2027, and no later than February 9, 2027, provided that if the date of the 2027 annual meeting is advanced more than 30 days or delayed by more than 70 days from the anniversary of the 2026 annual meeting (which occurred on June 9, 2026), notice will be timely if it is received by Payoneer’s Corporate Secretary not earlier than the close of business on the 120th day prior to the scheduled date of the 2027 annual meeting and not later than the tenth day following the day on which public announcement of the date of the 2027 annual meeting is first made. In addition to satisfying the foregoing requirements under Payoneer bylaws, to comply with the universal proxy rules under the Exchange Act, stockholders who intend to solicit proxies in support of director nominees other than Payoneer nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 10, 2027, provided that if the date of the 2027 annual meeting has changed by more than 30 days from the prior year, then notice must be provided by the later of the 60th day prior to the date of the 2027 annual meeting or the tenth day following the day on which public announcement of the date of the 2027 annual meeting is first made. Stockholder proposals should be addressed to: Corporate Secretary, c/o Payoneer Global Inc., 195 Broadway, 27th Floor, New York, NY 10007.
Stockholders are also advised to review Payoneer’s bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. Payoneer’s bylaws are on file with the SEC and are available through its website at sec.gov.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. As permitted by the Exchange Act, only one copy of this proxy statement is being delivered to Payoneer stockholders residing at the same address, unless such Payoneer stockholders have notified Payoneer of their desire to receive multiple copies of this proxy statement. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies.
Two or more stockholders sharing an address can request delivery of a single copy of Payoneer’s annual disclosure documents and this proxy statement if they are receiving multiple copies by sending a written request to Payoneer Global Inc. 195 Broadway, 27th Floor, New York, New York 10007, Attention: Investor Relations or emailing investor@payoneer.com. In the same way, two or more stockholders sharing an address and receiving only a single copy of Payoneer annual disclosure documents and this proxy statement can request to each receive a separate copy of the disclosure documents. Payoneer will promptly comply with any such request. If a broker or other nominee holds your shares, please contact your broker or nominee to make such a request. Please be sure to include your name, the name of your brokerage firm and your account number.

WHERE YOU CAN FIND MORE INFORMATION
Payoneer is subject to the reporting requirements of the Exchange Act. Accordingly, Payoneer files annual, quarterly and current reports, proxy statements and other information with the SEC. Payoneer’s SEC filings are available to the public at the internet website maintained by the SEC at www.sec.gov. Payoneer also makes available free of charge on the Investor Relations section of its website its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, its definitive proxy statements and Section 16 reports on Forms 3, 4 and 5, as soon as reasonably practicable after it electronically files such reports or amendments with, or furnishes them to, the SEC. Payoneer’s internet website address is www.payoneer.com. The information located on, hyperlinked to or otherwise connected to Payoneer’s website is not, and will not be deemed to be, a part of this proxy statement or incorporated into any other filings that we make with the SEC.
The SEC allows Payoneer to “incorporate by reference” the information Payoneer files with the SEC into this proxy statement, which means that Payoneer can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except that information that Payoneer files later with the SEC will automatically update and supersede this information. This proxy statement incorporates by reference the documents listed below that have been previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):
Payoneer SEC Filings (File No. 001-40547)	Period or File Date
Annual Report on Form 10-K	Year ended December 31, 2025, filed on February 26, 2026
Quarterly Report on Form 10-Q	Quarters ended March 31, 2026 and June 30, 2026, filed on May 7, 2026 and August 6, 2026, respectively
Current Reports on Forms 8-K and 8-K/A	Current Reports on Form 8-K and 8-K/A, filed on June 9, 2026 and June 15, 2026
Proxy Statement on Schedule 14A	Filed on April 27, 2026
In addition, Payoneer incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, from the date of this proxy statement until the date of the Special Meeting; provided, however, that Payoneer is not incorporating by reference any additional documents or information furnished and not filed with the SEC.
You can obtain any of these documents from the SEC, through the SEC’s website at the address described above. You can also obtain any of these documents free of charge by sending a written request to Payoneer Global Inc. 195 Broadway, 27th Floor, New York, New York 10007, Attention: Investor Relations or emailing investor@payoneer.com.
In the event of conflicting information in this proxy statement in comparison to any document incorporated by reference into this proxy statement, or among documents incorporated by reference, the information in the latest filed document controls.
THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION WHERE, OR TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED AUGUST 11, 2026. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

MISCELLANEOUS
Payoneer has supplied all of the information in this proxy statement relating to Payoneer. Nuvei Parent has supplied all of the information relating to Nuvei Parent and Merger Sub contained in this proxy statement. You should rely only on the information contained or incorporated by reference into this proxy statement. We can assure the accuracy of only the information contained in this proxy statement, the annexes to this proxy statement and the documents that we incorporate by reference in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated August 11, 2026. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement), and the mailing of this proxy statement to stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Annex A
Execution Version
AGREEMENT AND PLAN OF MERGER
by and among
PAYONEER GLOBAL INC.,
NEON MAPLE PARENT INC.,
and
PANDA ACQUISITION SUB INC.

Dated as of June 12, 2026

A-i

A-ii

ANNEX A Requisite Regulatory Approvals
EXHIBIT A Form of Certificate of Incorporation of Surviving Corporation

A-iii

INDEX OF DEFINED TERMS
Term	Location
Acceptable Confidentiality Agreement	Section 9.17
Accounts	Section 3.8(b)
Acquisition Proposal	Section 6.9(j)(i)
Affiliate	Section 9.17
Agreement	Preamble
AI Requirements	Section 9.17
AI Technologies	Section 9.17
Alternative Acquisition Agreement	Section 6.9(b)
Annual Report	Section 9.17
Anti-Corruption Laws	Section 9.17
Anti-Money Laundering Laws	Section 9.17
Bank Agreement	Section 9.17
Book-Entry Shares	Section 2.2(b)(ii)
Business Day	Section 9.17
Capitalization Date	Section 3.2(a)
Certificate of Merger	Section 1.3
Certificates	Section 2.2(b)(i)
Chosen Courts	Section 9.9(b)
Closing	Section 1.2
Closing Date	Section 1.2
Closing Year Bonuses	Section 6.5(c)
Code	Section 9.17
Company	Preamble
Company 401(k) Plans	Section 6.5(d)
Company Benefit Plans	Section 3.15(a)
Company Board	Recitals
Company Board Recommendation	Section 3.3(a)
Company Bylaws	Section 3.1(b)
Company Charter	Section 3.1(b)
Company Common Stock	Section 9.17
Company Compliance Policies	Section 5.2(q)
Company Cooperation Parties	Section 6.18(b)
Company Disclosure Letter	Article III
Company ESPP	Section 9.17
Term	Location
Company Equity Awards	Section 9.17
Company ERISA Affiliate	Section 3.15(a)
Company Financial Advisor	Section 3.24
Company Indemnified Parties	Section 6.6(a)
Company IP	Section 3.19(a)
Company IT Assets	Section 9.17
Company Group	Section 9.17
Company Lease	Section 3.18(b)
Company Material Adverse	Section 9.17
Company Meeting	Section 3.3(a)
Company Options	Section 9.17
Company Permits	Section 3.7(e)
Company Preferred Stock	Section 3.2(a)
Company PSU Award	Section 9.17
Company Qualified Plans	Section 3.15(c)
Company RSU Award	Section 9.17
Company SEC Document	Section 9.17
Company Short-Term Incentive Plans	Section 9.17
Company Software	Section 3.19(d)
Company Stock Plans	Section 9.17
Company Subsidiary	Section 3.1(c)
Company Termination Fee	Section 8.3(a)
Confidentiality Agreement	Section 9.17
Constituent Documents	Section 9.17
Continuing Employee	Section 6.5(a)
Continuation Period	Section 6.5(a)
Contract	Section 9.17
Debt Commitment Letter	Section 4.8(a)
Debt Fee Letters	Section 4.8(a)
Debt Financing	Section 4.8(a)
Debt Financing Commitment	Section 4.8(a)

A-iv

Term	Location
Deferred Option Amount	Section 2.4(b)
Deferred RSU/PSU Amount	Section 2.4(a)
Definitive Agreements	Section 6.17(a)
Delaware Secretary	Section 1.3
DGCL	Section 1.1
Dissenting Shares	Section 2.5(a)
Effective Time	Section 1.3
Election Notice	Section 6.5(d)
Enforceability Exceptions	Section 3.3(b)
Environmental Law	Section 9.17
ERISA	Section 3.15(a)
ESPP Purchase Date	Section 9.17
Exchange Act	Section 9.17
Excluded Costs	Section 6.18(c)
Excluded Shares	Section 2.1(b)
Executive Officer	Section 9.17
Existing Purchase Period	Section 2.4(c)
Existing Warehouse Facilities	Section 9.17
Financial Sources	Section 9.17
Financial Statements	Section 3.9
FINRA	Section 9.17
GAAP	Section 9.17
Governmental Entity	Section 9.17
Holders	Section 2.2(a)
HSR Act	Section 6.1(b)
Intellectual Property	Section 9.17
Intervening Event	Section 6.9(j)(iii)
IRS	Section 3.15(c)
IT Assets	Section 9.17
Law	Section 9.17
Leased Property	Section 3.18(b)
Legal Prohibition	Section 7.1(c)
Liens	Section 9.17
Material Contract	Section 3.13(a)(xii)
Merger Consideration	Section 2.1(a)
Merger Sub	Preamble
Merger Sub Board	Preamble
Money Transmitter License	Section 9.17
Term	Location
Money Transmitter Requirements	Section 9.17
Multiemployer Plan	Section 3.15(a)
NASDAQ	Section 9.17
New Permit	Section 6.1(g)
Non-Recourse Party	Section 9.14
OFAC	Section 9.17
Open Source Software	Section 9.17
Option Closing Consideration	Section 2.4(b)
Order	Section 9.17
Outbound Investment Rules	Section 3.7(f)
Outside Date	Section 8.1(c)
Out-of-the-Money Company Option	Section 9.17
Parent	Preamble
Parent 401(k) Plans	Section 6.5(d)
Parent Board	Preamble
Parent Disclosure Letter	Article IV
Parent Material Adverse Effect	Section 9.17
Parent Plans	Section 6.5(b)
Parent Related Parties	Section 9.17
Parent Termination Fee	Section 8.3(d)
Paying Agent	Section 2.2(a)
Payment Fund	Section 2.2(a)
Payment Network	Section 9.17
Pending Permits	Section 3.7(e)
Permit	Section 9.17
Permitted Liens	Section 9.17
Person	Section 9.17
Personal Information	Section 9.17
Premium Cap	Section 6.6(b)
Privacy and Data Security Requirements	Section 9.17
Proceedings	Section 9.17
Prohibited Modification	Section 6.17(b)
Proxy Statement	Section 3.4
Receivables	Section 9.17
Recommendation Change	Section 6.9(e)
Registered	Section 9.17
Reorganization Agreement	Section 3.2(c)

A-v

Term	Location
Representatives	Section 9.17
Related Party	Section 3.22
Remedial Action	Section 6.1(k)
Required Amount	Section 4.8(c)
Requisite Company Vote	Section 3.3(a)
Requisite Regulatory Approvals	Section 6.7
Required Information	Section 9.17
RSU/PSU Closing Consideration	Section 2.4(a)
Sanctioned Country	Section 9.17
Sanctions	Section 9.17
Sarbanes-Oxley Act	Section 3.10(i)
SEC	Section 9.17
Security Breach	Section 3.20(a)
Share	Section 2.1(a)
Stockholder Litigation	Section 6.8
Subsidiary	Section 9.17
Term	Location
Superior Proposal	Section 6.9(j)(ii)
Surviving Corporation	Recitals
Takeover Statutes	Section 3.23
Tax or Taxes	Section 9.17
Tax Return	Section 9.17
Trade Control Laws	Section 9.17
Transactions	Section 9.17
Unvested Company Option	Section 9.17
Unvested Company PSU	Section 9.17
Unvested Company RSU	Section 9.17
Vested Company Option	Section 9.17
Vested Company PSU	Section 9.17
Vested Company RSU	Section 9.17
WARN Act	Section 3.16(c)
Willful and Material Breach	Section 8.2(b)

A-vi

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER, dated as of June 12, 2026 (this “Agreement”), by and among (i) Payoneer Global Inc., a Delaware corporation (the “Company”), (ii) Neon Maple Parent Inc., a corporation incorporated pursuant to the laws of Canada (“Parent”), and (iii) Panda Acquisition Sub Inc., a newly formed Delaware corporation and a wholly-owned direct or indirect Subsidiary of Parent (“Merger Sub” and, together with Parent, the “Parent Parties”).
RECITALS
A.
The board of directors of the Company (the “Company Board”) has unanimously determined that it is in the best interests of the Company and its stockholders to consummate the transactions provided for in this Agreement, pursuant to which Merger Sub will, subject to the terms and conditions set forth herein, merge with and into the Company (the “Merger”), so that the Company is the surviving corporation in the Merger (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”).

B.
In furtherance thereof, the Company Board has unanimously adopted this Agreement, and the Company Board has resolved to submit this Agreement to its stockholders for adoption and to recommend that its stockholders adopt this Agreement, and approve the Merger and the other transactions contemplated by this Agreement.

C.
The board of directors of each of Parent and Merger Sub, by unanimous vote of all directors present, approved this Agreement and determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and fair to, and in the best interests of, Parent and Merger Sub and their respective stockholder(s) and immediately following the execution and delivery of this Agreement, the sole stockholder of Merger Sub has adopted this Agreement, and approved the Merger and the other transactions contemplated by this Agreement.

D.
In this Agreement, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and mutual covenants, representations, warranties and agreements contained in this Agreement, and intending to be legally bound hereby, the Company, Parent and Merger Sub agree as follows:
ARTICLE I
THE MERGER
Section 1.1   The Merger.   Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the “DGCL”) at the Effective Time, Merger Sub shall merge with and into the Company, with the Company as the Surviving Corporation in the Merger.
Section 1.2   Closing.   Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place by electronic exchange of documents (a) at 10:00 a.m., New York City time, on the third (3rd) Business Day following the date on which all of the conditions set forth in Article VII have been satisfied or waived (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or (b) at such other place, at such time or on such other date as the Company and Parent may mutually agree in writing; provided that if the Marketing Period has not ended on or prior to the time of such satisfaction or waiver of such conditions, the Closing will instead occur on the earlier of (x) a date during the Marketing Period specified by Parent to the Company upon at least three (3) Business Days’ prior written notice to the Company and (y) the third (3rd) Business Day following the last day of the Marketing Period (subject, in each such case, to the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof)). The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.
Section 1.3   Effective Time.   On the Closing Date, the Company (a) shall cause to be executed and filed with the Secretary of State of the State of Delaware (the “Delaware Secretary”) a certificate of merger with respect to the Merger (the “Certificate of Merger”), and (b) shall make all other filings or recordings required under the DGCL in order to consummate the Merger. The Merger shall become effective at the time the Certificate of Merger has been filed with the Delaware Secretary, or at such later time as is agreed to by the Company and Parent and stated therein (such time, the “Effective Time”).
Section 1.4   Effects of the Merger.   At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the DGCL and this Agreement.
Section 1.5   Organizational Documents of the Surviving Corporation.
(a)   At the Effective Time, by virtue of the Merger, the certificate of incorporation of the Company shall be amended and restated so as to read in its entirety in the form set forth as Exhibit A hereto and shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law (subject to Section 6.6).
(b)   At the Effective Time, the bylaws of the Company shall be amended and restated to read in their entirety as the bylaws of Merger Sub in effect immediately prior to the Effective Time (except that references to Merger Sub’s name shall be replaced with references to the Surviving Corporation’s name), and as so amended and restated shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law (subject to Section 6.6(a)).
Section 1.6   Directors and Officers of the Surviving Corporation.
(a)   The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, in each case until their respective successors are duly elected or appointed or until the earlier of their death, resignation or removal.
(b)   The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed or until the earlier of their death, resignation or removal.
ARTICLE II
CONVERSION AND EXCHANGE OF SHARES
Section 2.1   Conversion of the Company Common Stock.   At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent or Merger Sub or the holder of any securities of Parent, Merger Sub or the Company:
(a)   Conversion of Shares.   Each share of Company Common Stock (a “Share”) issued and outstanding immediately prior to the Effective Time, other than any Excluded Shares and any Dissenting Shares, shall be cancelled, shall cease to exist, and shall be automatically converted into the right to receive $7.40 per Share in cash, without interest (the “Merger Consideration”), payable in accordance with Section 2.2.
(b)   Treatment of Excluded Shares.   Notwithstanding anything in this Agreement to the contrary, at the Effective Time, each Share held by the Company or Parent or its Subsidiaries (the “Excluded Shares”) shall not be converted into the right to receive the Merger Consideration and instead (i) the Excluded Shares held by the Company shall be cancelled without payment of any consideration therefor and shall cease to exist or (ii) the Excluded Shares held by Parent or its Subsidiaries shall be converted into such number and type of shares of the Surviving Corporation as is agreed by Parent and the Surviving Corporation, and, upon such conversion, each such Share shall no longer be outstanding and shall automatically be cancelled and shall cease to exist.
(c)   Merger Sub Shares.   At the Effective Time, each share of the common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one issued and outstanding share of common stock of the Surviving Corporation.
Section 2.2   Payment for Shares.
(a)   Paying Agent.   Prior to the Closing Date, Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the purpose of effecting payments to the holders of Shares entitled to receive the Merger Consideration (collectively, the “Holders”) in accordance with this Agreement. At or prior to the Closing, Parent shall deposit (or cause to be deposited) with the Paying Agent cash sufficient to allow the Paying Agent to pay the aggregate Merger Consideration payable at Closing other than with respect to any Dissenting Shares (such cash being hereinafter referred to as the “Payment Fund”). The Paying Agent shall only invest the Payment Fund as directed by Parent, provided that no such investment or losses thereon shall affect the amount of Merger Consideration payable to the Holders. Any interest and other income resulting from such investments shall be paid to Parent, or as otherwise directed by Parent.
(b)   Exchange Procedures.
(i)   Payment Procedures.   Promptly after the Effective Time, but in no event later than five (5) Business Days thereafter, Parent shall cause the Paying Agent to mail to each Person who was, immediately prior to the Effective Time, a holder of record of one or more certificates (the “Certificates”) representing any Shares (except for Excluded Shares or Dissenting Shares), a letter of transmittal (which shall specify that delivery of the Certificate shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of such Certificate to the Paying Agent or affidavit of loss as contemplated by clause (v) below), together with instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration to which such holder may be entitled pursuant to this Article II. The Company and Parent shall reasonably agree on the form of the letter of transmittal prior to the Closing Date. Until surrendered as contemplated by this Section 2.2(b)(i), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the Merger Consideration.
(ii)   Book-Entry Shares.   The Persons who were, at the Effective Time, holders of issued and outstanding Shares held in book-entry form (“Book-Entry Shares”) shall not be required to take any action with respect to the exchange of their Book-Entry Shares for the Merger Consideration and the Paying Agent shall promptly after the Effective Time, but in no event later than one (1) Business Day thereafter, pay the Merger Consideration with respect to such Book-Entry Shares.
(iii)   Cancellation of Shares.   Upon the payment and delivery of the Merger Consideration with respect to a Certificate or Book-Entry Share, such Certificate or Book-Entry Share shall forthwith be cancelled. No interest shall be paid or will accrue on any cash payable to holders of Book-Entry Shares or Certificates pursuant to the provisions of this Article II.
(iv)   No Further Ownership Rights.   The Merger Consideration paid upon the surrender for exchange of the Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares and, from and after the Effective Time, there shall be no further transfers on the stock transfer books of the Company of the Shares that were issued and outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, as applicable, except as otherwise provided for herein or by applicable Law.
(v)   Lost, Stolen or Destroyed Certificate.   In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such Person of a bond in such amount as Parent may reasonably determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the appropriate amount of the Merger Consideration payable pursuant to this Agreement.
(c)   Termination of Payment Fund.   Any portion of the Payment Fund that remains undistributed to the Holders for one (1) year after the Effective Time shall be paid to the Surviving Corporation or as otherwise directed by Parent. Any former holders of the Company Common Stock who have not theretofore exchanged their Certificates pursuant to this Article II shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration, without any interest thereon. Any portion of the Payment Fund remaining unclaimed by Holders as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of Parent, the Company, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.
Section 2.3    Withholding Rights.    Notwithstanding anything in this Agreement to the contrary, each of Parent, the Merger Sub, the Paying Agent, the Company, the Surviving Corporation (and any of their affiliates or agents) and any other applicable withholding agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any Person such amounts as it is required to deduct and withhold under applicable Law. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts (i) shall be remitted to the applicable Governmental Entity and (ii) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
Section 2.4   Effect of Merger on Compensation Awards and Company ESPP.
(a)   Treatment of Company RSU Awards and Company PSU Awards.
(i)   At the Effective Time, each Company RSU Award and each Company PSU Award that is outstanding and vested as of immediately prior to the Effective Time (or that vests as a result of the Merger), shall by virtue of the Merger automatically and without any action on the part of Parent, Merger Sub, or the holders thereof, be cancelled and converted into the right to receive an amount in cash (without interest) equal to the product obtained by multiplying (A) the aggregate number of Shares underlying such Company RSU Award or Company PSU Award by (B) the Merger Consideration, less any applicable withholding Taxes (such amount, the “RSU/PSU Closing Consideration”); provided that the number of Shares underlying each such Company PSU Award shall be determined as set forth on Section 2.4(a)(i) of the Company Disclosure Letter.
(ii)   Except as otherwise set forth on Section 2.4(a)(ii) of the Company Disclosure Letter, at the Effective Time, the portion of each Company RSU Award and each Company PSU Award that is outstanding and unvested as of immediately prior to the Effective Time shall by virtue of the Merger automatically and without any action on the part of Parent, Merger Sub, or the holders thereof, be cancelled and converted into the right to receive an amount in cash (without interest) equal to the product obtained by multiplying (A) the aggregate number of Shares underlying such Company RSU Award or Company PSU Award by (B) the Merger Consideration, less any applicable withholding Taxes (such amount, the “Deferred RSU/PSU Amount”), which Deferred RSU/PSU Amount shall vest and be payable at the same time as the Company RSU Award or Company PSU Award for which it was exchanged; provided that the number of Shares underlying each such Company PSU Award shall be determined as set forth on Section 2.4(a) of the Company Disclosure Letter. Such Deferred RSU/PSU Amount shall continue to vest on substantially the same terms and conditions (including with respect to accelerated vesting) as applied to the corresponding Company RSU Award or Company PSU Award, except for terms rendered inoperative by reason of the Merger and, in the case of each Company PSU Award, subject solely to time-based vesting conditions.
(b)   Treatment of Company Options.   At the Effective Time, the portion of each Company Option that is outstanding and vested as of the Effective Time shall, by virtue of the Merger automatically and without any action on the part of Parent, Merger Sub or the holders thereof, be cancelled and terminated and converted into the right to receive an amount in cash (without interest) equal to the product obtained by multiplying (A) the aggregate number of Shares subject to such Company Option immediately prior to the Effective Time and (B) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Option, less any applicable withholding Taxes (such amount, the “Option Closing Consideration”). Except as otherwise set forth on Section 2.4(b) of the Company Disclosure Letter, at the Effective Time, the portion of each Company Option that is outstanding and unvested as of immediately prior to the Effective Time shall, by virtue of the Merger automatically and without any action on the part of Parent, Merger Sub or the holders thereof be cancelled and terminated and converted into the right to receive an amount in cash (without interest) equal to the product obtained by multiplying (A) the aggregate number of Shares subject to such Company Option immediately prior to the Effective Time and (B) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Option, less any applicable withholding Taxes (such amount, the “Deferred Option Amount”), which Deferred Option Amount shall vest and be payable at the same time as the Company Option for which it was exchanged. Such Deferred Option Amount shall continue to vest on substantially the same terms and conditions (including with respect to accelerated vesting) as applied to the corresponding Company Option, except for terms rendered inoperative by reason of the Merger. Notwithstanding the foregoing, any Company Option, whether vested or unvested, that has a per share exercise price that is equal to or greater than the Merger Consideration shall, by virtue of the Merger automatically and without any action on the part of Parent, Merger Sub or the holders thereof be cancelled for no consideration as of the Effective Time.
(c)   Treatment of Company ESPP.    Prior to the Effective Time, the Company Board (or applicable committee thereof) shall take such actions as are reasonably necessary so that: (i) no new Offering Period or Purchase Period (as such terms are defined in the Company ESPP) shall commence following the date hereof; (ii) no new participants shall be permitted to enroll in the Company ESPP following the date hereof; (iii) participants in the Purchase Period in effect as of the date hereof (the “Existing Purchase Period”) shall continue to participate in the Company ESPP in accordance with its terms as of the date of this Agreement, and payroll deductions shall continue at the rates as in effect as of the date of this Agreement; (iv) if the end of the Existing Purchase Period would otherwise occur following the Effective Time, such Purchase Period shall be shortened and the Company shall set a new purchase date thereunder to be the last payroll date that occurs no later than five (5) Business Days prior to the expected Effective Time, and the purchase rights outstanding with respect thereto shall be exercised on such date; and (v) effective as of, and subject to the consummation of the Merger, the Company ESPP shall terminate effective immediately prior to the Effective Time.
(d)   Further Actions.   Prior to the Effective Time, the Company Board (or applicable committee thereof) shall take all actions necessary to effectuate the treatment of the Company Equity Awards and the Company ESPP pursuant to this Section 2.4 (including the satisfaction of the requirements of Rule 16b-3(e) promulgated under the Exchange Act).
(e)   Payment Procedures.   Parent shall cause the Surviving Corporation to pay the RSU/PSU Closing Consideration and the Option Closing Consideration, as applicable, to the holder of such Company Equity Award through the payroll system of the Surviving Corporation as soon as reasonably practicable following the Closing Date (but in no event later than the first payroll date that occurs more than five (5) Business Days following the Closing Date); provided, that in the case of any such amounts that constitute non-qualified deferred compensation under Section 409A of the Code, such amounts shall be paid at the earliest time that will not trigger a Tax or penalty under Section 409A of the Code. Parent shall cause the Surviving Corporation to pay any portion of the Deferred RSU/PSU Amount and the Deferred Option Amount, as applicable, that vests to the applicable holder thereof no later than the first regularly scheduled payroll date that occurs more than five (5) Business Days following the applicable vesting date.
Section 2.5   Dissenting Shares.
(a)   Notwithstanding anything to the contrary set forth in this Agreement, if required by the DGCL (but only to the extent required thereby), Shares that are issued and outstanding immediately prior to the Effective Time and that are held by stockholders or beneficially owned by “beneficial owners” (as defined in Section 262(a) of the DGCL) who are entitled to demand, have properly demanded appraisal for such Shares pursuant to, and who continues to comply in all respects with, Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration pursuant to Section 2.1, and instead shall automatically be cancelled, shall cease to exist and shall represent the right to receive only those rights provided under Section 262 of the DGCL. Each Dissenting Share held by a stockholder or beneficially owned by a “beneficial owner” of the Company who has failed to perfect, otherwise waived, effectively withdrawn or lost his, her or its rights to appraisal of such Dissenting Share pursuant to Section 262 of the DGCL will thereupon be deemed to have been converted into, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender of the Shares in the manner provided in Section 2.2.
(b)   The Company shall give Parent (i) prompt written notice and copies of any written demands for appraisal or withdrawals or attempted withdrawals of such demands, and any other related instruments that are received by the Company relating to demands of appraisal, and (ii) the opportunity to direct all negotiations and legal proceedings with respect to any demand for appraisal under the DGCL, including any determination to make any payment to any holder of Dissenting Shares with respect to any of their Dissenting Shares under Section 262(h) of the DGCL prior to the entry of judgment in the legal proceedings with respect to any demand for appraisal. The Company shall not, except with the prior written consent of Parent, make any payment or offer or agree to make any payment with respect to any demands for appraisals, offer to settle or settle any such demands or approve any withdrawal of any such demands or agree to any of the foregoing.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except (i) as disclosed in the disclosure letter delivered by the Company to Parent concurrently herewith (the “Company Disclosure Letter”) (it being understood that any disclosures made with respect to a section of this Article III shall be deemed disclosure with respect to, and shall be deemed to qualify, (1) any other section of this Article III specifically referenced or cross-referenced and (2) all other sections of this Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections), or (ii) as disclosed in any Company SEC Documents filed with or furnished to the SEC since January 1, 2025 and prior to the date hereof (but disregarding risk factor disclosures (other than statements of historical fact included therein) contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature) (it being acknowledged that nothing in such Company SEC Documents will be deemed to modify or qualify the representations and warranties set forth in Sections 3.1, 3.2(a), 3.2(b), 3.3(a), 3.3(b), 3.24 and 3.25), the Company hereby represents and warrants to the Parent Parties as follows:
Section 3.1   Corporate Organization.
(a)   The Company (i) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and (ii) has the requisite corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted in all material respects. The Company is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.
(b)   The copies of the certificate of incorporation of the Company (the “Company Charter”) and the bylaws of the Company (the “Company Bylaws”) that are incorporated by reference into the Annual Report are complete and correct copies thereof as in effect on the date hereof. The Company is not in violation of any provisions of the Company Charter or the Company Bylaws in any material respect.
(c)   Each Subsidiary of the Company (a “Company Subsidiary”) is listed on Section 3.1(c) of the Company Disclosure Letter and, except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, (i) is duly organized, in good standing and validly existing under the Laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business as a foreign corporation, limited liability company, or other legal entity and is in good standing (to the extent that such concept is recognized under applicable Law), in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing, and (iii) has all requisite corporate, limited liability company, or other organizational, as applicable, power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted in all material respects. Except as set forth in Section 3.1(c) of the Company Disclosure Letter, all outstanding shares of capital stock or voting securities of, or other equity interests in, each Company Subsidiary have been duly authorized, validly issued, fully paid, nonassessable and are owned by the Company or by another Company Subsidiary, free and clear of all Liens other than restrictions imposed by applicable securities laws or the organizational documents of any such Company Subsidiary.
(d)   There are no restrictions on the ability of the Company or any Company Subsidiary to pay dividends or distributions except as provided herein and, in the case of the Company or a Subsidiary that is a regulated entity, for restrictions on dividends or distributions under Laws applicable to similarly situated regulated entities. Neither the Company nor any Company Subsidiary owns, directly or indirectly, any capital stock of, any other equity interest in (or any interest convertible into or exchangeable or exercisable for any equity interest in) any entity other than a Company Subsidiary. Neither the Company nor any Company Subsidiary is obligated or committed to make any investment (in the form of a loan, equity investment, capital contribution or otherwise) in any entity other than a wholly-owned Company Subsidiary.
Section 3.2   Capitalization.
(a)   The authorized capital stock of the Company consists of (i) 3,800,000,000 shares of Company Common Stock, and (ii) 380,000,000 shares of undesignated preferred stock, par value $0.01 per share (the “Company Preferred Stock”). As of close of business on June 11, 2026 (the “Capitalization Date”), there were (i) 338,194,399 shares of Company Common Stock issued and outstanding; (ii) no shares of the Company Preferred Stock issued and outstanding; (iii) 68,118,391 shares of Company Common Stock reserved for future issuance under the Company Stock Plans, of which (A) 5,481,117 shares of Company Common Stock were granted in respect of Company Options, (B) 26,708,516 shares of Company Common Stock were granted in respect of Company RSU Awards (of which 1,827,664 shares were not granted under Company Stock Plans) and (C) 4,125,197 and 5,530,394 shares of Company Common Stock were granted in respect of Company PSU Awards (reflecting the achievement of all performance conditions at target and maximum performance levels, respectively); and (iv) 4,698,072 shares of Company Common Stock were reserved for future issuance under the Company ESPP. As of the date of this Agreement, except as set forth in the immediately preceding sentence and in Section 3.2(b), there are no shares of capital stock or other voting securities or equity interests of the Company issued, reserved for issuance or outstanding. All of the issued and outstanding Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of any preemptive or subscription rights, rights of first refusal, purchase option, call option or similar rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness outstanding that have the right to vote on any matters on which stockholders of the Company may vote.
(b)   Each Company Option, Company RSU Award, Company PSU Award and each purchase right under the Company ESPP was issued in compliance in all material respects with applicable Law. Each Company Option was granted with an exercise price that was equal to or greater than the fair market value of a share of Company Common Stock on such grant date. Other than the Company Options, Company RSU Awards, Company PSU Awards and ESPP purchase rights set forth in Section 3.2(a), there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in the Company, or contracts, commitments, understandings or arrangements by which the Company may become bound to issue additional Shares or other shares of its capital stock or other equity or voting securities of or ownership interests in the Company or that otherwise obligate the Company to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing. Section 3.2(b) of the Company Disclosure Letter sets forth a true and correct list, as of the date of this Agreement, of each Company Equity Award, including, as applicable, (i) the holder thereof (or identifying employee number), (ii) grant date, (iii) expiration date, (iv) number of shares of Company Common Stock subject thereto (in the case of each Company PSU Award, at target and maximum performance levels), (v) exercise price, (vi) vesting schedule and (vii) description of provisions providing for acceleration of such award in connection with the Transactions.
(c)   The Company and its Subsidiaries have no obligations to issue (and are not otherwise subject to other liabilities with respect to) any “Earn-Out Shares” or any “Founder Shares” (including any such Founder Shares that were previously forfeited), other than as set forth in the Company’s Agreement and Plan of Reorganization, dated February 3, 2021 by and among FTAC Olympus Acquisition Corp. and the other parties thereto, as amended on February 16, 2021, May 10, 2021 and June 22, 2021(the “Reorganization Agreement”). The Company has no outstanding warrants (including any “Public Warrants” or “Private Placement Warrants”) and has no further obligations or liabilities in respect of any redemptions or repurchases of such warrants. The foregoing capitalized terms not otherwise defined herein have the meaning set forth in the Reorganization Agreement.
(d)    There are no voting trusts, stockholder agreements, proxies or other agreements in effect to which the Company or any of its Subsidiaries is a party with respect to the voting or transfer of the Company Common Stock, capital stock or other voting or equity securities or ownership interests of the Company or granting any stockholder or other Person any registration rights.
Section 3.3   Authority; No Violation.
(a)   The Company has full corporate power and authority to execute and deliver this Agreement and, subject to the stockholder and other actions described below, to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly authorized by the Company Board. The Company Board unanimously has (i) determined that this Agreement is in the best interests of the Company and the Company’s stockholders, (ii) approved this Agreement and the Transactions, and (iii) resolved to recommend (the “Company Board Recommendation”) that the stockholders of the Company adopt this Agreement and approve the Merger and the other transactions contemplated by this Agreement at a meeting of such stockholders (including any postponement, adjournment or recess thereof, the “Company Meeting”). Except for the adoption of this Agreement and approval of the Transactions by the affirmative vote of a majority of all issued and outstanding shares of Company Common Stock entitled to vote at such meeting (the “Requisite Company Vote”), no other corporate proceedings on the part of the Company are necessary to adopt this Agreement or to consummate the Transactions.
(b)    This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Merger Sub) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).
(c)   Neither the execution, delivery and performance by the Company of this Agreement and the Transactions, nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the terms or provisions hereof, will:
(i)   violate, breach, contravene, or conflict with any provision of the Company Governing Documents, and
(ii)   assuming that the consents and approvals referred to in Section 3.4 are duly obtained and the Requisite Company Vote obtained, (x) violate or breach of any provision of any applicable Law or Order, or any Privacy and Data Security Requirements, applicable to the Company or any Company Subsidiaries or any of their respective properties or assets (including any Money Transmitter License or other Company Permit) or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, trigger a payment under, or result in the creation of any Lien upon any of the respective properties or assets of the

Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, or of any Company Permit, in each case of clauses (x) and (y), except for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations, creations or other events that would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.
Section 3.4   Consents and Approvals.   No consents, approvals or authorizations of or filings, notifications or registrations with any Governmental Entity are necessary in connection with the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the Transactions and the other transactions contemplated hereby, except for (i) the filing of the applications, filings or notices with respect to the Requisite Regulatory Approvals and expiration of the applicable waiting period or approval of or non-objection to such applications, filings and notices, (ii) the filing with the SEC of a proxy statement in definitive form relating to the meeting of the Company’s stockholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplement thereto, the “Proxy Statement”), (iii) compliance with any applicable requirements, if any, of the Exchange Act, the Securities Act, state securities or state “blue sky” Laws, (iv) the filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL, and (v) any consents, approvals, authorizations, filings, notifications or registrations where the failure to make such filings, notifications or registrations or to obtain such consents, approvals or authorizations would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect. In the past five years, neither the Company nor any of its Subsidiaries has, in any jurisdiction in which any consent, approval, authorization, filing, notification or registration with, or approval, waiver, consent, authorization, notification, non-objection, expiration or termination of a waiting period or other confirmation from, any Governmental Entity is required in connection with the transactions contemplated by this Agreement (including any change of control of any Permit of the Company or its Subsidiaries), (a) applied for any Permit or similar authorization and been denied, or (b) had any such application withdrawn, abandoned or not pursued after receiving written or, to the knowledge of the Company, oral notice from any Governmental Entity that such application would be denied or not approved. Without limiting the foregoing, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Entity indicating that it would not grant any of the consents, approvals, authorizations, notifications, non-objections or other confirmations required to be obtained in connection with the transactions contemplated by this Agreement, including those set forth on Annex A, and, to the knowledge of the Company, there are no facts or circumstances with respect to the Company and its Subsidiaries that would reasonably be expected to result in any such denial.
Section 3.5   Legal Proceedings.
(a)   There are (and since January 1, 2024, there have been) no outstanding or pending, or, to the knowledge of the Company, threatened Proceedings against or involving the Company, any Company Subsidiary or any current or former directors, officers or employees in their capacities as such, in each case except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.
(b)   There is no Order to which the Company or any of its Subsidiaries or their respective businesses or assets are subject, nor has the Company or any Company Subsidiary been advised in writing by any Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Order, in each case other than Orders that are generally applicable to companies in the same industries as the Company (without regard to the Company’s specific regulatory status) or except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.
Section 3.6   Compliance with Applicable Law; Anti-Corruption, Sanctions and Export Controls.
(a)   The Company and its Subsidiaries have, since January 1, 2023, complied with and are not in default or violation under any applicable Law (including all Money Transmitter Requirements, Anti-Money Laundering Laws, Anti-Corruption Laws, Trade Control Laws and Sanctions) and applicable

Privacy and Data Security Requirements, in each case except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.
(b)   Neither the Company nor any of its Subsidiaries nor any of their respective directors or officers nor, to the knowledge of the Company, their employees or agents has, directly or knowingly indirectly, since January 1, 2023, (i) used any funds of the Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment or unlawfully provided anything of value to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or any of its Subsidiaries, (iii) made a voluntary or involuntary disclosure to a Governmental Entity with respect to any Money Transmitter Requirement, Anti-Corruption Law or Anti-Money Laundering Law, or (iv) violated any other Money Transmitter Requirements, Anti-Corruption or Anti-Money Laundering Laws, in each case of the forgoing clauses (i)-(iv), except as would not reasonably be expected to be, either individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries maintain and enforce a program of policies, procedures, and internal controls reasonably designed and implemented to ensure compliance, as applicable, with Anti-Corruption Laws, Anti-Money Laundering Laws, Trade Control Laws, and Sanctions by the Company, its Subsidiaries, and their respective directors, officers, employees, agents, representatives, or other Persons acting on behalf of the Company or any Subsidiary.
(c)   Since January 1, 2023, none of the Company or its Subsidiaries, nor any of their respective directors or officers or, to the knowledge of the Company, their employees or agents is or has been (i) a Sanctioned Person; (ii) located, organized or resident in a Sanctioned Country; (iii) participated, directly or knowingly indirectly, in any dealings or transactions with or involving a Sanctioned Person or in a Sanctioned Country in violation of Sanctions; (iv) engaged in any import, export, re-export or transfer in violation of Trade Control Laws or Sanctions; or (v) otherwise been in violation of Trade Control Laws or Sanctions, in each case of the forgoing clauses (i) – (v), except as would not reasonably be expected to be, either individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.
(d)   Since January 1, 2023, none of the Company or its Subsidiaries has been subject to any Proceedings, nor, to the Company’s knowledge, are there any pending or threatened investigations or Proceedings by any Governmental Entity of potential violations by the Company or any of its Subsidiaries with respect to compliance with Money Transmitter Requirements, Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions or Trade Control Laws, in each case except as would not reasonably be expected to be, either individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.
Section 3.7   Regulatory Matters.
(a)    The Company and each of its Subsidiaries have timely filed (or furnished, as applicable) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2023 with any Governmental Entity, including (i) the SEC, (ii) any other U.S. federal or state regulatory authority, (iii) any foreign regulatory authority and (iv) any SRO, including any report, registration or statement required to be filed (or furnished, as applicable) pursuant to applicable Law, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
(b)   As of their respective filing dates (or, in the case of any amended reports and documents, as of the respective filings dates for the amendments, but without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied with all of the statutes, rules and regulations enforced or promulgated by the Governmental Entity with which they were filed, except where such failure to be in compliance would not, either individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(c)   Except for examinations of the Company and its Subsidiaries conducted by a Governmental Entity in the ordinary course of business, (i) no Governmental Entity has initiated or has pending any proceeding or, to the knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since January 1, 2023 and (ii) the Company has not received written notice of any inquiry by, or has had any disagreement or dispute with, any Governmental Entity with respect to the business, operations, policies or procedures of the Company or any of the Company Subsidiaries since January 1, 2023, in each case of the foregoing clauses (i) and (ii), which would reasonably be likely to have, either individually or in the aggregate, a Company Material Adverse Effect. There is no unresolved violation, criticism, or exception by any Governmental Entity with respect to any report or statement relating to any examinations or inspections of the Company or any of its Subsidiaries, which would have or reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
(d)   Since January 1, 2023, neither the Company nor any of its Subsidiaries has adopted any policies, procedures or board resolutions at the request of any Governmental Entity that (a) materially restricts the conduct of its business or that in any material manner relates to its ability to pay dividends, its credit or risk management policies, its management or its business or (b) would prevent or materially impair the ability of the Company to consummate the Merger and the transactions contemplated by this Agreement (any of clauses (a) or (b), a “Regulatory Agreement”). Neither the Company nor any Subsidiary has been advised in writing, or, to the knowledge of the Company, orally, since January 1, 2023, by any Governmental Entity that it is considering issuing, initiating, ordering, or requesting any Regulatory Agreement.
(e)   Section 3.7(e) of the Company Disclosure Letter sets forth a true and complete list of all material Permits held by the Company or a Subsidiary (including all Permits relating to or allowing payments, payment processing, money transmission or similar activities) (the “Company Permits”), including the jurisdiction in which such Company Permit is held or issued and including any Permit for which the Company or a Subsidiary (x) has an application or registration pending or submitted but not yet approved, or (y) anticipates that it will subsequently file or submit an application or registration after the date of this Agreement in accordance with this Agreement but prior to the Effective Time (all such Permits covered by clauses (x) and (y), together with any other Permits for which the Company or a Subsidiary files or submits an application or registration after the date of this Agreement in accordance with this Agreement but prior to the Effective Time, “Pending Permits”). (i) The Company and each of its Subsidiaries hold, and have at all times since January 1, 2023, held, all Company Permits necessary or advisable for the conduct or operations of their respective businesses and ownership of their respective rights, properties and assets and such Company Permits are in full force and effect and have not been revoked, suspended, canceled or otherwise limited, (ii) no revocation, suspension, limitation, restriction on use or cancellation of any such Company Permit is pending (or to the knowledge of the Company, threatened) by any Governmental Entity and (iii) neither the Company nor any of its Subsidiaries is or has been in violation of or default under, or has received any notice from any Governmental Entity that the Company or any of its Subsidiaries is in violation of or default under, and, to the knowledge of the Company, no condition exists or has existed that with or without notice or lapse of time or both would constitute a violation of or default under, any such Company Permit, in each case of the foregoing clauses (i)-(iii), except where any failure would not, either individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.
(f)   None of the Company or any of its Subsidiaries is a “covered foreign person” engaged in a “covered activity” as those terms are defined in the regulations administered and enforced by the U.S. Treasury Department under U.S. Executive Order 14105 and codified at 31 C.F.R. § 850.101 et seq. (the “Outbound Investment Rules”). None of the Company or any of its Subsidiaries currently engages, directly or knowingly indirectly, in any activity that would cause any party hereto to be in violation of the Outbound Investment Rules or cause any party hereto to be legally prohibited by the Outbound Investment Rules from performing under this Agreement, in each case except as would not reasonably be expected to be, either individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

Section 3.8   Payment Networks and Accounts.
(a)   Section 3.8(a) of the Company Disclosure Letter sets forth the true and complete list of all Payment Networks for which the Company or a Subsidiary is a licensee, issuer, member, manager or otherwise registered as a participant. The Company and any such Subsidiary is authorized by such Payment Network to enter transactions into or receive transactions from the Payment Network’s settlement and authorization systems. Such member of the Company Group is in good standing with the applicable Payment Networks and is in compliance with the applicable by-laws, rules, regulations, documentation and manuals promulgated or adopted by the Payment Networks, such as rules, manuals and other items as may be amended or supplemented from time to time, except when the failure to be in such good standing or in compliance would not be reasonably expected to have a Company Material Adverse Effect. There is no investigation, proceeding or disciplinary action, including fines, currently pending, or to the knowledge of the Company, threatened against the Company or Subsidiary by a Payment Network that would be reasonably expected to have a Company Material Adverse Effect.
(b)   Since January 1, 2023, all marketing, solicitation, origination, creation, servicing, facilitation of transaction activity, collection and maintenance of accounts (collectively, “Accounts”) allowing customers of the Company or its Subsidiaries to receive, manage or settle payments or foreign exchange transactions, provide payroll management services or otherwise access working capital or other financial services or products has been performed in accordance with applicable Law, the then-applicable written policies and procedures of the Company (which comply with and are sufficient under applicable Law as in effect from time to time) and the terms of any contracts entered into in connection therewith with the Company, its Subsidiaries or any third-party, in each case except where any failure would not be reasonably expected to have a Company Material Adverse Effect.
Section 3.9   Financial Statements.   The consolidated financial statements (including the related notes and schedules, where applicable) of the Company and its Subsidiaries included (or incorporated by reference) in the Company SEC Documents (the “Financial Statements”) (i) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries in all material respects and (ii) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of their operations and their cash flows for the periods then ended in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods included (except as may be indicated in the notes thereto or permitted by Regulation S‑X).
Section 3.10   SEC Reports; Controls and Procedures.
(a)   The Company (i) maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) reasonably designed to ensure that material information required to be disclosed by the Company in the reports it files or furnishes under the Exchange Act is communicated to its management by others within those entities as appropriate to allow timely decisions regarding required disclosure, (ii) has disclosed, based on its most recent evaluation, to its auditors and the audit committee of its Board of Directors (A) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting which could materially and adversely affect its ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting, and (iii) has identified for the Company’s auditors any material weaknesses in internal controls over financial reporting. The Company has provided to the Parent Parties true and correct copies of any of the foregoing disclosures, if any, to the auditors or audit committee of the Company that have been made in writing from January 1, 2024, through the date of this Agreement.
(b)   The Company has implemented and maintains a system of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) designed to provide reasonable assurance concerning the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including reasonable assurance (i) that transactions are executed in accordance with management’s general or specific authorizations and recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability and (ii) regarding prevention or timely detection of any unauthorized acquisition, use or disposition of assets that could have a material effect on the Company’s financial statements.
(c)   No personal loan or other extension of credit by the Company or any Subsidiary to any of its or their Executive Officers or directors has been outstanding or has been made or modified in violation of Section 13 of the Exchange Act and Section 402 of the Sarbanes-Oxley Act (as defined below) since January 1, 2024.
(d)   Since January 1, 2024, neither the Company nor any of its Subsidiaries or any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received any written complaint, allegation, assertion, or claim that the Company or any of its Subsidiaries has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls.
(e)   As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such filing), each Company SEC Document complied as to form in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act and the rules and regulations thereunder.
(f)   As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such filing), each Company SEC Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
(g)   The Company has timely filed with or furnished to the SEC all forms, reports, schedules, registration statements, prospectuses, proxy statements and other documents, together with all certifications required pursuant to the Sarbanes-Oxley Act, as applicable, required to be filed with or furnished to the SEC by the Company since January 1, 2024.
(h)   As of the date hereof, there are no material outstanding or unresolved comments received from the SEC with respect to any Company SEC Document.
(i)   Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and former principal financial officer of the Company) has timely made all certifications required under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder and under the Exchange Act (collectively, the “Sarbanes-Oxley Act”) with respect to the Company SEC Documents. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.
Section 3.11   No Undisclosed Liabilities.   Except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due and whether or not required to be shown on a balance sheet in accordance with GAAP), except for those liabilities that are (a) reflected or reserved against on the consolidated balance sheet of the Company included in its Annual Report for the fiscal year ended December 31, 2025 (including any notes thereto), (b) incurred in the ordinary course of business since December 31, 2025, (c) executory obligations under contracts or (d) incurred in connection with this Agreement and the Transactions.
Section 3.12   Absence of Certain Changes or Events.
(a)   Since December 31, 2025 through the date of this Agreement, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.
(b)   Since December 31, 2025 through the date of this Agreement, the Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business.

Section 3.13   Certain Contracts.
(a)   Except as set forth in Section 3.13(a) of the Company Disclosure Letter or as disclosed in any Company SEC Documents, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract (excluding any Company Benefit Plan) that:
(i)   with the ten (10) largest financial institution partners and payment processors of the Company and its Subsidiaries on a consolidated basis (as measured by volume and service-related matters in the twelve (12) months ending December 31, 2025), excluding (i) purchase orders and statements of work and (ii) non-disclosure agreements and other non-material agreements that do not provide for the provision of services or the making of payments;
(ii)   with the ten (10) largest payors or enterprise customers of the Company and its Subsidiaries on a consolidated basis (as measured by amounts paid or payable in the twelve (12) months ending December 31, 2025), excluding (i) purchase orders and statements of work and (ii) non-disclosure agreements and other non-material agreements that do not provide for the provision of services or the making of payments;
(iii)   with the ten (10) largest vendors (other than legal, accounting and tax providers and any providers pursuant to Section 3.13(a)(i) or Section 3.13(a)(ii)) of the Company and its Subsidiaries on a consolidated basis (as measured by operating expenses paid or payable in the twelve (12) months ending December 31, 2025), excluding (i) purchase orders and statements of work and (ii) non-disclosure agreements and other non-material agreements that do not provide for the provision of services or the making of payments;
(iv)   that provides for (A) the incurrence of material indebtedness by Company or any of its Subsidiaries, (B) the material guarantee, assumption, endorsement or indemnification by Company or any of its Subsidiaries of indebtedness of any other person (other than Company or any of its wholly owned Subsidiaries), (C) liens (other than Permitted Liens) on material assets of the Company or its Subsidiaries, or (D) material hedging or swap transactions or other similar derivative transactions or risk management arrangements;
(v)   relates to the acquisition or disposition of any Person or business (or material assets outside the ordinary course) and under which the Company or its Subsidiaries have material ongoing obligations or liabilities (including earn-out, payment or indemnity obligations);
(vi)   relates to any (A) joint venture, partnership, or other similar agreement or arrangement, in each case, involving an equity investment or asset contribution by the Company or any of its wholly owned Subsidiaries (other than, for the avoidance of doubt, commercial, strategic partnership or other similar agreements or arrangements), or (B) debt or equity investment, in each case of the forgoing clauses (A) and (B), (x) in a third-party that is not a wholly owned Subsidiary of the Company and (y) for an amount greater than $1,000,000;
(vii)   grants or receives any license, right or covenant not to sue with respect to any material Intellectual Property, other than (A) non-exclusive in-licenses to off-the-shelf, commercially available software or IT Assets that have been granted on standardized, generally available terms with annual or aggregate fees of less than $1,000,000 or (B) non-exclusive out-licenses granted in the ordinary course of business to (x) vendors (that are incidental to the products or services provided by the applicable vendor) or (y) customers;
(viii)   contains a non-compete, exclusivity, or customer non-solicit provision, in each case, that purports to restricts in any material respect the ability of the Company or any of its Subsidiaries to engage in any line of business or in any geographic region;
(ix)   contains a most favored nations exclusivity, guaranteed payments or similar provision that purports to limit in any material respect the ability of the Company or its Affiliates to enter into transactions with third parties or would require the Company or its Affiliates to conduct business with a third party on an exclusive or preferential basis;

(x)   grants any material right of first refusal, right of first offer or similar right with respect to any assets, rights or properties that are material to the Company and its Subsidiaries;
(xi)   is a settlement, consent decree or other similar agreement and contains any material ongoing obligations of the Company or any of its Subsidiaries (monetary or otherwise);
(xii)   is with any Related Party (other than any indemnification agreement to which any Company Indemnified Party is party); or
(xiii)   is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act) not yet filed in the Company SEC Documents.
Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not set forth in the Company Disclosure Letter, is referred to herein as a “Material Contract.” Unless disclosed in its entirety in any Company SEC Documents, the Company has made available to Parent true, correct and complete copies of each Material Contract in effect as of the date hereof, including any material amendments, annexes and schedules thereto.
(b)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) each Material Contract is valid and binding on the Company or one of its Subsidiaries, as applicable, and in full force and effect; (ii) the Company and each of its Subsidiaries have in all material respects complied with and performed all obligations required to be complied with or performed by any of them to date under each Material Contract; (iii) to the knowledge of the Company, each third-party counterparty to each Material Contract has in all material respects complied with and performed all obligations required to be complied with and performed by it to date under such Material Contract; (iv) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any third-party is in breach or default, or has received notice of, any violation of any Material Contract; and (v) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a breach or default by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto, of or under any such Material Contract. As of the date of this Agreement, no counterparty to a Material Contract has notified the Company or its Subsidiaries in writing (or, to the knowledge of the Company, otherwise) of an intent to terminate or not renew any such Material Contract or of any material disputes or claims thereunder.
Section 3.14   Taxes and Tax Returns.   Except as would not, either individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:
(a)   Each of the Company and its Subsidiaries has duly and timely filed (including all valid extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct and complete in all respects.
(b)   Neither the Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return (other than extensions to file Tax Returns automatically obtained in the ordinary course of business).
(c)   All Taxes of the Company and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid.
(d)   Each of the Company and its Subsidiaries has withheld and timely paid to the appropriate Governmental Entity all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other Person. Neither the Company nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect.
(e)   In the last six (6) years, no written claim has been made by a Governmental Entity in a jurisdiction in which the Company or any of its Subsidiaries (as applicable) does not file Tax Returns that the Company or such Subsidiary (as applicable) is or may be subject to taxation by, or required to file Tax Returns in, that jurisdiction.

(f)   Each of the Company and its Subsidiaries has collected all sales and use Taxes required to be collected, and has remitted, or will remit, on a timely basis, such amounts to the appropriate Governmental Entity, or has been furnished properly completed exemption certificates.
(g)   There are no threatened in writing or pending disputes, claims, audits, investigations, examinations or other proceedings regarding any Tax of the Company and its Subsidiaries or the assets of the Company and its Subsidiaries.
(h)   Neither the Company nor any of its Subsidiaries is a party to or is bound by, or has any liability pursuant to, any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries or pursuant to agreements which both (1) were not primarily related to Taxes and (2) were entered into in the ordinary course of business consistent with past practice).
(i)   Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group within the meaning of Section 1504 of the Code or any group filing a combined, consolidated, unitary or similar Tax Return (other than a group the common parent of which was the Company or any of its Subsidiaries) or (ii) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract or otherwise.
(j)   Neither the Company nor any of its Subsidiaries has been, within the past two (2) years a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code).
(k)   Neither the Company nor any of its Subsidiaries has participated in, nor has any liability or obligation with respect to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).
(l)   No private letter rulings, closing agreements, technical advice memoranda or similar agreements or rulings have been entered into with or issued by any Governmental Entity within the six (6) year period immediately preceding the date of this Agreement with respect to the Company or any of its Subsidiaries that would bind the Company or any of its Subsidiaries in any taxable period (or portion thereof) after the Closing Date.
(m)   Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any income of deduction from, taxable income for any taxable period or portion thereof beginning after the Closing Date as a result of (i) a change in method of, or use of an improper method of, accounting occurring prior to the Closing, (ii) an installment sale or open transaction disposition made on or prior to the Closing Date, (iii) a prepaid amount received or paid, or deferred revenue accrued, in each case, outside of the ordinary course of business on or prior to the Closing Date, (iv) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. law) executed on or prior to the Closing Date, or (v) any intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. law).
(n)   There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the Company or any of its Subsidiaries.
(o)   Except as set forth in Section 3.15 (solely as it relates to Taxes) and this Section 3.14, no representations or warranties are being made by the Company in this Agreement with respect to Tax matters. No representation or warranty is made in this Section 3.14 or otherwise) as to the amount or availability of, or as to the existence or nonexistence of any limitations (or the extent of any such limitations) on, the Tax attributes after the Closing Date, including Tax basis, net operating losses, capital losses, Tax credits or other Tax assets or attributes.
Section 3.15   Employee Benefits.
(a)   Each Company Benefit Plan has been established, operated and administered in accordance with its terms and the requirements of all applicable Law, including ERISA and the Code. Section 3.15(a)

of the Company Disclosure Letter sets forth a complete and accurate list of each material Company Benefit Plan. For purposes of this Agreement, the term “Company Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”)), whether or not subject to ERISA, and all equity or equity-based, bonus or incentive, deferred compensation, retiree medical or life insurance, retirement (including supplemental retirement), severance, termination, change in control, retention, employment, welfare, insurance, medical, disability, accident, vacation, fringe or other compensation or benefit plans, programs, agreements or arrangements with respect to which the Company or any Subsidiary is a party or has any current or future obligation or liability or that are, whether written or unwritten, maintained, contributed to or sponsored by the Company or any of its Subsidiaries or any trade or business, whether or not incorporated, which together with the Company would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Company ERISA Affiliate”) for the benefit of any current or former employee, officer, director or individual independent contractor of the Company or any of its Subsidiaries, excluding, in each case, any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”).
(b)   The Company has made available to Parent true, correct and complete copies of each material Company Benefit Plan (or, in the case of any unwritten material Company Benefit Plan, a complete and accurate written description thereof) and the following related documents, to the extent applicable: (i) all summary plan descriptions and any amendments, modifications or material supplements thereto; (ii) the most recent actuarial report, financial statements, trustee report and non-discrimination tests performed and any related trust agreements or other funding instruments; (iii) the most recent annual report on Form 5500, together with attached schedules, filed with respect to each such Company Benefit Plan for which a Form 5500 is required by applicable Law; (iv) the most recent IRS determination, notification or opinion letter received; and (v) any material correspondence with any Governmental Entity in the twelve (12) months preceding the date of this Agreement.
(c)   The Internal Revenue Service (the “IRS”) has issued a favorable determination opinion or advisory letter with respect to each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Company Qualified Plans”), and such letter has not been revoked (nor has revocation been threatened), and, to the knowledge of the Company, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Company Qualified Plan or the related trust.
(d)   No Company Benefit Plan is, and neither the Company nor any of its Subsidiaries sponsor, contribute to or are required to contribute to, or has any liability, including on account of a Company ERISA Affiliate, under or with respect to, any (i) “defined benefit plan” (as defined in Section 3(35) of ERISA) or any other plan that is or was subject to Title IV of ERISA, Section 302 of ERISA or Section 412, 430 or 4971 of the Code, including any Multiemployer Plan, (ii) “multiple employer welfare arrangement,” as defined in Section 3(40) of ERISA, (iii) “multiple employer plan,” as defined in Section 210 of ERISA or Section 413(c) of the Code or (iv) “voluntary employees’ beneficiary association” (as defined in Section 501(c)(9) of the Code) or other funded arrangement for the provision of welfare benefits.
(e)   Except (i) as set forth in Section 3.15(e) of the Company Disclosure Letter or (ii) as would not result in any material liability to the Company and its Subsidiaries, taken as a whole, no Company Benefit Plan provides, or has any obligation to provide, any post-employment or post-retirement health, medical or life insurance benefits for retired, former or current employees, officers, directors, independent contractors or other service providers of the Company or any of its Subsidiaries, or beneficiaries or dependents thereof, except as required by Section 4980B of the Code or the full cost of which is borne by such service provider (or any of their beneficiaries).
(f)   Except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, all contributions required to be made to any Company Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any prior period, have been timely made or paid in full, or, to the extent not required to be previously made or paid, have been fully reflected on the books and records of the Company.

(g)   There are no pending or threatened claims (other than claims for benefits in the ordinary course of business), lawsuits or arbitrations which have been asserted or instituted, and, to the knowledge of the Company, no set of circumstances exists that may reasonably give rise to a claim or lawsuit, against any Company Benefit Plan, any fiduciaries thereof with respect to their duties to such Company Benefit Plan or the assets of any of the trusts under any of the Company Benefit Plans that would have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.
(h)   Except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, none of the Company and its Subsidiaries nor any Company ERISA Affiliate nor, to the knowledge of the Company, any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) that would reasonably be expected to subject any of the Company Benefit Plans or their related trusts, the Company, any of its Subsidiaries or any Company ERISA Affiliate to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.
(i)   All Company Benefit Plans that provide benefits in respect of any current or former employee, officer, director, independent contractor or other service provider of the Company or any of its Subsidiaries who is primarily based outside of the United States (i) have been maintained in accordance with all applicable Laws, (ii) if they are intended to qualify for special tax treatment, meet all the requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved, are fully funded and/or book-reserved, as appropriate, based on reasonable actuarial assumptions, except, in each case, as would not reasonably be expected to have a Company Material Adverse Effect.
(j)   Neither the execution and delivery of this Agreement nor the consummation of the Transactions shall (either alone or in conjunction with any other event) (i) result in, cause the acceleration of vesting, exercisability, funding or delivery of, or increase in the amount or value of, any payment, right or other benefit to any current or former employee, officer, director, independent contractor or other service provider of the Company or any of its Subsidiaries, (ii) result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate, or receive a reversion of assets from any Company Benefit Plan or related trust on or after the Effective Time, (iii) result in any compensation or material benefits becoming due (including any retention, change in control, severance, termination, unemployment compensation or similar compensation or benefits) to any current or former employee, officer, director, independent contractor or other service provider of the Company or any of its Subsidiaries, or (iv) directly or indirectly cause the transfer or setting aside of any material assets to fund any compensation or benefits under any Company Benefit Plan. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any of its Subsidiaries in connection with the Transactions (either solely as a result thereof or as a result of such transactions in conjunction with any other event) shall constitute an “excess parachute payment” within the meaning of Section 280G of the Code.
(k)   No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise.
Section 3.16   Labor Matters.
(a)   Since January 1, 2024 (i) there have been no pending or, to the knowledge of the Company, threatened unfair labor practice claims or charges against the Company or any of its Subsidiaries, and (ii) there have been no strikes, lockouts, concerted slowdowns or work stoppages or other labor disputes involving the Company or any of its Subsidiaries. Neither the Company or any of its Subsidiaries is party to, bound by, or negotiating any collective bargaining or similar agreement with any union, works council or other labor organization. Since January 1, 2024, there have been no pending or, to the knowledge of the Company, threatened organizing efforts by any union or other group seeking to represent any current or former employees of the Company or any of its Subsidiaries.
(b)   Except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2024, the Company and its Subsidiaries have been in compliance with all laws respecting employment, employment practices and terms and conditions of employment, including but not limited to any provision relating to wages (including minimum wage and overtime pay), hours of work, child labor, withholdings and deductions, classification and payment of employees, independent contractors, and consultants, nondiscrimination, non-harassment and non-retaliation in employment, family and medical leave, worker’s compensation, plant closings and mass layoffs, and immigration.
(c)   Since January 1, 2024, neither the Company nor any of its Subsidiaries has conducted any plant closing, mass layoff or any other action which would trigger the notice requirements of the Worker Adjustment and Retraining Notification Act or any similar state, local Law (the “WARN Act”), the Company nor any of its Subsidiaries planned or announced any such action which would trigger the WARN Act in the future and the Company and its Subsidiaries have no outstanding liabilities under the WARN Act.
(d)   Except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2024, there have been no material Proceedings pending or, to the knowledge of the Company, threatened in writing concerning labor and employment matters with respect to the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with any Governmental Entity relating to employees or employment practices.
(e)   To the knowledge of the Company, from January 1, 2025 until the date hereof, no Executive Officer has provided written notice that he or she will terminate his or her status as an Executive Officer within the twelve (12) month period immediately following the Closing.
(f)   Except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2024, (i) to the knowledge of the Company, no Executive Officer, director or employee with the title of vice president (or the functional equivalent) or above of the Company or any of its Subsidiaries has been the subject of a material written allegation of sexual harassment or other sexual misconduct nor, to the knowledge of the Company, engaged in any such conduct and (ii) neither the Company nor any of its Subsidiaries has entered into any settlement agreements related to allegations of sexual harassment or other sexual misconduct.
Section 3.17   Environmental Matters.   Except in any such case as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect: (i) the Company and its Subsidiaries are in compliance, and have complied since January 1, 2024, with all Environmental Laws, including holding, maintaining and complying with all Permits required under Environmental Laws; (ii) there are, and since January 1, 2024 have been, no Proceedings arising under or relating to any Environmental Law pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries; (iii) neither the Company nor any of its Subsidiaries has since January 1, 2024 (or earlier to the extent unresolved), been subject to or received any Order, agreement, information request or notice concerning any actual or alleged violation of or liability or obligation under, or imposing any liability or obligation on the Company or any of its Subsidiaries pursuant or relating to, any Environmental Law; and (iv) there has been no release or disposal of, contamination by, or exposure of any Person to any hazardous, toxic, dangerous or deleterious materials, substances or wastes so as to give rise to any liability (contingent or otherwise) or obligation of the Company or any of its Subsidiaries under any Environmental Law. The Company has made available to Parent all environmental, health or safety audits, assessments, reports and other related material documents in its possession or control relating to it or its current or former operations, properties or facilities.
Section 3.18   Real Property.
(a)   Neither the Company nor any of its Subsidiaries owns any real property.
(b)   Section 3.18(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all real property leased, subleased, licensed or occupied by the Company or one of its Subsidiaries (such leasehold estates, collectively the “Leased Property”) pursuant to which the Company or one of its Subsidiaries leases, subleases, licenses or occupies the Leased Property (each, a “Company Lease”). Parent has delivered to the Company a true, complete and correct copy of each Company Lease.

(c)   Except in any such case as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company or one or more of its Subsidiaries is the lessee of and holds good and valid leasehold estates to each parcel of Leased Property leased, subleased, licensed occupied by the Company or any of its Subsidiaries, free and clear of all Liens, except for Permitted Liens, and is in possession of the Leased Property leased thereunder; (ii) each Company Lease is a valid and binding obligation of the Company or one of its Subsidiaries, enforceable in accordance with its terms; (iii) neither the Company nor any of its Subsidiaries has received notice of default or breach under any Company Lease by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto; and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a breach or default on the part of the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto, of or under any such Company Lease.
(d)   With respect to each Leased Property: (i) neither the Company nor any of the Company Subsidiaries has subleased, licensed, sublicensed or otherwise granted anyone a right to use or occupy such Leased Property or any portion thereof, or otherwise collaterally assigned, pledged, hypothecated, mortgaged or otherwise transferred any lease, sublease, license, sublicense or other interest therein; and (ii) all buildings, structures, improvements, and fixtures located on the Leased Property, including all mechanical, electrical and other systems, have been maintained in accordance with normal industry practice, are in good operating condition and repair, and are suitable for the purposes for which they are currently used, except, in each case, as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.19   Intellectual Property.
(a) (i)    Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company or any of its Subsidiaries, the Company or one of its Subsidiaries exclusively owns (in each case, free and clear of any Liens (other than Permitted Liens)) all Intellectual Property owned or purported to be owned by the Company and its Subsidiaries (such Intellectual Property, the “Company IP”) and (ii) except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or a Subsidiary (as applicable) has valid rights pursuant to a written contract to use all other Intellectual Property used or held for use in connection with the operation of the business of the Company or its applicable Subsidiary. The Registered Company IP is completely and accurately, as of the date of this Agreement, set forth in Section 3.19(a) of the Company Disclosure Letter, and all material Registered Company IP is subsisting and unexpired, and, to the knowledge of the Company, the registered or issued items included therein are valid and enforceable.
(b)   Except, in each case, as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (i) neither the Company nor any of its Subsidiaries, nor the operation of the Company’s and its Subsidiaries’ businesses, (i) is infringing, misappropriating or otherwise violating the Intellectual Property of any third Person, (ii) has since January 1, 2024, infringed, misappropriated or otherwise violated the Intellectual Property of any third Person, (iii) since January 1, 2024, neither the Company nor any of its Subsidiaries has received any written communication from any Person alleging that the Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of any third Person, (iv) since January 1, 2024, (A) no Person has misappropriated, infringed or otherwise violated any Company IP, and (B) neither the Company nor any of its Subsidiaries has sent written notice to any Person alleging any such misappropriation, infringement or violation and (v) since January 1, 2024, neither the Company nor any of its Subsidiaries has received any written notice of any pending or threatened claim contesting or challenging the ownership, enforceability or validity of any Company IP and there is no pending or, to the knowledge of the Company, threatened Proceeding contesting or challenging same.
(c)   Except, in each case, as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries take and have, since January 1, 2024, taken commercially reasonable actions designed to protect the confidentiality of the Trade Secrets included in the Company IP or otherwise provided to the Company or its applicable Subsidiary pursuant to confidentiality obligations under Contract or Law, (ii) no such Trade Secrets have been disclosed to any Person other than pursuant to a written non-disclosure agreement or equivalent confidentiality protections and (iii) all Persons who have created or developed any Company IP have executed written contracts with the Company or applicable Subsidiary that assign to the Company or applicable Subsidiary all of such Person’s rights in any such Intellectual Property, unless such Intellectual Property automatically vests with the Company or its applicable Subsidiary by operation of law.
(d)   Except, in each case, as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries has used, incorporated, distributed or otherwise made available Open Source Software in a manner that requires that any software included in the Company IP (“Company Software”) be (A) disclosed or distributed in source code form, (B) licensed for the purpose of making derivative works, or (C) redistributable at no or nominal charge, (ii) no source code of the Company Software has been licensed or otherwise disclosed to any third Person other than pursuant to written agreements that include reasonable restrictions on the use and disclosure of such source code, and (iii) no such source code is subject to any source code escrow arrangement.
(e)   Except, in each case, as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries are, and since January 1, 2024, have been, in compliance with all applicable AI Requirements, and (ii) since January 1, 2024, neither the Company nor any of its Subsidiaries have received any written notice or been subject to any pending or, to the knowledge of the Company, threatened Proceeding from any Person alleging noncompliance with same.
Section 3.20   Information Technology; Data Security.
(a)   Except, in each case, as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries implement and maintain commercially reasonable policies, procedures and practices (that are, in each case, consistent with industry practice) designed to protect and maintain the integrity, availability, continuous operation and security of all Company IT Assets, and the privacy, security and confidentiality of the data, including Personal Information, that is stored or processed thereby, (ii) since January 1, 2024, there has been no unauthorized access to, or unauthorized modification, acquisition, use, or disclosure of, or other breach or compromise to the Company IT Assets or data stored thereon or processed thereby (each, a “Security Breach”), except for any Security Breach that was resolved without material cost or liability to the Company or its Subsidiaries and without a requirement for the Company or its Subsidiaries to notify any Person, and (iii) the Company IT Assets are (A) free from bugs, errors, defects, viruses, malware or other corruptants and (B) regularly tested with respect to their security and integrity and any critical and high risks and vulnerabilities identified in such testing have been remediated, in each case, in accordance with applicable Privacy and Data Security Requirements.
(b)   Except, in each case, as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect the Company IT Assets (i) operate and perform in accordance with their documentation, intended use and functional specifications and otherwise as required by the Company and each of its Subsidiaries in connection with their respective businesses and (ii) have not since January 1, 2024, malfunctioned, failed or been in a continuing state of materially substandard performance.
Section 3.21   Insurance.   Except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, (a) the Company and its Subsidiaries are insured with insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent, and the Company and its Subsidiaries are in compliance in all material respects with their insurance policies, (b) each such policy is outstanding and in full force and effect and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, (d) there is no claim for coverage by the Company or any of its Subsidiaries pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy and (e) neither the Company nor any of its

Subsidiaries has received written notice of any threatened termination of, or material alteration of coverage under, any material insurance policies.
Section 3.22   Related Party Transactions.   Except as set forth in any Company SEC Documents and except for any Company Benefit Plan, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between the Company or any of its Subsidiaries, on the one hand, and any current director or Executive Officer of the Company or any of its Subsidiaries or any Person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Company Common Stock (or any of such Person’s immediate family members or affiliates) (other than Subsidiaries of the Company) (each, a “Related Party”) on the other hand, of the type required to be reported in any Company SEC Document pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.
Section 3.23   State Takeover Laws.   The Company Board has adopted this Agreement and the Transactions and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the restrictions of Section 203 of the DGCL and any other potentially applicable takeover laws of any state, including any “moratorium,” “control share acquisition,” “fair price,” “takeover” or “interested shareholder” law or any similar provisions of the organizational documents of Parent or Merger Sub (collectively, with any similar provisions of the Company Charter or the Company Bylaws, “Takeover Statutes”).
Section 3.24   Broker’s Fees.   With the exception of the engagement of Qatalyst Partners LP (the “Company Financial Advisor”), neither the Company nor any Subsidiary nor any of their respective officers or directors has employed any investment bank, broker, finder or financial advisor or incurred any liability for any financial advisory, banking, broker’s, or finder’s fees or similar fee or commission in connection with the Merger or the Transactions.
Section 3.25   Fairness Opinion.   The Company Board has received an opinion from the Company Financial Advisor to the effect that, as of the date of such opinion, and based upon and subject to the various qualifications, assumptions, limitations and other matters set forth therein, the Merger Consideration to be received pursuant to, and in accordance with, the terms of this Agreement by the holders of shares of Company Common Stock (other than the Parent, Merger Sub or any of their respective Affiliates) is fair, from a financial point of view, to such holders.
Section 3.26   Information Supplied.   The information supplied or to be supplied by the Company and its Subsidiaries for inclusion in the Proxy Statement (including any amendment or supplement thereto) at the time the Proxy Statement (and any amendment or supplement thereto) is first filed with the SEC and at the time it is first mailed to the stockholders of the Company will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances in which they are made, not misleading. The Proxy Statement (and any amendment or supplement thereto) will, on the date it is first filed with the SEC and at the time it is first mailed to the stockholders of the Company, comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of Parent or its Subsidiaries for inclusion in the Proxy Statement.
Section 3.27   No Other Representations or Warranties.
(a)    Except for the representations and warranties made by the Company in this Article III or in any certificate delivered pursuant to Article VII, neither the Company nor any other Person makes any express or implied representation or warranty of any kind whatsoever, express or implied, at Law or in equity, with respect to the Company, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by the Company in this Article III or in any certificate delivered pursuant to Article VII, neither the Company nor any other Person makes or has made any representation or warranty of any kind whatsoever, express or implied, at Law or in equity, to Parent or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to the Company, any of its Subsidiaries or their respective businesses or (ii) any oral or written information presented to Parent or any of its affiliates or any of their respective representatives in the course of their due diligence investigation of the Company and its Subsidiaries, the negotiation of this Agreement or in the course of the Transactions.
(b)   The Company acknowledges and agrees that none of Parent or Merger Sub or any Affiliate thereof or any other Person on behalf of Parent or Merger Sub has made or is making, and the Company has not relied upon, any express or implied representation or warranty other than those contained in Article VI or in any certificate delivered pursuant to Article VII.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT PARTIES
Except as disclosed in the disclosure letter delivered by the Parent Parties to the Company concurrently herewith (the “Parent Disclosure Letter”), Parent and Merger Sub hereby represent and warrant to the Company as follows:
Section 4.1   Corporate Organization.   Parent is a corporation duly formed, validly existing and in good standing under the Laws of Ontario. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub have the requisite corporate power and authority, as applicable, to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted in all material respects. Each of Parent and Merger Sub is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not have or reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect.
Section 4.2   Authority; No Violation.
(a)   Each of Parent and Merger Sub have full corporate power and authority, as applicable, to execute and deliver this Agreement and, subject to the actions described below, to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly authorized by the board of directors of each of Parent and Merger Sub. Except for the approval of Parent or a direct or indirect wholly-owned Subsidiary of Parent as the sole stockholder of Merger Sub (which approval shall be delivered immediately after the execution and delivery of this Agreement), no other corporate proceedings on the part of Parent or Merger Sub are necessary to adopt this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.
(b)   Neither the execution and delivery of this Agreement by each of Parent and Merger Sub, nor the consummation by each of Parent and Merger Sub of the Transactions, nor compliance by each of Parent and Merger Sub with any of the terms or provisions hereof, will (i) violate, breach, contravene, or conflict with any provision of the organizational documents of Parent or Merger Sub, as applicable, and (ii) assuming that the consents and approvals referred to in Section 4.3 are duly obtained, (x) violate or breach any applicable Law or Order applicable to Parent or Merger Sub or any of their Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of any of Parent or Merger Sub or any of their Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which any of Parent or

Merger Sub or any of their Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations that would not have or reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect.
Section 4.3   Consents and Approvals.   Assuming receipt of the Requisite Regulatory Approvals and the Requisite Company Vote, no consents or approvals of or filings or registrations with any Governmental Entity are necessary by any of Parent or Merger Sub or their Affiliates in connection with (i) the execution and delivery by each of Parent and Merger Sub of this Agreement or (ii) the consummation by Parent and Merger Sub of the Merger and the other Transactions, other than any consents, filings or notices the failure of which to obtain or make would not have or reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect. In the past five years, neither Parent nor any of its Subsidiaries has, in any jurisdiction in which any consent, approval, authorization, filing, notification or registration with, or approval, waiver, consent, authorization, notification, non-objection, expiration or termination of a waiting period or other confirmation from, any Governmental Entity is required in connection with the transactions contemplated by this Agreement (including any change of control of any Permit of the Company or its Subsidiaries), (a) applied for any Permit or similar authorization and been denied, or (b) had any such application withdrawn, abandoned or not pursued after receiving written or, to the knowledge of Parent, oral notice from any Governmental Entity that such application would be denied or not approved. Without limiting the foregoing, neither Parent nor any of its Subsidiaries has received any written notice from any Governmental Entity indicating that it would not grant any of the consents, approvals, authorizations, notifications, non-objections or other confirmations required to be obtained in connection with the transactions contemplated by this Agreement, including those set forth on Annex A, and, to the knowledge of Parent, there are no facts or circumstances with respect to Parent and its Subsidiaries that would reasonably be expected to result in any such denial.
Section 4.4   Operations of Merger Sub.   The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent, free and clear of all Liens. Since the date of its incorporation Merger Sub has not engaged in any activities, or has any assets, liabilities, or obligations of any nature other than those in connection with or as contemplated by this Agreement (other than those in connection with its formation and other administrative activities related thereto).
Section 4.5   Broker’s Fees.   None of Parent or any of its Affiliates, nor any of its or their respective officers or directors, has employed any investment banker, broker, finder or financial advisor or incurred any liability for any financial advisory, banking, broker’s or finder’s fees or similar fee or commission in connection with the Merger or the Transactions for which the Company or its Subsidiaries would be liable if the Closing did not occur.
Section 4.6   Legal and Regulatory Proceedings.   (a) There are no outstanding or pending, to the knowledge of Parent, threatened Proceedings against the Parent or Merger Sub and (b) there is no Order to which either Parent or Merger or their respective businesses or assets is subject, which, in each case of clause (a) and (b), would have or reasonably be expected to have a Parent Material Adverse Effect.
Section 4.7   Parent Information.   None of the information supplied or to be supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, at the time such document is first filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the holders of Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are being made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of the Company or its Subsidiaries for inclusion in the Proxy Statement.
Section 4.8   Financing.
(a)   Concurrently with the execution and delivery of this Agreement, Parent has delivered to the Company a true, correct and complete copy of the fully executed debt commitment letter, dated as of the date of this Agreement, from the Financing Sources party thereto (together with all annexes, exhibits, schedules and other attachments thereto and as amended or modified from time to time in accordance with its terms and to the extent permitted by Section 6.5, the “Debt Commitment Letter”) and each fully executed fee letter (as amended or modified from time to time in accordance with its terms and to the extent permitted by Section 6.5, the “Debt Fee Letters”) referenced therein (which Debt Fee Letter may be redacted to remove fee amounts, “market flex” provisions and other commercially sensitive terms) (such Debt Commitment Letter and each such Debt Fee Letter, collectively, the “Debt Financing Commitment”), pursuant to which the Financing Sources party thereto have committed, on the terms and subject to the conditions set forth therein, to provide Parent with debt financing in the amounts specified therein for the purpose of funding the transaction contemplated by this Agreement (such financing, the “Debt Financing”).
(b)   As of the date of this Agreement, the Debt Financing Commitment is in full force and effect and constitutes a legal, valid and binding obligation of Parent and, to the knowledge of Parent, each of the other parties party thereto, and is enforceable against Parent and, to the knowledge of Parent, each of the other parties party thereto in accordance with its terms, in each case, subject only to the Enforceability Exceptions. As of the date of this Agreement, (i) the Debt Financing Commitment and the terms thereof have not been amended, supplemented, modified or terminated in any respect, (ii) no such amendment, supplement, modification or termination that would constitute a Prohibited Modification is contemplated, (iii) the commitments under the Debt Financing Commitment have not been withdrawn, terminated, replaced or rescinded in any respect, (iv) no event has occurred that, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a material breach or default on the part of Parent or, to the knowledge of Parent, any other party under the Debt Financing Commitment and (v) Parent has fully paid (or caused to be paid) any and all commitment fees and other amounts that are due and payable in connection with the Debt Commitment Letter on or prior to the date of this Agreement. As of the date of this Agreement, other than the Debt Financing Commitment, there are no Contracts to which Parent or Merger Sub or any of their respective Affiliates is party relating to the Debt Financing that would permit or result in, or reasonably be expected to permit or result in, a Prohibited Modification.
(c)   As of the date of this Agreement, assuming that the conditions set forth in Article VII have been satisfied and that the Debt Financing is funded in accordance with the Debt Financing Commitment (including after giving effect to any “market flex” provisions in or related to the Debt Commitment Letter (including with respect to fees and original issue discount)), the proceeds of the Debt Financing will provide funds sufficient in amount (when taken together with other sources of funds available to Parent) for Parent to (i) make (or cause to be made) the payment of the aggregate Merger Consideration required to be paid pursuant to Article II at the Closing in connection with consummation of the Merger; and (ii) pay all fees and expenses required to be paid at the Closing by Parent in connection with the transactions contemplated hereby and the Debt Financing (the amount sufficient to finance the payments described in clauses (i) and (ii), the “Required Amount”).
(d)   There are no conditions precedent to the obligation of the Financing Sources party to the Debt Commitment Letter to fund the Debt Financing on the Closing Date other than as expressly set forth in the Debt Financing Commitment. As of the date of this Agreement, no event has occurred and no circumstance exists that, with or without notice or lapse of time or both, would, or would reasonably be expected to, (i) result in any of the conditions precedent to the obligation of the Financing Sources party to the Debt Commitment Letter to fund the Debt Financing to be satisfied by Parent and the satisfaction of which is within the control of Parent not being satisfied, or (ii) otherwise result in any portion of the Debt Financing not being available at the Closing in accordance with the terms of the Debt Financing Commitment. As of the date of this Agreement, no Financing Source party to the Debt Commitment Letter has notified Parent of its intention to terminate any of the commitments under the Debt Financing Commitment or not to provide all or any portion of the Debt Financing when and as contemplated by the Debt Financing Commitment. As of the date of this Agreement, Parent does not have any reason to believe that (x) Parent or Merger Sub will be unable to satisfy on a timely basis any condition precedent to the obligation of the Financing Sources party to the Debt Commitment Letter to fund the Debt Financing to be satisfied by Parent and the satisfaction of which is within the control of Parent or (y) the full amount of the Debt Financing contemplated to be funded on the Closing Date will not be made available to Parent at or prior to the Closing upon satisfaction of the conditions precedent to the obligation of the Financing Sources party to the Debt Commitment Letter to fund the Debt Financing.
(e)   Parent and Merger Sub acknowledge and agree that obtaining the Debt Financing is not a condition to the Closing and notwithstanding anything to the contrary set forth in this Agreement, the obligations of Parent and Merger Sub hereunder are not conditioned in any manner upon Parent obtaining the Debt Financing, or any other financing.
Section 4.9   Solvency.   Immediately after the consummation of the Transactions, assuming (i) the accuracy of the representations and warranties set forth in Article III and (ii) all conditions to the Closing have been satisfied, Parent and the Surviving Corporation and each of its Subsidiaries shall be solvent and shall: (A) be able to pay its debts and liabilities, subordinated, contingent or otherwise, as they become due; (B) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (C) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred by Parent or Merger Sub in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of Parent or the Company or any of their respective Subsidiaries.
Section 4.10   Ownership of Company Common Stock.   None of Parent, its Subsidiaries or controlled affiliates beneficially owns, directly or indirectly (including pursuant to a derivatives contract), any Shares or other securities convertible into, exchangeable for or exercisable for Shares or any securities of any Subsidiary of the Company and none of Parent, its Subsidiaries or controlled affiliates has any rights to acquire, directly or indirectly, any Shares except pursuant to this Agreement. None of Parent, Merger Sub or any of their controlled “affiliates” or controlled “associates” is, or at any time during the last three (3) years has been, an “interested stockholder” of the Company, in each case as such term is defined in Section 203 of the DGCL.
Section 4.11   No Other Representations or Warranties.
(a)   Except for the representations and warranties made by each of Parent and Merger Sub in this Article IV or in any certificate delivered pursuant to Article VII, neither Parent nor Merger Sub nor any other Person makes any express or implied representation or warranty of any kind whatsoever, express or implied, at Law or in equity, with respect to Parent or Merger Sub, their respective Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and each of Parent or Merger Sub hereby disclaims any such other representations or warranties.
(b)   Each of Parent and Merger Sub acknowledges and agrees that neither the Company nor any other Person has made or is making, and Parent and Merger Sub have not relied on, any express or implied representation or warranty other than those contained in Article III or in any certificate delivered pursuant to Article VII.
(c)   In connection with Parent’s due diligence investigation of the Company and its Subsidiaries, Parent and its affiliates and Representatives have received certain projections, including projected statements of operating revenues and income from operations of the Company and its Subsidiaries and certain business plan information, of the Company and its Subsidiaries. Each of Parent and Merger Sub acknowledge and agree that no representations and warranties are being made with respect to any such projections and other forecasts and business plans.
ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS
Section 5.1   Affirmative Covenants.   During the period from the date of this Agreement until the earlier of the termination of this Agreement (in accordance with its terms) or the Effective Time, except as (i) expressly required or expressly contemplated by this Agreement, (ii) required by Law or existing Contracts that have been previously disclosed to Parent, (iii) consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), or (iv) as set forth in Section 5.1 of the Company Disclosure Letter, the Company shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to (A) conduct its business in the ordinary course in all material respects and (B) preserve substantially intact its and their current business organization, goodwill and ongoing businesses and relationships with Governmental Entities, employees, vendors and others with material business relationships.
Section 5.2   Negative Covenants.   During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as (i) expressly required or expressly contemplated by this Agreement, (ii) required by Law, (iii) consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), or (iv) as set forth in Section 5.2 of the Company Disclosure Letter, the Company shall not, and shall cause each of its Subsidiaries not to:
(a)   (i) incur (or guarantee) any indebtedness for borrowed money, other than indebtedness not in excess of $15,000,000 (so long as such indebtedness can be paid in full with no material penalties upon the Closing and with all Liens securing such indebtedness released) or (ii) enter into, terminate or modify any hedging or swap transactions or other similar derivative transactions or risk management arrangements except in the ordinary course of business;
(b)   make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any Shares or other shares of capital or voting stock or other equity of the Company or its Subsidiaries, except (i) dividends paid by any of the Company Subsidiaries to the Company or any of its wholly owned Subsidiaries and (ii) the acceptance of Shares as payment for withholding Taxes or the exercise price incurred in connection with the vesting or settlement of Company Equity Awards, in accordance with past practice and the terms of the Company Stock Plans and award agreements thereunder;
(c)   issue, sell, transfer, encumber or otherwise permit to become outstanding any additional Shares or other shares of capital or voting stock or other equity of the Company or its Subsidiaries (including securities convertible or exchangeable into the foregoing) or grant or enter into any options, warrants, or other rights of any kind to acquire any of the foregoing, except pursuant to the settlement or exercise of Company Equity Awards or purchase rights under the Company ESPP, in each case, which are outstanding as of the date hereof (or issued after the date hereof in accordance with the terms of this Agreement), in accordance with their terms as in effect as of the date hereof;
(d)   sell, assign, transfer, mortgage, encumber, abandon, subject to Liens (other than Permitted Liens), allow to lapse, fail to renew, license, lease or otherwise dispose of any of its material properties, rights or assets or any material business (including any Company IP) to a third-party that is not an Affiliate of the Company, other than (i) (x) in the ordinary course of business or (y) pursuant to Contracts in force at the date of this Agreement set forth on Section 5.2(d) of the Company Disclosure Letter, (ii) non-exclusive licenses granted with respect to Intellectual Property in the ordinary course of business, and (iii) expirations of Registered Company IP at the end of the applicable statutory terms after all permitted renewals and extensions;
(e)   (i) acquire (whether by stock or asset acquisition, merger or otherwise) any other Person or business, or (ii) form or enter into any joint venture, partnership or other similar agreement or arrangement, in each case, involving an equity investment or asset contribution by the Company or any of its wholly owned Subsidiaries (other than, for the avoidance of doubt, commercial, strategic partnership or other similar agreements or arrangements);
(f)   except in the ordinary course of business, (i) terminate, materially amend, or waive any material provision (but excluding in connection with any renewals in the ordinary course of business) of, any Material Contract or Company Lease with an annual rent in excess of $800,000, or (ii) enter into (or thereafter terminate, materially amend, or waive any material provision of) any contract that would constitute a Material Contract or Company Lease if it were in effect on the date of this Agreement;
(g)   except as required by applicable Law, (i) enter into any material new line of business or new jurisdiction in which the Company or its Subsidiaries does not already conduct business or (ii) apply for or otherwise seek to obtain any new Permit for which an application is not already pending as of the date hereof, including in any jurisdiction in which the Company or its Subsidiaries does not already have a Permit;

(h)   except as required under the terms of any Company Benefit Plan existing as of the date hereof: (i) enter into, establish, adopt, materially amend or terminate any Company Benefit Plan, or any arrangement that would be a Company Benefit Plan if in effect on the date hereof (other than (A) routine administrative amendments in connection with annual contract renewals in the ordinary course of business consistent with past practice with the same vendor and that would not increase the benefits provided thereunder or the cost thereof to the Company and its Subsidiaries by more than 10% over the cost of such benefits for 2026 or (B) the entry into employment contracts in the ordinary course of business consistent with past practice with individuals based outside of the United States permitted to be hired or promoted not in violation of this Section 5.2(h) containing standard terms and providing for severance benefits no more favorable than those required by applicable Law and that do not provide any retention, change of control, sale or transaction bonuses or any equity or equity-based award); (ii) increase the compensation or benefits payable to any current or former employee, officer, director, independent contractor or other service provider of the Company or any of its Subsidiaries; (iii) pay, award or grant, or commit to pay, award or grant, any retention, change of control, sale or transaction bonuses, any new or increased severance eligibilities or entitlements, or any equity or equity-based award, or other incentive compensation, in each case, to any current or former employee, officer, director, independent contractor or other service provider of the Company or any of its Subsidiaries; (iv) accelerate the payment, vesting or funding under any Company Benefit Plan of any compensation or benefit; (v) grant to any current or former employee, officer, director, independent contractor or other service provider of the Company or any of its Subsidiaries any right to reimbursement, indemnification or payment for any Taxes, including any Taxes incurred under Section 409A or 4999 of the Code; (vi) with respect to any Company Benefit Plan, (A) fund any rabbi trust or similar arrangement or in any other way secure the payment of compensation or benefits under any Company Benefit Plan or (B) except as may be required by GAAP, change any actuarial or other assumption used to calculate the funding obligations with respect to such Company Benefit Plan or change the manner in which contributions are made or the basis on which contributions are calculated with respect to such Company Benefit Plan, except in the ordinary course of business consistent with past practice; (vii) terminate the employment or services of any service provider of the Company and its Subsidiaries with an annualized base salary or wage rate and target cash bonus opportunity of $300,000 or above, other than for cause (as determined by the Company or applicable Subsidiary in the ordinary course of business consistent with past practice); or (viii) hire any service provider with an annualized base salary or wage rate and target cash bonus opportunity of $300,000 or above (or promote or materially change the responsibilities of any service provider of the Company and its Subsidiaries with an annualized base salary or wage rate and target cash bonus opportunity of $300,000 or above (or employee who would have an annualized base salary or wage rate and target cash bonus opportunity of $300,000 or above after such change));
(i)   enter into, establish or adopt any collective bargaining or similar agreement with any union, works council, or other labor organization, or recognize any union, works council, or other labor organization as the representative of any of the employees of the Company or any of its Subsidiaries;
(j)   engage in or announce a mass layoff, plant closing or take any other action that triggers the notice requirements of the WARN Act;
(k)   settle any claim, suit, action or proceeding, except for such settlements with third parties that are not Governmental Entities, and where (i) the amount paid in settlement does not exceed $1,000,000 individually or $5,000,000 in the aggregate (in each case excluding payment of any net insurance proceeds), and (ii) there are no adverse restrictions (or non-monetary obligations) binding on the Company or its Subsidiaries material to the Company or its Subsidiaries (or the Surviving Corporation after consummation of the Merger);
(l)   (i) amend the Company Governing Documents or, except in the ordinary course of business, materially amend comparable governing documents of the Company Subsidiaries, (ii) adjust, split, combine or reclassify the Shares or any other any capital stock or (iii) merge or consolidate with any other Person or liquidate or dissolve, in each case, except for any such mergers, consolidations, liquidations or dissolutions of, between or among any Company Subsidiaries);

(m)   implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP, applicable Law or other applicable accounting standards or practices in any jurisdiction in which the Company or any of its Subsidiaries operates;
(n)   (i) make, change or revoke any material Tax election, (ii) change any Tax accounting period, (iii) adopt or change any material Tax accounting method, (iv) file any material amended Tax Return, (v) enter into any closing agreement with respect to a material amount of Taxes, (vi) settle or compromise any material Tax claim, audit, assessment or dispute or surrender any right to claim a refund of a material amount of Taxes, (vii) initiate or enter into any voluntary disclosure or similar agreement with, or request any ruling from, any Governmental Entity with respect to any material Taxes, or (viii) consent to any extension or waiver of the limitation period applicable to any material Taxes (other than extensions to file Tax Returns automatically obtained in the ordinary course of business);
(o)   except for the Company’s working capital solutions business as of the date of this Agreement and any ordinary course expansion of such business, make any loans, extensions of credit, or capital contributions to, or investments in, any Person except (i) in the ordinary course of business, (ii) intercompany loans or capital contributions to a Company Subsidiary or (iii) loans or extensions of credit to employees in the ordinary course of business;
(p)   make (or commit to make) any capital expenditures, except (i) as may be required pursuant to any Material Contract or (ii) for amounts not in excess of 110% the capital expenditure budget set forth in Section 5.2(p) of the Company Disclosure Letter;
(q)   materially amend or modify written KYC, AML, BSA and other compliance policies and procedures of the Company, except as required by applicable Law, policies announced or imposed by any Governmental Entity or otherwise in the ordinary course of business; and
(r)   agree to take or make any commitment to take any of the actions prohibited by this Section 5.2.
Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
ARTICLE VI
ADDITIONAL AGREEMENTS
Section 6.1   Reasonable Best Efforts; Regulatory Matters.
(a)   Subject to the terms of this Agreement, the parties shall cooperate with each other and use their respective reasonable best efforts (and the respective reasonable best efforts of their Subsidiaries) to (i) take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and applicable Law to consummate the transactions contemplated by this Agreement (including the Merger) as promptly as practicable and in any event prior to the Outside Date and (ii) without limiting Section 6.1(b), promptly prepare and file all necessary or advisable documentation, applications, notices, petitions and filings and seek to obtain as promptly as practicable the approvals, waivers, consents, authorizations, notifications, non-objections, expirations or terminations of waiting periods or other confirmations required to be obtained from any Governmental Entity which are necessary or advisable to consummate the Merger, including those set forth on Annex A (those set forth on Annex A, the “Requisite Regulatory Approvals”). For purposes of this Agreement, with respect to Parent, reasonable best efforts will include Parent taking (or causing its Subsidiaries to take) the actions set forth on Section 6.1(a) of the Parent Disclosure Letter.
(b)   Parent and the Company shall each submit (or cause their ultimate parent entity to submit) their respective Notification and Report Forms relating to the Merger required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) as soon as reasonably practicable and in no event later than fifteen (15) Business Days from the date of this Agreement (and promptly after such filing, provide a copy of such HSR Act filing to any other United States Governmental Entity as required by applicable Law).

(c)   Parent shall, in consultation with the Company, devise and implement the strategy for all filings, notifications, submissions and communications in connection with the Requisite Regulatory Approvals after considering in good faith all comments of the Company (and its counsel); provided that, notwithstanding the foregoing, Parent shall not take any action that would reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger and the other transactions contemplated by this Agreement. Subject to applicable Law (including regarding exchange of information), each party shall each keep the other reasonably apprised on a current basis of the status of obtaining the Requisite Regulatory Approvals and any other Permits which are necessary or advisable to consummate the Merger and work cooperatively in connection with obtaining all Requisite Regulatory Approvals and such Permits. Subject to applicable Law (including regarding exchange of information), the parties shall consult with the other reasonably in advance of any substantive meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and, to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences.
(d)   Subject to applicable Law (including regarding exchange of information) and clause (e) below, the Company and Parent shall have the right to review in advance, and each will reasonably consult the other with respect to, all filings made with, written materials submitted to, or substantive oral communications with, Governmental Entity in connection with the transactions contemplated by this Agreement; provided, however, that any information or materials provided to or received by any party under the foregoing or elsewhere in this Section 6.1 or any other section of this Agreement may be redacted (i) to remove references concerning the valuation of the Company and its Subsidiaries, (ii) as necessary to comply with contractual arrangements, and (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns, and that the parties may, as each deems advisable, reasonably designate any material or information provided to or received by any party under this Section 6.1 as “outside counsel only material”; provided further that confidential supervisory information or sensitive personal or financial information (including as described in clause (f) below) need not be provided to the other party’s counsel.
(e)   To the extent the submission of information regarding Parent or its Affiliates is reasonably necessary or advisable (or requested by a Governmental Entity) in order to obtain any Requisite Regulatory Approval and any other Permits which are necessary or advisable to consummate the Merger, Parent shall use its reasonable best efforts to promptly obtain and provide or cause to be provided (subject to clause (f) below) any such information to the relevant Governmental Entity (without limiting any obligations to provide information pursuant to a separate undertaking delivered by the applicable Sponsor).
(f)   If Parent provides to any Person (including any Governmental Entity in connection with any Requisite Regulatory Approvals) (i) any non-public or financial or sensitive personally information of Parent or its Affiliates or their respective directors, officers, employees, managers or partners, or its or their control persons or direct or indirect equity holders and their respective directors, officers, employees, managers or partners or (ii) the identities of (or nonpublic information regarding) direct or indirect limited partners, investors or stockholders or members of Parent or its Affiliates, then in each case of clauses (i) and (ii), subject to applicable Law, Parent shall have sole discretion with respect to the means by which such information is provided, including by providing such information and/or identities directly to the applicable Governmental Entity requesting such information without providing or disclosing such information to the Company or its legal advisors.
(g)   In the case of any Pending Permits, the Company and Parent shall reasonably cooperate in connection with any filings, amendments or other actions that may be required in connection therewith, including to update the applicable Governmental Entity regarding the transactions contemplated by this Agreement (including the Merger) and to submit such information regarding the Parent or its Affiliates as is reasonably necessary or advisable (or reasonably requested by a Governmental Entity) in connection with such Pending Permit. If the Company obtains a new Permit (“New Permit”) following approval by a Governmental Entity of a Pending Permit application and, as a result, any approval, authorization, confirmation, non-objection or other consent in respect of such New Permit, which is not otherwise set forth on Annex A, becomes necessary to consummate the Merger, then such approval, authorization, confirmation, non-objection or other consent in respect of the new Permit shall be a Requisite Regulatory Approval.
(h)   Parent may seek to implement alternative arrangements (which may include surrendering a Company Permit effective only upon the Closing, implementing agency arrangements or other business arrangements effective only upon the Closing so that the Company does not need a Company Permit in a jurisdiction to continue operating its business, or implementing changes to funds flow effective only upon the Closing so that the Company can use a Permit held by Parent or a Subsidiary therefore for its operations and activities) and the Company will reasonably cooperate in connection therewith; provided that any such arrangement (x) is conditioned upon the Closing and (y) would not reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger and the other transactions contemplated by this Agreement.
(i)   The Company shall cooperate with such reasonable requests as may be made by Parent with respect to any post-Closing reorganization of Parent’s and the Company’s Subsidiaries (so long as such cooperation of the Company or reorganization would not reasonably be expected to prevent, impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement and provided that the Company shall not be required to actually implement any such post-closing reorganization prior to the Closing), including submitting prior to the Closing such applications, notices, petitions or filings with Governmental Entities as may be necessary or desirable in connection with any such reorganization but, other than to the extent such submission is intended to obtain a Requisite Regulatory Approval, no such submission shall be a condition to the consummation of the Closing.
(j)   Parent shall be responsible for and shall pay all filing fees required by applicable Law to be paid to any Governmental Entity in connection with obtaining the Requisite Regulatory Approvals.
(k)   In furtherance and not in limitation of any other obligation pursuant to this Section 6.1, solely with respect to obtaining the Requisite Regulatory Approvals set forth on Section 6.1(k)(i) of the Parent Disclosure Letter and Section 6.1(k)(ii) of the Parent Disclosure Letter, the reasonable best effort obligations of Parent shall include Parent committing to: (i) sell, divest, or otherwise convey, or agree to, or permit the Company to, sell, divest, or otherwise convey any assets, properties, licenses, rights, operations or businesses of Parent and its Subsidiaries or the Company and its Subsidiaries contemporaneously with or subsequent to the Closing; (ii) license, hold separate or enter into similar arrangements with respect to the Parent’s and its Subsidiaries’ respective assets, properties, licenses, rights, operations or businesses or the Company’s and its Subsidiaries’ respective assets, properties, licenses, rights, operations or businesses; (iii) agree to limitations or commitments relating to the ownership or operation of any assets, properties, licenses, rights, operations or businesses of Parent and its Subsidiaries or the Company and its Subsidiaries; (iv) enter into, conduct business arrangements with respect to, or terminate any and all existing relationships or contractual rights and obligations of, the Parent, the Company or their respective Subsidiaries; (v) take all other actions as may be necessary to obtain all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals (each action listed in clauses (i) through (v), a “Remedial Action”); provided, however, that, without limiting Parent’s obligation to take the actions set forth on Section 6.1(a) of the Parent Disclosure Letter, nothing in this Section 6.1(k) shall require Parent or the Company to (and the Company shall not, without the prior written consent of Parent) propose, negotiate, commit to, or effect any Remedial Action (i)(A) with respect to obtaining the Requisite Regulatory Approvals set forth on Section 6.1(k)(i) of the Parent Disclosure Letter, if such Remedial Action would reasonably be expected to have, either individually or in the aggregate, a material adverse effect on Parent and its Subsidiaries (including the Company and its Subsidiaries), taken as a whole, after giving effect to the Transactions (but, for this purpose, determined as if Parent and its Subsidiaries were the size of the Company and its Subsidiaries) and (B) with respect to obtaining the Requisite Regulatory Approvals set forth on Section 6.1(k)(ii) of the Parent Disclosure Letter, if such Remedial Action would reasonably be expected to be, either individually or in the aggregate, material to Parent and its Subsidiaries (including the Company and its Subsidiaries), taken as a whole, after giving effect to the Transactions (but, for this purpose, determined as if Parent and its Subsidiaries were the size of the Company and its Subsidiaries) and (ii) unless such Remedial Action is conditioned upon the Closing. Notwithstanding anything to the contrary in this Agreement, nothing in this Section 6.1 or any other provision of this Agreement (but without limiting the obligations with respect to the actions set forth on Section 6.1(a) of the Parent Disclosure Letter or the provision of information regarding Parent and its Affiliates in accordance with and subject to the limitations set forth in this Section 6.1) shall require Parent to take or agree to take any action with respect to any Affiliates of Parent (excluding Subsidiaries of Parent but including (x) any of the persons set forth on Section 6.1(k)(iii) of the Parent Disclosure Letter (the “Sponsors”) and any investment funds or investment vehicles affiliated with, or managed or advised by, any Sponsor, and (y) any portfolio company (as such term is customarily understood in the private equity industry) or investment of any Sponsor or of any such investment fund or investment vehicle, or any interest therein, in each case, other than as may be set forth in a separate undertaking delivered by the applicable Sponsor).
(l)   During the period from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Parent shall not, and shall cause its Subsidiaries not to, acquire or agree to acquire all or substantially all of the assets of, or equity in, any Person, if the entering into of a definitive agreement providing for, or the consummation of, such an acquisition would, or would reasonably be expected to, prevent Parent from obtaining any Requisite Regulatory Approval prior to the Outside Date.
Section 6.2   Access to Information; Confidentiality.
(a)   To the extent permitted by applicable Law, the Company and its Subsidiaries shall afford to the officers, employees, accountants, counsel, advisors and other Representatives of Parent, Merger Sub and their affiliates, reasonable access upon prior reasonable notice, during normal business hours during the period prior to the Effective Time, to its properties, books, contracts, personnel and records (other than any of the foregoing that relate to the negotiation of this Agreement or any alternative transactions), as Parent may reasonably request for purposes of transaction and integration planning. Parent shall use reasonable best efforts to minimize any interference with the Company’s regular business operations during any such access. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would reasonably be expected to (i) contravene any Law or Contract entered into prior to the date of this Agreement or obligation of confidentiality owing to any third-party, or (ii) jeopardize the protection of an attorney-client privilege, attorney work product protection or other legal privilege; provided that, in the case of each of clauses (i) and (ii) above, the parties shall reasonably cooperate in seeking an alternative means whereby Parent and Merger Sub are provided access to such information in a manner that does not result in such contravention or jeopardy. No investigation by Parent or its Representatives shall affect or be deemed to modify or waive the representations and warranties of the Company set forth in this Agreement.
(b)   All information furnished pursuant to this Section 6.2 shall be subject to the provisions of the Confidentiality Agreement; provided that actual or potential Financing Sources (and their Representatives) shall be considered permitted “Representatives” thereunder.
Section 6.3   Company Stockholder Approval.
(a)   As promptly as reasonably practicable after the date of this Agreement the Company shall prepare (and Parent shall reasonably and in good faith cooperate in such preparation) and file with the SEC the preliminary Proxy Statement, and the Company shall use its reasonable best efforts to cause such filing to be made no later than thirty (30) days after the date of this Agreement. Except as permitted by Section 6.9, the Company Board shall recommend that the stockholders of the Company vote in favor of the approval of the Merger and the other Transactions at the Company Meeting and the Company Board shall solicit from the Company stockholders proxies in favor of the approval of the Merger and the other Transactions, and the Proxy Statement shall include a statement that the Company Board has made the Company Board Recommendation.
(b)   The Company shall provide Parent with a draft of the Proxy Statement (and any amendment or supplement thereto) a reasonable period of time prior to filing with the SEC and shall consider in good faith any comments from Parent with respect thereto. Parent shall provide the Company with all information concerning Parent, Merger Sub and their Affiliates as may be reasonably requested by the

Company and is customarily included in a proxy statement. Each of the Company, Parent and Merger Sub shall promptly correct any information with respect to it or provided by it for use in the Proxy Statement if and to the extent, in the absence of such a correction, the Proxy Statement would contain a misstatement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and the Company shall disseminate such correction to the stockholders of the Company in an amendment or supplement and to cause such amendment or supplement to be filed with the SEC. The Company shall notify Parent promptly in writing upon the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement and shall promptly supply Parent with copies of all such comments, requests and any other written correspondence between the Company or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement. Each of the Company and Parent shall use its respective reasonable best efforts to respond as promptly as reasonably practicable to any comments received from the SEC concerning the Proxy Statement and to resolve such comments with the SEC and cause the Proxy Statement to be filed with the SEC in definitive form, and shall use its reasonable best efforts to cause the Proxy Statement to be disseminated in its definitive form to the stockholders of the Company as promptly as reasonably practicable after the date on which the Company learns that the Proxy Statement will not be reviewed or that the SEC staff has no further comments thereon. Subject to the earlier termination of this Agreement in accordance with Section 8.1, the Company shall use its reasonable best efforts to convene and hold the Company Meeting (as it may be adjourned or postponed as provided below) as soon as reasonably practicable after the date hereof (but in no event later than forty-five (45) days following the date after mailing of the Proxy Statement to the stockholders of the Company).
(c)   The Company shall adjourn or postpone the Company Meeting if (i) as of the date of such meeting there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute the quorum necessary to conduct the business of such meeting, (ii) as of the date of such meeting Company has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Company Vote or (iii) required by applicable law in order to ensure that any required supplement or amendment to the Proxy Statement that Company is required to provide to its stockholders is provided to the holders of Company Common Stock a reasonable amount of time prior to such meeting; provided, that, in the case of clauses (i) and (ii) but not clause (iii), without the prior written consent of Parent, Company shall not adjourn or postpone the Company Meeting for more than ten (10) Business Days in the case of any individual adjournment or postponement or more than twenty (20) Business Days in the aggregate.
(d)   Notwithstanding any Recommendation Change, unless this Agreement has been terminated, the Company Meeting shall be convened and this Agreement shall be submitted to the stockholders of the Company at such meeting for the purpose of obtaining the Requisite Company Vote.
Section 6.4   Stock Exchange Delisting; Deregistration.   Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and rules and regulations of NASDAQ to cause (i) the delisting of the Company Common Stock from NASDAQ upon the Closing and (ii) the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after such delisting.
Section 6.5   Employee Matters.
(a)   Terms and Conditions of Employment.   During the period commencing at the Effective Time and ending on the one year anniversary of the Effective Time (the “Continuation Period”), Parent shall, or shall cause the Surviving Corporation to, provide each employee of the Company or any of its Subsidiaries as of the Effective Time who remains employed by Parent or any of its affiliates (including the Surviving Corporation and its Subsidiaries) following the Effective Time (each a “Continuing Employee”) with (i) a base salary or regular hourly wage, as applicable, and target annual cash incentive opportunity, in each case that is no less favorable than base salary or regular hourly wage, as applicable, and target annual cash incentive opportunity, each as provided to such Continuing Employee immediately prior to the Effective Time, (ii) health, welfare, retirement, and other benefits (excluding change-of-control, retention or transaction-related benefits and other non-recurring compensation and benefits, severance, equity or equity-based or long-term compensation and defined benefit pension and post-retirement welfare benefits) that are at substantially comparable, in the aggregate, to those provided to such Continuing Employee immediately prior to the Effective Time and (iii) severance protections and benefits that are no less favorable than the severance protections and benefits provided to such Continuing Employee immediately prior to the Effective Time.
(b)   Service Credit.   Effective from and after the Effective Time, Parent shall or shall cause the Surviving Corporation, to recognize, for all purposes (other than, unless required by applicable Law, benefit accrual under a defined benefit pension plan or for purposes of any Company Benefit Plan or Parent Plan that is a frozen plan or that provides grandfathered benefits, or any equity incentive awards granted by Parent) under all plans, programs and arrangements established or maintained by Parent or any of its affiliates for the benefit of the Continuing Employees (the “Parent Plans”), service with the Company or any of its Subsidiaries prior to the Effective Time to the extent such service was recognized under the corresponding Company Benefit Plan covering such Continuing Employees, including for purposes of eligibility, vesting and benefit levels and accruals, in each case, except where it would result in a duplication of benefits. In addition, Parent shall or shall cause the Surviving Corporation to use commercially reasonable efforts to (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any Parent Plans to be waived with respect to the Continuing Employees and their eligible dependents, except to the extent such pre-existing condition, exclusion, requirement or waiting period would have applied to such individual under the corresponding Company Benefit Plan, and (ii) provide full credit for any co-payments, deductibles or similar payments made or incurred prior to the Effective Time for the plan year in which the Closing occurs.
(c)   Incentive Payments.   For the year in which the Effective Time occurs, Parent shall or shall cause the Surviving Corporation to pay each Continuing Employee who participates in an annual cash incentive plan and remains actively employed through the required date set forth in the applicable plan, an annual cash bonus based on actual performance, determined in accordance with the terms and performance criteria set forth in the applicable annual cash incentive plan for such fiscal year with such reasonable adjustments as determined by the Company in good faith, after consultation with Parent, to reflect the transactions covered by this Agreement. To the extent that the Effective Time occurs after the end of a fiscal year, but prior to the payment of any earned annual cash incentive awards pursuant to the applicable annual cash incentive plan with respect to such prior fiscal year, Parent shall or shall cause the Surviving Corporation to pay each Continuing Employee who participates in such annual cash incentive plan with such individual’s earned amount for such fiscal year no later than the time that annual cash incentive plan payments are made in the ordinary course of business consistent with past practice in accordance with the terms of the applicable cash incentive plan; provided, that if a Continuing Employee’s employment is terminated by the Company without cause (as determined by the Company or applicable Subsidiary in the ordinary course of business consistent with past practice) after the Closing but prior to the payment of annual cash incentive plan awards for the prior fiscal year, Parent shall or shall cause the Surviving Corporation to pay such Continuing Employee earned amount for such fiscal year.
(d)   401(k) Plans.   If requested by Parent in writing at least twenty (20) Business Days prior to the Closing Date (such request, an “Election Notice”), the Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective as of no later than the date immediately preceding the Closing Date and contingent on the Closing any Company Benefit Plan that contains a cash or deferred arrangement intended to qualify under Section 401(a) of the Code (the “Company 401(k) Plans”). If Parent provides an Election Notice to the Company, the Company shall deliver to Parent, prior to the Closing Date, evidence that the Company Board has validly adopted resolutions to terminate the Company 401(k) Plans (the form and substance of which resolutions shall be subject to review and approval of Parent), effective no later than the date immediately preceding the Closing Date and contingent on the Closing. Parent shall use commercially reasonable efforts to ensure that the affected Continuing Employees shall, as soon as reasonably practicable following the Closing Date, be eligible to participate in a Tax-qualified defined contribution plan of Parent or its Subsidiaries (each such plan, a “Parent 401(k) Plan”). Upon the distribution of the assets in the accounts under the Company 401(k) Plans to the participants, Parent shall permit the Continuing Employees to make rollover contributions of “eligible rollover distributions” from the applicable Company 401(k) Plan to the applicable Parent

401(k) Plan (including the in-kind rollover of promissory notes evidencing all outstanding loans that are not in default) of each Continuing Employee who participated in a Company 401(k) Plan as of the date such plan is terminated and who elects such direct rollover in accordance with the terms of the Company 401(k) Plan and the Code.
(e)   Employee Communications.   On and after the date of this Agreement, any broad-based written employees notice or communication materials to be provided or communicated by the Company with respect to employment, compensation or benefit matters addressed in this Agreement or directly, directly or indirectly, to the transactions completed by this Agreement shall be subject to the prior review and reasonable comment of Parent, and the Company shall consider in good faith revising such notice or communication to reflect any such reasonable comments.
(f)   No Third-Party Beneficiaries.   Nothing in this Agreement shall confer upon any current or former employee, officer, director, independent contractor or other service provider of the Company or any of its Subsidiaries or affiliates any right to employment or service or to continue in the employ or service of the Surviving Corporation, the Company, or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, the Company, Parent or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of the Company or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend or modify any Company Benefit Plan or any other benefit or employment plan, program, agreement or arrangement or (ii) alter or limit the ability of the Surviving Corporation or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Company Benefit Plan, new plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of, and subject to, Section 9.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the parties hereto, including any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 6.6   Indemnification; Directors’ and Officers’ Insurance.
(a)   For a period of six (6) years after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless and advance expenses as incurred, in each case, to the fullest extent permitted by applicable Law, the Company Governing Documents and the governing or organizational documents of any Company Subsidiary as in effect on the date hereof, each present and former director, officer or employee of the Company or any of its Subsidiaries (in each case, when acting in such capacity) (collectively, the “Company Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such Person was a director, officer or employee of the Company or any of its Subsidiaries prior to the Effective Time and pertaining to matters, acts or omissions existing or occurring at or prior to the Effective Time, including matters, acts or omissions occurring in connection with the approval of this Agreement and the Transactions; provided, that in the case of advancement of expenses, any Company Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Company Indemnified Party is not entitled to indemnification hereunder. The Surviving Corporation shall reasonably cooperate with the Company Indemnified Parties, and the Company Indemnified Parties shall reasonably cooperate with the Surviving Corporation, in the defense of any such claim, action, suit, proceeding or investigation.
(b)   For a period of six (6) years after the Effective Time, Parent or the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company (provided, that Parent or the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the Company Indemnified Parties) with respect to claims against the present and former officers and directors of the Company or any of its Subsidiaries arising from facts or events which occurred at or before the Effective Time (including the approval of this Agreement and the Transactions); provided, however, that neither Parent nor the Surviving

Corporation shall be obligated to expend, on an annual basis, an amount in excess of 300% of the current annual premium paid as of the date hereof by the Company for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then Parent or the Surviving Corporation shall cause to be maintained policies of insurance which, in Parent’s or the Surviving Corporation’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, Parent (or the Company, in consultation with, but only upon the consent of Parent) may (and at the request of Parent, the Company shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six (6)-year “tail” policy under the Company’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.
(c)   The obligations of Parent and the Surviving Corporation under this Section 6.6 shall not be terminated or modified after the Effective Time in a manner so as to adversely affect any Company Indemnified Party or any other Person entitled to the benefit of this Section 6.6 without the prior written consent of the affected Company Indemnified Party or affected Person.
(d)   The provisions of this Section 6.6 shall survive the Effective Time and, from and after the Effective Time, are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party and his or her heirs and representatives. If the Surviving Corporation, or any of its successors or assigns, (i) consolidates with or merges into any other Person and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers all or substantially all its assets to any other Person or engages in any similar transaction, then, and in each such case, the Surviving Corporation will cause proper provision to be made so that the successors and assigns of the Surviving Corporation, as the case may be, will expressly assume the obligations set forth in this Section 6.6.
Section 6.7   Advice of Changes.   Each of Parent and the Company shall promptly advise the other of any effect, fact, change, event, circumstance, condition, occurrence or development (i) that has had or would reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect or Company Material Adverse Effect, respectively, or (ii) that such first party believes that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach of this Agreement shall not be deemed to constitute a violation of this Section 6.7, provide a basis for terminating this Agreement or constitute the failure of any condition set forth in Section 7.2 or Section 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case, unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or Section 7.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 6.7 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.
Section 6.8   Stockholder Litigation.   The Company (i) shall give prompt written notice to the Parent Parties of any stockholder demands, litigation, arbitrations or other similar actions (including derivative claims) commencing against the Company, any of its Subsidiaries or their respective directors or officers relating to the Transactions (collectively, the “Stockholder Litigation”) and (ii) shall promptly advise Parent and Merger Sub of any material developments with respect to and keep them reasonably informed regarding any Stockholder Litigation. The Company shall (i) give Parent the opportunity to participate (at Parent’s expense) in the defense or settlement of any such litigation, (ii) give Parent reasonable opportunity to review and comment on all filings or responses to be made by the Company in connection with any such litigation, and consider in good faith Parent’s comments, and (iii) not agree to settle any such litigation without Parent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that Parent will not be obligated to consent to any settlement which does not include a full release of Parent and its affiliates or which imposes an injunction or other equitable relief after the Effective Time upon the Surviving Corporation or any of its Affiliates.
Section 6.9   No Solicitation; Recommendation Change.
(a)   From and after the execution of this Agreement and until the Effective Time, the Company will, and will cause its Subsidiaries and its and their respective employees, officers and directors to (and will use its reasonable best efforts to cause its and their other Representatives to), (i) immediately cease and cause to be terminated any activities, discussions, or negotiations conducted or that may be ongoing before the date of this Agreement with any Person or its Representatives with respect to any Acquisition Proposal, and (ii) promptly request the prompt return or destruction of all confidential information previously furnished in connection therewith and immediately terminate all physical and electronic data room access previously granted to any such Person or its Representatives.
(b)   Except as permitted by this Agreement, from and after the execution of this Agreement and until the earlier to occur of the termination of this Agreement in accordance with its terms and the Effective Time, the Company shall not, and shall cause its Subsidiaries and its and their respective employees, officers and directors not to, and shall use its reasonable best efforts to cause its and their other Representatives not to, directly or indirectly: (i) initiate, solicit, propose, knowingly encourage or knowingly facilitate any inquiries or proposals that constitute or could reasonably be expected to lead to the making of any Acquisition Proposal; (ii) engage or participate in any discussions or negotiations with any Person with respect to any inquiry, proposal or offer that constitutes or could reasonably be expected to lead to the making of any Acquisition Proposal; (iii) provide any confidential or nonpublic information or data (or access to any books, records, properties or personnel) to any Person in connection with any inquiry, proposal or offer that constitutes or could reasonably be expected to lead to the making of any Acquisition Proposal (except with respect to the foregoing clauses (i) through (iii), (A) to notify a Person of the existence of the provisions of this Section 6.9 or (B) to clarify the terms and conditions of any Acquisition Proposal); (iv) unless this Agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar agreement (whether written or oral, binding or nonbinding) (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 6.9) in connection with or relating to any Acquisition Proposal (any such agreement, an “Alternative Acquisition Agreement”); (v) withdraw, change, modify or qualify in a manner adverse to Parent or Merger Sub, the Company Board Recommendation; (vi) fail to include the Company Board Recommendation in the Proxy Statement in accordance with Section 6.4, (vii) approve or adopt, or publicly recommend the approval or adoption of, or publicly propose or announce any intention to approve or adopt, any Acquisition Proposal or other Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement); (viii) in the case of any Acquisition Proposal that is structured as a tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act, fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against acceptance of such tender offer or exchange offer by the Company’s stockholders within ten Business Days after commencement of such tender offer or exchange offer; (ix) if any Acquisition Proposal shall have been publicly announced or disclosed (other than pursuant to the foregoing clause (viii)), fail to publicly reaffirm the Company Board Recommendation on or prior to the earlier of (x) seven Business Days after Parent so requests in writing or (y) two Business Days prior to the date of the Company Meeting (or promptly after public announcement or disclosure of such Acquisition Proposal, if publicly announced or disclosed on or after the second Business Day prior to the date of the Company Meeting) it being understood and agreed that Parent shall be entitled to request a reaffirmation of the Company Board Recommendation under this clause (ix) no more than two (2) times in total with respect to any Acquisition Proposal; (x) publicly declare advisable, or publicly propose to enter into, any letter of intent or agreement in principle, or other agreement or understanding contemplating or providing for an Acquisition Proposal (other than an Acceptable Confidentiality Agreement); or (xi) resolve or agree to do any of the foregoing (any of the foregoing actions in clauses (v) through (xi), a “Recommendation Change”).
(c)   Notwithstanding the foregoing, in the event that after the date of this Agreement and prior to receipt of the Requisite Company Vote, the Company receives a written bona fide Acquisition Proposal that did not result from a material breach of this Section 6.9, the Company may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished confidential or nonpublic information or data and engage or participate in negotiations or discussions with the Person or group of Persons making the Acquisition Proposal or its or their Representatives if the Company Board, after consultation with its outside counsel and its financial advisors, determines in good faith that (1) failure to take such actions would be reasonably expected to be inconsistent with its fiduciary duties under applicable Law and (2) such Acquisition Proposal is or could reasonably be expected to lead to a Superior Proposal; provided, that, prior to furnishing any confidential or nonpublic information permitted to be provided pursuant to this sentence, the Company and such Person or group of Persons have executed an Acceptable Confidentiality Agreement and the Company shall substantially concurrently provide to Parent any such information which was not previously provided to Parent.
(d)   From and after the date of this Agreement until the termination of this Agreement pursuant to Article VIII, the Company (i) will promptly (and, in any event, within forty-eight (48) hours) advise Parent following receipt of any Acquisition Proposal received by the Company, any Company Subsidiary or any of their respective affiliates or any inquiry which would reasonably be expected to lead to an Acquisition Proposal and the substance thereof (including the material terms and conditions of and the identity of the Person or “group” making such inquiry or Acquisition Proposal), (ii) will provide Parent with an unredacted copy of any written requests, proposals or offers, draft agreements, including proposed financing commitments, and the material terms and conditions of any proposals or offers in connection with any such inquiry or Acquisition Proposal, and (iii) will keep Parent apprised of any material developments, discussions and negotiations related thereto on a reasonably current basis, including any amendments to or revisions of the material terms of such inquiry or Acquisition Proposal.
(e)   Notwithstanding anything in this Agreement to the contrary, until the earlier to occur of the termination of this Agreement pursuant to Article VIII and receipt of the Requisite Company Vote, if in response to a written bona fide Acquisition Proposal made after the date of this Agreement and prior to receipt of the Requisite Company Vote which Acquisition Proposal has not been withdrawn and that did not result from a material breach of this Section 6.9, but subject to the Company’s and the Company Board’s compliance with Section 6.9(f), the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisors) that such Acquisition Proposal is a Superior Proposal:
(i)   the Company Board may make a Recommendation Change; and/or
(ii)   the Company may terminate this Agreement pursuant to Section 8.1(e) in order to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to Section 8.1(e) unless the Company prior to, or concurrently with, such termination, pays, or causes to be paid, to Parent the Company Termination Fee.
(f)   Recommendation Change or Termination for Superior Proposal.   Prior to effecting a Recommendation Change to the extent permitted by Section 6.9(f)(i)with respect to a Superior Proposal or terminating this Agreement pursuant to Section 8.1(e) in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal to the extent permitted by Section 6.9(f) and Section 8.1(e):
(i)   the Company Board shall deliver to Parent prior written notice of the Company Board’s determination that such Acquisition Proposal is a Superior Proposal and intention to (no earlier than at least three (3) Business Days’ after such notice) effect a Recommendation Change or terminate this Agreement pursuant to Section 8.1(e), as applicable;
(ii)   the Company Board shall provide Parent a reasonable description of the events or circumstances giving rise to its determination to take such action and a summary of the material terms and conditions of such Superior Proposal (including the consideration offered therein and the identity of the Person or “group” making the Superior Proposal) and an unredacted copy of the Alternative Acquisition Agreement and all other documents (including financing commitments, which may be subject to customary redactions) relating to such Acquisition Proposal;
(iii)   if requested to do so by Parent, for a period of three (3) Business Days following delivery of such notice, the Company shall, and shall cause its financial, legal and other advisors to, discuss and negotiate in good faith, and shall make its Representatives available to discuss and negotiate, with Parent and its Representatives, any proposed modifications to the terms and conditions of this Agreement in such a manner that would obviate the need to effect a Recommendation Change or terminate this Agreement pursuant to Section 8.1(e), as applicable; and

(iv)   after the end of such three (3) Business Day period, the Company Board shall determine in good faith, after considering the terms of any proposed amendment or modification to this Agreement proposed by Parent during such three (3) Business Day period and in consultation with its outside legal counsel and financial advisors, that such Superior Proposal still constitutes a Superior Proposal and that failure to take such actions would be reasonably expected to be inconsistent with its fiduciary duties under applicable Law (it being understood and agreed that any material changes to the financial or other material terms of a proposal that was previously the subject of a notice hereunder shall require a new notice to Parent as provided above, but with respect to such new notice, references herein to a “three (3) Business Day period” shall be deemed references to a “two (2) Business Day period”; provided, that such new notice shall in no event shorten the original three (3) Business Day period).
(g)   Subject to the Company’s and the Company Board’s compliance with Section 6.9(h), until the earlier to occur of the termination of this Agreement pursuant to Article VIII and receipt of the Requisite Company Vote, the Company Board may make a Recommendation Change in response to an Intervening Event if the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisors) that the failure to effect a Recommendation Change in response to such Intervening Event would be reasonably expected to be inconsistent with its fiduciary duties under applicable Law.
(h)   Recommendation Change for an Intervening Event.   Prior to effecting a Recommendation Change with respect to an Intervening Event:
(i)   the Company shall notify Parent in writing that it intends to effect a Recommendation Change, describing in reasonable detail the reasons for such Recommendation Change and the material facts and circumstances relating to such Intervening Event;
(ii)   if requested to do so by Parent, for a period of three (3) Business Days following delivery of such notice, the Company shall, and shall cause its financial, legal and other advisors to, discuss and negotiate in good faith, and shall make its Representatives available to discuss and negotiate in good faith with Parent and their respective Representatives any proposed modifications to the terms and conditions of this Agreement in such a manner that would obviate the need to effect such Recommendation Change; and
(iii)   after the end of such three (3) Business Day period, the Company Board shall determine, after considering the terms of any proposed amendment or modification to this Agreement agreed upon by Parent during such three (3) Business Day period and in consultation with its outside legal counsel, that the failure to effect a Recommendation Change would still be reasonably expected to be inconsistent with the applicable directors’ fiduciary duties under applicable Law.
(i)   Nothing contained in this Agreement shall prevent the Company or the Company Board from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act or Item 1012(a) of Regulation M-A with respect to an Acquisition Proposal or from making any legally required disclosure to the Company’s stockholders; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement (it being understood that any “stop, look and listen” communication pursuant to Rule 14d-9(f) shall not be deemed to be a Recommendation Change).
(j)   Except as set forth in Section 8.3(a) with respect to an Acquisition Proposal, for purposes of this Agreement:
(i)   “Acquisition Proposal” shall mean, other than the Merger, any offer, proposal or inquiry relating to, or any third-party indication of interest in, (a) any acquisition or purchase, direct or indirect, of twenty-five percent (25%) or more of the consolidated assets of the Company and its Subsidiaries or twenty-five percent (25%) or more of the Company Common Stock, (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third-party beneficially owning twenty-five percent (25%) or more of the Company Common Stock or (c) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or its

Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the Company and its Subsidiaries.
(ii)   “Superior Proposal” means a bona fide written Acquisition Proposal that Parent, after consultation with its outside counsel and its financial advisors, determines in good faith, after taking into account all legal, financial, regulatory and other aspects of such proposal (including the amount, form and timing of payment of consideration, the financing thereof, any associated break-up or termination fees, including those provided for in this Agreement, expense reimbursement provisions, all conditions to consummation and other aspects of the proposal that the Company Board considers relevant) and the Person making the proposal, is (a) more favorable from a financial point of view to the Company’s stockholders than the Merger (taking into account any proposal by Parent to amend the terms of this Agreement pursuant to Section 6.9(f)) and (b) reasonably likely to be consummated on the terms set forth therein; provided, however, that for purposes of this definition of Superior Proposal, references to “twenty-five percent (25%)” in the definition of Acquisition Proposal shall be deemed to be references to “fifty percent (50%).”
(iii)   “Intervening Event” means any effect, change, event, circumstance, condition, occurrence or development (other than any event, fact, development or occurrence resulting from a breach of this Agreement by the Company), that (a) does not relate to an Acquisition Proposal, (b) is neither known, nor reasonably foreseeable (with respect to substance or timing), by the Company or the Company Board, as applicable, as of or prior to the execution and delivery of this Agreement, and (c) first occurs, arises or becomes known to the Company or the Company Board after the execution and delivery of this Agreement and on or prior to the date of receipt of the Requisite Company Vote, provided that (1) any event, fact, development or occurrence that involves or relates to an Acquisition Proposal or a Superior Proposal or any inquiry or communications or matters relating thereto, (2) any event, fact, development or occurrence that results from the announcement, pendency and consummation of this Agreement or the Merger or any actions required to be taken or to be refrained from being taken pursuant to this Agreement, (3) the fact that the Company meets or exceeds any internal or analysts’ expectations or projections, or (4) any changes or lack thereof after the date hereof in the market price or trading volume of the Shares, individually or in the aggregate, will not be deemed to constitute an Intervening Event (it being understood that, with respect to sub-clauses (3) and (4), the underlying facts or occurrences giving rise to such meeting or exceeding of expectations or projections or such changes or lack thereof in market price or trading volume may be taken into account in determining whether there has been an Intervening Event, to the extent not otherwise excluded from this definition).
Section 6.10   Public Announcements.   The initial press release with respect to the execution and delivery of this Agreement shall be a press release mutually agreed to by the Company and Parent. Thereafter, each of the parties agrees that no press release or other public announcement or statement concerning this Agreement or the Transactions shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (i) as required by applicable Law or the rules or regulations of any applicable Governmental Entity or any stock exchange to which the relevant party is subject, in which case the party required to make the press release or other public announcement or statement shall use its commercially reasonable efforts to consult with the other party about, and allow the other party reasonable time to comment on, such release, announcement or statement in advance of such issuance, (ii) for such releases, announcements or statements that are consistent with other such releases, announcement or statements made after the date of this Agreement in compliance with this Section 6.10, or (iii) by Company in connection with or following a Recommendation Change or its entry into an Alternative Acquisition Agreement with respect to a Superior Proposal. Notwithstanding the foregoing, (i) Parent and Merger Sub may, without such consultation or consent, make disclosures and communications (a) to existing or prospective general and limited partners, equity holders, members, managers and investors of such Person or any affiliates of such Person, in each case who are subject to customary confidentiality restrictions, and (b) on such Person’s website in the ordinary course of business so long as such statements are consistent in all respects with previous press releases, public disclosures or public statements made jointly by the parties hereto (or individually) in accordance with this Section 6.10 and (ii) but subject to Section 6.1, any party may, without such consultation or consent, make disclosures and communications, in each case, in the ordinary course of business and unrelated to the Transactions and the other party to any Governmental

Entity with respect to which such party has a Permit or Pending Permit so long as such communication is expected to be treated as confidential by the relevant Governmental Entity.
Section 6.11   Takeover Statutes.   Neither the Company nor the Company Board shall take any action within its control that would cause the restrictions of any Takeover Statute to become applicable to this Agreement, the Merger or any of the other Transactions, and each shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the Merger and the other Transactions from the restrictions of any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become or is deemed to or purports to be applicable to the any Transaction, each of the Company, Parent, Merger Sub, and their respective boards of directors shall use their respective best efforts to (i) grant such approvals and take such actions within its control as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and thereby and (ii) otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the Transactions, including, if necessary, challenging the validity or applicability of any such Takeover Statute.
Section 6.12   Exemption from Liability Under Rule 16b-3.   Prior to the Effective Time, Parent and the Company shall each take such steps as may be necessary or appropriate to cause any disposition of the Shares or conversion of any derivative securities in respect of such Shares in connection with the consummation of Transactions to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 6.13   Approval of Sole Stockholder of Merger Sub.   Promptly following execution of this Agreement, Parent shall execute and deliver or cause to be executed and delivered, in accordance with applicable Law and the Constituent Documents of Merger Sub, a written consent of the sole stockholder of Merger Sub adopting this Agreement and approving the Transactions in accordance with the DGCL.
Section 6.14   Transfer Taxes.   The parties shall, and shall cause their respective affiliates to, cooperate in the execution and filing of any Tax Returns with respect to any transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees that may be incurred in connection with the Closing and other documentation if required to be executed and filed prior to the Closing.
Section 6.15   Third-Party Notices and Consent.   The Company and its Subsidiaries shall use reasonable best efforts to obtain any consents or waiver (or make or deliver any notices) required under any Material Contract with any third-party in connection with the Transactions (or under other Contracts to the extent reasonably agreed by Company and Parent); provided, that in connection therewith, in no event shall the Company or its Subsidiaries be required to commence any action or other proceeding or make or agree to make (and, without the prior consent of Parent, in no event shall Company or its Subsidiaries make or agree to make) any payments to any third-party, concede or agree to concede anything of monetary or economic value, amend or otherwise modify any Contract to which it is a party or bound in order to obtain any such consent or waiver.
Section 6.16   Change of Method.   Parent and the Company may, upon their mutual agreement, change the method or structure of effecting the Closing if and to the extent they both deem such change to be necessary, appropriate or desirable; provided that no such change shall (i) alter or change the Merger Consideration, (ii) adversely affect the tax treatment of the holder of Shares with respect to receipt of the Merger Consideration, or (iii) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with this Agreement.
Section 6.17   Financing Obligations.
(a)   Each of Parent and Merger Sub shall use reasonable best efforts to take (and shall cause its Affiliates to use reasonable best efforts to take) all actions, and do, or cause to be done, all things necessary, proper or advisable for Parent to obtain the proceeds of the Debt Financing on the terms and subject only to the conditions described in the Debt Commitment Letter on a timely basis, on or prior to the date on which the Merger is required to be consummated pursuant to the terms hereof, including by (i) maintaining in effect the Debt Commitment Letter, (ii) negotiating and entering into definitive agreements with respect to the Debt Financing (the “Definitive Agreements”) consistent with the terms and conditions contained therein (including, as necessary, the “market flex” provisions contained in the Debt Fee Letter), (iii) satisfying, on a timely basis, all conditions in the Debt Commitment

Letter and the Definitive Agreements that are within its control and (iv) assuming that all conditions contained in the Debt Commitment Letter have been satisfied, consummating the Debt Financing at or prior to the Closing. Each of Parent and Merger Sub shall use its reasonable best efforts to comply with its respective obligations, and enforce its rights, under the Debt Commitment Letter in a timely and diligent manner. Without limiting the generality of the foregoing, in the event that all conditions contained in the Debt Commitment Letter or the Definitive Agreements (other than the consummation of the Merger and those conditions that by their nature are to be satisfied or waived at the Closing and those conditions the failure of which to be satisfied is attributable to a breach by Parent or Merger Sub of its representations, warranties, covenants or agreements contained in this Agreement) have been satisfied, Parent shall cause the Financing Sources to fund the Debt Financing.
(b)   Each of Parent and Merger Sub shall not, without the prior written consent of the Company: (A) permit, consent to or agree to any amendment, replacement, supplement or modification to, or any waiver of any provision or remedy under, any provision or remedy under, the Debt Commitment Letter or any of the Definitive Agreements, if such amendment, modification or waiver (i) imposes new or additional conditions or other contingencies or adversely modifies any existing conditions, including by expanding, amending or modifying any of the conditions or other contingencies, in each case, to the consummation or receipt of all or any portion of the Debt Financing, (ii) reduces the net proceeds of the Debt Financing contemplated in the Debt Commitment Letter (including by changing the amount of fees to be paid or the original issue discount) below the Required Amount, (iii) would reasonably be expected to adversely affect the ability of Parent or Merger Sub to enforce its rights against other parties to the Debt Commitment Letter or the Definitive Agreements as so amended, modified or waived, relative to the ability of Parent or Merger Sub to enforce its rights against the other parties to the Debt Commitment Letter as in effect on the date of this Agreement, (iv) would otherwise reasonably be expected to make the timely funding of the Debt Financing or satisfaction of the conditions to obtaining the Debt Financing on the date on which the Merger is required to be consummated pursuant to the terms hereof less likely to occur, or (v) would otherwise reasonably be expected to prevent, impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement (each of clauses (i) through (v), a “Prohibited Modification”); or (B) terminate the Debt Commitment Letter (except if all of the cash proceeds of the Debt Financing are funded into escrow, such escrow arrangement does not constitute or effect any Prohibited Modification and the conditions to release such proceeds therefrom are no more onerous than the conditions to the funding of the Debt Financing set forth in the Debt Commitment Letter as of the date hereof) or any Definitive Agreement; provided, however, for the avoidance of doubt, Parent and Merger Sub may amend, replace, supplement and/or modify the Debt Commitment Letter to effectuate any “market flex” terms contained in the Debt Fee Letter or as expressly contemplated thereby as of the date hereof solely to add or replace in part lenders, lead arrangers, bookrunners, syndication agents or similar entities as parties thereto who had not executed the Debt Commitment Letter as of the date hereof but only to the extent doing so would not have the effects described in clauses (A)(i) –  (v)  above or as otherwise expressly permitted under this Agreement in connection with an Alternate Debt Financing (and, for the avoidance of doubt, none of the foregoing matters in this proviso shall constitute a Prohibited Modification). Any reference in this Agreement to “Debt Financing” shall include the financing contemplated by the Debt Commitment Letter as amended or modified in express compliance with this Section 6.17(b), and “Debt Commitment Letter” shall include such document as amended or modified in express compliance with this Section 6.17(b).
(c)   In the event that any portion of the Debt Financing becomes unavailable, regardless of the reason therefor, Parent shall (i) promptly notify the Company of such unavailability and the reason therefor and (ii) use reasonable best efforts to arrange and as promptly as practicable following the occurrence of such event obtain alternative debt financing (in an amount sufficient, when taken together with the available portion of the Debt Financing, to consummate the transactions contemplated by this Agreement and to pay the Required Amount) from alternative sources on terms and conditions no less favorable, in the aggregate, to Parent or Merger Sub than those contained in the Debt Commitment Letter (provided that no New Debt Commitment Letter shall contain any terms or conditions that would have been prohibited pursuant to Section 6.17(b) if the same had been effected through an amendment or modification of the Debt Commitment Letter (except with the prior written consent of the Company)) (the “Alternate Debt Financing”), and to obtain a new financing commitment letter with respect to such Alternate Debt Financing (together with any related fee letter, the “New Debt Commitment Letter”), which shall replace the existing Debt Commitment Letter, a true and complete copy of which shall be provided by Parent or Merger Sub, as applicable, to the Company promptly and in any event within three (3) Business Days after Parent or Merger Sub, as applicable, obtains it (it being understood and agreed that any fee letter so provided to the Company in connection with any New Debt Commitment Letter may be redacted in the same manner as the Debt Fee Letter may be redacted pursuant to the terms of this Agreement); provided that, notwithstanding the foregoing, Parent and Merger Sub shall not be required to obtain Alternate Debt Financing that would require Parent or Merger Sub to pay fees or other amounts that, taken as a whole, exceed the aggregate fees and other amounts contemplated to be paid under the Debt Commitment Letter as in effect on the date of this Agreement (including after giving effect to any “market flex” in the Debt Commitment Letter that are reasonably expected to be incorporated as definitive and final terms of the applicable debt) and with terms (including after giving effect to any “market flex” in the Debt Commitment Letter that are reasonably expected to be incorporated as definitive and final terms of the applicable debt) that are materially less favorable, in the aggregate, to Parent and Merger Sub than those set forth in the Debt Commitment Letter as of the date of this Agreement. In the event any New Debt Commitment Letter is obtained, (A) any reference in this Agreement to the “Debt Financing” shall mean, with respect to the Debt Financing, the debt financing contemplated by the Debt Commitment Letter (as the meaning of such term is modified pursuant to clause (B) below) and (B) any reference in this Agreement to the “Debt Commitment Letter” shall be deemed to include the Debt Commitment Letter to the extent not superseded by the New Debt Commitment Letter at the time in question and the New Debt Commitment Letter to the extent then in effect. In furtherance of and not in limitation of the foregoing, in the event that (1) the Marketing Period has been completed and any portion of the Debt Financing structured as permanent financing is unavailable, regardless of the reason therefor, (2) all conditions contained in Article VII have been satisfied or waived (other than (x) any such conditions that by their nature are to be satisfied at the Closing, but subject to the substantially concurrent satisfaction or waiver of such conditions at the Closing, and (y) those conditions the failure of which to be satisfied is attributable to a breach by Parent of its representations, warranties, covenants or agreements contained in this Agreement) and (3) the bridge facilities contemplated by the Debt Commitment Letter (or alternative bridge facilities obtained in accordance with this Section 6.17(c)) are available on the terms and conditions described in the Debt Commitment Letter, then Parent shall cause the proceeds of such bridge financing to be used at the Closing in lieu of such affected portion of the permanent financing. Parent or Merger Sub, as applicable, shall provide the Company with prompt written notice of any actual or threatened breach, default, termination or repudiation by any party to any of the Debt Commitment Letters or any Definitive Agreement with respect to which Parent or Merger Sub, as applicable, is aware, and a copy of any written notice or other written communication from any Financing Source or other financing source with respect to any actual or threatened breach, default, termination or repudiation by any party to the Debt Commitment Letters or any Definitive Agreement of any provision thereof. Each of Parent and Merger Sub shall, upon request, keep the Company reasonably informed on a current basis of the status of its efforts to consummate the Debt Financing. The foregoing notwithstanding, compliance by Parent and Merger Sub with this Section 6.17 shall not relieve Parent or Merger Sub of its obligations to consummate the transactions contemplated by this Agreement whether or not the Debt Financing is available, and each of Parent and Merger Sub acknowledges and agrees that its obligation to consummate the transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein are not conditioned upon or contingent on the availability or consummation of the Debt Financing, the availability of any Alternate Debt Financing or receipt of the proceeds therefrom.
Section 6.18   Financing Cooperation.
(a)   Prior to the Closing, the Company shall use its reasonable best efforts, and shall cause its Subsidiaries and their respective Representatives to use reasonable best efforts, to provide customary cooperation for debt financings similar to the Debt Financing, to the extent reasonably requested by Parent in writing and at Parent’s sole expense (other than Excluded Costs), in connection with the arrangement of the Debt Financing (provided, that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company or any of its Subsidiaries, including using reasonable best efforts to:

(i)   assist in the preparation for and participate in a reasonable number of customary investor and lender meetings (including a reasonable and limited number of one-on-one meetings and calls that are requested in advance with or by the parties acting as lead arrangers or agents for, and prospective lenders of, the Debt Financing), presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies and accountants, at reasonable times and with reasonable advance notice, and in each case which shall be virtual unless otherwise agreed to by the Company;
(ii)   to the extent required by the Debt Financing, to facilitate the pledging and the granting and perfection of security interests in collateral of the Company, effective no earlier than the Closing;
(iii)   provide at least three (3) Business Days prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know-your-customer”, anti-money laundering rules and regulations and beneficial ownership rules and regulations, including the USA PATRIOT Act and 31 C.F.R. §1010.230, relating to the Company or any of its Subsidiaries to the extent they are intended, immediately following the Closing, to be obligors in respect of the Debt Financing, in each case as reasonably requested by Parent at least nine (9) Business Days prior to the Closing Date;
(iv)   to the extent reasonably requested by Parent, provide reasonable and customary assistance to Parent in obtaining public corporate and facilities credit ratings with respect to the Debt Financing;
(v)   assist in Parent’s preparation of, and facilitating the execution and delivery at the Closing of, Definitive Agreements, including schedules, guarantee and collateral documents and customary closing certificates to the extent required by the Debt Commitment Letter (including a solvency certificate as described in Exhibit D of the Debt Commitment Letter); provided that (A) none of the foregoing documents or certificates shall be executed and/or delivered except in connection with the Closing, (B) the effectiveness thereof shall be conditioned upon, or become operative after or substantially concurrently with, the occurrence of the Closing and (C) none of the Company, any of its Subsidiaries or any of their respective Representatives shall be required to take any action pursuant to this Section 6.18 that would be reasonably expected to cause any director, officer, employee, stockholder or other Representative of the Company, any of its Subsidiaries or any of their respective Representatives to incur any personal liability;
(vi)   facilitate in the taking of all corporate and other similar actions, subject to and contingent upon the occurrence of the Closing, reasonably necessary to permit the consummation of the Debt Financing on the Closing Date; it being understood that (A) no such corporate or other action will occur or take effect prior to the Closing and (B) any such corporate or other action will only be required of the directors, members, partners, managers or officers of the Company and its Subsidiaries who retain (or are appointed to) their respective positions as of and following the Closing;
(vii)   provide reasonable and customary assistance to Parent and the Financing Sources in Parent’s preparation of customary offering documents, lender presentations, private placement memoranda, bank information memoranda, syndication memoranda, confidential information memoranda and ratings agency presentations ((A) including if reasonably necessary and requested by the Financing Sources, furnishing (x) records, data or other information reasonably available and necessary to support any statistical information or claims relating to the Company appearing in such materials and (y) customary executed certificates of the chief financial officer (or other comparable officer) of the Company with respect to historical financial information (but not, for the avoidance of doubt, pro forma financial information) included in the materials and (B) providing customary authorization and representation letters authorizing the distribution of information relating to the Company and its Subsidiaries to prospective lenders or investors and containing representations with respect to presence of or absence of material non-public information relating to the Company and its Subsidiaries and the accuracy of the information relating to the Company and its Subsidiaries contained therein) and other customary marketing materials for the Debt Financing;

(viii)   deliver as promptly as reasonably practicable the Required Information and such readily available other financial information regarding the Company, in each case of this clause (viii) as is reasonably requested by Parent in connection with the Debt Financing, and solely to the extent such information is of the type customarily provided by a borrower in connection with similar debt financings to the Debt Financing and can be prepared by the Company without unreasonable effort or undue burden (it being understood and agreed that, notwithstanding anything to the contrary contained herein, the Company shall not be required to provide any Excluded Information);
(ix)   provide reasonable and customary assistance to Parent in connection with Parent’s preparation of pro forma financial statements of the Company and its Subsidiaries of the type necessary or reasonably requested by the Financing Sources to be included in any marketing materials in respect of (and customary for debt financings similar to) the Debt Financing; provided, that neither the Company nor any of its Subsidiaries or Representatives shall be required to provide any information or assistance relating to (A) the proposed aggregate amount of debt financing, together with assumed interest rates, dividends (if any) and fees and expenses relating to the incurrence of such debt, (B) any post-Closing or pro forma cost savings, synergies, capitalization or ownership desired to be incorporated into any information used in connection with the Debt Financing or (C) any information related to Parent or any of its Subsidiaries; and
(x)   cause Deloitte LLP (and any other auditor of the Company to the extent financial statements audited or reviewed by such auditor are or would be included in an offering memorandum for an offering of non-convertible, high-yield debt securities issued pursuant to Rule 144A promulgated under the Securities Act) to (1) furnish to Parent and the Financing Sources, consistent with customary practice, customary comfort letters (including “negative assurance” comfort and change period comfort) and consents, together with drafts of such comfort letters that such auditor of the Company is prepared to deliver upon “pricing” and “closing” of any high-yield bonds being issued as part of the Debt Financing, and deliver such comfort letters upon the “pricing” and “closing” of any such high-yield bonds, with respect to financial information relating to the Company as reasonably requested by Parent or the Financing Sources, as necessary or customary for financings similar to the Debt Financing, and (2) attend a reasonable number of virtual accounting due diligence session and drafting sessions.
(b)   The foregoing notwithstanding, none of the Company nor any of its Subsidiaries nor any of its or their respective Representatives shall be required to take or permit the taking of any action pursuant to this Section 6.18 that would (i) require the Company or its Subsidiaries or any of its or their respective Representatives (collectively, the “Company Cooperation Parties”) to pass resolutions or consents to approve or authorize the execution of the Debt Financing or enter into, execute or deliver any certificate, document, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement, in each case that are not conditioned on the occurrence of the Closing (other than the execution of (A) a customary certificate of the chief financial officer (or other comparable officer) of the Company described in Section 6.18(a)(vii)(A) above that is required to be delivered upon “pricing” and “closing” of any high-yield bonds, to the extent reasonably necessary and requested by the Financing Sources, (B) the authorization letters set forth in Section 6.18(a)(vii) above and (C) the representation letters required by the Company’s auditors in connection with the delivery of “comfort letters” set forth in Section 6.18(a)(x) above; provided that (1) in no event shall the Company or its Subsidiaries be required to assume any expense in connection with the execution of such documents that will not be reimbursed under clause (c) below and (2) with respect to actions to be taken at or about the Closing, such action will only be required of the directors, members, partners, managers or officers of the Company and its Subsidiaries who retain (or are appointed to) their respective positions as of and following the Closing), (ii) cause any representation or warranty in this Agreement to be breached by any Company Cooperation Party or require any Company Cooperation Party to make a representation, warranty or certification that, in good faith determination of such Person, is not true, (iii) require any Company Cooperation Party to (A) pay any commitment or other similar fee or incur any other expense, liability or obligation whatsoever or (B) require any Company Cooperation Party to enter into or approve any Debt Financing that is not conditioned on the occurrence of the Closing or have any obligation of any Company Cooperation Party under any agreement, certificate, document or instrument be effective until the Closing, (iv) cause any director, officer, employee or stockholder or other Representative of the Company Cooperation Parties to incur any personal liability, (v) conflict with or violate the organizational documents of the Company Cooperation Parties or any applicable Laws or any applicable Order or result in the disclosure or access to any trade secrets or competitively sensitive information to third parties and/or jeopardize the protection of an attorney-client privilege, attorney work product protection or other legal privilege, (vi) conflict or be reasonably expected to result in a violation or breach of, or a default (with or without notice, lapse of time, or both) under, any Contract to which any of the Company Cooperation Parties is a party, (vii) provide or deliver any internal or external legal opinions by the Company Cooperation Parties, (viii) require any of the Company Cooperation Parties to consent to a pre-filing of UCC-1s or any other grant of Liens or that result in any Company Cooperation Party being responsible to any third parties for any representations or warranties prior to the Closing or (ix) require any of the Company Cooperation Parties to prepare or deliver any Excluded Information. Nothing contained in this Section 6.18 or otherwise shall require the Company or any of its Subsidiaries, prior to the Closing, to be an issuer or other obligor with respect to the Debt Financing or other financing prior to the Closing or require any other Company Cooperation Party to be an issuer or other obligor with respect to the Debt Financing or other financing or to incur any liability or expense whatsoever.
(c)   Parent shall, promptly, and in no event later than five (5) Business Days of the Company’s written request therefor, reimburse the Company Cooperation Parties for all reasonable and documented out-of-pocket costs incurred by any of the Company Cooperation Parties in connection with fulfilling their respective obligations pursuant to this Section 6.18 (including all such reasonable and documented attorneys’ fees and expenses) or otherwise in connection with the Debt Financing or any other financing of Parent or Merger Sub (but in any event excluding costs relating to ordinary course financial statement preparation or financial reporting requirements or other costs that would have been incurred regardless of whether the Debt Financing occurred (collectively, “Excluded Costs”)) and shall indemnify and hold harmless the Company Cooperation Parties from and against any and all liabilities, losses, damages, claims, costs, expenses (including reasonable and documented attorneys’ fees and expenses), interest, awards, judgments and penalties suffered or incurred by them in connection with the Debt Financing or any other financing of Parent or Merger Sub, any action required or requested by Parent to be taken by them pursuant to this Section 6.18 and any information used in connection therewith or used with the cooperation by the Company Cooperation Parties, except if such liabilities or other losses are the result of the fraud, gross negligence or willful misconduct of the Company Cooperation Parties.
(d)   The parties hereto acknowledge and agree that the provisions contained in this Section 6.18 represent the sole obligations of the Company Cooperation Parties with respect to cooperation in connection with the arrangement of any financing (including the Debt Financing) to be obtained by Parent and/or Merger Sub with respect to the transactions contemplated by this Agreement and the Debt Commitment Letters, and no other provision of this Agreement (including the Exhibits and Schedules hereto) or the Debt Commitment Letters shall be deemed to expand or modify such obligations. In no event shall the receipt or availability of any funds or financing (including the Debt Financing) by Parent or any of its Affiliates or any other financing or other transactions be a condition to any of Parent’s or Merger Sub’s obligations under this Agreement.
(e)   All non-public or otherwise confidential information regarding the Company Cooperation Parties obtained by Parent and its Representatives shall be kept confidential in accordance with the Confidentiality Agreement; provided that (i) Parent and its Representatives, Merger Sub and the Financing Sources shall be permitted to disclose confidential information that is subject to the Confidentiality Agreement in connection with the arrangement of any Debt Financing, including to ratings agencies and prospective lenders and investors; provided further that such disclosure occurs on a confidential basis in accordance with customary market practice for the dissemination of such information to such recipients (which may include customary “click through” confidentiality undertakings by prospective lenders and investors) and (ii) at the reasonable request of Parent in connection with the marketing of the Debt Financing contemplated by the Debt Commitment Letter, and subject to the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall use reasonable best efforts to file a Current Report on

Form 8-K disclosing information regarding the Company or its Subsidiaries identified by Parent to be included in the materials set forth in Section 6.18(a)(viii) to the extent constituting material nonpublic information with respect to the Company (to the extent it is customary to so include such information in such materials).
(f)   Parent and its Affiliates shall have the right to use the name and logo of the Company or any of its Subsidiaries in connection with any Debt Financing; provided, that such name and logos shall be used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect in any material respect the Company, any of its Subsidiaries or any of its or their respective Affiliates or Representatives.
(g)   Notwithstanding anything to the contrary in this Agreement, the failure of the Company to comply with this Section 6.18 shall not give rise to the failure of a condition precedent set forth in Section 7.2(b) or a right to terminate this Agreement pursuant to Section 8.1 unless (x) such failure is the result of a material breach by the Company of any provision of this Section 6.18 and is the primary cause of Parent being unable to obtain the proceeds of the Debt Financing at the Closing Date and (y) Parent has notified the Company of such material breach in writing a reasonably sufficient amount of time prior to the Closing to afford the Company with a reasonable opportunity to cure such material breach.
Section 6.19   Transition Committee.   Promptly after the date hereof, Parent and the Company shall each appoint three (3) representatives (or another number of representatives as otherwise agreed to by Parent and the Company) as their respective transition representatives (each, a “Transition Representative”). The Transition Representatives shall be responsible for the development and implementation of a transition plan describing milestones, responsible parties, and timelines for the integration planning of the businesses of the Company and its Subsidiaries, on the one hand, and the businesses of Parent and its Subsidiaries, on the other hand (the “Transition Plan”). Subject to applicable Law, the Transition Representatives and any other appropriate personnel shall meet (in person or virtually) in accordance with the governance and procedural terms established therefor to discuss the progress of the development and implementation of the Transition Plan and mutually agree in good faith on any necessary modifications to the Transition Plan to facilitate the orderly implementation of the Transition Plan, and the Company and the Parent shall cooperate in connection with the foregoing.
ARTICLE VII
CONDITIONS PRECEDENT
Section 7.1   Conditions to Each Party’s Obligations.   The respective obligations of the parties to effect the Closing shall be subject to the satisfaction (or written waiver by such party, if permissible by Law), at or prior to the Effective Time, of each of the following conditions:
(a)   Stockholder Approval.   The Requisite Company Vote shall have been obtained.
(b)   Regulatory Approvals.   The Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated.
(c)   No Injunctions or Restraints.   No provision of any applicable Law or any Order shall be in effect that prohibits or restricts the consummation of the Merger (each, a “Legal Prohibition”).
Section 7.2   Conditions to Obligations of Parent and Merger Sub.   The obligation of Parent and Merger Sub to effect the Closing shall be subject to the satisfaction, or waiver by Parent, at or prior to the Closing, of the following conditions:
(a)   Representations and Warranties.   (i) The representations and warranties of the Company set forth in Section 3.1(a) the last two sentences of Section 3.2(a), Section 3.2(b) – (d), Section 3.3(a), Section 3.3(b), Section 3.3(c)(i), Section 3.12(a), Section 3.23 and Section 3.24 (x) that are qualified by materiality or Company Material Adverse Effect shall be true and correct in all respects as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date) and (y) that are not qualified by materiality or Company Material Adverse Effect shall be true and correct in all material respects as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), (ii) the representations and warranties of the Company set forth in the first three sentences of Section 3.2(a) shall be true and correct in all respects (other than such failures to be true and correct as are de minimis) as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date) and (iii) all other representations and warranties of the Company set forth in Article III (read without giving effect to any qualification as to materiality or Company Material Adverse Effect set forth in such representations or warranties) shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that, for purposes of this sentence, such representations and warranties shall be deemed to be true and correct (without giving effect to any qualification as to materiality or Company Material Adverse Effect set forth in such representations or warranties) unless the failure or failures of such representations and warranties to be so true and correct would have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.
(b)   Performance of Covenants.   The Company shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date.
(c)   Company Material Adverse Effect.   Since the date of this Agreement, there has not been a Company Material Adverse Effect that is continuing.
(d)   Officer Certificate.   Parent will have received a certificate, signed by the Chief Executive Officer or Chief Financial Officer of the Company, certifying as to the matters set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c).
Section 7.3   Conditions to Obligations of the Company.   The obligation of the Company to effect the Closing is also subject to the satisfaction, or waiver by the Company, at or prior to the Closing, of the following conditions:
(a)   Representations and Warranties.   All representations and warranties of Parent and Merger Sub set forth in Article IV (read without giving effect to any qualification as to materiality or Parent Material Adverse Effect set forth in such representations or warranties) shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that, for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct (without giving effect to any qualification as to materiality or Parent Material Adverse Effect set forth in such representations or warranties) would have or reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect.
(b)   Performance of Covenants.   Parent and Merger Sub shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date.
(c)   Officer Certificate.   The Company will have received a certificate, signed by the an authorized officer of Parent, certifying as to the matters set forth in Section 7.3(a) and Section 7.3(b).
ARTICLE VIII
TERMINATION
Section 8.1   Termination.   This Agreement may be terminated at any time prior to the Effective Time:
(a)   by the mutual written consent of Parent and the Company;

(b)   by either Parent or the Company if (i) any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or (ii) any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable Legal Prohibition enjoining, preventing, prohibiting or otherwise making illegal the consummation of the Merger, unless the principal cause of such Legal Prohibition shall be the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;
(c)   by either Parent or the Company if the Merger shall not have been consummated on or before 11:59 p.m., New York City time, on June 12, 2027 (such time or such later time agreed in writing by Parent and the Company, the “Outside Date”); unless the principal cause of the failure of the Closing to occur by such date shall be the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein; provided, that the Outside Date shall, automatically and without any required action from either party, be extended for one additional three (3)-month period if any Requisite Regulatory Approvals have not then been obtained;
(d)   by the Company, if there shall have been a breach by Parent or Merger Sub of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement, which breach or failure to be true, either individually or in the aggregate with all other breaches by the Parent Parties (or failures of such representations or warranties to be true) (i) would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.3(a) or Section 7.3(b), and (ii) which is not capable of being cured or is not cured within thirty (30) days after written notice thereof is given by the Company to the Parent Parties; provided, that the Company is not then in material breach of this Agreement;
(e)   by the Company prior to the time the Requisite Company Vote is obtained if (i) the Company has complied with its obligations under Section 6.9, and (ii) the Company pays, or causes to be paid, to Parent the Company Termination Fee payable pursuant to Section 8.2 prior to or concurrently with such termination, and (iii) substantially concurrently with such termination, the Company enters into a definitive Alternative Acquisition Agreement with respect to a Superior Proposal;
(f)   by the Company, at any time prior to the Effective Time, if (i) all of the conditions set forth in Section 7.1 and Section 7.2 have been and remain satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but which are capable of being satisfied at the Closing), (ii) the Company has irrevocably confirmed in writing to Parent and Merger Sub that it is prepared to and stands ready, willing and able to consummate the Closing and that all of the closing conditions set forth in Section 7.3 have been satisfied or irrevocably waived, and (iii) Parent and Merger Sub fail to effect the Closing on or prior to the date that is three (3) Business Days following the date on which the Closing is otherwise required to occur pursuant to Section 1.2;
(g)   by either Parent or the Company if the Requisite Company Vote shall not have been obtained upon a vote thereon taken at the Company Meeting (including any adjournment or postponement thereof);
(h)   by Parent prior to obtaining the Requisite Company Vote if the Company has committed a Willful and Material Breach of Section 6.9 or made a Recommendation Change; and
(i)   by Parent if there shall have been a breach by the Company of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement, which breach or failure to be true, either individually or in the aggregate with all other breaches by the Company (or failures of such representations or warranties to be true) (i) would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2(a) or Section 7.2(b), and (ii) which is not capable of being cured or is not cured within thirty (30) days after written notice thereof is given by Parent to the Company; provided, that the Parent and Merger Sub are not then in material breach of this Agreement.

Section 8.2   Notice of Termination; Effect of Termination.
(a)   A party desiring to terminate this Agreement pursuant to Article VIII (other than Section 8.1(a)) shall give prompt written notice of such termination to the other party in accordance with Section 9.5, specifying the provision or provisions hereof pursuant to which such termination is effected.
(b)   In the event of termination of this Agreement by either Parent or the Company in accordance with Article VIII, this Agreement shall forthwith become void and have no effect, and none of Parent, Merger Sub, Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever, except that (i) Section 6.2(b), Section 6.10, this Section 8.2, Section 8.3 and Article IX (other than Section 9.12) shall survive any termination of this Agreement in accordance with their respective terms and (ii) notwithstanding anything to the contrary contained in this Agreement but subject in all cases to the limitations set forth in Section 8.3, neither Parent, Merger Sub nor the Company shall be relieved or released from any liabilities or damages arising out of its Fraud or its Willful and Material Breach of any provision of this Agreement (which liabilities or damages are expressly acknowledged not to be limited to reimbursement of expenses or out-of-pocket costs and may include to the extent proven damages based on loss of the economic benefits of the Transactions, including loss of premium to which the holders of Company Common Stock and holders of Company Equity Awards would have been entitled to hereunder). The Confidentiality Agreement shall not be affected by the termination of this Agreement and shall continue in full force and effect in accordance with its terms. For purposes of this Agreement, “Willful and Material Breach” shall mean a material breach of, or material failure to perform any of the covenants or other agreements contained in, this Agreement that is a consequence of an act or failure to act by the breaching or non-performing party with actual knowledge that such party’s act or failure to act would, or would reasonably be expected to, result in or constitute such breach of or such failure of performance under this Agreement. For Parent and Merger Sub, Willful and Material Breach does not include Parent and Merger Sub failing to consummate the Closing under circumstances in which the Company does not have the right to specifically enforce Parent’s obligation to consummate the Closing as set forth in Section 9.12(b).
Section 8.3   Termination Fees and Damages Limitation.
(a)   If (A) this Agreement is terminated pursuant to Section 8.1(c) or Section 8.1(g), (B) after the date hereof and prior to the date of such termination (or prior to the date of the Company Meeting, in the case of termination pursuant to Section 8.1(g)), an Acquisition Proposal is made to the Company Board or the Company’s management or becomes publicly disclosed (whether by the Company or a third-party), and in each case, is not withdrawn at least three Business Days prior to the earlier of the date of the Company Meeting or the date of such termination and (C) within twelve (12) months of such termination, an Acquisition Proposal is consummated or a definitive agreement providing for an Acquisition Proposal is entered into (whether or not it is the same Acquisition Proposal as described in clause (B) above), the Company shall pay or cause to be paid to Parent or its designee an amount equal to $89,000,000 (the “Company Termination Fee”) on or prior to the earlier of (1) the date such Acquisition Proposal is consummated and (2) the date of entry of such definitive agreement. Solely for purposes of this Section 8.3(a), the term “Acquisition Proposal” shall have the meaning assigned to such term in this Agreement, except all references to “twenty-five percent (25%)” therein shall be deemed to be references to “fifty percent (50%).”
(b)   If Parent validly terminates this Agreement pursuant to Section 8.1(h), within two (2) Business Days after such termination, the Company shall pay or cause to be paid to Parent or its designee the Company Termination Fee.
(c)   If the Company validly terminates this Agreement pursuant to Section 8.1(e), concurrently with or prior to (and in either case as a condition to) such termination, the Company shall pay or cause to be paid to Parent or its designee the Company Termination Fee.
(d)   If this Agreement is validly terminated by the Company pursuant to Section 8.1(f) under circumstances in which the Company does not have the right to specifically enforce Parent’s obligation to consummate the Closing as set forth in Section 9.12(b), Parent shall pay or cause to be paid (including by causing Merger Sub to pay) to the Company or its designee an amount equal to $165,000,000 (the “Parent Termination Fee”) within two (2) Business Days after such termination.
(e)   If this Agreement is validly terminated (x) by the Company pursuant to Section 8.1(d) or Section 8.1(f) (in the case of Section 8.1(f), under circumstances in which the Company has the right to specifically enforce Parent’s obligation to consummate the Closing as set forth in Section 9.12(b)) (or by Parent pursuant to Section 8.1(c) if at such time the Company could have validly terminated this Agreement pursuant to Section 8.1(d)), or (y) pursuant to any other provision of Section 8.1 and, at or prior to such termination, there has been Fraud of Parent or Willful and Material Breach by Parent, then the Company can elect (by written notice provided in connection with any such termination) (i) for Parent to pay or cause to be paid to the Company or its designee an amount equal to the Parent Termination Fee within two (2) Business Days after such termination or (ii) to seek from Parent payment of damages if and when due in accordance with Section 8.2(b); provided that in no event shall damages exceed $275,000,000 (the “Parent Damages Cap”). With respect to the circumstances set forth in clauses (x) or (y) above, except for recovery of Excluded Costs and Enforcement Costs, the remedies set forth in clauses (i) and (ii) shall be the sole and exclusive remedy of the Company or any other Company Related Party against Parent and Merger Sub or any other Parent Related Party against the Company or any other Company Related Party arising out of or related to this Agreement or any other agreements entered into in connection with the Transaction (including the Debt Commitment Letter), any breach of the foregoing (whether Willful and Material Breach or otherwise) or the transactions contemplated hereby or thereby (including the abandonment or termination thereof), in each case, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of the Company or any other Company Related Parties, by the enforcement of any assessment or by any action, by virtue of any Law, pursuant to any theory of law or equity, in contract, in tort or otherwise.
(f)   Except for recovery of Enforcement Costs, if this Agreement is terminated under circumstances in which the Company Termination Fee is payable, payment in full of the Company Termination Fee will be the sole and exclusive remedy of the Parent and Merger Sub or any other Parent Related Party against the Company or any other Company Related Party arising out of or related to this Agreement or any other agreements entered into in connection with the Transaction, any breach of the foregoing (whether Willful and Material Breach or otherwise) or the transactions contemplated hereby or thereby (including the abandonment or termination thereof), in each case, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of the Parent, Merger Sub or any other Parent Related Parties, by the enforcement of any assessment or by any action, by virtue of any Law, pursuant to any theory of law or equity, in contract, in tort or otherwise.
(g)   Except for recovery of Excluded Costs and Enforcement Costs, if this Agreement is terminated under circumstances in which the Parent Termination Fee is payable (but, if the Company has the right to elect pursuant to Section 8.3(e) whether to collect the Parent Termination Fee or seek damages, only if the Company elects to collect the Parent Termination Fee), payment in full of the Parent Termination Fee will be the sole and exclusive remedy of the Company or any other Company Related Party against Parent, Merger Sub or any other Parent Related Party arising out of or related to this Agreement, the Debt Commitment Letter or any other agreements entered into in connection with the Transaction, any breach of the foregoing (whether Willful and Material Breach or otherwise) or the transactions contemplated hereby or thereby (including the abandonment or termination thereof), in each case, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of the Company or any other Company Related Parties, by the enforcement of any assessment or by any action, by virtue of any Law, pursuant to any theory of law or equity, in contract, in tort or otherwise.
(h)   Except for recovery of Excluded Costs and Enforcement Costs, upon (x) payment in full of the Parent Termination Fee under circumstances in which the Parent Termination Fee is payable (but, if the Company has the right to elect pursuant to Section 8.3(e) whether to collect the Parent Termination Fee or seek damages, only if the Company elects to collect the Parent Termination Fee), or (y) payment of damages if and when due in accordance with Section 8.2(b) (in an aggregate amount not to exceed the amount of the Parent Damages Cap), none of the Company or any other Company Related Party shall seek to recover any losses, damages, liabilities, obligations, costs or expenses of any nature whatsoever or seek any other remedy (whether by or through attempted piercing of the corporate veil and whether in contract or in tort, in law or in equity, or granted by statute or otherwise) against the Parent or Merger Sub or any other Parent Related Party arising out of or related to this Agreement, the Debt Commitment Letter, or any ancillary documents in connection with the foregoing, any breach of the foregoing or the transactions contemplated hereby or thereby (including the abandonment or termination thereof), in each case, whether directly or indirectly against Parent or Merger Sub or any other Parent Related Party or by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of the Parent or Merger Sub or any other Parent Related Party, by the enforcement of any assessment or by any action, by virtue of any Law, pursuant to any theory of law or equity, in contract, in tort or otherwise.
(i)   In furtherance of the foregoing, (x) in no event shall the Company be entitled to both specific performance to cause the Closing to occur, on the one hand, and payment of the Parent Termination Fee or any damages, on the other hand, and (y) in no event will the Company or any Company Related Party be entitled to both the Parent Termination Fee and any damages (other than Excluded Costs and Enforcement Costs).
(j)   In furtherance of the foregoing, (x) in no event shall Parent be entitled to both specific performance to cause the Closing to occur, on the one hand, and payment of the Company Termination Fee or any damages, on the other hand, and (y) in no event will Parent or any Parent Related Party be entitled to both the Company Termination Fee and any damages (other than Enforcement Costs).
(k)   The parties acknowledge and agree: (x) that neither the Company Termination Fee nor the Parent Termination Fee is a penalty, but rather is liquidated damages in a reasonable amount that will compensate the party to which such fee is paid to in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions; and (y) to treat, for Canadian federal and applicable provincial income Tax purposes, the payment for the Company Termination Fee as being proceeds of disposition for the disposition by Parent of property consisting of its rights under this Agreement, and not to take any position inconsistent with such treatment, except to the extent otherwise required by applicable Law. Notwithstanding anything to the contrary in this Agreement, in no event shall Company be required to pay the Company Termination Fee more than once.
(l)   Each of the parties acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not have entered into this Agreement; accordingly, if the Company or Parent fails to promptly pay the Company Termination Fee or Parent Termination Fee, as applicable, that may become due pursuant to this Section 8.3, and, in order to obtain such payment, Parent or the Company commences a suit which results in a judgment for the Company or Parent, as applicable to pay the Company Termination Fee, the Parent Termination Fee or any portion thereof, as applicable, the Company or Parent, as applicable, shall pay the costs and expenses of such other party (including reasonable and documented attorneys’ fees and expenses) in connection with such suit. In addition, the Company or Parent, as applicable, shall pay interest on such overdue amounts at a rate per annum equal to the “prime rate” published in the Wall Street Journal on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full (collectively, the “Enforcement Costs”). This Section 8.3 will not limit the right of the parties hereto to recovery of Excluded Costs and Enforcement Costs or specific performance of this Agreement pursuant to Section 9.12 prior to termination of this Agreement (but subject to the limitations set forth therein and in Section 8.3(i) and Section 8.3(j)) or with respect to any provision of this Agreement that expressly survives termination of this Agreement.
ARTICLE IX
GENERAL PROVISIONS
Section 9.1   Amendment.   Subject to compliance with applicable Law, this Agreement may be amended by the parties hereto at any time before the Effective Time; provided, however, that, after the

Company’s receipt of Requisite Company Vote, there may not be, without further approval of the stockholders of the Company, any amendment of this Agreement that requires such further approval of the Company’s stockholders under applicable Law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each of the parties hereto.
Section 9.2   Extension; Waiver.   At any time prior to the Effective Time, each of the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any certificate delivered by such other party pursuant hereto and (c) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained in this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
Section 9.3   Non-survival of Representations, Warranties and Agreements.   None of the representations, warranties, obligations, covenants and agreements in this Agreement (or in any certificate delivered pursuant to this Agreement) shall survive the Effective Time; provided that any covenant or agreement of the parties contained in this Agreement which, by its terms, contemplates performance after the Effective Time, shall survive in accordance with its terms.
Section 9.4   Expenses.   Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expense.
Section 9.5   Notices.   All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by e-mail transmission (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
(a)   if to the Company, to:
195 Broadway, 27th floor
New York, New York, 10007
Attention: John Caplan, Chief Executive Officer
Tsafi Goldman, Chief Legal & Governance Officer
Email:
With a copy (which shall not constitute notice) to:
Davis Polk & Wardwell
450 Lexington Avenue
New York, New York 10017
Attention: Lee Hochbaum
Lee C. Parnes
Email:
and
(b)   if to Parent or Merger Sub, to:
Neon Maple Parent Inc.
199 Bay Street
Toronto, ON M5L 1A9
Attention: Lindsay Matthews
Email:

and
Nuvei Corporation
1100 Rene-Levesque West, Suite 900
Montreal, Quebec, H3B 4N4
Attention: Lindsay Matthews
Email:
With a copy (which shall not constitute notice) to:
Simpson Thacher and Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention: Ravi Purushotham
Louis Argentieri
Marni Lerner
Email:
and
Stikeman Elliott LLP
1155 René-Lévesque Blvd. West; 41st Floor
Montréal, Quebec H3B 3V2
Attention: Warren M. Katz
Amelie Metivier
Email:
Section 9.6   Interpretation.   The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Annexes, Exhibits or Schedules, such reference shall be to an Article or Section of or Annex, Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of the Company means the actual knowledge of any of the officers of the Company listed in Section 9.6 of the Company Disclosure Letter, and the “knowledge” of Parent means the actual knowledge of any of the officers of Parent listed in Section 9.6 of the Parent Disclosure Letter. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to days (excluding Business Days) or months shall be deemed to be references to calendar days or months. If any time period for giving notice or taking action hereunder expires on a day which is not a Business Day, the time period shall automatically be extended to the Business Day immediately following such non-Business Day. As used in this Agreement, (i) the term “made available” means any document or other information that was (a) provided by one party or its representatives to the other party and its representatives prior to the date hereof, (b) included in the virtual data room of a party prior to the date hereof or (c) filed or furnished by a party with the SEC and publicly available on Electronic Data Gathering, Analysis and Retrieval (EDGAR) at least one (1) day prior to the date hereof; (ii) all references to dates and times are to New York City time; (iii) the “Transactions” and “transactions contemplated by this Agreement” shall include the Merger; (iv) all references to “immediately available funds”, “same-day funds”, “dollars” or “$” are to the lawful money of the United States; (v) the terms “domestic” or “foreign” shall be construed on the basis that the United States is the relevant domestic country; (vi) word “will” shall be construed to have the same meaning and effect as the word “shall”; (vii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof; (viii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties; (ix) the phrase “to the extent” shall mean the degree to which a subject or other item extends and shall not simply mean “if”; (x) the word “party” shall mean a party to this Agreement; and (xi) the words “ordinary course of business” shall mean the ordinary course of business consistent with the past practice of the Company and its Subsidiaries. Unless the context requires otherwise, any definition of or reference or citation to any Law, agreement, instrument or other document herein shall be construed as referring or citing to such Law, agreement, instrument or other document as from time to time amended, supplemented or otherwise modified, including by succession of comparable successor Laws, and to the rules and regulations promulgated thereunder. Subject to Section 9.8, the Company Disclosure Letter and the Parent Disclosure Letter, as well as all schedules and all exhibits hereto, shall not be deemed part of this Agreement and included in any reference to this Agreement.
Section 9.7   Counterparts.   This Agreement may be executed in counterparts (including by “.pdf”, “DocuSign” or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
Section 9.8   Entire Agreement.   This Agreement (including the documents and instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. For the avoidance of doubt, the Company Disclosure Letter and the Parent Disclosure Letter do not constitute part of this Agreement for purposes of Section 268(b) of the DGCL, but shall have the effects provided in this Agreement otherwise.
Section 9.9   Governing Law; Jurisdiction.
(a)   This Agreement shall be governed by and interpreted and construed in accordance with the Laws of the State of Delaware applicable to agreements made and to be performed entirely within the State of Delaware, without regard to any applicable conflicts of law principles.
(b)   Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the Transactions exclusively in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising out of or related to this Agreement or the Transactions, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is delivered personally at such party’s address set forth in Section 9.5.
Section 9.10   Waiver of Jury Trial.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

Section 9.11   Assignment; Third-Party Beneficiaries.   Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Any purported assignment in contravention hereof shall be null and void; provided, that Parent and Merger Sub may assign their respective rights, interests or obligations hereunder, in whole or in part, to any of their controlled affiliates; provided, further, that no such assignment shall relieve Parent or Merger Sub of any obligation hereunder. Subject to the two immediately preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. This Agreement (including the documents and instruments referred to herein) is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies hereunder, except for (a) if the Effective Time occurs, the rights of the holders of Shares to receive the Merger Consideration, and (b) the provisions of (x) solely after the Effective Time, Section 6.6, (y) Section 9.14 for the Persons named as express beneficiaries therein and (z) Section 9.15 and 9.16 for the Financing Sources who are intended third party beneficiaries thereof and (c) if the Closing does not occur, the Company shall have the right, on behalf of holders of Company Common Stock and Company Equity Awards to pursue claims for damages for any breach of this Agreement by Parent or Merger Sub, as applicable, that gives rise to any such claim (including damages based on loss of the economic benefits of the transactions contemplated by this Agreement to holders of Company Common Stock and Company Equity Awards entitled to receive the Merger Consideration pursuant to Article II, as applicable, including loss of premium offered to such holders) in each case, pursuant to and in accordance with Section 8.2, it being agreed that in no event shall any holders of Company Common Stock or Company Equity Awards be entitled to enforce any of their rights, or Parent’s or Merger Sub’s obligations, under this Agreement in the event of any such breach, but rather that the Company shall have the sole and exclusive right to do so in its sole and absolute discretion, as agent for the holders of Company Common Stock and Company Equity Awards, and any damages, settlements, or other amounts recovered or received by the Company with respect to such claims may, in the Company’s sole and absolute discretion, as applicable, be (x) distributed, in whole or in part, by the Company to the holders of Company Common Stock of record as of any date determined by the Company or (y) retained by the Company for the use and benefit of the Company on behalf of the holders of Company Common Stock and Company Equity Awards, in any manner the Company deems fit. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto.
Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
Section 9.12   Specific Performance.   Each of the parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, subject in all respects to clause (b) below, that the parties shall be entitled to an injunction or injunctions exclusively in the Chosen Courts to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief. The parties acknowledge and agree that the right of specific performance contemplated by this Section 9.12 (as limited by clause (b) below) is an integral part of the Transactions, and without that right, neither the Company nor Merger Sub would have entered into this Agreement.
(b)   Notwithstanding Section 9.12, it is acknowledged and agreed that the right of the Company to an injunction, specific performance or other equitable remedy in connection with enforcing Parent’s obligation to consummate the Closing shall only be permitted if and only if (A) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing); (B) the Debt Financing has been funded or will be funded at the Closing; (C) Parent and Merger Sub fail to complete the Closing when required in accordance with Section 1.2, and (D) the Company has irrevocably confirmed in a written notice to Parent that all of the conditions set forth in Section 7.1 and Section 7.3 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or that it is willing to waive and irrevocably waives any such unsatisfied conditions and that if specific performance is granted and the Debt Financing are funded, then it would take such actions that are required of it by this Agreement to cause the Closing to occur.
Section 9.13   Severability.   Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.
Section 9.14   Non-Recourse.   This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party, except for claims that the Company may assert in accordance with the Confidentiality Agreement(and solely against the Person(s) who are expressly party to the Confidentiality Agreement). Except as set forth in this Agreement and the Confidentiality Agreement (and then solely to the extent set forth herein or therein), no former, current or future officers, employees, directors, affiliates, partners, equity holders, managers, members, attorneys, agents, advisors or other Representatives of any party hereto (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim or proceeding (whether in tort, contract or otherwise) based on, in respect of or by reason of the Transactions or in respect of any written or oral representations made or alleged to be made in connection herewith. In furtherance and not in limitation of the foregoing, each party covenants, agrees and acknowledges that no recourse under this Agreement or any other agreement referenced herein or in connection with any Transactions shall be sought or had against any Non-Recourse Party, except for claims that any party may assert (A) against another party solely in accordance with, and pursuant to the terms and conditions of, this Agreement or (B) pursuant to the Confidentiality Agreement against the Person(s) who are expressly party to the Confidentiality Agreement.
Section 9.15   Liability of Financing Sources.   None of the Financing Sources will have any liability to the Company or any other Company Related Party relating to or arising out of this Agreement, the Debt Financing or otherwise, whether at law or equity, in contract, in tort or otherwise, and none of the Company or any other Company Related Party will (i) have any rights or claims against any of the Financing Sources hereunder or thereunder and (ii) commence (and if commenced, will dismiss or otherwise terminate (to the extent within such Company or its Affiliates’ control)) or assist any action, arbitration, audit, hearing investigation, litigation, petition, grievance, complaint, suit or proceeding against any Financing Source in connection with this Agreement, the Debt Financing, the Debt Commitment Letter or the transactions contemplated thereby and the Company, on behalf of itself and any other Company Related Party hereby waives any rights or claims against any Financing Source in connection this Agreement, the Debt Financing, any Contract relating to the Debt Financing or otherwise; provided that nothing in this Section 9.15 shall in any way limit or modify (x) the rights of Parent and Merger Sub pursuant to or in connection with the Debt Financing Commitment or any Contract relating to the Debt Financing or (y) the obligations of Parent and Merger Sub under this Agreement in connection with the Debt Financing Commitment or any Contract relating to the Debt Financing (and the Company’s rights to enforce such obligations).
Section 9.16   Jurisdiction for Financing Sources.   Notwithstanding anything to the contrary set forth in this Agreement, the Company, on behalf of itself and any other Company Related Party, and the other parties hereto acknowledge and irrevocably agree: (i) that any Proceeding, whether in law or in equity, in contract, in tort or otherwise, involving the Financing Sources arising out of, or relating to, the Merger, the Debt Financing, the Debt Financing Commitment or the performance of services thereunder or related thereto will be subject to the exclusive jurisdiction of any state or federal court sitting in the State of New

York in the borough of Manhattan, any state court located in the City and County of New York, and any appellate court thereof, and each party hereto submits for itself and its property with respect to any such Proceeding to the exclusive jurisdiction of such court; (ii) not to bring or permit any of their Affiliates to bring or support any Person in bringing any such Proceeding in any other court; (iii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in any applicable Debt Financing Commitment will be effective service of process against them for any such Proceeding brought in any such court; (iv) to waive and hereby waive, to the fullest extent permitted by law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Proceeding in any such court; (v) to waive and hereby waive, to the fullest extent permitted by law, trial by jury in any such Proceeding brought against the Financing Sources; (vi) any such Proceeding will be governed and construed in accordance with the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state) and (vii) that the Financing Sources are express third party beneficiaries of, and may enforce, any provisions of this Section 9.16 and Section 9.15 and that such provisions and the definition of “Financing Sources” shall not be amended in any way that is materially adverse to any Financing Source without the prior written consent of the Financing Sources party to the Debt Commitment Letter.
Section 9.17   Certain Definitions.   As used in this Agreement, the following terms have the respective meanings set forth below:
“Acceptable Confidentiality Agreement” means a confidentiality agreement with terms no less favorable, in the aggregate, to the Company than the Confidentiality Agreement; provided that such confidentiality agreement shall not prohibit compliance by the Company with its obligations under this Agreement.
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, including through one or more intermediaries, controls, is controlled by or is under common control with such Person. As used in this definition, the term “controls” (including the terms “controlled by” and “under common control with”) means possession, directly or indirectly, including through one or more intermediaries, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.
“AI Requirements” means all Laws, contractual obligations, and public or posted policies, in each case, (i) with respect to AI Technologies and (ii) that are applicable to or binding on the Company or any of its Subsidiaries.
“AI Technologies” means any and all artificial intelligence, deep learning, machine learning, neural network or other technology or system, that, in each case, infers, from the input it receives, how to generate outputs such as predictions, content, recommendations or decisions, including any (i) learning and predictive analysis; algorithmic, rule-based expressions; generative artificial intelligence; large language models; or deep learning or related technologies and (ii) software, algorithms, models, hardware or other equipment used as a component in the foregoing.
“Annual Report” shall mean the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
“Anti-Corruption Laws” means any applicable Laws related to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act of 2010, and Laws implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, 1997.
“Anti-Money Laundering Laws” means any applicable Laws concerning or relating to money laundering or terrorism financing including, the USA PATRIOT ACT, as amended, the Bank Secrecy Act of 1970, as amended, 18 U.S.C. Sections 1956 and 1957, Executive Order No. 13224 on Terrorist Financing (effective September 23, 2001), and the Laws administered and enforced by the U.S. Department of Treasury’s Financial Crimes Enforcement Network (FinCEN).
“Bank Agreement” means any Contract with a bank or other depository institution.

“Business” shall mean the business of the Company Group as conducted by the Company Group as of the date hereof and as of the Closing Date.
“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day, other than a Saturday, a Sunday, or a legal holiday on which banks in the City of New York are required or authorized by Law or executive order to be closed for the conduct of their banking business.
“Code” means the Internal Revenue Code of 1986.
“Company Common Stock” means the Company’s Common Stock, par value $0.01 per share.
“Company ESPP” means the Company 2021 Employee Stock Purchase Plan.
“Company Equity Awards” means, collectively, the Company Options, Company RSU Awards and Company PSU Awards.
“Company Governing Documents” means the Company Bylaws and the Company Charter.
“Company Group” shall mean the Company and its Subsidiaries.
“Company IT Assets” means any and all IT Assets owned, licensed, leased or otherwise used by the Company and/or its Subsidiaries.
“Company Material Adverse Effect” means any effect, change, event, circumstance, condition, occurrence or development that has a material adverse effect on (i) the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (ii) the ability of Company and its Subsidiaries to promptly consummate the transactions contemplated hereby and in any event by the Outside Date (provided, however, that, with respect to clause (i), “Company Material Adverse Effect” shall not include any impact of (A) changes or prospective changes in GAAP or applicable regulatory accounting requirements or the interpretations thereof, (B) any adoption, proposal or implementation of, or change or prospective change in, Laws or government policy, or interpretations or enforcement thereof by courts or other Governmental Entities, (C) changes in global, national or regional political, legal or regulatory conditions or in business, economic, financial or other market (including equity, credit, commodity and debt markets generally, as well as changes in interest or exchange rates, monetary policy or inflation) conditions affecting the industries in which the Company and its Subsidiaries operate generally, (D) acts of war (whether or not declared), military activity, acts of armed hostility, civil disobedience, sabotage, terrorism, cyber-terrorism or other international or national calamity or any worsening or escalation of such conditions, including any shutdown of the U.S. federal government or its agencies, including the current military conflict in the Middle East, and any escalation or expansion of such conflict, (E) weather-related or other force majeure events, including hurricanes, earthquakes, tornados, naturally-occurring floods or other natural disasters or any epidemic, pandemic, disease, outbreak, health emergency or crisis or other public health conditions and or any worsening or escalation of any of the foregoing, (F) the negotiation, execution or announcement of this Agreement, including any stockholder demands or Stockholder Litigation relating to this Agreement or the Transactions and the impact thereof on the relationships of the Company and its Subsidiaries with its customers, suppliers, vendors, employees or other Persons (it being understood that this clause (F) shall not apply to a breach of any representation or warranty related to the announcement, pendency or consummation of the Transactions), (G) the identity of Parent or any of its affiliates as the acquiror of the Company, (H) the compliance with the terms of this Agreement or the taking of any action (or the omission of any action) required by this Agreement or otherwise at the written request or with the written consent of Parent, or (I) a decline, in and of itself, in the trading price of the Company’s stock, the failure, in and of itself, to meet revenue or earnings projections or any internal financial projections or any change or prospective change, in and of itself, in the credit rating of the Company (it being understood that the underlying causes of such decline, failure or change shall be taken into account in determining whether a Company Material Adverse Effect has occurred, except to the extent otherwise excepted by this proviso); except, with respect to subclauses (A), (B) or (C) to the extent that the effects of such change have a materially disproportionate and adverse impact on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, as compared to other similarly situated companies in the industries and geographies in which the Company and its Subsidiaries operate (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether a Company Material Adverse Effect has occurred).
“Company Options” means all stock options to purchase shares of Company Common Stock, whether vested or unvested, granted pursuant to the Company Stock Plans.
“Company PSU Award” means all performance stock units in respect of Company Common Stock subject to performance-based vesting conditions, granted pursuant to the Company Stock Plans.
“Company Related Parties” means the Company or any of the former, current and future directors, managers, officers, employees, agents, attorneys, or other authorized representatives, Affiliates, financing sources, direct or indirect holders of any equity, controlling persons, members, managers, general or limited partners, shareholders and successors and assignees of the Company and any of the foregoing’s respective former, current and future directors, managers, officers, employees, agents, attorneys, auditors, or other authorized representatives, Affiliates, financing sources, direct or indirect holders of any equity, controlling persons, members, managers, general or limited partners, shareholders and successors and assignees.
“Company RSU Award” means all restricted stock units in respect of Company Common Stock subject solely to time-based vesting conditions, granted pursuant to the Company Stock Plans or otherwise.
“Company SEC Document” means the forms, statements, reports and documents filed or furnished by the Company since January 1, 2024, including any amendments thereto.
“Company Stock Plans” means, collectively, the Company 2007 Share Incentive Plan, the Company 2017 Stock Incentive Plan and the Company 2021 Omnibus Incentive Plan.
“Compliant” means, with respect to the Required Information, that: (a) such Required Information complies in all material respects with all requirements of Regulation S-K and Regulation S-X under the Securities Act for a registered public offering of non-convertible debt securities on Form S-1 that would be applicable to such Required Information (other than such provisions for which compliance is not customary in a Rule 144A offering of high yield debt securities) and (b) the financial statements and other financial information included in such Required Information (i) would not be deemed stale or otherwise be unusable under customary practices for offerings of non-convertible, high yield debt securities issued under Rule 144A promulgated under the Securities Act and (ii) are sufficient to permit the Company’s independent auditors to issue customary comfort letters to the Financing Sources to the extent required as part of the Debt Financing, including as to customary negative assurances and change period, in order to consummate any offering of debt securities on any Business Day during the Marketing Period (and such auditors have confirmed that they are prepared to issue a comfort letter subject to their completion of customary procedures, with it being understood that such issuance of the comfort letter shall not occur until the “pricing” of such debt securities).
“Confidentiality Agreement” means that certain amended and restated confidentiality letter agreement, entered into by and between Nuvei Corporation and the Company on the date hereof.
“Constituent Documents” means the charter documents, bylaws or similar organizational documents of a corporation and comparable organizational documents of other entities.
“Contract” means any contract, lease, permit, authorization, indenture, note, bond, mortgage, franchise, agreement, indenture, lease, sublease, license, sublicense, permit or any other binding instrument, obligation or commitment of any kind with respect to which there are continuing rights, liabilities or obligations.
“Environmental Law” means any Law relating to: (a) the protection or restoration of the environment or natural resources, (b) public or worker health or safety, (c) pollution or (d) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous, toxic, dangerous or deleterious substance, material or waste, including noise, odor, mold, asbestos, petroleum products or byproducts, radon, lead, polychlorinated biphenyls or per- and polyfluoroalkyl substances.
“ESPP Purchase Date” means the last day of the applicable purchase period under the Company ESPP on which the NASDAQ is open for trading.
“Exchange Act” means the Securities Exchange Act of 1934.
“Executive Officer” means any “executive officer” as defined in Rule 3b-7 under the Exchange Act.
“Financing Sources” means the Person (other than Parent, Merger Sub and their respective Affiliates), in their respective capacities as such, that have committed to provide arrange, underwrite or place all or any portion of the Debt Financing in connection with the Merger, including the commitment parties under the Debt Commitment Letter and the commitment parties under any joinder agreements or credit agreements entered into pursuant thereto or relating thereto, together with their Affiliates and their Affiliates’ Representatives.
“FINRA” means the Financial Industry Regulatory Authority.
“Fraud”, of a Person, means an intentional and willful misrepresentation of a representation or warranty of such Person set forth in this Agreement or in any certificate delivered pursuant to Section 7.2(d) or Section 7.3(c), as applicable, that constitutes actual common law fraud (and not constructive fraud or negligent misrepresentation).
“GAAP” means U.S. generally accepted accounting principles.
“Governmental Entity” means any national, multinational, federal, provincial, territorial, state, municipal, regional, local, domestic or foreign agency, court, tribunal, administrative body, arbitration panel, department, commission, division, committee, or other legislative, judicial, governmental or quasi-governmental entity or any SRO.
“Intellectual Property” means all intellectual property rights in any jurisdiction, including all: (i) trademarks, trade names, service marks, brand names, internet domain names, social and mobile media identifiers, logos, symbols, certification marks, trade dress and other indications of source or origin, and the goodwill and common law rights associated with the foregoing, and all registrations and applications to register the foregoing; (ii) patents, applications for patents, improvements, inventions, compositions, utility models and designs, and all provisionals, divisionals, continuations, continuations-in-part, renewals, extensions, re-issues, re-examinations and foreign counterparts related thereto; (iii) trade secrets and other rights in confidential or proprietary information (including inventions, discoveries and ideas, whether patentable or not, nonpublic information, know-how, methods, processes, technologies, protocols, formulae, and prototypes) (collectively, “Trade Secrets”); (iv) copyrights, works of authorship (whether copyrightable or not and whether in published or unpublished works); and registrations or applications for registration of copyrights, and any renewals or extensions thereof; (v) similar or corresponding rights in computer programs, algorithms, software, AI Technologies, data collections and databases; and (vi) any similar intellectual property or proprietary rights.
“IT Assets” means computer systems, software, code, firmware, hardware, telecommunications systems, networks, peripherals, platforms, databases, servers, interfaces, applications, websites, and other information technology systems, assets, and equipment.
“Law” means any rule, regulation, Order, agency requirement, or Permit promulgated, declared or issued by any Governmental Entity of any competent Governmental Entity, whether or not inside or outside the United States or any other country, or any national, multinational, supranational, federal, state, provincial or local law, statute, code, ordinance and other law (including common law).
“Liens” means any liens, claims, license, title defects, mortgages, pledges, charges, encumbrances and security or adverse interests whatsoever.
“Marketing Period” means the first period of 15 consecutive Business Days after the date of this Agreement commencing on the first date that both (a) Parent has been provided the Required

Information reasonably requested by it and such Required Information is Compliant and (b) the earlier of (x) October 31, 2026 and (y) the date on which all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied or, to the extent permitted by applicable Law, waived and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.1 or Section 7.2 to fail to be satisfied assuming the Closing were to be scheduled for any time during such 15 consecutive Business Day period; provided that (i) if the Marketing Period has not been completed on or prior to August 21, 2026, the Marketing Period shall not commence earlier than September 8, 2026, (ii) if the Marketing Period has not been completed on or prior to December 18, 2026, the Marketing Period shall not commence earlier than January 4, 2027, (iii) if the Marketing Period has not been completed on or prior to August 20, 2027, the Marketing Period shall not commence earlier than September 7, 2027, (iv) June 19, 2026, July 3, 2026, November 26, 2026, November 27, 2026, May 31, 2027, June 19, 2027, July 2, 2027 and July 5, 2027 shall not count as Business Days for such 15 consecutive Business Day period (provided, however, that such exclusion shall not restart such period pursuant to this clause (iv)), (v) the Marketing Period shall be deemed to have been completed and automatically end on any earlier date on which the Debt Financing is consummated and Parent or its Affiliate shall have obtained the net proceeds contemplated thereby (including as a result of the issuance of debt into escrow) and (vi) the Marketing Period shall be deemed not to have commenced if, after the date of this Agreement and prior to the completion of such 15 consecutive Business Day period, (A) the Company’s auditor shall have withdrawn its audit opinion with respect to any annual audited financial statements constituting Required Information, in which case the Marketing Period shall not commence unless and until a new unqualified audit opinion is issued with respect to such financial statements for the applicable periods (or for financial statements for such other periods as may then constitute Required Information) by such auditor or another independent public accounting firm of recognized national standing, (B) the Company, the board of directors of the Company or the auditors of the Company shall have determined that a restatement of any historical financial information constituting Required Information is required, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed and the applicable Required Information has been amended to reflect such restatement (or such financial statements no longer constitute Required Information) or Parent, the Company or the board of directors of Company subsequently concludes that no restatement shall be required in accordance with U.S. GAAP, (C) the Required Information, when taken as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained in the Required Information, taken as a whole, not materially misleading in light of the circumstances under which such statements are made, in which case the Marketing Period shall not be deemed to commence unless and until such Required Information has been updated or supplemented so that there is no longer, when taken as a whole, any such untrue statement of material fact or omission to state any material fact necessary in order to make the statements contained therein not materially misleading, when taken as a whole, in light of the circumstances under which such statements are made or (D) the financial statements and other financial information included in the Required Information that are available to Parent on the first day of the Marketing Period would be deemed stale on any day during the Marketing Period or otherwise be unusable under customary practices for offerings of non-convertible, high yield debt securities issued under Rule 144A promulgated under the Securities Act. If at any time the Company shall in good faith believe that it has provided the Required Information and that the Required Information is Compliant and that the Marketing Period has commenced, the Company may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery and when it believes such period has commenced), in which case the Required Information will be deemed to have been delivered (and be Compliant) and the Marketing Period will be deemed to have commenced on the date of such notice, unless Parent in good faith reasonably believes the Marketing Period has not commenced (including as a result of clauses (A) through (D) above) and, within three (3) Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with reasonable specificity why Parent believes the Marketing Period has not commenced and what Required Information is required to be delivered to commence the Marketing Period or why the Required Information is not Compliant), following which the Required Information shall be deemed to have been received by Parent as soon as the Company delivers to Parent such specified portion of the Required Information (and the Marketing Period shall be deemed to have commenced at such time provided the Required Information is then Compliant); provided that (a) notwithstanding the foregoing, the delivery of the Required Information shall be satisfied at any time which (and so long as) Parent shall have actually received the Required Information, regardless of whether or when any such notice is delivered by the Company and (b) it is understood that the delivery of such written notice from Parent to the Company will not prejudice the Company’s right to assert that the Required Information has in fact been delivered, that such Required Information is Compliant and that the Marketing Period has commenced.
“Money Transmitter License” means any Permit obtained pursuant to Money Transmitter Requirements.
“Money Transmitter Requirements” shall mean any and all Laws relating or pertaining to the business of transmitting or remitting money, monetary value or virtual currency, electronic funds transfers, remittances, issuing or selling stored value, prepaid access or the like, issuing or selling payment instruments, the custody, transfer or exchange of money, monetary value or virtual currency, or any similar payment or money services, including those related to money, monetary value, virtual currency or other digital assets.
“NASDAQ” means the NASDAQ Global Select Market and any successor stock exchange.
“OFAC” means the Office of Foreign Assets Control of the United States Department of Treasury.
“Open Source Software” means any software that is distributed (i) as “free software” (as defined by the Free Software Foundation), (ii) as “open source software” or used pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses) or other license that substantially conforms to the Open Source Definition (opensource.org/osd), or (iii) under a license that requires (A) disclosure or distribution of source code, (B) licensing for the purpose of making derivative works, or (C) redistribution of software at no or nominal charge.
“Order” means any order, judgment, award, decision, decree, determination, injunction, ruling, settlement, stipulation, writ or assessment of any Governmental Entity (whether temporary, preliminary or permanent).
“Parent Material Adverse Effect” means any effect, change, event, circumstance, condition, occurrence or development that would or would reasonably be expected to, either individually or in the aggregate, prevent, materially delay or materially impair the ability of Parent or any of its Subsidiaries to consummate the Transactions.
“Parent Related Parties” means Parent, Merger Sub and the former, current and future directors, managers, officers, employees, agents, attorneys, auditors, financial auditors or other authorized representatives, Affiliates, Financing Sources, direct or indirect holders of any equity, controlling persons, members, managers, general or limited partners, shareholders and successors and assignees of each of Parent and Merger Sub and any of the foregoing’s respective former, current and future directors, managers, officers, employees, agents, attorneys, or other authorized representatives, Affiliates, Financing Sources, direct or indirect holders of any equity, controlling persons, members, managers, general or limited partners, shareholders and successors and assignees.
“Payment Network” means any payment network, payment system, card association, debit network, exchange, electronic payments or funds transfer network, or any other similar organization, association or network permitting businesses and/or consumers to engage in financial transactions using a credit, debit, or prepaid card or account, or a bank account, or having clearing or oversight responsibilities over such transactions, including Mastercard, Visa, Discover, Diners Club, Voyager, JCB, American Express, and the National Automated Clearing House Association.
“Permit” means any license, registration, franchise, certificate, variance, permit, certificate, registration, approval, Order, charter, consent, exemption, waiver or authorization of any Governmental Entity.
“Permitted Liens” means (i) statutory Liens securing payments not yet due, (ii) Liens for Taxes that are not due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the Leased

Property subject thereto or affected thereby or otherwise materially impair business operations at such properties, (iv) non-monetary Liens that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such Leased Property; (v) deposits to secure the performance of bids, Contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (vi) zoning, building codes and other land use laws affecting the use or occupancy of real property or the activities conducted thereon which are not violated in any material respect; (vii) Liens arising under securities laws and (viii) Liens arising under securities laws and (ix) non-exclusive licenses of Intellectual Property granted in the ordinary course of business.
“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature and shall be construed to include such Person’s successors and permitted assigns.
“Personal Information” means any data or information that, alone or in combination with other data or information, identifies or is capable of identifying an individual, device or household, or any other data or information that constitutes “personal data,” “protected health information,” “non-public personal information,” “personally identifiable information,” “personal information” or similar terms under any applicable Law.
“Privacy and Data Security Requirements” means all applicable (i) Laws, (ii) binding industry standards and frameworks, (iii) public or posted policies and terms of use, and (iv) obligations under Contracts, in each case, concerning the privacy, protection, availability, integrity, security or confidentiality of Personal Information.
“Proceedings” means any legal, judicial, administrative or arbitral actions, cause of action, claims (including any cross-claim or counterclaim), suits, charge, demand, litigation, order, mediation, complaint, hearing, dispute resolution, process, inquiry, criminal prosecution, investigation, audit, examination or proceeding (public or private) by or before a Governmental Entity (including any tribunal, civil, commercial, criminal, administrative, investigative, informal or appellate).
“Receivables” shall mean any and all amounts owing by cardholders on the applicable credit card Accounts, including amounts owed due to outstanding extensions of credit, billed interest and finance charges, accrued interest, and posted fees including returned checks, late payments, or otherwise, less the amount of any credit balances or other credits, returns, refunds or adjustments on such credit card Accounts.
“Registered” means registered with, issued by, renewed by or the subject of a pending application before any Governmental Entity or domain registry.
“Representatives” means, with respect to any Person, its officers, directors, employees, agents, financial advisors, consultants, legal counsel or other representatives and advisors, including the Financing Sources and their respective representatives.
“Required Information” means (a) all financial statements, financial data and audit reports regarding the Company and its Subsidiaries of the type customarily included in offering memoranda for offering(s) of non-convertible, high yield debt securities issued pursuant to Rule 144A promulgated under the Securities Act as contemplated by the Debt Commitment Letter, assuming that such offering(s) were consummated at the same time during the Company’s fiscal year as such offering(s) of debt securities will be made (including all audited financial statements (which, for the avoidance of doubt, will only include audited balance sheets as of December 31, 2025 and December 31, 2024, and the related consolidated statements of operations and comprehensive (loss) income, changes in equity, and cash flows for the fiscal years ended December 31, 2025 and December 31, 2024 and such audited consolidated financial statements for any subsequent fiscal year ending thereafter and on or prior to the date that is at least 90 days prior to the Closing Date and for the comparable period for the prior fiscal year) and all unaudited financial statements (which will have been reviewed by the Company’s independent auditors as provided in AU Section 722)) and (b) such other pertinent and customary information regarding the Company and its Subsidiaries (including their assets) (i) requested by Parent to the extent that such information is required in connection with the Debt Commitment Letter or the Debt Financing or of the type and form customarily included in offering memoranda for an offering of non-convertible, high-yield debt securities issued pursuant to Rule 144A promulgated under the Securities Act as contemplated by the Debt Commitment Letter or marketing documents used in connection with the Debt Financing including (A) the historical financial, business and other information of the Company and its Subsidiaries that is requested by Parent to the extent necessary to permit Parent to prepare (x) pro forma financial statements (provided, however, that the Company and its Subsidiaries shall have no obligation to prepare any pro forma financial statements), (y) “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and (z) to the extent reasonably requested by Parent for disclosure and reasonably reliable and readily available without unreasonable effort, “flash” or “recent developments” financial information, in the case of (x) and (y), in all material respects in compliance with the requirements of Regulation S-X under the Securities Act for registered offerings of securities on Form S-1 (or any successor form thereto) under the Securities Act (other than such provisions for which compliance is not customary in a Rule 144A offering of high yield debt securities), and for the periods (including for the twelve (12)-month period ending on the last day of the most recently completed fiscal quarter) customarily included in such offering memoranda and (B) all cost savings initiatives initiated or implemented by the Company or any of its Subsidiaries and any realized synergies or (ii) as otherwise necessary to receive from the Company’s independent auditors (and any other auditor to the extent that financial statements audited or reviewed by such auditors are or would be included in such offering memorandum) customary “comfort” (including “negative assurance” comfort and change period comfort), together with drafts of customary comfort letters that such independent auditors are prepared to deliver upon the “pricing” of any high-yield bonds being issued in connection with the Debt Financing, with respect to the financial information to be included in such offering memorandum. Notwithstanding anything to the contrary in this Agreement, nothing herein will require the Company or any of its Affiliates to provide (or be deemed to require any of them to prepare) any (A) pro forma financial information or pro forma financial statements, (B) description of all or any portion of the Debt Financing, including any “description of notes,” “plan of distribution” and information customarily provided by investment banks or their counsel or advisors in preparation of an offering memorandum for private placements of non-convertible, high-yield debt securities issued pursuant to Rule 144A promulgated under the Securities Act, (C) risk factors relating to Parent, the Merger, and all or any component of the Debt Financing, (D) (1) historical financial statements or other information required by Rule 3-05 (with respect to acquisitions made by the Company prior to the date hereof), Rule 3-09, Rule 3-10, Rule 3-16, Rule 13-01 or Rule 13-02 of Regulation S-X under the Securities Act, (2) any compensation discussion and analysis or other information required by Item 10, Item 402, Item 404 or Item 601 of Regulation S-K under the Securities Act, XBRL exhibits or any information regarding executive compensation or related persons related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A or (3) separate Subsidiary financial statements, (E) projections, (F) information regarding any post-Closing or pro-forma cost savings, synergies, capitalization or ownership desired to be incorporated into any information used in connection with the Debt Financing or (G) information not reasonably available to the Company or its Affiliates under their respective current reporting systems. The information described in clauses (A)-(G) of this definition is collectively referred to as the “Excluded Information.” The parties hereto agree that the filing by the Company with the SEC of an annual report on Form 10-K or a quarterly report on Form 10-Q that includes any annual audited financial statements or quarterly interim financial statements of the Company included in the Required Information will be deemed to satisfy any requirement to deliver to the Parent such financial statements and other included information as it relates to the Parent’s preparation of any pro forma financial statements, risk factors, or any “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure so long as such financial statements and other information otherwise comply with the requirements set forth in “Required Information” with respect thereto.
“Sanctioned Country” means at any time, any country, territory or region that is the subject or target of comprehensive sanctions or embargoes under Sanctions (currently, Cuba, Iran, North Korea, the Crimea, the non-government controlled areas of Kherson and Zaporizhzhia, the so-called Donetsk People’s Republic, and the Luhansk People’s Republic regions of Ukraine, and Syria until July 1, 2025).

“Sanctioned Person” means any Person that is (a) the subject or target of Sanctions; (b) listed on any Sanctions-related restricted party list issued by the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, any EU member state, or the United Kingdom; (c) located, organized, or resident in a Sanctioned Country; or (d) owned fifty percent (50%) or more or controlled by, or acting for the benefit of or on behalf of, any Person or Persons described in the foregoing clauses (a) through (c).
“Sanctions” means all Laws relating to economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the United States government (including by the U.S. Department of Treasury and the U.S. Department of State), the United Nations Security Council, the European Union, any EU member state, the United Kingdom).
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933.
“SRO” means (x) any “self-regulatory organization” as defined in Section 3(a)(26) of the Exchange Act and (y) any other United States or foreign self-regulatory organization or securities exchange, futures exchange, commodities exchange or contract market.
“Subsidiary” when used with respect to any Person, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.
“Tax” or “Taxes” means any federal, state, local, non-U.S. tax, charge, fee, levy, tariff or other like governmental assessment or charge in the nature of (or similar to) a tax, including all income, excise, gross receipts, ad valorem, profits, gains, real and personal property, capital stock, sales, transfer, use, registration, license, payroll, employment, social security, severance, unemployment, disability, stamp, occupation, withholding, custom, duties, premium, windfall profits, environmental, intangibles, franchise, backup withholding, value added, alternative or add-on minimum and estimated, whether disputed or not, together with all penalties and additions to tax and interest thereon.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.
“Trade Control Laws” means all applicable U.S., UK, EU, and other applicable import and export control Laws imposed or enforced in any other jurisdiction in which the Company or any of its Subsidiaries operate, including statutory and regulatory requirements under the Export Control Act of 2018, U.S. Arms Export Control Act (22 U.S.C. 2778), the International Traffic in Arms Regulations (22 C.F.R. pt. 120 et seq.), the Export Administration Regulations (15 C.F.R. pt. 730 et seq.), the UK Strategic Export Control Lists, Regulation (EU) 2021/821 of the European Parliament and of the Council of 20 May 2021 setting up a Union regime for the control of exports, brokering, technical assistance, transit and transfer of dual use items, and the customs and import Laws administered by U.S. Customs and Border Protection.
“Transactions” means the Merger and the other transactions contemplated by this Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.
PAYONEER GLOBAL INC.
By:
/s/ Bea Ordonez

Name: Bea Ordonez
Title:   Chief Financial Officer
[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.
NEON MAPLE PARENT INC.
By:
/s/ Philip Fayer

Name: Philip Fayer
Title:   Chairman and Chief Executive Officer
PANDA ACQUISITION SUB INC.
By:
/s/ Philip Fayer

Name:  Philip Fayer
Title:    President
[Signature Page to Merger Agreement]

ANNEX A
Requisite Regulatory Approvals
(see attached)

EXHIBIT A
Form of Certificate of Incorporation of Surviving Corporation
(see attached)

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
of
PAYONEER GLOBAL INC.
FIRST:   The present name of the corporation is Payoneer Global Inc. (the “Corporation”). The Corporation was incorporated under the name “New Starship Parent Inc.” by the filings of its original certificate of incorporation with the Secretary of State of the State of Delaware on January 29, 2021.
SECOND:   The address of the Corporation’s registered office in the State of Delaware is:   Corporation Service Company, 251 Little Falls Drive, in the City of Wilmington, New Castle County, Delaware 19808. The name of the Corporation’s registered agent at such address is Corporation Service Company.
THIRD:   The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law, as amended (the “DGCL”).
FOURTH:   The total number of shares of stock, which the Corporation shall have authority to issue, is one thousand (1,000) shares of common stock, par value $0.01 per share.
FIFTH:   The board of directors of the Corporation (the “Board”) is expressly authorized to adopt, amend or repeal the bylaws of the Corporation. Unless and except to the extent that the bylaws of the Corporation shall so require, the election of directors of the corporation need not be by written ballot.
SIXTH:   The duration of the Corporation shall be perpetual.
SEVENTH:   A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL. Any amendment, repeal or modification of this Seventh Article, by amendment or by operation of law, shall not adversely affect any rights or protections of or increase the liability of a director of the Corporation with respect to any acts or omissions of such director occurring prior to such amendment, repeal or modification.
EIGHTH:   The Corporation reserves the right to amend this Amended and Restated Certificate of Incorporation in any manner permitted by the DGCL and all rights and powers conferred upon stockholders, directors and officers herein are granted subject to this reservation.
NINTH:   Meetings of stockholders may be held within or outside of the State of Delaware, as the bylaws may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the bylaws of the Corporation. Elections of directors need not be by written ballot unless a stockholder demands election by written ballot at the meeting and before voting begins or unless the bylaws of the Corporation shall so provide.

Annex B
EXECUTION VERSION
CONFIDENTIAL
VOTING AND SUPPORT AGREEMENT
This Voting and Support Agreement (this “Agreement”) is made and entered into as of June 12, 2026, by and between Neon Maple Parent Inc., a corporation incorporated pursuant to the laws of Canada (“Parent”), and the persons whose names appear on the signature pages hereto (each a “Stockholder” and together, the “Stockholders”).
RECITALS
A.   Concurrently with the execution and delivery of this Agreement, Payoneer Global Inc., a Delaware corporation, Parent and Panda Acquisition Sub Inc., a Delaware corporation and a wholly-owned indirect Subsidiary of Parent (“Merger Sub”), are entering into that certain Agreement and Plan of Merger, dated as of June 12, 2026 (as it may be amended, supplemented or modified from time to time, the “Merger Agreement”) pursuant to which, among other things, Merger Sub will, subject to the terms and conditions therein, merge with and into the Company (the “Merger”), so that the Company is the surviving corporation in the Merger.
B.   As an inducement and condition for Parent to enter into the Merger Agreement, the Stockholders agree to enter into this Agreement with respect to all shares of common stock of the Company (“Common Stock”) that the Stockholders own, beneficially or of record as of the date hereof, and any additional shares of Common Stock that such Stockholders may acquire beneficial or record ownership of after the date hereof.
C.   As of the date hereof, the Stockholders are the beneficial or legal owners of record, and have either sole or shared voting power over, such number of shares of Common Stock as are indicated opposite each of their names on Schedule A attached hereto (together with any additional shares of Common Stock that the Stockholders may acquire “beneficial ownership” (as such term is defined in Rule 13d-3 under the Exchange Act) or record ownership of after the date hereof, the “Covered Shares”).
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:
1.   Definitions.   Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.
2.   Agreement to Not Transfer the Covered Shares.
2.1   No Transfer of Covered Shares.
(a)   Until the earlier to occur of (i) the Expiration Time (as defined below) and (ii) receipt of the Requisite Company Vote, the Stockholders agree not to Transfer or cause or permit the Transfer of any Covered Shares. Any Transfer or attempted Transfer of any Covered Shares in violation of this Section 2.1 shall be null and void and of no effect whatsoever.
(b)   For purposes of this Agreement, “Transfer” means (i) any direct or indirect offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (by operation of Law or otherwise), either voluntary or involuntary, or entry into any option or other Contract, arrangement or understanding with respect to any offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (by operation of Law or otherwise), of any Covered Shares or any interest in any Covered Shares (in each case other than this Agreement), (ii) the deposit of such Covered Shares into a voting trust, the entry into a voting agreement or arrangement (other than this Agreement) with respect to such

Covered Shares or the grant of any proxy or power of attorney (other than this Agreement) with respect to such Covered Shares, (iii) entry into any hedge, swap or other transaction or Contract which is designed to (or is reasonably expected to lead to or result in) a transfer of the economic consequences of ownership of any Covered Shares, whether any such transaction is to be settled by delivery of Covered Shares, in cash or otherwise, or (iv) any Contract or commitment (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i), (ii) or (iii) above. Notwithstanding anything to the contrary in this Agreement, any Stockholder may Transfer any or all of the Covered Shares, in accordance with applicable Law, (A) to such Stockholder’s Affiliates, (B) to any Person by will or the laws of descent and distribution, (C) to any spouse, lineal descendants, siblings or parents of such Stockholder by gift which is made to achieve the estate planning objectives of such Stockholder, (D) to any trust or similar entity or any corporation, limited liability company or partnership (1) substantially all of the economic interests of which are held by or for the benefit of such Stockholder or its spouse, lineal descendants, siblings or parents and (2) which is organized to achieve the estate planning objectives of such Stockholder, (E) under any existing stock sale plan adopted in accordance with Rule 10b5-1(c) under the Exchange Act for the sale of shares of Common Stock, (F) to any charitable organization that is tax exempt under Section 501(c)(3) of the Code or to a donor advised fund and (G) to satisfy any Tax liability incurred by such Stockholder in respect of vesting, exercise or settlement of Company Equity Awards held by such Stockholder; provided that, prior to and as a condition to the effectiveness of any such Transfer pursuant to the foregoing clauses (A) through (D) or, to the extent such Transfer by such Stockholder exceeds the number of Covered Shares specified for such Stockholder on its signature page hereto, (F), each Person to whom any of such Covered Shares or any interest in any of such Covered Shares is or may be transferred shall have executed and delivered to Parent a counterpart of this Agreement in a form reasonably acceptable to Parent pursuant to which such transferee shall be bound by all of the terms and provisions hereof, in which case such transferee shall be deemed a Stockholder hereunder. If any involuntary Transfer of any of the Covered Shares shall occur (including, but not limited to, a sale in any bankruptcy, a sale to a purchaser at any creditor’s or court sale or upon the death of such Stockholder pursuant to the terms of any trust or will of such Stockholder or by the applicable Laws of intestate succession), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Covered Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement.
2.2   Update of Beneficial Ownership Information.   Promptly following the written request of Parent, or upon a Stockholder’s acquisition of beneficial ownership or record ownership of additional shares of Common Stock after the date hereof, such Stockholder will send to Parent a written notice setting forth the number of Covered Shares beneficially owned by such Stockholder and indicating the capacity in which such Covered Shares are owned.
3.   Agreement to Vote the Covered Shares.
3.1   Until the Expiration Time, at every meeting of the Company’s stockholders at which any of the following matters are to be voted on (and at every adjournment or postponement thereof), and on any action or approval of the Company’s stockholders by written consent with respect to any of the following matters, the Stockholders shall vote (including via proxy) the Covered Shares (or cause the holder of record on any applicable record date to vote (including via proxy) the Covered Shares):
(a)   in favor of the approval of the Merger Agreement and the Transactions; and
(b)   against (i) any action or agreement that would reasonably be expected to result in a breach of the Merger Agreement by the Company or result in any condition set forth in Article VII of the Merger Agreement not being satisfied prior to the Outside Date, (ii) any Acquisition Proposal, or any other proposal made in opposition to, in competition with, or inconsistent with the Merger Agreement and the Transactions and (iii) any other action, agreement or proposal which would reasonably be expected to delay, postpone or adversely affect in any material respect the Company’s ability to consummate the Merger and the Transactions.
For the avoidance of doubt, except with respect to the matters set forth in this Section 3.1, the Stockholders do not have any obligation to vote the Covered Shares in any particular manner and, with respect to matters other than the matters set forth in this Section 3.1, each Stockholder shall be entitled to vote the Covered Shares in its sole discretion.
3.2   Until the Expiration Time, at every meeting of the Company’s stockholders (and at every adjournment or postponement thereof), the Stockholders shall be represented in person or by proxy at such meeting (or cause the holders of record on any applicable record date to be represented in person or by proxy at such meeting) in order for the Covered Shares to be counted as present for purposes of establishing a quorum.
4.   Waiver of Appraisal Rights.   Solely with respect to the Merger Agreement and the Transactions, each Stockholder hereby waives all dissenters’ or appraisal rights under Section 262 of the DGCL with respect to all Covered Shares.
5.   No Legal Action.   The Stockholders shall not, and shall direct their respective Representatives not to, bring, commence, institute, maintain, prosecute or voluntarily aid any claim, appeal, or proceeding (derivative or otherwise) which (a) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement or the Merger Agreement (including any claims seeking to enjoin or delay the Closing), (b) alleges that the execution and delivery of this Agreement by the Stockholders (or their performance hereunder) breaches any fiduciary duty of the Company Board (or any member thereof) or any duty that such Stockholders have (or may be alleged to have) to the Company or to the other holders of the Common Stock or (c) to the fullest extent permitted under applicable Law, alleges any breach of duty of the Company Board (or any member thereof) in connection with the Merger Agreement and the Transactions.
6.   Fiduciary Duties.   Each Stockholder is entering into this Agreement solely in its, his or her capacity as the record holder or beneficial owner of such Stockholder’s Covered Shares. Nothing in this Agreement shall limit any actions taken by any of such Stockholder’s or its, his or her Affiliates’ designee(s) or beneficial owner(s) serving on the Company Board or any such Stockholder in his or her capacity as a director, officer or employee of the Company, including from complying with his or her fiduciary obligations while acting in such capacity as a director, officer or employee of the Company.
7.   Representations and Warranties of the Stockholders.   Each Stockholder hereby severally, and not jointly, represents and warrants to Parent that:
7.1   Due Authority.   Such Stockholder has the full power and capacity to make, enter into and carry out the terms of this Agreement. If the Stockholder is an entity, such Stockholder that is an entity is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of formation. Such Stockholder has the power and authority to enter into and perform this Agreement and any instruments or other documents executed pursuant hereto. This Agreement and any instruments or other documents executed pursuant hereto, and the execution, delivery and performance hereof and thereof have been duly authorized and approved by all necessary corporate action on the part of such Stockholder (if applicable). This Agreement and the instruments and documents executed pursuant hereto constitutes, or when executed will constitute (assuming due authorization, execution and delivery of this Agreement and the instruments and documents executed pursuant hereto by the other parties thereto), the valid and binding obligations of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as enforcement may be limited by the Enforceability Exceptions.
7.2   Ownership of the Covered Shares.   (a) Such Stockholder is, as of the date hereof, the beneficial or record owner of the Covered Shares indicated on Schedule A hereto opposite such Stockholder’s name, free and clear of any and all Liens, other than those created by this Agreement, applicable federal or state securities laws, or as disclosed on Schedule A and (b) such Stockholder has sole voting power over all of the Covered Shares beneficially owned by such Stockholder. Such

Stockholder has not entered into any agreement to Transfer any Covered Shares. As of the date hereof, such Stockholder does not own, beneficially or of record, any shares of Common Stock or other voting shares of the Company (or any securities convertible, exercisable or exchangeable for, or rights to purchase or acquire, any shares of Common Stock or other voting shares of the Company) other than the shares of Common Stock set forth on Schedule A opposite such Stockholder’s name.
7.3   No Conflict; Consents.
(a)   The execution and delivery of this Agreement and any instruments or other documents executed pursuant hereto by such Stockholder do not, and the consummation of the transactions contemplated by this Agreement will not, (i) constitute a breach or violation of or default under any Law, (ii) violate, conflict with, result in a breach of any provision or the loss of any benefit under, constitute a default (or an event that with notice, or lapse of time, or both, would constitute a default under), result in the termination or a right of termination or cancellation under or accelerate the performance required by, any of the terms or conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease agreement or other instrument or obligation to which such Stockholder is party, or by which it or its properties or assets are bound, or (iii) constitute a breach or violation of or a default under the Constituent Documents of such Stockholder (if applicable).
(b)   No such Stockholder, nor any of such Stockholder’s Affiliates (excluding, for the avoidance of doubt, the Company and its Subsidiaries), is required to obtain any order, permit, consent, approval or authorization of, nor required to make any notice, report, declaration or filing with, any Governmental Entity or other third-party in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.
7.4   Absence of Litigation.   There is no legal action pending against, or, to the knowledge of such Stockholder, threatened against or affecting such Stockholder that could reasonably be expected to materially impair or materially adversely affect the ability of such Stockholder to perform such Stockholder’s obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.
8.   Representations and Warranties of Parent.   Parent hereby represents and warrants to the Stockholders that:
8.1   Due Authority.   Parent is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of formation. Parent has the power and authority to enter into and perform this Agreement and any instruments or other documents executed pursuant hereto. This Agreement and any instruments or other documents executed pursuant hereto, and the execution, delivery and performance hereof and thereof have been duly authorized and approved by all necessary corporate action on the part of Parent. This Agreement and the instruments and documents executed pursuant hereto constitutes, or when executed will constitute (assuming due authorization, execution and delivery of this Agreement and the instruments and documents executed pursuant hereto by the other parties thereto), the valid and binding obligations of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by Enforceability Exceptions.
8.2   No Conflict; Consents.
(a)   The execution and delivery of this Agreement and any instruments or other documents executed pursuant hereto by Parent do not, and the consummation of the transactions contemplated by this Agreement will not, constitute: (i) a breach or violation of or default under any Law, which breach, violation or default would reasonably be expected to materially impede, delay or prevent Parent from entering into this Agreement or have a material adverse effect on Parent’s ability to timely consummate the transactions contemplated hereby or perform its obligations hereunder, or (ii) a breach or violation of or a default under the Constituent Documents of Parent.

(b)   Neither Parent, nor any of its Affiliates, is required to obtain any order, permit, consent, approval or authorization of, nor required to make any notice, report, declaration or filing with, any Governmental Entity or other third-party in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.
8.3   Absence of Litigation.   There is no legal action pending against, or, to the knowledge of Parent, threatened against or affecting Parent that could reasonably be expected to materially impair or materially adversely affect the ability of Parent to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.
9.   Miscellaneous.
9.1   No Ownership Interest.   Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholders, and Parent shall have no authority to direct the Stockholders in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.
9.2   Certain Adjustments.   In the event of a stock split, stock dividend or distribution, or any change in the Common Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Common Stock” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.
9.3   Amendments and Modifications.   This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the parties hereto.
9.4   Third Party Beneficiaries.   This Agreement is not intended to and shall not confer any rights or remedies upon any Person other than the parties hereto; provided, that the parties hereto acknowledge and agree that the Company is an intended beneficiary under this Agreement.
9.5   Expenses.   All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.
9.6   Notices.   All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by e-mail transmission (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
If to any of the Stockholders listed on Schedule A, as specified in the notice provided on Schedule A;
and if to Parent, to:
Neon Maple Parent Inc.
199 Bay Street
Toronto, ON M5L 1A9
Attention:
Lindsay Matthews

Email:
and
Nuvei Corporation
1100 Rene-Levesque West, Suite 900
Montreal, Quebec, H3B 4N4
Attention:
Lindsay Matthews

Email:

with a copy (which shall not constitute notice) to:
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention:
Marni Lerner
Ravi Purushotham
Louis Argentieri

Email:
9.7   Governing Law; Jurisdiction.
(a)   This Agreement shall be governed by and interpreted and construed in accordance with the Laws of the State of Delaware applicable to agreements made and to be performed entirely within the State of Delaware, without regard to any applicable conflicts of law principles.
(b)   Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated by this Agreement or the Merger Agreement exclusively in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising out of or related to this Agreement or the transactions contemplated by this Agreement or the Merger Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is delivered personally at such party’s address set forth in Section 9.6.
9.8   Waiver of Jury Trial.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.8.
9.9   Specific Performance.   The parties hereto agree that if any of the provisions of this Agreement were not to be performed as required by their specific terms or were to be otherwise breached irreparable damage will occur, no adequate remedy at law would exist and damages would be difficult to determine, and that such parties shall be entitled, without the necessity of posting a bond or other security, to an injunction or injunctions to prevent breaches, and to specific performance of the terms, of this Agreement, in addition to any other remedy at law or equity.
9.10   Entire Agreement.   This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter. For the avoidance of doubt, nothing in this Agreement shall be deemed to amend, alter or modify, in any respect, any of the provisions of the Merger Agreement.
9.11   Reliance.   The Stockholders understand and acknowledge that Parent is entering into the Merger Agreement in reliance upon the Stockholders’ execution and delivery of this Agreement.
9.12   Interpretation.   This Agreement and any documents or instruments delivered pursuant hereto or in connection herewith shall be construed without regard to the identity of the person who drafted the various provisions of the same. Each and every provision of this Agreement and such other documents and instruments shall be construed as though all of the parties participated equally in the drafting of the same. Consequently, the parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable either to this Agreement or such other documents and instruments. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, all references to “dollars” or “$” are to United States dollars. References to a party or to the parties to this Agreement refers to the Parent and the Stockholders, individually or collectively, as the case may be.
9.13   Assignment.   Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other party.
9.14   Severability.   Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.
9.15   Counterparts.   This Agreement may be executed in counterparts (including by “.pdf”, “DocuSign” or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
9.16   Termination.   This Agreement shall automatically terminate without further action by any of the parties hereto and shall have no further force or effect as of the earliest to occur of the following: (a) the Effective Time, (b) such date and time as the Merger Agreement shall be validly terminated pursuant to Article VIII thereof or (c) such date and time of any amendment, modification, change or waiver of any provision of the Merger Agreement (i) that reduces the amount or changes the form of the Merger Consideration (other than adjustments in accordance with the terms of the Merger Agreement) or (ii) in a manner adverse in any material respect to any Stockholder (the earliest to occur of such times, the “Expiration Time”).
[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the date and year first above written.
NEON MAPLE PARENT INC.
By:

Name:
Title:
[Signature Page to Voting and Support Agreement]

STOCKHOLDERS:
[•]
By:

Name:
Title:
[Signature Page to Voting and Support Agreement]

SCHEDULE A
Name	Address for Notice	Covered Shares

Total:

Annex C
June 12, 2026
Board of Directors
Payoneer Global Inc.
195 Broadway
27th Floor
New York, New York 10007
Members of the Board:
We understand that Payoneer Global Inc., a Delaware corporation (the “Company”), Neon Maple Parent Inc., a corporation incorporated pursuant to the laws of Canada (“Parent”), and Panda Acquisition Sub Inc., a Delaware corporation and a wholly owned direct or indirect subsidiary of Parent (“Merger Sub” and, together with Parent, the “Parent Parties”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”). The Company will be the surviving entity in the Merger, and from and after the effective time of the Merger, will be a wholly owned subsidiary of Parent. Pursuant to the Merger, each share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) that is issued and outstanding as of immediately prior to the effective time of the Merger, other than (a) shares of Company Common Stock held by the Company or Parent or its subsidiaries and (b) Dissenting Shares (as such term is defined in the Merger Agreement), will be cancelled and automatically converted into the right to receive $7.40 per share in cash, without interest (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.
You have asked for our opinion as to whether the Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of Company Common Stock (other than the Parent Parties or any affiliate of the Parent Parties) (the “Holders”), is fair, from a financial point of view, to such Holders.
For purposes of the opinion set forth herein, we have reviewed a draft of the Merger Agreement, dated June 12, 2026 (the “Draft Merger Agreement”), certain related documents and certain publicly available financial statements and other business and financial information of the Company. We have also reviewed certain forward-looking information relating to the Company prepared by the management of the Company, including financial projections and operating data of the Company (the “Company Projections”). Additionally, we discussed the past and current operations and financial condition and the prospects of the Company with senior management of the Company, and participated in and advised the Company on, certain of the negotiations relating to the Merger. We also reviewed the historical market prices and trading activity for Company Common Stock and compared the financial performance of the Company and the prices and trading activity of Company Common Stock with that of certain other selected publicly-traded companies and their securities. In addition, we reviewed the financial terms, to the extent publicly available, of selected acquisition transactions, participated in certain discussions and negotiations among representatives of the Company, Parent and their respective financial and legal advisors and performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.
In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to, or discussed with, us by the Company. With respect to the Company Projections, we have been

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advised by the management of the Company, and have assumed based on discussions with the management and the Board of Directors of the Company, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company and other matters covered thereby. We express no view as to such Company Projections or the assumptions on which they were based. We have assumed that the terms of the Draft Merger Agreement will not differ materially from the final executed Merger Agreement, and that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, without any modification, waiver or delay of any terms or conditions. In addition, we have assumed that in connection with the receipt of all the necessary approvals of the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on the Company or the contemplated benefits expected to be derived in the proposed Merger. We have relied upon, without independent verification, the assessment of the Company and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. We have not made any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or its affiliates nor have we been furnished with any such evaluation or appraisal. In addition, we have relied, without independent verification, upon the assessment of the management of the Company as to the existing and future technology and products of the Company and the risks associated with such technology and products.
We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a portion of which has been earned, and a further portion of which will become payable upon delivery of this opinion. We will receive an additional, larger fee if the Merger is consummated. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities arising out of our engagement. During the two-year period prior to the date hereof, no material relationship existed between Qatalyst Partners or any of its affiliates, on the one hand, and the Company, Parent, Advent International (“Advent”), Novacap Management (“Novacap”) or Caisse de depot et placement du Quebec (“CDPQ”), on the other hand, pursuant to which compensation was received by Qatalyst Partners or its affiliates. Qatalyst Partners and/or its affiliates may in the future provide investment banking and other financial services to the Company, Parent, Advent, Novacap, CDPQ and/or their respective affiliates for which we would expect to receive compensation.
Qatalyst Partners provides investment banking and other services to a wide range of entities and individuals, domestically and offshore, from which conflicting interests or duties may arise. In the ordinary course of these activities, affiliates of Qatalyst Partners may at any time hold long or short positions, and may trade or otherwise effect transactions in debt or equity securities or loans of the Company, Parent, Advent, Novacap, CDPQ or certain of their respective affiliates.
This opinion has been approved by our opinion committee in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent. This opinion does not constitute a recommendation as to how stockholders of the Company should vote with respect to the Merger or any other matter and does not in any manner address the price at which Company Common Stock will trade at any time.
Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion. Our opinion does not address the underlying business decision of the Company to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to the Company. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Merger Agreement, the Merger or any of the other transactions contemplated by the Merger Agreement, including, without limitation, the structure or form of the Merger, or any other agreements or arrangements contemplated by the Merger Agreement or entered into in connection with or otherwise contemplated by the Merger or any of the other transactions contemplated by the Merger Agreement, including, without limitation, the fairness of the Merger or any other term or aspect of the Merger or any of the other transactions contemplated by the Merger Agreement to, or any consideration to be received in connection therewith by, or the impact of the Merger or any of the other transactions contemplated by the Merger Agreement on, the holders (other than the Holders) of any class of securities, creditors or other constituencies of the Company or any other party. Our opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be received by the Holders pursuant to, and in accordance with, the terms of the Merger Agreement, and we express no opinion with respect to the fairness of the amount or nature of the compensation to any of the officers, directors or employees of the Company or any of its affiliates, or any class of such persons, relative to such consideration.
Based on and subject to the foregoing, we are of the opinion on the date hereof that the Merger Consideration to be received by the Holders pursuant to, and in accordance with, the terms of the Merger Agreement, is fair, from a financial point of view, to such Holders.
Yours faithfully,
/s/ Qatalyst Partners LP
QATALYST PARTNERS LP

PAYONEER GLOBAL INC.195 BROADWAY, 27TH FLOORNEW YORK, NY 10007SCAN TOVIEW MATERIALS & VOTEVOTE BY INTERNETBefore The Meeting - Go to www.proxyvote.com or scan the QR Barcode aboveUse the Internet to transmit your voting instructions and for electronic delivery of informationup until 11:59 P.M. Eastern Time on September 13, 2026. Have your proxy card in hand whenyou access the web site and follow the instructions to obtain your records and to create anelectronic voting instruction form.During The Meeting - Go to www.virtualshareholdermeeting.com/PAYO2026SMYou may attend the meeting via the Internet and vote during the meeting. Have the informationthat is printed in the box marked by the arrow available and follow the instructions.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M.Eastern Time on September 13, 2026. Have your proxy card in hand when you call and thenfollow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope wehave provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way,Edgewood, NY 11717. Your proxy card must be received by 11:59 P.M. Eastern Timeon September 13, 2026.TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:T02690-S47304KEEP THIS PORTION FOR YOUR RECORDSTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.DETACH AND RETURN THIS PORTION ONLYPAYONEER GLOBAL INC.The Board of Directors recommends you vote FOR Proposals 1, 2 and 3.For Against Abstain1. To adopt the Agreement and Plan of Merger, dated as of June 12, 2026 (such agreement, as it may be amended from time to time, is referred to asthe “Merger Agreement”), among Payoneer Global Inc. (referred to as “Payoneer”), a Delaware corporation, Neon Maple Parent Inc., a corporationincorporated pursuant to the laws of Canada (referred to as “Nuvei Parent”), and Panda Acquisition Sub Inc., a Delaware corporation and wholly ownedindirect subsidiary of Nuvei Parent (referred to as “Merger Sub”), and the transactions contemplated thereby, including the merger of Merger Sub withand into Payoneer (referred to as the “Merger”), with Payoneer surviving the Merger as a wholly owned subsidiary of Nuvei Parent, upon the terms andsubject to the conditions of the Merger Agreement.2. To approve on an advisory (non-binding) basis the compensation that may be paid or become payable to Payoneer’s named executive officers that isbased on or otherwise relates to the Merger Agreement and the transactions contemplated thereby.3. To approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve theMerger Agreement Proposal at the time of the Special Meeting.NOTE: The proxy holders will vote in their discretion on such other business as may properly come before the meeting or any adjournment or postponementthereof.You may attend the meeting and vote during the meeting when the polls are open via the Internet. We recommend, however, that you vote before the meetingeven if you plan to participate in the meeting. When voting, have the information that is printed in the box marked by the arrow and follow instructions.NOTE: Please sign as name(s) appear(s) hereon. Joint owners should each sign. When signingas attorney, executor, administrator, trustee or guardian, please give full title as such. Jointowners should each sign personally. All holders must sign. If a corporation or partnership,please sign in full corporate or partnership name by authorized officer.Signature [PLEASE SIGN WITHIN BOX] DateSignature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:The Proxy Statement is available at www.proxyvote.com.T02691-S47304PAYONEER GLOBAL INC.SPECIAL MEETING OF STOCKHOLDERSSEPTEMBER 14, 2026 AT 9:00 A.M. EASTERN TIMETHIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORSOF PAYONEER GLOBAL INC.The undersigned hereby appoints John Caplan and Beatrice (Bea) Ordonez (the “Proxies”), and each of them, withpower to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them torepresent and vote, as provided on the other side, all the shares of Common Stock of Payoneer Global Inc. (the “Company”) whichthe undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before theSpecial Meeting of Stockholders of the Company to be held on September 14, 2026 at 9:00 A.M. Eastern Time or any adjournmentthereof, with all powers which the undersigned would possess if present at the meeting.THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BYTHE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FORPROPOSALS 1, 2 AND 3, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAYPROPERLY COME BEFORE THE MEETING.(Continued and to be marked, dated and signed, on the other side)